As filed with the Securities and Exchange Commission on January 22, 2026.

Registration No. 333-[•]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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Unitrend Entertainment Group Limited
(Exact name of registrant as specified in its charter)

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Not Applicable
(Translation of Registrant’s name into English)

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Cayman Islands	7822	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Suite 1508, Tower B, Wentelai Center,
1 Xidawang Road,
Chaoyang District, Beijing 100026
People’s Republic of China
Telephone: 010-6441-0086
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1 800-221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:

Fang Liu, Esq. VCL Law LLP 1945 Old Gallows Road, Suite 260 Vienna, VA 22182 Telephone: +1 (703) 919-7285	Lawrence S. Venick, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place, Central Hong Kong SAR Telephone: +852-3923-1111

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Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED January 22, 2026

Unitrend Entertainment Group Limited

3,750,000 Class A Ordinary Shares

This is an initial public offering of 3,750,000 Class A ordinary shares with a par value of $0.0000002 per share, in the capital of Unitrend Entertainment Group Limited (“Unitrend”), an exempted company with limited liability incorporated under the laws of Cayman Islands. Prior to this offering, there has been no public market for our Class A ordinary shares. This offering is being made on a firm commitment basis. We expect the initial public offering price will be in the range of $4.00 to $5.00 per share.

We have applied to have our Class A ordinary shares listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “INHI.” The initial public offering is contingent upon receiving authorization to list our Class A ordinary shares on Nasdaq. There is no guarantee or assurance that the Class A ordinary shares will be approved for listing on Nasdaq. This prospectus is an offer to sell only the Class A ordinary shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for Ordinary Shares is made to the public in the Cayman Islands.

Upon the completion of this offering, our issued and outstanding share capital will consist of 19,264,150 Class A ordinary shares with a par value of $0.0000002 per share and 4,485,850 Class B ordinary shares with a par value of $0.0000002 per share, assuming the underwriters do not exercise their option to purchase additional Class A ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for certain voting and conversion rights. Each Class A ordinary share will be entitled to one (1) vote on all matters subject to a vote on a poll at general meetings of Unitrend, and each Class B ordinary share shall be entitled to thirty (30) votes on all matters subject to a vote on a poll at general meetings of Unitrend. Each Class B ordinary share shall be convertible into one (1) Class A ordinary share at any time at the option of the holder thereof. Class A ordinary shares shall not be convertible into Class B ordinary shares under any circumstances. For more detailed description of risks related to the dual-class structure, please see “Risk Factors — Risks Related to Our Class A Ordinary Shares and This Offering — The dual-class structure of our share capital has the effect of concentrating voting power with the holder of Class B ordinary shares, which will limit your ability to influence the outcome of important transactions, including a change in control” on page 51 for more information.

Additionally, upon the completion of this offering, we will be a “controlled company” as defined under corporate governance rules of Nasdaq Stock Market, because our founder and chief executive officer, Mr. Bin Feng, will beneficially own all of our then-issued and outstanding Class B ordinary shares and will be able to exercise approximately 87.48% of the total voting power of our issued and outstanding ordinary shares immediately after the consummation of this offering, assuming the underwriters do not exercise its option to purchase additional Class A ordinary shares. Mr. Bin Feng will have the ability to control or significantly influence the outcome of most (or all, as applicable) matters requiring approval by shareholders after the offering. We do not currently plan to utilize the exemptions from certain corporate governance rules available for controlled companies after we complete this offering. For further information, see “Principal Shareholders.” For more detailed description of risks related to being a “controlled company,” see “Risk Factors — Risks Related to Our Business and Industry — We will be a ‘controlled company’ within the meaning of the Nasdaq Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies” on page 56 for more information.

Unitrend is an “emerging growth company” as used in the Jumpstart Our Business Startups Act of 2012, and as such, Unitrend has elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings. As a result, our financial statements may not be comparable to the financial statements of issuers which are required to comply with the effective dates for new or revised accounting standards applicable to public companies. This may make affect the quality of our disclosure and make our Class A ordinary shares less attractive to investors. See “Risk Factors” and “Prospectus Summary — Implications of Our Being an Emerging Growth Company” for additional information.

Investing in our Class A ordinary shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” starting on page 26 to read about factors you should consider before buying the Ordinary Shares.

Unitrend is not a Chinese operating company, but a holding company incorporated under the laws of Cayman Islands. This is an offering of securities of Unitrend, the offshore holding company. As a holding company with no material operations of its own, Unitrend conducts substantially all of its operations through our wholly owned subsidiary Beijing Heli Fashion Technology Co., Ltd. (“WFOE”). WFOE conducts substantially all of its operations through (1) Beijing INHI Culture Media Co., Ltd. (“INHI”), a limited liability company established under PRC law and is wholly owned by WFOE, and (2) contractual arrangements with Beijing Hexi Weiye Culture Media Co., Ltd. (“VIE”) and its individual registered shareholders. Investors in our securities are purchasing equity interest in Unitrend, a holding company incorporated in the Cayman Islands with business operations in China and therefore, investors may never hold equity interests in the VIE. The VIE structure is used to provide investors with exposure to foreign investment in China-based companies where Chinese law prohibits direct foreign investment in the VIE. Interests held through contractual arrangements are different from equity interest, thus our corporate structure is subject to risks relating to our contractual arrangements with the VIE and its individual shareholders. Such contractual arrangements have not been tested in any of the PRC courts. There are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules relating to these contractual arrangements. If the PRC government finds these contractual arrangements non-compliant with the restrictions on direct foreign investment in the relevant industries, or if the relevant PRC laws, regulations, and rules or the interpretation thereof change in the future, we could be subject to severe penalties or be forced to relinquish our interests in the VIE or forfeit our rights under the contractual arrangements. If the corporate structure is found to be non-compliant, which would likely result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless. If we are unable to claim our right to control the assets of the VIE, our Class A ordinary shares may decline in value as we hold interests in the VIE. Investors in our Class A ordinary shares face uncertainty about potential future actions by the PRC government, which could affect the enforceability of our contractual arrangements with the VIE and, consequently, significantly affect the financial condition and results of operations of Unitrend. See “Risk Factors — Risks Related to Our Corporate Structure — Unitrend is a Cayman Islands exempted company with operations in China partially through its wholly-owned subsidiaries and partially through contractual arrangements with the VIE and its shareholders. Investors thus are not purchasing, and may never directly hold, equity interests in the VIE. There are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules relating to the agreements that establish the VIE structure, including potential future actions by the PRC government, which could affect the enforceability of our contractual arrangements with the VIE and its shareholders and, consequently, significantly affect the financial condition and results of operations of Unitrend. If the PRC government finds such agreements non-compliant with relevant PRC laws, regulations, and rules, or if these laws, regulations, and rules or the interpretation thereof change in the future, we could be subject to severe penalties or be forced to relinquish our interests in the VIE, which may materially and adversely affect our and the VIE’s operations and the value of your investment.” on page 32 for additional information.

As we conduct substantially all of the operations in mainland China, we are subject to legal and operational risks associated with having substantially all of the operations in mainland China, which could result in a material change in the operations and/or cause the value of our Class A ordinary shares to significantly decline or become worthless and affect our ability to offer or continue to offer securities to investors. Recently, the Chinese government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. See “Risk Factors — Risks Related to Doing Business in China — Uncertainties with respect to the PRC legal system, including uncertainties regarding the interpretation and enforcement of laws, and sudden or unexpected changes of PRC laws and regulations with little advance notice could adversely affect us and limit the legal protections available to you and us, and the Chinese government may exert more oversight and control over offerings that are conducted overseas, which changes could materially hinder our ability to offer or continue to offer our securities, and cause the value of our securities to significantly decline or become worthless.” on page 42 for additional information.

On February 17, 2023, the China Securities Regulatory Commission, or the CSRC, announced the Circular on the Administrative Arrangements for Filing of Securities Offering and Listing by Domestic Companies, or the Circular, and released a set of new regulations which consists of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines which came into effect on March 31, 2023. The Trial Measures refine the regulatory system by subjecting both direct and indirect overseas offering and listing activities to the CSRC filing-based administration. Requirements for filing entities, time points and procedures are specified. The Trial Measures apply to overseas securities offerings and/or listings conducted by (i) companies incorporated in the People’s Republic of China (“PRC”), or PRC domestic companies, directly and (ii) companies incorporated overseas with operations primarily in the PRC and valued on the basis of interests in PRC domestic companies, or indirect offerings. Where a PRC domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. The Trial Measures also lay out requirements for the reporting of material events. Breaches of the Trial Measures, such as offering and listing securities overseas without fulfilling the filing procedures, shall bear legal liabilities, including a fine between RMB 1.0 million (approximately $150,000) and RMB 10.0 million (approximately $1.5 million), and the Trial Measures heighten the cost for offenders by enforcing accountability with administrative penalties and incorporating the compliance status of relevant market participants into the Securities Market Integrity Archives.

According to the Trial Measures and the Circular, initial public offerings or listings in overseas markets shall be filed with the CSRC within three (3) working days after the relevant application is submitted overseas. The companies that have submitted valid applications for overseas issuance and listing but have not been approved by overseas regulatory authorities or overseas stock exchanges at the date of effectiveness of the Trial Measures can reasonably arrange the timing of filing applications and should complete the filing before the overseas issuance and listing. Accordingly, we had designated INHI as the liable entity and submitted initial documents in connection with this offering and our listing on the Nasdaq Capital Market to the CSRC on January 23, 2024, and we have been in the filing process with the CSRC. We have completed the filing with the CSRC in connection with this offering, and the CSRC published the notification of its approval of our completion of the required filing procedures on February 26, 2025. In accordance with the CSRC notification, we are required to report the offering and listing status to the CSRC within 15 business days from our completion of our offering. If we fail to complete this offering within 12 months from the issuance date of notification, and the offering is still under progress, we are required to update the filing materials with the CSRC. If the filing procedure with the CSRC under the Trial Measures is required for any future offerings or any other capital raising activities, we cannot assure you that we will be able to complete such filings in a timely manner, or even at all. Any failure by us to comply with such filing requirements under the Trial Measures may result in an order to rectify, warnings and fines against us and could materially hinder our ability to offer or to continue to offer our securities. In addition, changes in the legal, political and economic policies of the Chinese government, the relations between China and the United States, or Chinese or U.S. regulations may materially and adversely affect our business, financial condition and results of operations. Any such changes could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors, and could cause the value of our securities to significantly decline or become worthless.

As of the date of this prospectus, we have not received any formal inquiry, notice, warning, sanction, or objection from the CSRC with respect to this offering. As the Circular and Trial Measures were newly published and there exists uncertainty with respect to the filing requirements and their implementation, we cannot be sure that we will be able to complete such filings in a timely manner, or at all. Any failure or perceived failure of us to fully comply with such new filing requirements under the Trial Measures may result in forced rectification, warnings and fines against us and could significantly hinder our ability to offer or continue to offer securities.

On February 24, 2023, the CSRC, Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China jointly revised the Provisions on Strengthening Confidentiality and Archives Administration in Overseas Issuance and Listing of Securities (the “Confidentiality and Archives Administration Provisions”), which came into effect on March 31, 2023. The Confidentiality and Archives Administration Provisions require that, overseas listed PRC domestic enterprises, as well as those to be listed, shall establish the confidentiality and archives system, and shall complete approval and filing procedures with competent authorities, if such PRC domestic enterprises or their overseas listing entities provide or publicly disclose documents or materials involving state secrets and work secrets of PRC government agencies to relevant securities companies, securities service institutions, overseas regulatory agencies and other entities and individuals.

On December 28, 2021, thirteen governmental departments of the PRC, including the Cyberspace Administration of China (the “CAC”), issued the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures provide that an online platform operator, which possesses personal information of at least one million users, must apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries. Because the current operations do not possess personal information from more than one million users at this moment, we do not believe that we are subject to the cybersecurity review by the CAC. In addition, as of the date of this prospectus, we have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor have we received any inquiry, notice, or sanction related to cybersecurity review under the Cybersecurity Review Measures.

As advised by our PRC counsel, East & Concord Partners, as of the date of this prospectus, apart from the filing with the CSRC as per requirement of the Trial Measures, no any other effective laws or regulations in the PRC explicitly require us to seek approval from the CSRC or any other PRC governmental authorities for our overseas listing plan, nor has our Company or any of our subsidiaries received any inquiry, notice, warning or sanctions regarding our planned overseas listing from the CSRC or any other PRC governmental authorities. However, since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. national stock exchange. Any change in the PRC laws and regulations could result in a material change in our operations or the value of our Class A ordinary shares or significantly limit or completely hinder our ability to offer or continue to offer our Class A ordinary shares to investors and cause the value of our Class A ordinary shares to significantly decline or become worthless. See “Risk Factors — Risks Related to Doing Business in China — Uncertainties with respect to the PRC legal system, including uncertainties regarding the interpretation and enforcement of laws, and sudden or unexpected changes of PRC laws and regulations with little advance notice could adversely affect us and limit the legal protections available to you and us, and the Chinese government may exert more oversight and control over offerings that are conducted overseas, which changes could materially hinder our ability to offer or continue to offer our securities, and cause the value of our securities to significantly decline or become worthless.” on page 42 for additional information.

Notwithstanding the legal and operational risks associated with operations in mainland China, we believe, without in reliance on the opinion of a Hong Kong legal counsel, that any regulatory actions related to securities, data security or anti-monopoly in Hong Kong may have very minimum impact or no impact at all on the Company’s ability to conduct its business, accept foreign investments, or list on a U.S. or foreign exchange because we currently do not and do not plan to have any substantive operations, including any data-related operations, in Hong Kong and Charming Empire, our only subsidiary in Hong Kong, currently has no operations and is expected to have the sole function of transferring funds within the corporate group in the future without playing any other additional roles.

None of our subsidiaries or the VIE currently have any cash management policies that dictate the purpose, amount, and procedure of fund transfers among our Cayman Islands holding company and our subsidiaries. Rather, the fund can be transferred in accordance with the applicable laws and regulations. We may require additional capital resources in the future, and we may seek to issue additional equity or debt securities or obtain new or expanded credit facilities, which could subject us to operating and financing covenants, including requirements to maintain a certain amount of cash reserves.

As of the date of this prospectus, no cash or other assets have been transferred between Unitrend and its subsidiaries, or the VIE, and there are no plans to initiate any such transfers of cash or other assets, other than the proceeds of this offering, in the near future. Neither Unitrend nor any of our subsidiaries have made any dividends or distributions to investors as of the date of this prospectus. We and our subsidiaries have no present plans to distribute earnings and plan to retain earnings to continue to grow our business. In addition, to the extent cash or assets in our business is in the PRC or Hong Kong or a PRC or Hong Kong entity, such cash or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to interventions in, or the imposition of restrictions and limitations on, the ability of our holding company, our subsidiaries in China, and/or the VIE by the PRC government to transfer cash or assets. For more information, please refer to “Risk Factors — Risks Relating to Doing Business in the PRC — Our ability to transfer cash among Unitrend, our Subsidiaries, the VIE, and investors outside PRC or Hong Kong may be significantly restricted by the Chinese government.” on page 45 and “Summary Consolidated Financial Data” and the consolidated financial statements starting from page F-1. Our board of directors has complete discretion on whether to distribute dividends, subject to applicable laws. We do not have any current plan to declare or pay any cash dividends on our Class A ordinary shares in the foreseeable future after this offering. We are permitted under the laws of Cayman Islands to provide funding to our subsidiaries in BVI, Hong Kong, and PRC through loans or capital contributions without restrictions on the amount of the funds, provided that we comply with the economic substance regime of the Cayman Islands. Our subsidiary in Hong Kong, Charming Empire, is also permitted under the laws of Hong Kong SAR to provide funds to us through dividend distribution out of profits available for distribution or other distributable reserves. However, we and our subsidiaries’ abilities to use cash held in PRC or in a PRC entity through transfers, distributions, or dividends to fund operations or for other purposes outside of the PRC are subject to restrictions and limitations imposed by the PRC government. Current PRC regulations only permit WFOE to pay dividends to the Company out of their retained earnings, if any, determined in accordance with Chinese accounting standards and regulations. In addition, the majority of our revenues are collected in RMB. Thus, foreign exchange shortages and foreign exchange control may also limit our ability to pay dividends or make other payments or otherwise meet our obligations denominated in foreign currencies. Furthermore, we may lose our ability to fund operations or for other uses outside of Hong Kong using cash in Hong Kong or a Hong Kong entity if, in the future, the scope of the current restrictions and limitations applicable to PRC entities were to expand to include Hong Kong or entities based in Hong Kong. Therefore, our ability to transfer cash or asset between us, our subsidiaries outside of China, and our investors may be restricted. See “Risk Factors — Risks Relating to Doing Business in the PRC — Our ability to transfer cash among Unitrend, our Subsidiaries, the VIE, and investors outside PRC or Hong Kong may be significantly restricted by the Chinese government.” on page 45 for additional information.

Furthermore, as more stringent criteria have been imposed by the U.S. Securities and Exchange Commission (the “SEC”) and the Public Company Accounting Oversight Board (the “PCAOB”) in recent years, trading in our Class A ordinary shares may be prohibited if the PCAOB determines that it cannot completely inspect or investigate our auditor, and as a result Nasdaq may determine to delist our Class A ordinary shares. Pursuant to the Holding Foreign Companies Accountable Act (the “HFCAA”), if the PCAOB is unable to inspect an issuer’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national securities exchange or in the over-the-counter trading market in the United States. On December 16, 2021, the PCAOB issued its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”) to allow the PCAOB to inspect and investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, consistent with the HFCAA, and the PCAOB was required to reassess its determinations by the end of 2022. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. On December 29, 2022, legislation entitled Consolidated Appropriations Act, 2023 was signed into law by President Biden, which, among other things, amended the HFCAA by decreasing the number of non-inspection years from three years to two, thus reducing the time period before our Class A ordinary shares may be prohibited from trading or delisted.

Our auditor, OneStop Assurance PAC, an independent registered public accounting firm based in Singapore, was not included in the determinations made by the PCAOB on December 16, 2021. Our auditor is currently subject to PCAOB inspections and has been inspected by the PCAOB. However, in the event the PRC authorities further strengthen regulations over auditing work of the PRC companies listed on the U.S. stock exchanges, it may prohibit our current auditor from performing audit work in China, then we would need to change our auditor and the audit workpapers prepared by our new auditor may not be inspected by the PCAOB without the approval of the PRC authorities, in which case the PCAOB may not be able to fully evaluate the audit or the auditors’ quality control procedures. There can be no assurance that we will be able to take any remedial measures if we have a “non-inspection” year. Furthermore, we cannot assure you whether the SEC, Nasdaq or other regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. In addition, our books and records are primarily located in mainland China, and we cannot assure you that there would not be any regulatory change or step taken by PRC regulators that restricts or prohibits our auditor to provide audit documentations located in China or Hong Kong to the PCAOB for inspection. If any such event were to occur, trading in our securities could in the future be prohibited under the HFCAA and, as a result, we cannot assure you that we would be able to maintain the listing of our Class A ordinary shares on Nasdaq or that you would be allowed to trade our Class A ordinary shares in the United States on the “over-the-counter” markets or otherwise. It is possible that, in the event trading in our shares in the United States is no longer possible, you might lose the entire value of your Class A ordinary shares. See “Risk Factors — Risks Related to Doing Business in China — A recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to companies with operations in emerging markets upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our continued listing or future offerings of our securities in the U.S.” on page 37 for additional information.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Total
	Per Class A Ordinary Share		Total Without Over-Allotment Option		Total With Over-Allotment Option
Initial public offering price(1)	US$	4.00	US$	15,000,000	US$	17,250,000
Underwriting discount(2)	US$	0.30	US$	1,125,000	US$	1,293,750
Proceeds to us before expenses(3)	US$	3.70	US$	13,875,000	US$	15,956,250

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(1)      Assumed an initial public offering price of $4.00 per Class A ordinary share, the lower end of the range set forth on the cover page of this registration statement.

(2)      Represents underwriting discounts equal to seven and half percent (7.5%) per Class A ordinary share (or $0.30 per Class A ordinary share). See “Underwriting” in this prospectus for more information regarding our arrangements with the underwriter(s).

(3)      The total estimated expenses related to this offering are set forth in the section entitled “Expenses Relating to This Offering”. Does not include a non-accountable expense allowance equal to one percent (1%) of the gross proceeds received by us from this offering, payable to the underwriter(s). We have also agreed to issue warrants to our underwriters to purchase a number of ordinary shares equal to five percent (5%) of shares sold in this offering (excluding shares sold under the over-allotment option) at an exercise price equal to one hundred and twenty percent (120%) of the public offering price of the shares sold in this offering for nominal consideration. For a description of the other terms of compensation to be received by the underwriters, see “Underwriting” in this prospectus.

We have granted the underwriters an option for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of our Class A ordinary shares to be offered by us pursuant to this offering, solely for the purpose of covering overallotments, at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the Ordinary Shares against payment in New York, New York on or about [•], 2026.

Prospectus dated January 22, 2026

About this Prospectus

This prospectus is part of a registration statement we filed with the SEC. We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Class A ordinary shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

•        “Charming Empire” refers to Charming Empire Limited, a company formed under the laws of Hong Kong and a wholly-owned subsidiary of Infinity Soul;

•        “China” or “PRC” refer to the People’s Republic of China, including Hong Kong, Macau and Taiwan; however the only time such jurisdictions are not included in the definition of PRC and China is when we reference to the specific laws that have been adopted by the PRC. The same legal and operational risks associated with operations in China also apply to operations in Hong Kong. The term “Chinese” has a correlative meaning for the purpose of this prospectus;

•        “Class A ordinary shares” refer to our class A ordinary shares with a par value of US$0.0000002 per share in the capital of Unitrend;

•        “Class B ordinary shares” refer to our class B ordinary shares with a par value US$0.0000002 per share in the capital of Unitrend;

•        “Deep Immersion” refers to Hangzhou Deep Immersion Culture Communication Co., Ltd., a company organized under the laws of the PRC;

•        “Horgos Kexi” refers to Horgos Kexi Culture Media Co., Ltd., a company organized under the laws of the PRC;

•        “Infinity Soul” refers to Infinity Soul Limited, a company organized under the laws of the British Virgin Islands;

•        “INHI” refers to Beijing INHI Culture Media Co., Ltd., a company organized under the laws of the PRC;

•        “MTN Entertainment” refers to MTN Entertainment Limited, a company organized under the laws of the British Virgin Islands;

•        “Operating Entities” refer to INHI, Zhongxi Culture, Shanghai Kexi, Horgos Kexi, Deep Immersion, and Zhongxi Culture Hangzhou;

•        “Ordinary Shares” refers to both Class A ordinary shares and Class B ordinary shares;

•        “Renminbi” or “RMB” refer to the legal currency of mainland China;

•        “Shanghai Kexi” refers to Shanghai Kexi Film and Television Culture Co., Ltd., a company organized under the laws of the PRC;

•        “Shares” refer to our Class A ordinary shares, par value $0.0000002 per share;

•        “Subsidiaries” or “Our Subsidiaries” refer to Infinity Soul, Charming Empire, WFOE, INHI, Zhongxi Culture, Shanghai Kexi, Horgos Kexi, Deep Immersion, and Zhongxi Culture Hangzhou;

•        “Sun Knight” refers to Sun Knight Limited, a company organized under the laws of the British Virgin Islands;

•        “Unitrend” refers to the registrant Unitrend Entertainment Group Limited, an exempted company with limited liability incorporated under the laws of Cayman Islands with registration number 388981;

•        “US$,” “U.S. dollars,” “$,” or “dollars” are to the legal currency of the United States;

•        “VIE” or “Hexi Weiye” refer to Beijing Hexi Weiye Culture Media Co., Ltd., a company organized under the laws of the PRC that has entered, along with its individual registered shareholders, contractually agreements with WFOE;

•        “we,” “us,” “our,” “our Company,” or “the Company” refer to Unitrend, together as a group with the Subsidiaries;

•        “WFOE” or “Heli Fashion” refer to Beijing Heli Fashion Technology Co. Ltd., Charming Empire’s wholly-owned subsidiary.

•        “Zhongxi Culture Hangzhou” refers to Beijing Zhongxi Culture Media Co., Ltd. Hangzhou Branch, a company organized under the laws of the PRC; and

•        “Zhongxi Culture” refers to Beijing Zhongxi Culture Co., Ltd., a company organized under the laws of the PRC;

Our business is conducted by the Operating Entities and the VIE in the PRC and their branch offices using RMB, the legal currency of mainland China. Our consolidated financial statements are presented in U.S. dollars. In this prospectus, we refer to assets, obligations, commitments and liabilities in our consolidated financial statements in U.S. dollars. These dollar references are based on the exchange rate of RMB to U.S. dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of U.S. dollars which may result in an increase or decrease in the amount of our obligations and the value of our assets expressed in U.S. dollars, including accounts receivable.

Neither the underwriters nor we have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell our Class A ordinary shares and seeking offers to buy our Class A ordinary shares, only in jurisdictions where such offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Class A ordinary share. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market, and other industry data and forecasts from publicly available information. While we believe that the statistical data, market data, and other industry data and forecasts are reliable, we have not independently verified the data.

For investors outside of the United States: neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and observe any restrictions relating to this offering and the distribution of this prospectus.

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Class A ordinary share, discussed under “Risk Factors,” before deciding whether to buy our Class A ordinary share.

Mission

Our mission is to transcend conventional distribution and advertising services, establishing ourselves as the center point of popular media content and advertisements on TV channels. We achieve this by building dynamic collaborations among production companies, TV stations, media platforms, and multinational brands, optimizing content presentation and driving viewership.

Overview

Our business serves as the bridge between television production companies, TV stations and media platforms, advertisement agencies, and prominent multinational brands. Our core operation involves (i) television program distribution, where we acquire distribution rights from television producers and then resell such rights to TV stations and media platforms, and (ii) ad placement, where we secure advertising sponsorship for TV stations and online media platforms through introducing brand owners to airtime slots that are optimal for presenting their products and services.

Within the entertainment industry, individual television producers face the challenge of fixating stable avenues to distribute their works. Our business establishes an outstanding reputation among the producers through a track record of fair dealing, which enables us to hoard up a wide selection of high quality television works. Meanwhile, TV stations and media platforms are primarily concerned with rendering appropriate content based on their target audience. Our inventory of television productions allows us to efficaciously provide the content that matches the need of our partnering TV stations and media platforms.

We also facilitate the sales of advertisement slots of the TV stations to the advertising agencies and renowned multinational brands by placing their ads in appropriate airtime slots that fits the ad content and are most viewed by their targeted consumers. Our business creates the opportunity to connect advertising agencies and well-known brands with national TV stations, solidifying a steady revenue stream for all participants within this process. The customized selections of television production also aid to drive higher viewership on the TV stations, further strengthening the collaboration between the advertisers and the TV stations. This streamlined and mutually beneficial relationship is further enhanced through our years of experience in the industry and ever-growing webs of vast networks among different players.

In addition to the traditional ad placement on TV channels, we act as the agent for the sales of advertisement space on the Lebocast screen mirroring application in response to the media industry’s digitalization. Through providing robust SDK-level solutions at the receiving end (such as smart TVs, automobile big screens, projectors, or set-top boxes) and the sending end (such as smartphones or tablets), Lebocast has established a complete screen mirroring infrastructure and has already been used on more than 400 million big-screen terminals and gained 1.3 billion mobile phones users. When users begin or end projecting the content on their mobile devices onto larger screens using LePlay, as well as under certain other circumstances, they will be presented with brief advertisements, which constitute valuable advertising slots. We collaborate with multinational brands to leverage such advertising slots to reach broader and targeted audience.

As an esteemed participant in the industry, we generate revenue through various means. On the one hand, we work with television producers to sell the distribution rights to TV stations and media platforms and collect fixed distribution fees or share profits according to agreed-upon percentages. On the other hand, we expedite the partnership between numerous brands, advertising agencies, and national TV stations and online media platforms by selling and allocating advertising spaces, profiting from commissions.

We are committed to setting ourselves as a leading firm in the cultural media industry. The most important aspect is enhancing our brand awareness and presence among the key participants in the industry and the audience whom the broader entertainment industry serves. We believe that the Offering will provide us with the capital necessary to grow our operations and transform us into a major player in global media as we work to create a data — driven and collaborative media ecosystem for all types of enterprises. Our main effort on this front is to develop an online trading platform that will help our clients to decide what kind of content to develop and guide them as they develop and monetize advertisements. We believe the platform will allow our clients to reach and engage with a wider range of potential audience.

Competitive Strengths

Established Industry Network and Trusted Partnerships

Our strong network and trusted relationships with producers, TV stations, and advertisers enable us to secure high-quality content and premium advertising slots, making us the preferred partner for content distribution and ad placement.

Industry Expertise and Advertising Optimization

Leveraging data insights and industry experience, we optimize content distribution and ad placement, helping advertisers strategically allocate budgets for maximum impact and ensuring long-term profitability.

Diversified Media Channels and Digital Expansion

We’ve expanded beyond traditional TV to digital platforms like Lebocast, offering advertisers multi-channel solutions that enhance audience reach and solidify our leadership in the cultural media industry.

Opportunities

The TV series distribution industry comprises key players, including drama series distribution companies, online video platforms, TV stations, and independent distributors. As an experienced player in this industry, our goal is to leverage our expertise and industry connections. Our aim is to revolutionize traditional media advertising practices, ensuring their continued success amidst the rise of social platforms and China’s digital economy.

Growth Strategies

Developing an Online Trading Platform

We plan to develop a trading platform that benefits various industry partners, offering tailored advertising solutions based on data analysis. The online trading platform will connect advertisers and content providers more efficiently. We plan to incorporate artificial intelligence into our development of the trading platform and thereby improving user access and accurate viewership predictions.

Establishing a Center for Culture Media Experience

We are establishing a flagship center in Hangzhou, China, offering diverse cultural amenities. The physical location will allow us to build direct connection to clients and end-users, providing valuable interaction opportunities to understand their preferences.

Our Corporate History and Structure

Unitrend is an exempted company with limited liability incorporated under the laws of Cayman Islands. As a holding company with no material operations of its own, Unitrend conducts substantially all of the operations through the Operating Entities and the VIE in the PRC. The Class A ordinary shares offered in this prospectus are shares of Unitrend, the holding company incorporated under the laws of Cayman Islands, not the shares of the Operating Entities or the VIE.

On November 26, 2010, Beijing INHI Culture Media Co., Ltd. (“INHI”) was established under the laws of the PRC and commenced our commercial operations. On March 23, 2022, Unitrend Entertainment Group Limited was incorporated under the laws of the Cayman Islands as the offshore holding company to facilitate offshore financing. On January 25, 2022, Infinity Soul Limited, Unitrend’s wholly owned BVI subsidiary was established. On April 1, 2022, Charming Empire Limited, Infinity Soul’s wholly owned Hong Kong subsidiary was established. On August 4, 2022,

Beijing Heli Fashion Technology Co. Ltd. (“WFOE”), Charming Empire’s wholly owned subsidiary was established in the PRC. Unitrend, Infinity Soul, Charming Empire, and WFOE are holding companies that do not engage in any operational activities.

On January 3, 2024, WFOE acquired 100% of the equity interests of INHI through the purchase of registered capital issued and thereby indirectly held the equity interests of INHI’s subsidiaries. On December 20, 2022, WFOE entered into a series of contractual arrangements with certain shareholders of Beijing Hexi Weiye Culture Media Co., Ltd. (“VIE”), which was incorporated on November 2, 2022.

Unitrend holds the equity interests in INHI and its subsidiaries through the direct equity ownership of the subsidiaries incorporated in BVI and Hong Kong. Unitrend receives economic benefits in the VIE through the contractual arrangements among WFOE, the VIE and its shareholders for accounting purposes only and only to the extent that we have satisfied the requirements for consolidation of the VIE under U.S. GAAP.

The following diagram illustrates our current corporate structure and existing shareholders of each corporate entity listed herein as of the date of this prospectus:

Note: The English names of our PRC business entities are directly translated from Chinese and may be different from their names shown on their respective records filed with relevant PRC authorities.

Share Consolidation in March 2025

On March 28, 2025, the Company consolidated its authorized and issued share capital, at a ratio of 2:1, approved by our existing shareholders. As a result, the authorized share capital of the Company was consolidated from US$50,000 divided into 450,000,000 Class A Ordinary Shares of US$0.0001 each and 50,000,000 Class B Ordinary Shares of US$0.0001 each to US$50,000 divided into 225,000,000 Class A Ordinary Shares of US$0.0002 each and 25,000,000 Class B Ordinary Shares of US$0.0002.

Share Split and Share Surrender in April 2025

On April 24, 2025, the Company, pursuant to an ordinary resolution passed by its shareholders, subdivided the Company’s authorized share capital on a 1:1,000 basis (the “Share Split”) such that the Company’s authorized share capital was amended from US$50,000 divided into 225,000,000 Class A Ordinary Shares of par value US$0.0002 each and 25,000,000 Class B Ordinary Shares of par value US$0.0002 to US$50,000 divided into 225,000,000,000 Class A Ordinary Shares of par value US$0.0000002 each and 25,000,000,000 Class B Ordinary Shares of par value US$0.0000002.

The Company, through a special resolution passed by its shareholders, adopted the amended and restated memorandum of association to reflect the Share Split; and with effect immediately following the Share Split, each shareholder surrendered such number of shares as required to leave each shareholder holding the same number of Class A Ordinary Shares and Class B Ordinary Shares after the Share Split as they held before the Share Split.

For a detailed description of our corporate structure, see “Corporate History and Structure” and “Principal Shareholders.” See also “Risk Factors — Risks Related to Our Corporate Structure.”

The VIE Structure

The VIE is Beijing Hexi Weiye Culture Media Co., Ltd. This is an offering of the Class A ordinary shares of the offshore holding company in Cayman Islands. Neither we nor our Subsidiaries own any equity interest in the VIE. As a result, you are not investing in the VIE and may never hold equity interests in the Chinese operating companies. The VIE arrangements have not been tested in a court of law.

Because the VIE is engaged in the broadcast and TV program production and operation businesses, and due to PRC legal restrictions on foreign ownership in this industry, we do not own any equity interest in the VIE. Instead, we receive the economic benefits of the VIE’s business operation through a series of contractual agreements (the “VIE Agreements”) for accounting purposes only and only to the extent that we have satisfied the requirements for consolidation of the VIE under U.S. GAAP. The VIE Agreements include:

•        Exclusive Operations and Consulting Services Agreement;

•        Exclusive Option Agreements;

•        Equity Interest Pledge Agreements; and

•        Entrustment Agreements;

The VIE agreements are designed to provide our wholly foreign owned entity, Beijing Heli Fashion Technology Co., Ltd. (“WFOE”), with the power, rights, and obligations equivalent in all material respects to those it would possess as the principal equity holder of VIE. Under the VIE Agreements, WFOE is entitled to collect a service fee that is equal to 100% of the net income of the VIE, and WFOE has the power to direct the activities of the VIE that can significantly impact the VIE’s economic performance and is obligated to absorb losses of the VIE, which makes Unitrend, through its ownership of 100% of the equity in WFOE, the primary beneficiary of the VIE under FASB ASC 810 for accounting purposes only and only to the extent that we have satisfied the requirements for consolidation of the VIE under U.S. GAAP.

The economic interest in and the power over the VIE are based on contractual agreements and are not equivalent to equity ownership in the business of the VIE, and the structure involves unique inherent risks that may affect your investment, including less effectiveness and certainties and potential substantial costs to enforce the terms of the VIE Agreements.

Our corporate structure is subject to risks relating to our contractual arrangements with the VIE and its individual shareholders. Such contractual arrangements have not been tested in any of the PRC courts. There are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules relating to these contractual arrangements. If the PRC government finds these contractual arrangements non-compliant with the restrictions on direct foreign investment in the relevant industries, or if the relevant PRC laws, regulations, and rules or the interpretation thereof change in the future, we could be subject to severe penalties or be forced to relinquish our interests in the VIE or forfeit our rights under the contractual arrangements.

Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. exchange. See “Risk Factors — Risks Related to Doing Business in China – Uncertainties with respect to the PRC legal system, including uncertainties regarding the interpretation and enforcement of laws, and sudden or unexpected changes of PRC laws and regulations with little advance notice could adversely affect us and limit the legal protections available to you and us, and the Chinese government may exert more oversight and control over offerings that are conducted overseas, which changes could materially hinder our ability to offer or continue to offer our securities, and cause the value of our securities to significantly decline or become worthless.” on page 42 for additional information.

We cannot assure you that the PRC courts or regulatory authorities may not determine that our corporate structure and the VIE Agreements violate PRC laws, rules or regulations. If the PRC courts or regulatory authorities determine that our contractual arrangements are in violation of applicable PRC laws, rules or regulations, the VIE Agreements will become invalid or unenforceable, and VIE will not be treated as a VIE, and we will not be entitled to treat VIE’s assets, liabilities and results of operations as our assets, liabilities and results of operations, which could effectively eliminate the assets, revenue and net income of VIE from our balance sheet.

The VIE structure is determined to be in violation of any existing or future PRC laws, rules or regulations, or if WFOE or the VIE fails to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including: imposing fines on the WFOE or the VIE, revoking the business and operating licenses of WFOE or the VIE, discontinuing or restricting the operations of WFOE or the VIE; imposing conditions or requirements with which we, WFOE, or the VIE may not be able to comply; requiring us, WFOE, or the VIE to restructure the relevant ownership structure or operations which may significantly impair the rights of the holders of our Class A ordinary shares in the equity of the VIE; and restricting or prohibiting our use of the proceeds from our initial public offering to finance our business and operations in China. See “Corporate History and Structure” and “Risk Factors — Risks Relating to Our Corporate Structure” for more information.

Contractual Arrangements between WFOE and VIE

WFOE, VIE and its shareholders entered into a series of contractual arrangements, also known as VIE Agreements, on December 20, 2022. Each of the VIE Agreements is described in detail below.

Exclusive Operations and Consulting Services Agreement

Pursuant to the exclusive operations and consulting services agreement between WFOE and VIE, WFOE has the exclusive right to provide VIE with support services, consulting services and other services necessary for VIE’s operation, business management consulting, grant use rights of intellectual property rights, provide system integration service, research and development of software and system maintenance, provide labor support and to develop the related technologies based on VIE’s needs. In exchange, WFOE is entitled to a service fee that equates to all of the consolidated net income after offsetting previous year’s loss (if any) of VIE. The service fees may be adjusted based on the actual scope of services rendered by WFOE and the operational needs of VIE.

Pursuant to the exclusive operations and consulting services agreement, WFOE has the unilateral right to adjust the service fee at any time, and VIE has no right to adjust the service fee. We believe that such conditions under which the service fee may be adjusted will be primarily based on the needs of VIE to operate and develop its business in the online trademark identifier industry. For example, if VIE needs to expand its business, increase research investment or consummate mergers or acquisitions in the future, WFOE has the right to decrease the amount of the service fee, which would allow VIE to have additional capital to operate and develop its business.

The exclusive operations and consulting services agreement remains in effect until WFOE terminates the agreement.

Exclusive Option Agreements

Pursuant to the exclusive option agreements, among WFOE, VIE and the shareholders who collectively owned all of VIE, such shareholders jointly and severally grant WFOE an option to purchase their equity interests in VIE. The purchase price shall be the lowest price then permitted under applicable PRC laws. WFOE or its designated person may exercise such option at any time to purchase all or part of the equity interests in VIE until it has acquired all equity interests of VIE, which is irrevocable during the term of the agreements.

The exclusive option agreements remain in effect until WFOE terminates these agreements.

Equity Interest Pledge Agreements

Pursuant to the equity interest pledge agreements, among the shareholders who collectively owned all of VIE, such shareholders pledge all of the equity interests in VIE to WFOE as collateral to secure the obligations of VIE under the exclusive operations and consulting services agreement and exclusive option agreements. These shareholders are prohibited or may not transfer the pledged equity interests without prior consent of WFOE unless transferring the equity interests to WFOE or its designated person in accordance with the exclusive option agreements.

The equity interest pledge agreement will take effect from the date of signing, that is, on December 20, 2022, and after the agreement is signed, the share pledge will be recorded under the VIE shareholder register.

The equity interest pledge agreements remain in effect for until WFOE terminates these agreements.

Entrustment Agreements

Pursuant to the entrustment agreements, the shareholders of VIE give WFOE an irrevocable proxy to act on their behalf on all matters pertaining to VIE and to exercise all of their rights as shareholders of VIE, including the right to attend shareholders meetings, to exercise voting rights and all of the other rights, and to sign transfer documents and any other documents in relation to the fulfillment of the obligations under the exclusive option agreements and the equity interest pledge agreements.

The entrustment agreements remain in effect until shareholders of VIE terminate these agreements.

Based on the foregoing contractual arrangements, which grant WFOE effective control of VIE and enable WFOE to receive all of their expected residual returns, we consolidate the accounts of VIE for the periods presented herein, in accordance with Regulation S-X-3A-02 promulgated by the Securities Exchange Commission (“SEC”), and Accounting Standards Codification (“ASC”) 810-10, Consolidation.

Summary of Our Challenges and Risks

We are, and expect for the foreseeable future to be, subject to all the risks and uncertainties, inherent to a development-stage business and in a heavily regulated industry in China. As a result, we must establish many functions necessary to operate our entertainment and media business, including expanding our managerial and administrative structure, assessing and implementing our marketing program, conducting risk management and compliance, implementing financial systems and controls and personnel recruitment. Please read the “Risk Factors” section for the descriptions of the risks we face. These risks and challenges are, among other things:

Risks Related to Our Business and Industry

•        Changes in consumer preferences may impact our results of operations. For further details please see “Risk Factors — Risks Related to Our Business and Our Industry — Our TV content business success is influenced by consumer preferences that are difficult to predict, and accordingly our results of operations may vary widely from period to period” on page 26.

•        We have uncertainties in generating revenue from the distribution of television programs due to inherent risks in the distribution process. For further details please see “Risk Factors — Risks Related to Our Business and Our Industry — Due to the risks inherent in distributing shows, we may be unable to generate revenue and profit if we cannot distribute the shows for which we have acquired rights to TV satellite stations in a timely manner” on page 27.

•        Changes in the online advertising industry may impact our revenues from advertisement. For further details please see “Risk Factors — Risks Related to Our Business and Our Industry — We generate revenues from our advertising placement segment, but the online advertising industry is subject to many uncertainties, which may prevent us from generating revenues from advertisement” on page 27.

•        Changes in economic conditions and advertising trends may impact our advertising operations. For further details please see “Risk Factors — Risks Related to Our Business and Our Industry — Our advertising operations are sensitive to changes in economic conditions and advertising trends” on page 28.

•        Negative publicity surrounding Unitrend, its partners, or the media industry could adversely impact Unitrend’s reputation, business, and results of operations. For further details please see “Risk Factors — Risks Related to Our Business and Our Industry — Any negative publicity with respect to Unitrend, the media industry in general or Unitrend’s partners may materially and adversely affect Unitrend’s reputation, business and results of operations” on page 32.

Risks Related to Our Corporate Structure

•        Unitrend operates in China through wholly-owned subsidiaries and contractual arrangements with the VIE and its shareholders. Uncertainties regarding the interpretation and application of PRC laws could impact the enforceability of these agreements, potentially affecting Unitrend’s financial condition, operations, and the value of investments. For further details please see “Risk Factors — Risks Related to Our Corporate Structure — Unitrend is a Cayman Islands exempted company with operations in China partially through its wholly-owned subsidiaries and partially through contractual arrangements with the VIE and its shareholders. Investors thus are not purchasing, and may never directly hold, equity interests in the VIE. There are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules relating to the agreements that establish the VIE structure, including potential future actions by the PRC government, which could affect the enforceability of our contractual arrangements with the VIE and its shareholders and, consequently, significantly affect the financial condition and results of operations of Unitrend. If the PRC government finds such agreements non-compliant with relevant PRC laws, regulations, and rules, or if these laws, regulations, and rules or the interpretation thereof change in the future, we could be subject to severe penalties or be forced to relinquish our interests in the VIE, which may materially and adversely affect our and the VIE’s operations and the value of your investment” on page 32.

•        The VIE and its shareholders own licenses required by our business, and we rely on their performance of obligations under contracts to direct the VIE’s activities. For further details please see “Risk Factors — Risks Related to Our Corporate Structure — We rely on contractual arrangements with the VIE and its shareholders to own licenses that are required by our business, which could adversely affect our business, operating results and financial condition” on page 33.

•        The VIE arrangement may be subject to scrutiny by the PRC tax authorities, potentially adversely affecting our business, operating results, and financial condition. For further details please see “Risk Factors — Risks Related to Our Corporate Structure — Our contractual arrangements in relation to the VIE may be subject to scrutiny by the PRC tax authorities and they may determine that the VIE owes additional taxes, which could adversely affect our business, operating results and financial condition” on page 34.

Risks Related to Doing Business in China

•        Uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations may affect our business. For further details please see “Risk Factors — Risks Related to Doing Business in China — There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations” on page 36.

•        The PRC government may intervene or exert influence on our operations at any time, potentially increasing control over offerings conducted overseas and foreign investment in China-based issuers. Such actions could lead to significant changes in our operations and/or the value of our ordinary shares. For further details please see “Risk Factors — Risks Related to Doing Business in China — The PRC government exerts substantial influence over the manner in which we conduct our business operations. It may influence or intervene in our operations at any time as part of its efforts to enforce PRC law, which could result in a material adverse change in our operations and the value of the securities we are offering” on page 36.

•        Additional approval or record filing with PRC government authorities may be required in connection with this offering and our future capital raising activities under the PRC laws. For further details please see “Risk Factors — Risks Related to Doing Business in China — The approval or record filing of the CSRC under the M&A Rules, CAC, or other PRC government authorities may be required in connection with this offering and our future capital raising activities under the PRC laws” on page 39.

•        Uncertainties concerning the PRC legal system, including uncertainties surrounding law enforcement and sudden or unexpected changes in laws and regulations in China with minimal advance notice, could have adverse effects on us. For further details please see “Risk Factors — Risks Related to Doing Business in China — Uncertainties with respect to the PRC legal system, including uncertainties regarding the interpretation and enforcement of laws, and sudden or unexpected changes of PRC laws and regulations with little advance notice could adversely affect us and limit the legal protections available to you and us, and the Chinese government may exert more oversight and control over offerings that are conducted overseas, which changes could materially hinder our ability to offer or continue to offer our securities, and cause the value of our securities to significantly decline or become worthless” on page 42.

•        It may take several months for us to receive the proceeds of this offering to be used to expand our business. For further details please see “Risk Factors — Risks Related to Doing Business in China — We must remit the offering proceeds to the PRC before they may be used to benefit our business in the PRC, and this process may take a number of months” on page 45.

Risks Related to Our Class A Ordinary Shares and This Offering

•        Our offering requires approval from Nasdaq and there are uncertainties remain regarding the public market and the market price of our Class A ordinary shares. For further details please see “Risk Factors — Risks Related to Our Class A Ordinary Shares and This Offering — Our offering would not be completed if our listing application is not approved by Nasdaq. Further, an active trading market for our Class A ordinary shares may not develop and the trading price for our Class A ordinary shares may fluctuate significantly” on page 49.

•        Holder of Class B ordinary shares will have the ability to control or significantly influence the outcome of matters requiring approval by shareholders under our dual-class structure and the concentration of ownership. For further details please see “Risk Factors — Risks Related to Our Class A Ordinary Shares and This Offering — The dual-class structure of our share capital has the effect of concentrating voting power with the holder of Class B ordinary shares, which will limit your ability to influence the outcome of important transactions, including a change in control” on page 51.

•        Our dual-class structure may result in a lower or more volatile market price of our Class A ordinary shares, as some index providers have restrictions on companies with a dual-class share structure. For further details please see “Risk Factors — Risks Related to Our Class A Ordinary Shares and This Offering — The dual-class structure of our share capital may adversely affect the trading market for our Class A ordinary shares” on page 52.

•        The Class A ordinary shares offered in this offering will be freely tradable subject to certain restrictions. Therefore, the sale of a significant amount of our Class A ordinary shares could harm the market price of our shares and hinder our ability to raise capital in the future. For further details please see “Risk Factors — Risks Related to Our Class A Ordinary Shares and This Offering — The sale or availability for sale of substantial amounts of our Class A ordinary shares could adversely affect their market price” on page 53.

Regulatory Permissions and Licenses for Our Operations in China and This Offering

We conduct substantially all of our operations through our Operating Entities and the VIE, established in the PRC. Our operations in mainland China are governed by PRC laws and regulations. Our Operating Entities and the VIE are required to obtain certain licenses, permits and approvals from relevant governmental authorities in mainland China in order to operate the business and conduct this offering. As of the date of this prospectus, as advised by our PRC counsel, East & Concord Partners, our Operating Entities and the VIE, have obtained the business license and the entertainment and media business permit and certification, which are the licenses, permits and registrations from the PRC government authorities necessary for our business operations in China. Our Operating Entities and the VIE have not received any denial from the mainland China government authorities or agencies for their current operations in mainland China. Given the uncertainties of interpretation and implementation of relevant laws and regulations and the enforcement practice by relevant government authorities, and the promulgation of new laws and regulations and amendment to the existing ones, we may be required to obtain additional licenses, permits, registrations, filings or approvals for our business operations in the future. We cannot assure you that our Operating Entities or the VIE, will be able to obtain, in a timely manner or at all, or maintain such licenses, permits or approvals, and we may also inadvertently conclude that such permissions or approvals are not required. If we, our Operating Entities or the VIE inadvertently conclude that such permissions or approvals are not required, or applicable laws, regulations, or interpretations change and we or our subsidiaries are required to obtain such permissions or approvals in the future, it could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and cause the value of our securities to significantly decline or become worthless. Any lack of or failure to maintain requisite approvals, licenses or permits applicable to us or the affiliated entities, including Our Subsidiaries and the VIE, may have a material adverse impact on our business, results of operations, financial condition and prospects and cause the value of any securities we offer to significantly decline or become worthless. See “See “Risk Factors — Risks Related to Doing Business in China” on page 36.

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies.

On December 28, 2021, the Cybersecurity Review Measures (2021 version) which were promulgated and became effective on February 15, 2022, provide that any “online platform operators” possessing personal information of more than one million users which seeks to list in a foreign stock exchange should be subject to cybersecurity review. The Cybersecurity Review Measures (2021 version), further list the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The CAC requires that under the new rules, companies possessing personal information of more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations. The cybersecurity review will also look into the potential national security risks from overseas IPOs. As advised by our PRC counsel, East & Concord Partners, as of the date hereof based on our understanding of the Cybersecurity Review Measures (2021 version), neither Unitrend nor any of our subsidiaries or the VIE is deemed an “online platform operator” possessing personal information of more than one million users under the Cybersecurity Review Measures (2021 version) because neither of them operates any online platform nor have any online users. Therefore, neither of them is required to declare to the CAC for cybersecurity review. In the case our Company or any of our subsidiaries or the VIE is required to declare to the CAC for cybersecurity review, our listing plan will be subject to cybersecurity review and we cannot assure you that our Company or any of our subsidiaries or the VIE will be able to obtain, in a timely manner or at all, such approval from CAC. In addition, we could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future pursuant to new laws, regulations or policies. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with applicable laws and regulations may result in fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against us, which may have a material adverse effect on our business, financial condition or results of operations. See “See “Risk Factors — Risks Related to Doing Business in China” on page 36.

On February 17, 2023, the China Securities Regulatory Commission, or the CSRC, announced the Circular on the Administrative Arrangements for Filing of Securities Offering and Listing by Domestic Companies, or the Circular, and released a set of new regulations which consists of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines which came into effect on March 31, 2023. The Trial Measures refine the regulatory system by subjecting both direct and indirect overseas offering and listing activities to the CSRC filing-based administration. Requirements for filing entities, time points and procedures are specified. The Trial Measures apply to overseas securities offerings and/or listings conducted by (i) companies incorporated in mainland China, or domestic companies, directly and (ii) companies incorporated overseas with operations primarily in mainland China and valued on the basis of interests in domestic companies, or indirect offerings. Where a mainland China domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. The Trial Measures also lay out requirements for the reporting of material events. Breaches of the Trial Measures, such as offering and listing securities overseas without fulfilling the filing procedures, shall bear legal liabilities, including a fine between RMB 1.0 million (approximately $150,000) and RMB 10.0 million (approximately $1.5 million), and the Trial Measures heighten the cost for offenders by enforcing accountability with administrative penalties and incorporating the compliance status of relevant market participants into the Securities Market Integrity Archives.

According to the Trial Measures and the Circular, initial public offerings or listings in overseas markets shall be filed with the CSRC within three (3) working days after the relevant application is submitted overseas. The companies that have submitted valid applications for overseas issuance and listing but have not been approved by overseas regulatory authorities or overseas stock exchanges at the date of effectiveness of the Trial Measures can reasonably arrange the timing of filing applications and should complete the filing before the overseas issuance and listing. Accordingly, we had designated INHI as the liable entity and submitted initial documents in connection with this offering and our listing on the Nasdaq Capital Market to the CSRC on January 23, 2024. We have completed the filing with the CSRC in connection with this offering, and the CSRC published the notification of its approval of our completion of the required filing procedures on February 26, 2025. In accordance with the CSRC notification, we are required to report the offering and listing status to the CSRC within 15 business days from our completion of our offering. If we fail to complete this offering within 12 months from the issuance date of notification, and the offering is still under progress, we are required to update the filing materials with the CSRC. If the filing procedure with the CSRC under the Trial Measures is required for any future offerings or any other capital raising activities, we cannot assure you that we will be able to complete such filings in a timely manner, or even at all. Any failure by us to comply with such filing requirements under the Trial Measures may result in an order to rectify, warnings and fines against us and could materially hinder our ability to offer or to continue to offer our securities. In addition, changes in the legal, political and economic policies of the Chinese government, the relations between China and the United States, or Chinese or U.S. regulations may materially and adversely affect our business, financial condition and results of operations. Any such changes could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors, and could cause the value of our securities to significantly decline or become worthless.

As of the date of this prospectus, we have not received any formal inquiry, notice, warning, sanction, or objection from the CSRC with respect to this offering. As the Circular and Trial Measures were newly published and there exists uncertainty with respect to the filing requirements and their implementation, we cannot be sure that we will be able to complete such filings in a timely manner, or at all. Any failure or perceived failure of us to fully comply with such new filing requirements under the Trial Measures may result in forced rectification, warnings and fines against us and could significantly hinder our ability to offer or continue to offer securities.

On February 24, 2023, the CSRC, Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China jointly revised the Provisions on Strengthening Confidentiality and Archives Administration in Overseas Issuance and Listing of Securities (the “Confidentiality and Archives Administration Provisions”), which came into effect on March 31, 2023. The Confidentiality and Archives Administration Provisions require that, overseas listed PRC domestic enterprises, as well as those to be listed, shall establish the confidentiality and archives system, and shall complete approval and filing procedures with competent authorities, if such PRC domestic enterprises or their overseas listing entities provide or publicly disclose documents or materials involving state secrets and work secrets of PRC government agencies to relevant securities companies, securities service institutions, overseas regulatory agencies and other entities and individuals.

As advised by our PRC counsel, East & Concord Partners, as of the date of this prospectus, apart from the filing with the CSRC as per requirement of the Trial Measures, no any other effective laws or regulations in the PRC explicitly require our Company or any of our subsidiaries or the VIE to seek approval from the CSRC or any other PRC governmental authorities for listing on an U.S. national stock exchange or issuing Company’s ordinary shares to investors including foreign investors, nor has our Company or any of our subsidiaries or the VIE received any denial, inquiry, notice, warning or sanctions regarding our planned overseas listing from the CSRC or any other PRC governmental authorities. However, since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. national stock exchange. Apart from the case that we inadvertently conclude that such permission or approval is not required, any change in the PRC laws and regulations may result in a material change in our operations or the value of our Class A ordinary shares or significantly limit or completely hinder our ability to offer or continue to offer our Class A ordinary shares to investors and cause the value of our Class A ordinary shares to significantly decline or become worthless. See “Risk Factors — Risks Relating to Doing Business in China” on page 36.

Notwithstanding the legal and operational risks associated with operations in mainland China, we believe, without in reliance on the opinion of a Hong Kong legal counsel, that any regulatory actions related to securities, data security or anti-monopoly in Hong Kong may have very minimum impact or no impact at all on the Company’s ability to conduct its business, accept foreign investments, or list on a U.S. or foreign exchange because we currently do not and do not plan to have any substantive operations, including any data-related operations, in Hong Kong and Charming Empire, our only subsidiary in Hong Kong, currently has no operations and is expected to have the sole function of transferring funds within the corporate group in the future without playing any other additional roles. See “Risk Factors — Risks Relating to Doing Business in China” on page 36.

Restrictions on Foreign Exchange and the Ability to Transfer Cash Between
Entities, Across Borders and to U.S. Investors

We are permitted under the laws of Cayman Islands to provide funding to our subsidiaries in BVI, Hong Kong, and PRC through loans or capital contributions without restrictions on the amount of the funds, provided that we comply with the economic substance regime of the Cayman Islands. Our subsidiary in Hong Kong is also permitted under the laws of Hong Kong SAR to provide funds to us through dividend distribution out of profits available for distribution or other distributable reserves. However, we and our subsidiaries’ abilities to use cash held in PRC or in a PRC entity through transfers, distributions, or dividends to fund operations or for other purposes outside of the PRC are subject to restrictions and limitations imposed by the PRC government. The current PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. All of our income is received in Renminbi and shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE as long as certain procedural requirements are met. Approval from appropriate government authorities is required if Renminbi is converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders. In addition, relevant PRC laws and regulations permit the PRC companies to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, our PRC subsidiaries can only distribute dividends upon approval of the shareholders after they have met the PRC requirements for appropriation to the statutory reserves. As a result of these and other restrictions under the PRC laws and regulations, the PRC subsidiaries are restricted to transfer a portion of their net assets to us either in the form of dividends, loans or advances. Even though we currently do not require any such dividends, loans or advances from our PRC subsidiaries for working capital and other funding purposes, we may in the future require additional cash resources from our PRC subsidiaries due to changes in business conditions, to fund future acquisitions and developments, or merely declare and pay dividends to or distributions to our shareholders. Furthermore, we may lose our ability to fund operations or for other uses outside of Hong Kong using cash in Hong Kong or a Hong Kong entity if, in the future, the scope of the current restrictions and limitations applicable to PRC entities were to expand to include Hong Kong or entities based in Hong Kong. Therefore, our ability to transfer cash between us, our subsidiaries outside of China, and our investors may be restricted. See “Risk Factors — Risks Relating to Doing Business in China” on page 36.

Assets Transfer among Unitrend, our Subsidiaries, the VIE, and Investors

None of our subsidiaries or the VIE currently have any cash management policies that dictate the purpose, amount, and procedure of fund transfers among our Cayman Islands holding company and our subsidiaries. Rather, the fund can be transferred in accordance with the applicable laws and regulations. We may require additional capital resources in the future, and we may seek to issue additional equity or debt securities or obtain new or expanded credit facilities, which could subject us to operating and financing covenants, including requirements to maintain a certain amount of cash reserves.

As of the date of this prospectus, no cash or other assets have been transferred among Unitrend, the Subsidiaries, or the VIE, and there are no plans to initiate any such transfers of cash or other assets, other than the proceeds of this offering, in the near future. Neither Unitrend nor any of our subsidiaries have made any dividends or distributions to investors as of the date of this prospectus. We and our subsidiaries have no present plans to distribute earnings and plan to retain earnings to continue to grow our business. In addition, to the extent cash or assets in our business is in the PRC or Hong Kong or a PRC or Hong Kong entity, such cash or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to interventions in, or the imposition of restrictions and limitations on, the ability of our holding company, our subsidiaries in China, and/or the VIE by the PRC government to transfer cash or assets. For more information, please refer to “Risk Factors — Risks Relating to Doing Business in the PRC” on page 36 and “Summary Consolidated Financial Data” and the consolidated financial statements starting from page F-1. Our board of directors has complete discretion on whether to distribute dividends, subject to applicable laws. We do not have any current plan to declare or pay any cash dividends on our Class A ordinary shares in the foreseeable future after this offering. See “Risk Factors — Risks Relating to Doing Business in the PRC” on page 36.

Dividends or Distributions Made to Us and U.S. Investors and Tax Consequences

To date, VIE has not paid any service fees to us. In addition, we have not made any dividends or distributions to U.S. investors. As of the date of this prospectus, (1) no cash transfer or transfer of other assets have occurred among Unitrend, the Subsidiaries, and the VIE, (2) no dividends or distributions have been made by a subsidiary or the VIE, and (3) the Company has not made any dividends or distributions to U.S. investors. In addition, subject to the passive foreign investment company rules, the gross amount of any distribution that we make to investor with respect to Ordinary Shares (including any amounts withheld to reflect PRC withholding taxes) will be taxable as a dividend, to the extent paid out of the current or accumulated earnings and profits of us and VIE, as determined under United States federal income tax principles. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax. See “Risk Factors — Risks Relating to Doing Business in the PRC” on page 36.

The Holding Foreign Companies Accountable Act

Pursuant to the Holding Foreign Companies Accountable Act (the “HFCAA”), if the PCAOB is unable to inspect an issuer’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national securities exchange or in the over-the-counter trading market in the United States. On December 16, 2021, the PCAOB issued its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”) to allow the PCAOB to inspect and investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, consistent with the HFCAA, and the PCAOB was required to reassess its determinations by the end of 2022. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. On December 29, 2022, legislation entitled Consolidated Appropriations Act, 2023 was signed into law by President Biden, which, among other things, amended the HFCAA by decreasing the number of non-inspection years from three years to two, thus reducing the time period before our Class A ordinary shares may be prohibited from trading or delisted.

Our auditor, OneStop Assurance PAC, an independent registered public accounting firm headquartered in Singapore, was not included in the determinations made by the PCAOB on December 16, 2021. Our auditor is currently subject to PCAOB inspections and has been inspected by the PCAOB. However, in the event the PRC authorities further strengthen regulations over auditing work of the PRC companies listed on the U.S. stock exchanges, it may prohibit our current auditor from performing audit work in China, then we would need to change our auditor and the audit workpapers prepared by our new auditor may not be inspected by the PCAOB without the approval of the PRC authorities, in which case the PCAOB may not be able to fully evaluate the audit or the auditors’ quality control procedures. There can be no assurance that we will be able to take any remedial measures if we have a “non-inspection” year. Furthermore, we cannot assure you whether the SEC, Nasdaq or other regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. In addition, our books and records are primarily located in mainland China, and we cannot assure you that there would not be any regulatory change or step taken by PRC regulators that restricts or prohibits our auditor to provide audit documentations located in China or Hong Kong to the PCAOB for inspection. If any such event were to occur, trading in our securities could in the future be prohibited under the HFCAA and, as a result, we cannot assure you that we would be able to maintain the listing of our Class A ordinary shares on Nasdaq or that you would be allowed to trade our Class A ordinary shares in the United States on the “over-the-counter” markets or otherwise. It is possible that, in the event trading in our shares in the United States is no longer possible, you might lose the entire value of your Class A ordinary shares. See “Risk Factors — Risks Relating to Doing Business in China” on page 36.

Implications of Unitrend Being an “Emerging Growth Company”

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•        a requirement to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure;

•        an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•        an exemption from implementation of new or revised accounting standards until they would apply to private companies and from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;

•        reduced disclosure obligations regarding executive compensation arrangements; and

•        no requirement to seek nonbinding advisory votes on executive compensation or golden parachute arrangements.

We have elected to avail ourselves of the extended transition period for implementing new or revised financial accounting standards. We may take advantage of some or all of the other provisions described above until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier to occur of (1) (a) the last day of the fiscal year following the fifth anniversary of the closing of this offering, (b) the last day of the fiscal year in which our annual gross revenue is $1.235 billion or more, or (c) the date on which we are deemed to be a “large accelerated filer,” under the rules of the U.S. Securities and Exchange Commission, or SEC, which means the market value of our equity securities that is held by non-affiliates exceeds $700 million following the initial public offering, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. See “Risk Factors — Risks Related to Our Class A Ordinary Shares and This Offering” on page 49.

Implications of Being a Controlled Company

Upon the completion of this offering, we will be a “controlled company” as defined under the Nasdaq Stock Market Rules because Mr. Bin Feng, beneficially owns all of our issued and outstanding Class B ordinary shares and will be able to exercise 87.48% of our total voting power. Under the Nasdaq Stock Market Rules, a “controlled company” may elect not to comply with certain corporate governance requirements. Currently, we do not plan to utilize the “controlled company” exemptions with respect to our corporate governance practice after we complete this offering. See “Risk Factors — Risks Related to Our Class A Ordinary Shares and This Offering” on page 49.

Implications of Being a China-Based Company

We are an offshore holding company incorporated in the Cayman Islands. As a holding company with no material operations, our operations are conducted in China by INHI, subsidiaries of INHI, and the VIE through VIE Agreements among WFOE, VIE, and VIE’s shareholders, such arrangement involves unique risks to investors. This is an offering of the Class A ordinary shares of the offshore holding company in Cayman Islands. You are not investing in the VIE. Neither we nor our Subsidiaries own any share in VIE. Instead, we control and receive the economic benefits of the VIE’s business operation through VIE Agreements, dated December 20, 2022. Under the VIE Agreements, WFOE is entitled to collect a service fee that is equal to 100% of the net income of the VIE, and WFOE has the power to direct the activities of the VIE that can significantly impact the VIE’s economic performance and is obligated to absorb losses of the VIE, which makes us, through our direct ownership of 100% of the equity in WFOE, the primary beneficiary to receive the economic benefits of the VIE’s business operation for accounting purposes only and only to the extent that we have satisfied the requirements for consolidation of the VIE under U.S. GAAP. Because our economic interest in the VIE is more than insignificant exposure to potential losses of or benefits from it, and we have power over the most significant economic activities of the VIE, we have consolidated the financial results of the VIE in our consolidated financial statements under generally accepted accounting principles in the U.S. (“U.S. GAAP”). However, the economic interest in and the power over the VIE are based on contractual agreements and are not equivalent to equity ownership in the business of the VIE, and the structure involves unique risks to investors. Because of our corporate structure, we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to limitation on foreign ownership of companies engage in Internet Information Services, and regulatory review of oversea listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the VIE Agreements. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard. The VIE Agreements may not be effective in providing control over VIE. We may also subject to sanctions imposed by PRC regulatory agencies including Chinese Securities Regulatory Commission if we fail to comply with their rules and regulations. See “Risk Factors — Risks Relating to Doing Business in the PRC” for more information.

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers.

In addition, as an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market Rules.

See “Risk Factors — Risks Related to Our Class A Ordinary Shares and This Offering” on page 49.

Corporate Information

Our principal executive office is located at Suite 1508, Tower B, Wentelai Center, 1 Xidawang Road, Chaoyang District, Beijing 100026, People’s Republic of China. Our telephone number at this address is 010-6441-0086. Our registered office is at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands.

Investor inquiries should be directed to us at the address and telephone number of our principal executive offices set forth above. Our website address is www.inhimedia.com. The information contained on our website is not part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc. located at 122 East 42nd Street, 18th Floor, New York, NY 10168, United States.

THE OFFERING

Ordinary Share offered by us	3,750,000 Class A ordinary shares, or 4,312,500 Class A ordinary shares if the underwriters exercise the over-allotment option in full.
Price per Ordinary Share	We currently estimate that the initial public offering price will be $4.00 per Class A ordinary share, which is the lower end of the price range set forth on the cover page of this prospectus.
Over-Allotment

We have granted to the underwriters the option, exercisable for 45 days from the date this registration statement is declared effective, to purchase up to an additional 15% of the total number of Class A ordinary shares to be offered by Unitrend, solely for the purpose of covering overallotments, at the initial public offering price less the underwriting discount. We may issue up to 562,500 Class A ordinary shares pursuant to the underwriters’ over-allotment option.

Underwriter Warrant

We have agreed to grant to the underwriters warrants covering a number of Class A ordinary shares equal to 5% of the aggregate number of the Class A ordinary shares sold in the offering upon closing of the offering, excluding shares sold under the over-allotment option. Such warrants shall be exercisable at any time, and from time to time, in whole or in part, commencing from the date of issuance and expiring on the three year anniversary of the commencement of sales of the Offering. Such warrants will be exercisable at a price equal to 120% of the public offering price of the Class A ordinary shares. We will register the shares underlying the warrants and will file all necessary undertakings in connection therewith. Such warrants shall not be sold during the offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days from the closing of the offering, to any member participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction for the remainder of the time period.

Ordinary Share outstanding prior to completion of this offering

As of the date of this prospectus, we have 15,514,150 Class A ordinary shares, and 4,485,850 Class B ordinary shares, for a total of 20,000,000 Ordinary Shares issued and outstanding prior to completion of this offering.

Ordinary Share outstanding immediately after completion of this offering

19,264,150 Class A ordinary shares or 19,826,650 Class A ordinary shares if the underwriters exercise the over-allotment option in full;

The numbers do not include any of the Class A ordinary shares underlying the warrants issued to the underwriters.

Use of Proceeds

We expect that we will receive net proceeds of approximately $11,432,136 (or approximately $13,490,886 if the underwriters’ over-allotment option is exercised in full) from the sale of Class A ordinary shares in this offering, assuming an initial public offering price of $4.00 per Class A ordinary share, which is the lower end of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, for working capital and other general corporate purposes. See “Use of Proceeds” for additional information.

Risk factors

Investing in our Class A ordinary shares involves a high degree of risk and purchasers of our Class A ordinary shares may lose part or all of their investment. See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in our Class A ordinary shares beginning on Page 26.

Voting Rights

Each Class A ordinary shares is entitled, on a poll, to one (1) vote per share at a general meeting of shareholders.

Each Class B ordinary shares is entitled, on a poll, to thirty (30) votes per share at a general meeting of shareholders.

On a show of hands at a general meeting of shareholders, every shareholder shall be entitled to one (1) vote.

Mr. Bin Feng, our founder and Chief Executive officer, will beneficially own approximately 87.48% of the total outstanding voting power, assuming the underwriters do not exercise their over-allotment option, following the completion of this offering and will have the ability to control the outcome of matters submitted to our shareholders for votes, including the election of our directors and the approval of any change in control transaction. See the sections titled “Principal Shareholders” and “Description of Share Capital” for additional information.

Lock-up period

The Company has agreed, subject to some exceptions, not to transfer or dispose of any of our Ordinary Shares for a period of 90 days from the closing of this offering, without the prior written consent of the representative.

Our directors, executive officers, and certain shareholders of the Class A ordinary shares, have agreed with the underwriters not to sell, transfer or dispose of any Class A ordinary shares for 180 days from the closing of this offering, subject to certain exceptions. See “Shares Eligible for Future Sale” and “Underwriting.”

Listing	We have applied to have our Class A ordinary shares listed on Nasdaq Capital Market.
Ticker Symbol	We have reserved “INHI” as our ticker symbol.
Transfer Agent	Vstock Transfer, LLC.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following historical statements of operations for the six months ended June 30, 2025 and fiscal years ended December 31, 2024 and 2023, which have been derived from our audited financial statements for those periods. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read this data together with our consolidated financial statements and related notes appearing elsewhere in this prospectus as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in the prospectus.

Selected Balance Sheet Information

	As of June 30, 2025	As of December 31,
		2024	2023
Total current assets	$44,793,385	$44,213,075	$38,157,235
Total non-current assets	$6,273,710	$10,394,026	$7,051,965
Total assets	$51,067,095	$54,607,101	$45,209,200
Total current liabilities	$24,977,166	$25,977,932	$22,915,584
Total non-current liabilities	$7,483,187	$12,700,464	$10,033,574
Total liabilities	$32,460,353	$38,678,396	$32,949,158
Total shareholders’ equity	$18,606,742	$15,928,705	$12,260,042

Selected Statements of Operations Information

	For the Six Months Ended June 30, 2025	For the Years Ended December 31,
		2024	2023
Statement of Operations Data
Net revenues	$16,759,613	$20,631,261	$21,032,972
Gross profit	4,086,705	6,708,831	5,955,151
Total operating expenses	1,035,522	1,754,384	2,935,419
Income from operations	3,051,183	4,954,447	3,019,732
Total non-operating income, net	347	42,270	114,328
Income before income taxes	3,051,530	4,996,717	3,134,060
Net income attribute to the Company	$2,376,186	$4,188,165	$3,276,338
Net income per common share – basic and diluted	$0.12	$0.21	$0.16
Weighted average number of common shares outstanding – basic and diluted	20,000,000	20,000,000	20,000,000

The tables below are condensed consolidating schedules summarizing separately the operations, financial position and cash flows of Unitrend (“Parent” in the tables below), Infinity Soul BVI and Charming Empire HK (“Offshore Subsidiaries” in the tables below that is exclusive of Heli Fashion WFOE and its onshore subsidiaries), Heli Fashion WFOE and its onshore subsidiaries (“WFOE and its onshore subsidiaries” in the tables below), Heli Weiye (“VIE” in the table below), six months ended June 30, 2025 and for the years ended and December 31, 2024 and 2023, and as of June 30, 2025, December 31, 2024 and 2023. In preparation of listing on a U.S. stock exchange as part of an initial public offering, the Company underwent a reorganization through 1) entering into various Contractual Arrangements, which became effective as of December 20, 2022, and 2) entering a stock purchase agreement on January 3, 2024 for acquiring entities that are under common control. For the year ended December 31, 2023, WFOE did not charge any consulting service fees based on the Contractual Arrangements as the VIE (incorporated in November 2, 2022) incurred losses during this period; thus no line shows the service income charged to VIE in the column of WFOE.

Selected Condensed Consolidated Statement of Results of Operations

	For the Six Months Ended June 30, 2025
	Parent	Offshore Subsidiaries	WFOE and its Onshore Subsidiaries	VIE	Elimination Adjustments	Consolidated Totals
Revenue	$—	$—	$12,245,875	$4,513,738	$—	$16,759,613
Cost of revenues	—	—	9,185,081	3,487,827	—	12,672,908
Gross profit	—	—	3,060,794	1,025,911	—	4,086,705
Operating expense	2,960	263	1,082,413	(50,114)	—	1,035,522
Income (loss) from operations	(2,960)	(263)	1,978,381	1,076,025	—	3,051,183
Income from subsidiaries and VIE	2,379,146	2,379,409	807,092	—	(5,565,647)	—
Total non-operating income, net	—	—	249	98	—	347
Income before income tax	2,376,186	2,379,146	2,785,722	1,076,123	(5,565,647)	3,051,530
Income tax expense	—	—	424,845	269,031	—	693,876
Income before non-controlling interests	2,376,186	2,379,146	2,360,877	807,092	(5,565,647)	2,357,654
Consulting fee in relation to services rendered by WFOE	—	—	—	(807,092)	807,092	—
Less: loss attribute to non-controlling interests	—	—	(18,532)	—	—	(18,532)
Net income to the Company	$2,376,186	$2,379,146	$2,379,409	$—	$(4,758,555)	$2,376,186

	For the Year Ended December 31, 2024
	Parent	Offshore Subsidiaries	WFOE and its Onshore Subsidiaries	VIE	Elimination Adjustments	Consolidated Totals
Revenue	$—	$—	$14,607,161	$6,024,100	$—	$20,631,261
Cost of revenues	—	—	9,272,156	4,650,274	—	13,922,430
Gross profit	—	—	5,335,005	1,373,826	—	6,708,831
Operating expense	27,748	2,197	1,534,512	189,927	—	1,754,384
Income (loss) from operations	(27,748)	(2,197)	3,800,493	1,183,899	—	4,954,447
Income from subsidiaries and VIE	4,215,907	4,218,108	1,122,156	—	(9,556,171)	—
Total non-operating income (expenses), net	6	(4)	41,672	596	—	42,270
Income before income tax	4,188,165	4,215,907	4,964,321	1,184,495	(9,556,171)	4,996,717
Income tax expense	—	—	871,946	62,339	—	934,285
Income before non-controlling interests	4,188,165	4,215,907	4,092,375	1,122,156	(9,556,171)	4,062,432
Consulting fee in relation to services rendered by WFOE	—	—	—	(1,122,156)	1,122,156	—
Less: loss attribute to non-controlling interests	—	—	(125,733)	—	—	(125,733)
Net income to the Company	$4,188,165	$4,215,907	$4,218,108	$—	$(8,434,015)	$4,188,165
	For the Year Ended December 31, 2023
	Parent	Offshore Subsidiaries	WFOE and its Onshore Subsidiaries	VIE	Elimination Adjustments	Consolidated Totals
Revenue	$—	$—	$20,222,422	$1,675,490	$(864,940)	$21,032,972
Cost of revenues	—	—	13,367,597	2,575,164	(864,940)	15,077,821
Gross profit (loss)	—	—	6,854,825	(899,674)	—	5,955,151
Operating expense	—	—	2,885,209	50,210	—	2,935,419
Income (loss) from operations	—	—	3,969,616	(949,884)	—	3,019,732
Income from subsidiaries and VIE	3,276,338	3,276,338	—	—	(6,552,676)	—
Total non-operating income, net	—	—	113,889	439	—	114,328
Income (loss) before income tax	3,276,338	3,276,338	4,083,505	(949,445)	(6,552,676)	3,134,060
Income tax expense	—	—	185,294	—	—	185,294
Income (loss) before non-controlling interests	3,276,338	3,276,338	3,898,211	(949,445)	(6,552,676)	2,948,766
Less: loss attribute to non-controlling interests	—	—	(327,572)	—	—	(327,572)
Net income (loss) to the Company	$3,276,338	$3,276,338	$4,225,783	$(949,445)	$(6,552,676)	$3,276,338

Selected Condensed Consolidated Balance Sheets

	As of June 30, 2025
	Parent	Offshore Subsidiaries	WFOE and its Onshore Subsidiaries	VIE	Elimination Adjustments	Consolidated Totals
Cash and cash equivalents	$1,386	$1,692	$1,220,150	$20,887	$—	$1,244,115
Accounts receivable, net	—	—	13,035,540	2,684,006	—	15,719,546
Prepayments of filming of documentary and TV series	—	—	8,231,992	5,301,961	—	13,533,953
Service fee receivable due from VIE	—	—	816,687	—	(816,687)	—
Intercompany receivable	2,507,073	—	4,500,360	—	(7,007,433)	—
Content assets, net	—	—	2,800,296	6,993,058	—	9,793,354
Prepaid expenses and other current assets, net	175,045	—	1,470,794	2,856,578	—	4,502,417
Total current assets	2,683,504	1,692	32,075,819	17,856,490	(7,824,120)	44,793,385
Long term investment	16,659,358	19,164,739	—	—	(35,824,097)	—
Property and equipment, net	—	—	27,565	—	—	27,565
Content assets, net	—	—	—	5,742,944	—	5,742,944
Operating lease right-of-use assets, net	—	—	295,271	—	—	295,271
Other non-current assets	—	—	198,746	9,184	—	207,930
Total non-current assets	16,659,358	19,164,739	521,582	5,752,128	(35,824,097)	6,273,710
Total assets	19,342,862	19,166,431	32,597,401	23,608,618	(43,648,217)	51,067,095
Accounts payable	—	—	9,062,132	732,507	—	9,794,639
Advances from customers	—	—	3,771,202	9,021,290	—	12,792,492
Accrued liabilities and other payables	—	—	74,630	5,239	—	79,869
Content liability	—	—	348,813	—	—	348,813
Operating lease liabilities – current	—	—	177,755	—	—	177,755
Due to a related party	210,000	—	(6,976)	—	—	203,024
Service fee payable due to WFOE	—	—	—	816,687	(816,687)	—
Intercompany payable	—	2,507,073	—	4,500,360	(7,007,433)	—
Taxes payable	—	—	1,491,933	88,641	—	1,580,574
Total current liabilities	210,000	2,507,073	14,919,489	15,164,724	(7,824,120)	24,977,166
Advances from customers – non-current	—	—	75,028	7,319,454	—	7,394,482
Operating lease liabilities – non-current	—	—	88,705	—	—	88,705
Total noncurrent liabilities	—	—	163,733	7,319,454	—	7,483,187
Total liabilities	210,000	2,507,073	15,083,222	22,484,178	(7,824,120)	32,460,353
Total Company’s shareholders’ equity	19,132,862	16,659,358	18,040,299	1,124,440	(35,824,097)	19,132,862
Non-controlling interests	—	—	(526,120)	—	—	(526,120)
Total equity	$19,132,862	$16,659,358	$17,514,179	$1,124,440	$(35,824,097)	$18,606,742

	As of December 31, 2024
	Parent	Offshore Subsidiaries	WFOE and its Onshore Subsidiaries	VIE	Elimination Adjustments	Consolidated Totals
Cash and cash equivalents	$85,537	$1,971	$538,426	$637,962	$—	$1,263,896
Accounts receivable, net	—	—	3,342,732	9,187,376	—	12,530,108
Prepayments of filming of documentary and TV series	—	—	8,083,897	—	—	8,083,897
Service fee receivable due from VIE	—	—	1,105,284	—	(1,105,284)	—
Intercompany receivable	2,507,073	—	4,854,449	—	(7,361,522)	—
Content assets, net	—	—	11,503,411	6,931,595	—	18,435,006
Prepaid expenses and other current assets, net	93,854	—	2,295,885	1,510,429	—	3,900,168
Total current assets	2,686,464	1,971	31,724,084	18,267,362	(8,466,806)	44,213,075
Long term investment	13,950,481	16,455,583	—	—	(30,406,064)	—
Property and equipment, net	—	—	32,104	—	—	32,104
Content assets, net	—	—	719,703	9,041,083	—	9,760,786
Operating lease right-of-use assets, net	—	—	388,943	—	—	388,943
Other non-current assets	—	—	179,779	32,414	—	212,193
Total non-current assets	13,950,481	16,455,583	1,320,529	9,073,497	(30,406,064)	10,394,026
Total assets	16,636,945	16,457,554	33,044,613	27,340,859	(38,872,870)	54,607,101
Accounts payable	—	—	5,846,402	1,681,176	—	7,527,578
Advances from customers	—	—	7,059,653	8,970,459	—	16,030,112
Accrued liabilities and other payables	—	—	133,785	4,036	—	137,821
Content liability			753,584	—	—	753,584
Operating lease liabilities – current	—	—	201,465	—	—	201,465
Due to a related party	210,000	—	7,263	—	—	217,263
Service fee payable due to WFOE	—	—	—	1,105,284	(1,105,284)	—
Intercompany payable	—	2,507,073	—	4,854,449	(7,361,522)	—
Taxes payable	—	—	1,023,014	87,095	—	1,110,109
Total current liabilities	210,000	2,507,073	15,025,166	16,702,499	(8,466,806)	25,977,932
Advances from customers	—	—	1,000,341	11,561,543	—	12,561,884
Operating lease liabilities – non-current	—	—	138,580	—	—	138,580
Total noncurrent liabilities	—	—	1,138,921	11,561,543	—	12,700,464
Total liabilities	210,000	2,507,073	16,164,087	28,264,042	(8,466,806)	38,678,396
Total Company’s shareholders’ equity	16,426,945	13,950,481	17,378,766	(923,183)	(30,406,064)	16,426,945
Non-controlling interests	—	—	(498,240)	—	—	(498,240)
Total equity	$16,426,945	$13,950,481	$16,880,526	$(923,183)	$(30,406,064)	$15,928,705

	As of December 31, 2023
	Parent	Offshore Subsidiaries	WFOE and its Onshore Subsidiaries	VIE	Elimination Adjustments	Consolidated Totals
Cash and cash equivalents	$—	$—	$2,157,463	$211,249	$—	$2,368,712
Accounts receivable, net	—	—	12,169,138	—	—	12,169,138
Prepayments of filming of documentary and TV series	—	—	10,431,133	—	—	10,431,133
Refundable prepayments of copyright and filming of TV series	—	—	212,599	—	—	212,599
Intercompany receivable	—	—	63,381	—	(63,381)	—
Content assets, net	—	—	9,241,160	445,130	—	9,686,290
Prepaid expenses and other current assets, net	—	—	3,227,158	62,205	—	3,289,363
Total current assets	—	—	37,502,032	718,584	(63,381)	38,157,235
Long term investment	12,644,911	12,644,911	—	—	(25,289,822)	—
Property and equipment, net	—	—	98,695	—	—	98,695
Content assets, net	—	—	5,852,572	480,858	—	6,333,430
Operating lease right-of-use assets, net	—	—	352,455	—	—	352,455
Other non-current assets	—	—	267,385	—	—	267,385
Total non-current assets	12,644,911	12,644,911	6,571,107	480,858	(25,289,822)	7,051,965
Total assets	12,644,911	12,644,911	44,073,139	1,199,442	(25,353,203)	45,209,200
Accounts payable	—	—	8,085,992	477,472	—	8,563,464
Advances from customers	—	—	12,893,823	687,479	—	13,581,302
Accrued liabilities and other payables	—	—	79,808	3,470	—	83,278
Operating lease liabilities – current	—	—	232,137	—	—	232,137
Due to a related party	—	—	94,522	—	—	94,522
Intercompany payable	—	—	—	63,381	(63,381)	—
Taxes payable	—	—	360,881	—	—	360,881
Total current liabilities	—	—	21,747,163	1,231,802	(63,381)	22,915,584
Content liability	—	—	985,929	—	—	985,929
Advances from customers	—	—	8,069,485	916,640	—	8,986,125
Operating lease liabilities – non-current	—	—	61,520	—	—	61,520
Total noncurrent liabilities	—	—	9,116,934	916,640	—	10,033,574
Total liabilities	—	—	30,864,097	2,148,442	(63,381)	32,949,158
Total Company’s shareholders’ equity	12,644,911	12,644,911	13,593,911	(949,000)	(25,289,822)	12,644,911
Non-controlling interests	—	—	(384,869)	—	—	(384,869)
Total shareholders’ equity	$12,644,911	$12,644,911	$13,209,042	$(949,000)	$(25,289,822)	$12,260,042

Condensed Consolidated Statement of Cash Flows

	For the Six Months Ended June 30, 2025
	Parent	Offshore Subsidiaries	WFOE and its Onshore Subsidiaries	VIE	Elimination Adjustments	Consolidated Totals
Net cash provided by (used in) operating activities	$(2,960)	$(263)	$389,935	$(183,561)	$—	$203,151
Net cash used in investing activities	$—	$—	$—	$(437,816)	$437,816	$—
Net cash provided by (used in) financing activities	$(81,191)	$—	$274,034	$—	$(437,816)	$(244,973)
Effect of exchange rate change on cash	$—	$(16)	$17,755	$4,302	$—	$22,041
Net increase (decrease) in cash and cash equivalents	$(84,151)	$(279)	$681,724	$(617,075)	$—	$(19,781)
Cash and cash equivalents, beginning of the period	$85,537	$1,971	$538,426	$637,962	$—	$1,263,896
Cash and cash equivalents, end of the period	$1,386	$1,692	$1,220,150	$20,887	$—	$1,244,115
	For the Year Ended December 31, 2024
	Parent	Offshore Subsidiaries	WFOE and its Onshore Subsidiaries	VIE	Elimination Adjustments	Consolidated Totals
Net cash provided by (used in) operating activities	$(27,742)	$(2,201)	$3,880,580	$(4,426,894)	$—	$(576,257)
Net cash provided by (used in) investing activities	$(4,203)	$—	$—	$4,865,955	$(4,861,752)	$—
Net cash provided by (used in) financing activities	$117,482	$4,164	$(5,464,741)	$—	$4,861,791	$(481,304)
Effect of exchange rate change on cash	$—	$8	$(34,876)	$(12,348)	$(39)	$(47,255)
Net increase (decrease) in cash and cash equivalents	$85,537	$1,971	$(1,619,037)	$426,713	$—	$(1,104,816)
Cash and cash equivalents, beginning of the year	$—	$—	$2,157,463	$211,249	$—	$2,368,712
Cash and cash equivalents, end of the year	$85,537	$1,971	$538,426	$637,962	$—	$1,263,896
	For the Year Ended December 31, 2023
	Parent	Offshore Subsidiaries	WFOE and its Onshore Subsidiaries	VIE	Elimination Adjustments	Consolidated Totals
Net cash provided by operating activities	$—	$—	$2,657,776	$211,414	$—	$2,869,190
Net cash used in investing activities	$—	$—	$(42,316)	$—	$—	$(42,316)
Net cash used in financing activities	$—	$—	$(836,377)	$—	$—	$(836,377)
Effect of exchange rate change on cash	$—	$—	$(9,983)	$(308)	$—	$(10,291)
Net increase in cash and cash equivalents	$—	$—	$1,769,100	$211,106	$—	$1,980,206
Cash and cash equivalents, beginning of the year	$—	$—	$388,363	$143	$—	$388,506
Cash and cash equivalents, end of the year	$—	$—	$2,157,463	$211,249	$—	$2,368,712

ROLL-FORWARD OF INVESTMENT IN SUBSIDIARIES AND VIE

Balance, December 31, 2023	$12,644,911
Subscription receivable	1,336
Net income for the year	4,188,165
Foreign currency translation loss attributable to the Company	(407,467)
Balance, December 31, 2024	$16,426,945
Net income for the period	2,376,186
Foreign currency translation gain attributable to the Company	329,731
Balance, June 30, 2025	$19,132,862

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•        future financial and operating results, including revenue, income, expenditures, cash balances and other financial items;

•        our ability to execute our growth, and expansion, including our ability to meet our goals;

•        current and future economic and political conditions;

•        our ability to compete in an industry with low barriers to entry;

•        the future growth of the Chinese entertainment industry as a whole and the Chinese television distribution sector in particular;

•        our capital requirements and our ability to raise any additional financing which we may require;

•        negative impact on our business and financial results due to the COVID-19 pandemic;

•        our ability to acquire and produce shows, further enhance our brand recognition; and

•        our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

•        trends and competition in Chinese entertainment industry; and

•        other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance.

This prospectus contains statistical data that we obtained from various government and private publications. We have not independently verified the data in these reports. Statistical data in these publications also may include projections based on a number of assumptions. If any one or more of the assumptions underlying the statistical data turns out to be incorrect, actual results may differ from the projections based on these assumptions.

You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements except as required by applicable law.

RISK FACTORS

You should carefully consider the risks described below in conjunction with the other information and our consolidated financial statements and related notes included elsewhere in this prospectus before making an investment decision. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The trading price of our Class A ordinary share could decline due to any of these risks, and as a result you may lose all or part of your investment. This prospectus also contains forward-looking statements relating to events subject to risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements due to the material risks that we face described below.

Risks Related to Our Business and Our Industry

Our TV content business success is influenced by consumer preferences that are difficult to predict, and accordingly our results of operations may vary widely from period to period.

In general, the economic success of a show is largely determined by the appeal of the show to a broad audience and by the effectiveness of the marketing of the show. We cannot precisely predict the economic success of any of the shows we distribute or invest in because a show’s acceptance by the public cannot be predicted with certainty. If we do not accurately judge audience acceptance in selecting the shows for which we acquire the distribution rights or in which we invest, or if we do not market the show effectively, we may not recoup our costs or realize our anticipated profits. In addition, the economic success of a show depends upon the public’s acceptance of competing shows, the availability of alternative forms of entertainment and leisure-time activities, general economic conditions and other tangible and intangible factors, all of which can change and none of which can be predicted with certainty. Accordingly, our net revenue and other results of operations may fluctuate significantly from period to period, and the results of any one period may not be indicative of the results for any future periods.

Regarding the television program distribution segment of our business, our success is largely dependent on a limited number of shows released each year and factors in the entertainment industry that are difficult to predict. We distribute a limited number of shows, the success or failure of a small number of these shows could have a significant impact on our business, financial condition and results of operations in both the year of release and in the future.

Our business faces the challenge of effectively selecting shows for distribution that align with both our expertise and the expectations of television stations. While we leverage our industry knowledge to acquire distribution rights for shows we believe have significant viewership potential, the limited capacity of TV stations to broadcast content presents a critical constraint. Despite the quality and appeal the shows for which we acquired distribution rights, the TV stations may still choose not to purchase or broadcast our content. This scenario can lead to a shortfall in revenue generation, as the inability to secure deals with TV stations may result in underutilized or unsold distribution rights.

Moreover, the competitive landscape within the television industry heightens this risk. Television stations face many content options from numerous distributors, all competing for limited broadcasting slots. Consequently, our ability to secure favorable distribution deals relies not only on the appeal of our acquired shows but also on our capacity to accurately anticipate and meet the demands of TV stations and their viewership demographics.

For example, the TV series “The Good Days” was successfully distributed and aired on the satellite TV station when the station required programming and this series met the scheduled timing requirements. This led to a significant revenue generation from the broadcast of this series. In the future, the successful distribution of new shows will play a pivotal role in revenue generation. However, we could encounter obstacles in distributing new shows to the satellite TV stations. Any impediments to distribution may lead to a decline in revenue, thereby affecting our financial performance and growth.

Furthermore, as we distribute a limited number of shows, the success or failure such shows significantly impacts our revenue. A successful show can strengthen our market position, while underperforming shows may result in financial setbacks and impede our growth prospects. Consequently, the inherent risk associated with the unpredictable nature of show performance has consequential effects on our business sustainability and long-term viability.

Due to the risks inherent in distributing shows, we may be unable to generate revenue and profit if we cannot distribute the shows for which we have acquired rights to TV satellite stations in a timely manner.

Our most significant costs and cash expenditures relate to acquiring show distribution rights. We predominantly acquire distribution rights of shows that have already been produced, although occasionally we also acquire distribution rights of shows that are currently under production. Except for the self-produced content “The Good Days,” we do not participate in the production process nor invest in the productions of contents. Upon acquiring the distribution rights of a show, we have the capability to distribute it to various television satellite stations. Many of our agreements to acquire distribution rights require up-front payments. We determine the amount of the payments for the distribution right we are willing to make based on our estimate of the economic success of the show. Although these estimates are based on our knowledge of industry trends, market conditions and the market potential of the show, the actual decision of whether the TV satellite station will purchase the distribution rights from us may ultimately differ from our estimates.

When we acquire distribution rights of shows that are currently under production, we face risks associated with the production of shows, including delays and increased expenditures due to creative differences among key cast members and other key creative personnel or other disruptions or events beyond our control. Risks such as illness, disability or death of star performers, technical complications with special effects or other aspects of production, shortages of necessary equipment, damage to show negatives, master tapes and recordings or adverse weather conditions may cause cost overruns and delay or frustrate completion of a production. In China, directors tend to hold substantial control over the production of shows, and this may aggravate our ability to control the production schedule and budget. In addition, we generally have less control over the investment and production processes as we only acquire the distribution rights of shows.

If a show production incurs substantial budget overruns, increased costs may also delay the release of a show to a less favorable time, which could hurt its viewership and thus our revenue from the distribution of the show and its overall financial success. If a show cannot be successfully sold to TV satellite stations, we may (i) fail to realize the expected economic return from a show, (ii) fail to recoup advances we paid or investments we made or (iii) record accelerated amortization and/or fair value write downs of capitalized show production costs or distribution rights. Any of these events may adversely impact our business, financial condition and results of operations.

The production and distribution of shows are capital-intensive processes, and our capacity to generate cash or obtain financing on favorable terms may be insufficient to meet our anticipated cash requirements.

The costs to develop, produce and distribute a show are substantial. For the years ended December 31, 2024 and 2023, for example, our cost of revenue amounted to US$13,922,430 and US$15,077,821, respectively, accounting for 67% and 72% of our net revenue, respectively. For the six months ended June 30, 2025, our cost of revenue was $12,672,908, accounting for 76% of our net revenue. We are required to fund our costs for show-related activities and other commitments with cash retained from operations, including the proceeds of shows that generate revenue from theatrical and non-theatrical channels, as well as from bank and other borrowing and participation by other investors. If our shows fail to perform, we may be forced to seek substantial sources of outside financing. Such financing may not be available in sufficient amounts for us to continue to make substantial investments in the production of new shows or may be available only on terms that are disadvantageous to us, either of which could have a material adverse effect on our growth or our business.

Moreover, the costs of producing and distributing shows have increased in recent years and may further increase in the future, which may make it more difficult for a show we distribute or have invested in to generate a profit or compete against other shows. There can be no assurance that revenue from distribution will be steady as the cost of production may increase. We may need to expand into other distribution channels or rely on other sources of revenue.

We generate revenues from our advertising placement segment, but the online advertising industry is subject to many uncertainties, which may prevent us from generating revenues from advertisement.

The online advertising industry is rapidly evolving in Hong Kong, Taiwan, Singapore, and other Asian countries outside mainland China. Many of our current and potential advertisers have limited experience with the internet as an advertising and marketing medium, have not traditionally devoted a significant portion of their advertising and marketing expenditures or other available funds to web-based advertising and marketing, and may not find the internet to be effective for promoting their products and services relative to traditional print and broadcast media. We may not be successful in attracting new advertisers, convincing our current and potential advertisers to increase their budgets for online advertising and marketing or securing a significant share of those budgets. If the internet does not become more widely accepted as a medium for advertising and marketing, our ability to generate revenues from online advertisement could be negatively affected. Our ability to generate significant advertising and marketing revenues will depend on a number of factors, many of which are beyond our control, including but not limited to:

•        the development and retention of a large base of users possessing demographic characteristics attractive to advertisers;

•        the maintenance and enhancement of our awareness as a media company;

•        increased competition and potential downward pressure on online advertising and marketing prices and limitations on web page space;

•        changes in government policy that curtail or restrict our online advertising and marketing services or content offerings or increase our costs associated with policy compliance;

•        the acceptance of online advertising and marketing as an effective way for advertisers to market their businesses and products;

•        advertisers’ preferences for new online advertising and marketing formats, products or business models offered by other competitors and our ability to provide similar or competing new formats, products and solutions;

•        the development of independent and reliable means of verifying levels of online advertising and traffic; and

•        the effectiveness of our advertising delivery, tracking and reporting systems.

Our advertising operations are sensitive to changes in economic conditions and advertising trends.

Demand for advertising on the shows we distribute and the resulting advertising spending by advertisers, are particularly sensitive to changes in general economic conditions. For example, advertising expenditures typically decrease during periods of economic downturn. Advertisers may reduce their spending to advertise through us for a number of reasons, including:

•        a general decline in economic conditions;

•        a decline in economic conditions in the particular cities where we conduct business;

•        a decision to shift advertising expenditures to other available advertising media;

•        a decline in advertising spending in general; and

•        increased competition.

A decrease in demand for advertising media in general, and for advertising in the shows we distribute in particular, could materially and adversely affect our ability to generate advertising revenue from our shows, and could have a material and adverse effect on our business, financial condition and results of operations.

We may be subject to, and may expend significant resources in defending against, government actions based on the advertising services we provide and advertising content we disseminate.

PRC advertising laws and regulations require advertisers, advertising operators and advertising distributors, including businesses such as ours, to ensure that the content of the advertisements they prepare or distribute is true to facts, lawful, in compliance with relevant laws and regulations, does not contain any false information or cheat or mislead consumers. Violation of these laws, rules or regulations may result in penalties, including fines of one to five times advertising fees, confiscation of advertising fees, orders to cease dissemination of the advertisements and orders to publish advertisements correcting the misleading information. In circumstances involving serious violations, the PRC government may revoke a violator’s business license. In circumstances where the interests of consumers are harmed, the advertisers may bear civil liabilities and the advertising operators and advertising distributors may be held jointly liable. In cases of serious violations, criminal liabilities may be prosecuted.

As an operator of an advertising medium, we are obligated under PRC laws, rules and regulations to monitor the advertising content for compliance with applicable laws. In addition, we are required to confirm that the advertisers have obtained requisite government approvals including the advertisers’ operating qualifications, proof of quality inspection of the advertised products, and government pre-approval of the advertisement contents relating to certain specific types of products and services, such as pharmaceuticals, medical facilities, agricultural chemical and veterinary chemicals. We endeavor to comply with such requirements, including by requesting relevant documents from the advertisers. Our reputation will be tarnished and our results of operations may be adversely affected if advertisements provided to us by our advertisers violate relevant PRC content laws and regulations, or if the supporting documentation and government approvals provided to us by our advertising clients in connection with such advertising content are not complete or if the advertisements are not content compliant.

The production and distribution of television programs is regulated extensively in China, and our production and distribution of Television Series are subject to various PRC laws, rules and regulations.

In accordance with the Administrative Regulations on Radio and Television effective on September 1, 1997 and recently amended in November 29, 2020, the Administrative Regulations on the Production and Operation of Radio and Television Program effective on August 20, 2004 and recently amended in October 29, 2020, the Administrative Regulations on Content of Television Series effective on July 1, 2010 and recently amended in May 4, 2016, which superseded and replaced the Administrative Regulations on the Examination of Television Series effective on September 20, 2004, and its supplementary regulations, and other regulations issued based on the foregoing regulations, television series can only be produced by entities that hold either a Film Production License or a License for the Production and Operation of Radio and Television Program or by qualified broadcasters. Licenses for the Production and Operation of Radio and Television Program are issued to entities which meet requirements set forth in the Administrative Regulations on the Production and Operation of Radio and Television Program and pass the examination of SAPPRFT or its provincial counterparts. In addition to the Film Production License or the Operating License for the Production of Radio and Television Program, the television series producers must obtain either a Multiple Television Series Production License or a Single Television Series Production License for the shooting and production of television series. The Multiple Television Series Production License has an effective term of two years and may be applied to all television series produced by the holder during the effective term. The Single Television Series Production License has an effective term no longer than 180 days and only applies to the specific television series, as indicated in such license.

Under the Administrative Regulations on Content of Television Series effective on July 1, 2010 and recently amended in May 4, 2016, a filing with, and announcement by, SAPPRFT or its provincial counterparts is required before production of any television series. Television series will be subject to censorship by SAPPRFT or its provincial counterparts, which will issue a Television Series Distribution License for television series passing their examination. No television series may be distributed or broadcasted without a Television Series Distribution License. However, SAPPRFT may, according to public interest require editing of or terminate distribution or broadcasting of television series which have been granted with a Television Series Distribution License.

If we are found to be in violation of these laws, rules or regulations, we may be subject to penalties, including fines from RMB10,000 to RMB50,000, confiscation of equipment and orders to cease operations. In circumstances of serious violations, the PRC government may revoke a violator’s license and criminal liabilities may be prosecuted.

Piracy of TV series, including digital and Internet piracy, may reduce the gross receipts from the exploitation of our TV series.

Piracy of TV series may occur for TV programs that are distributed though satellite stations or those that are exclusively aired on certain platform. If the TV series that we distribute get disseminated online without our knowledge or authorization, it may have an adverse effect on our business, because these products reduce the revenue we receive from our investment in or the distribution or exhibition of television series. Additionally, in order to contain this problem, we may have to implement security and anti-piracy measures, which could result in expenses and loss of revenue.

Failure to protect our intellectual property rights could have a negative impact on our business.

We believe our brand, trade names, trademarks and other intellectual property are critical to our success. The success of our business depends substantially upon our continued ability to use our brand, trade names and trademarks to increase brand awareness and to further develop our brand. The unauthorized reproduction of our trademarks could diminish the value of our brand and its market acceptance, competitive advantages or goodwill. In addition, our proprietary information, which has not been patented or otherwise registered as our property, is a component of our competitive advantage and our growth strategy.

Monitoring and preventing the unauthorized use of our intellectual property is difficult. The measures we take to protect our brand, trade names, trademarks and other intellectual property rights may not be adequate to prevent their unauthorized use by third parties. In addition, the application of laws governing intellectual property rights in China and abroad is uncertain and evolving, and could involve substantial risks to us. If we are unable to adequately protect our brand, trade names, trademarks and other intellectual property rights, we may lose these rights and our business may suffer materially. Further, unauthorized use of our brand, trade names or trademarks could cause brand confusion among our clients and harm our reputation. If our brand recognition decreases, we may lose clients and fail in our expansion strategies, and our business, financial condition and results of operations could be materially and adversely affected.

Third parties may assert intellectual property infringement claims against us.

One of the risks of the media industry is the possibility that others may claim that we distribute or own the copyright for TV series that misappropriate or infringe upon the intellectual property rights of third parties with respect to their previously developed stories, characters, other entertainment or intellectual property. Given our operations in the TV series distribution in the media industry, we may be subject to such claims in the future. Any such assertions or claims may materially and adversely affect our business, financial condition and results of operations. Irrespective of the validity or the successful assertion of such claims, we could incur significant costs and diversion of resources in defending against them, which could have a material adverse effect on our business, financial condition and results of operations. If any claim or action is asserted against us, we may seek to settle such claim by obtaining a license from the plaintiff covering the disputed intellectual property rights. We cannot provide any assurances, however, that under such circumstances such license, or any other form of settlement, would be available on reasonable terms or at all.

With respect to our advertisement placement line of business, we receive most of our revenues from a limited number of large clients, and the loss of these clients, or the loss of significant advertisers by our agency clients, could adversely impact our business, financial condition and results of operations.

While our advertisement placement line of business accounts for 10.84% and 8.29% of our total revenue for the years ended December 31, 2024 and 2023, a relatively small number of clients account for a substantial percentage of our revenues from our advertisement placement line of business. Most of our large clients are third-party advertising agencies who obtained advertising time slots from us for their advertising clients and may in turn rely on a limited number of large advertisers for their businesses. The performance of such third-party advertising agencies has a direct impact on our operating results. Advertisers who access our advertising time slots through other advertising agencies may reduce advertising and marketing spending or cancel projects at any time for any reason. Any of our advertising clients may not continue to utilize our services to the same extent, or at all, in the future. A significant reduction in advertising and marketing spending by, or the loss of one or more of, our advertising clients, if not replaced by new clients or an increase in business from existing clients, could make it difficult for us to fill the time slot vacancies and our revenues and profits could decline significantly as a result. The third-party advertising agencies may also introduce their advertising clients to other advertising service providers who have obtained other advertising time slots from China Central Television stations or other television networks. As a result, any loss of our significant clients, or the loss of significant advertisers by our agency clients, could have a material and adverse effect on our financial condition and results of operations. In addition, if any client with whom we have a substantial amount of business experiences financial difficulty, we could be unable to collect accounts receivable on a timely basis, if at all. This may result in an increase in our bad debt expenses and adversely affect our results of operations.

With respect to the television program distribution segment of our business, we may continue to receive most of our revenues from a limited number of large clients, and the loss of these clients, or the loss of significant advertisers by our agency clients, could materially and adversely impact our business, financial condition and results of operations.

Because there are limited number of major satellite stations in China and that a television program is typically distributed to only one or two major satellite stations at the same time to allow each station to offer unique content its viewers. Consequently, for each show we distribute, we may rely on a limited number of customers — though this set of customers may differ every time we distribute a new television program — to generate revenue.

We use a standardized distribution agreement that allows us to customize specific scope, duration, and disposition of the broadcast rights of each television program. Depending on whether our customer requires the sole distribution right of the television program or shared rights with another major satellite station, and depends on the time of the showing, the costs of the distribution right will differ. The distribution agreements will also have substantially the same terms with respect to licensing, termination, and confidentially that adheres to market practice.

While our television program distribution line of business accounts for 89.16% and 91.71% of our total revenue for the years ended December 31, 2024 and 2023, respectively, a relatively small number of clients contribute to a substantial percentage of our revenues from television program distributions. For the year ended December 31, 2024, the Company had three major customers — Zhejiang Media Group — Zhejiang Satellite TV, Shanghai Huaxu Cultural Communication Co., Ltd., and Beijing Radio & Television Station. — accounted for 25.9%, 19.6%, and 10.3% of the Company’s total sales, respectively. For the year ended December 31, 2023, the Company had three major customers — Zhejiang Media Group — Zhejiang Satellite TV, Jiangsu Broadcasting Corporation, and Shanghai Haoyu Cultural Media Co., Ltd. — accounted for 32.0%, 14.6%, and 12.6% of the Company’s total sales, respectively.

As of December 31, 2024, five customers — Shanghai Huaxu Cultural Communication Co., Ltd., Xinjiang Zhongguang New Media Culture Co., Ltd., Hemu (Shanghai) Culture Media Co., Ltd., amd Kaitike Advertising (Shanghai) Co., Ltd — accounted for 43.7%, 21.0%, 15.0% and 11.7% of the outstanding accounts receivable, respectively.

As of December 31, 2023, five customers — Shanghai Huaxu Cultural Communication Co., Ltd., Shanghai Laoyou Film Culture Co., Ltd., Shanghai Yongyan Advertising Co., Ltd., Kaitike Advertising (Shanghai) Co., Ltd. and Beijing Radio & Television Station — accounted for 40.7%, 15.4%, 14.2%, 12.6% and 10.6% of the outstanding accounts receivable, respectively.

The long-term nature of certain of our content commitments may limit our operating flexibility and could adversely affect our liquidity and results of operations.

In connection with licensing streaming content, we typically enter into multi-year agreements with content providers. These agreements have sometimes required us to pay minimum license fees for content that are not tied to subscriber usage or the size of our subscriber base. Given the multiple-year duration and sometimes fixed cost nature of content commitments, if subscriber acquisition and retention do not meet our expectations, our margins may be adversely impacted, and we may not be in a position to make the minimum guarantee payments required under certain content licenses. In the past, we have failed to make minimum guarantee payments to certain key programmers and may not be in a position to make similar payments in the future. If we do not make these payments, then we may lose access to such content, which in turn may further depress subscriber acquisition or retention, cause other programmers to exercise termination rights due to the content mix available through our service, or impact our ability to obtain content from other programmers.

We also enter into multi-year commitments for content that we produce, either directly or through third parties, including elements associated with these productions such as non-cancelable commitments under talent agreements. Payment terms for certain content commitments, such as content we directly produce, will typically require more up-front cash payments than other content licenses or arrangements whereby we do not fund the production of such content.

To the extent subscriber and/or revenue growth do not meet our expectations, our liquidity and results of operations could be adversely affected as a result of content commitments and payment requirements of certain agreements. In addition, the long-term and fixed cost nature of certain of our commitments may limit our flexibility in planning for or reacting to changes in our business and the market segments in which we operate. If we license and/or produce content that is not favorably received by consumers in a territory, or is unable to be shown in a territory, acquisition and retention may be adversely impacted and given the long-term and fixed cost nature of certain of our content commitments, we may not be able to adjust our content offering quickly and our results of operations may be adversely impacted.

If new technologies adopted by us do not perform as expected, or if we are unable to effectively integrate new technologies in a commercially viable manner, our revenue growth and profitability may decline.

We are constantly evaluating new growth opportunities in the internet media industry. Including our plans to develop an online trading platform, for which there are no proven markets, and may not develop as expected. These new projects may not perform as expected or generate an acceptable rate of return. In addition, we may not be able to successfully develop new technologies to effectively and economically deliver our advertising or marketing services, or be able to generate profits. Furthermore, the success of our mobile applications is substantially dependent on the mobile applications developed by third-party developers. These applications may not be sufficiently developed to support our advertising services. If we are unable to deliver commercially viable services or applications based on the new technologies that we plan to adopt, our financial condition and results of operations may be materially and adversely affected.

Any negative publicity with respect to Unitrend, the media industry in general or Unitrend’s partners may materially and adversely affect Unitrend’s reputation, business and results of operations.

Complaints, litigation, regulatory actions or other negative publicity that arise about the mobile advertising industry in general or Unitrend in particular, including on the quality, effectiveness and reliability of mobile advertising solutions, privacy and security practices, and marketing content, even if inaccurate, could adversely affect Unitrend’s reputation and customer confidence in, and the use of, its services. Harm to Unitrend’s reputation and customer confidence can also arise from failure by TV content producers to meet minimum quality standards or otherwise fulfill their contractual obligations or to comply with applicable laws and regulations. Additionally, negative publicity with respect to Unitrend’s platforms or services could also affect our business and results of operation to the extent that our business relies on these partners.

Risks Related to Our Corporate Structure

Unitrend is a Cayman Islands exempted company with operations in China partially through its wholly-owned subsidiaries and partially through contractual arrangements with the VIE and its shareholders. Investors thus are not purchasing, and may never directly hold, equity interests in the VIE. There are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules relating to the agreements that establish the VIE structure, including potential future actions by the PRC government, which could affect the enforceability of our contractual arrangements with the VIE and its shareholders and, consequently, significantly affect the financial condition and results of operations of Unitrend. If the PRC government finds such agreements non-compliant with relevant PRC laws, regulations, and rules, or if these laws, regulations, and rules or the interpretation thereof change in the future, we could be subject to severe penalties or be forced to relinquish our interests in the VIE, which may materially and adversely affect our and the VIE’s operations and the value of your investment.

The PRC government regulates broadcast and TV program production and operation businesses through strict business licensing requirements and other government regulations. These laws and regulations also include limitations on foreign ownership of PRC companies that engage in broadcast and TV program production and operation businesses. Specifically, foreign investors are not allowed to engage in broadcast and TV program production and operation businesses, except for those in the Special Administrative Measures (Negative List) for Foreign Investment Access (2021 version), or the Negative List, effective on January 1, 2022, which may be amended, supplemented, or otherwise modified from time to time, or the Negative List.

Because Unitrend is an exempted company incorporated in the Cayman Islands, it is classified as a foreign enterprise under PRC laws and regulations, and our wholly foreign-owned enterprise, or WFOE, in the PRC is a foreign-invested enterprise, or FIE. Investors in our securities are purchasing equity interest in Unitrend, a holding company incorporated in the Cayman Islands with business operations in China and therefore, investors may never hold equity interests in the VIE. The VIE structure is used to provide investors with exposure to foreign investment in China-based companies where Chinese law prohibits direct foreign investment in the VIE. As our business operations may be regarded as a kind of broadcast and TV program production and operation businesses, while WFOE is not eligible to operate broadcast and TV program production and operation business in China according to above-mentioned restrictions, we conduct this line of business in China through the VIE. WFOE has entered into a series of contractual arrangements with the VIE and its shareholders, which enable us to (i) direct significant activities of the VIE, (ii) receive all of the economic benefits of the VIE, and (iii) have an exclusive option to purchase all or part of the equity interests and assets in the VIE when and to the extent permitted by PRC law.

As a result of these contractual arrangements, we have control over and are the primary beneficiary of the VIE and hence consolidate their financial results as the VIE for accounting purposes only and only to the extent that we have satisfied the requirements for consolidation of the VIE under U.S. GAAP. See the section “Corporate History and Structure” for details.

We believe that our corporate structure and contractual arrangements comply with the current applicable PRC laws and regulations. Our PRC legal counsel, based on its understanding of the relevant laws and regulations, is of the opinion that the contracts under the contractual arrangements among WFOE, the VIE and its shareholders governed by PRC law are valid, binding, and enforceable in accordance with its terms and applicable PRC laws and regulations currently in effect. However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules, including the Foreign Investment Law, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, and the relevant regulatory measures concerning the media industry, and the PRC government authorities may take a view contrary to the opinion of our PRC legal counsel, and may not agree that our corporate structure or any of the above contractual arrangements comply with PRC licensing, registration, or other regulatory requirements our subsidiary in Hong Kong, with existing policies or with requirements or policies that may be adopted in the future. PRC laws and regulations governing the validity of these contractual arrangements are uncertain and the relevant government authorities have broad discretion in interpreting these laws and regulations. Chinese regulatory authorities could disallow this structure, which would likely result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless.

If our corporate structure and contractual arrangements are deemed by regulators having competent authority to be illegal, either in whole or in part, we may lose control of the VIE and have to modify such structure to comply with regulatory requirements, and the value of our Class A ordinary shares may decline in value or become worthless. However, there can be no assurance that we can achieve this without material disruption to our business. Further, if our corporate structure and contractual arrangements are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals to operate our business, the relevant regulatory authorities would have broad discretion in dealing with such violations.

Furthermore, new PRC laws, regulations and rules may be introduced to impose additional requirements that may be applicable to our corporate structure and contractual arrangements. Occurrence of any of these events could adversely affect our business, operating results, and financial condition. In addition, if the imposition of any of these penalties or requirement to restructure our corporate structure causes us to lose the rights to direct the activities of the VIE or our right to receive its economic benefits, we would no longer be able to consolidate the financial results of the VIE in our consolidated financial statements. However, we do not believe that such actions would result in the liquidation or dissolution of our company, our wholly owned subsidiary in China, or the VIE.

We rely on contractual arrangements with the VIE and its shareholders to own licenses that are required by our business, which could adversely affect our business, operating results and financial condition.

We rely on contractual arrangements with the VIE and its shareholders to own the licenses for operating broadcast and TV program production and operation businesses in the PRC. See the section “Corporate History and Structure” for details. These contractual arrangements may not be effective in providing us with control over the VIE. Under the current contractual arrangements, we rely on the performance by the VIE and its shareholders of their obligations under the contracts to direct the VIE’s activities. If the VIE or its shareholders fail to perform their respective obligations under these contractual arrangements, our recourse to the assets held by the VIE is indirect and we may have to incur substantial costs and expend significant resources to enforce such arrangements in reliance on legal remedies under PRC laws. These remedies may not always be effective, as there are very few precedents and little formal guidance as to how contractual arrangements in the context of a consolidated variable interest entity should be interpreted or enforced under PRC laws. Furthermore, in connection with litigation, arbitration, or other judicial or dispute resolution proceedings, assets under the name of any of record holder of equity interest in the VIE, including such equity interest, may be put under court custody. As a consequence, we cannot be certain that the equity interest will be disposed pursuant to the contractual arrangement or ownership by the record holder of the equity interest. Any failure by the VIE or its shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business.

The shareholders of the VIE may have potential conflicts of interest with us, which could materially and adversely affect our business, operating results and financial condition.

The interests of the shareholders of the VIE in its capacities as such shareholders may differ from the interests of our company as a whole, as what is in the best interests of the VIE, including matters such as whether to distribute dividends or to make other distributions to fund our offshore requirements, may not be in the best interests of our company. There can be no assurance that when conflicts of interest arise, any or all of these shareholders will act in the best interests of our company or those conflicts of interest will be resolved in our favor. In addition, these shareholders may breach or cause the VIE to breach or refuse to renew the existing contractual arrangements with us.

Currently, we do not have arrangements to address potential conflicts of interest the shareholders of the VIE may encounter, on the one hand, and as a beneficial owner of our company, on the other hand. We, however, provided that the shareholders of the VIE breach the exclusive option agreement, could, at all times, exercise our option under the exclusive option agreement to cause them to transfer all of their equity ownership in the VIE to WFOE or an entity or individual designated by us as permitted by the then-applicable PRC laws. In addition, if such conflicts of interest arise, we could also, in the capacity of attorney-in-fact of the then-existing shareholders of the VIE as provided under the entrustment agreements, directly appoint new directors of the VIE. We rely on the shareholders of the VIE to comply with PRC laws and regulations, which protect contracts and provide that directors and executive officers owe a duty of loyalty to our company and require them to avoid conflicts of interest and not to take advantage of their positions for personal gains, and the laws of the Cayman Islands, which provide that directors have a duty of care and a duty of loyalty to act honestly in good faith with a view to our best interests. However, the legal frameworks of China and the Cayman Islands do not provide guidance on resolving conflicts in the event of a conflict with another corporate governance regime. If we cannot resolve any conflicts of interest or disputes between us and the shareholders of the VIE, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

The shareholders of the VIE may be involved in personal disputes with third parties or other incidents that may have an adverse effect on their respective equity interests in the VIE and the validity or enforceability of our contractual arrangements with the VIE and its shareholders. For example, if any of the equity interests of the VIE is inherited by a third party with whom the current contractual arrangements are not binding, we could lose our control over the VIE or have to maintain such control by incurring unpredictable costs, which could cause significant disruption to our business and operations and harm our financial condition and results of operations.

Our contractual arrangements in relation to the VIE may be subject to scrutiny by the PRC tax authorities and they may determine that the VIE owes additional taxes, which could adversely affect our business, operating results and financial condition.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. The PRC enterprise income tax law requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its related parties to the relevant tax authorities. The tax authorities may impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with arm’s length principles. We may face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements among WFOE, the VIE and its shareholders were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, regulations and rules, and adjust their income in the form of a transfer pricing adjustment, which could increase their PRC tax liabilities and our overall tax liabilities. A transfer pricing adjustment could, among others, result in a reduction of expense deductions recorded by WFOE or the VIE for PRC tax purposes, which could in turn increase their tax liabilities without reducing their tax expenses. In addition, if WFOE requests the shareholders of the VIE to transfer their equity interests in the VIE at nominal or no value pursuant to these contractual arrangements, such transfer could be viewed as a gift and subject the relevant subsidiary to PRC income tax. Furthermore, the PRC tax authorities may impose late payment fees and other penalties on WFOE the VIE for adjusted but unpaid taxes according to applicable regulations. Our financial position could be materially and adversely affected if the tax liabilities of WFOE and the VIE increase, or if they are required to pay late payment fees and other penalties.

Uncertainties exist with respect to how the PRC Foreign Investment Law may impact the viability of our current corporate structure and operations.

On March 15, 2019, the Foreign Investment Law was formally adopted by the National People’s Congress, or the NPC, which became effective from January 1, 2020 and replaced the Law on Sino-Foreign Equity Joint Ventures, the Law on Sino-Foreign Contractual Joint Ventures and the Law on Foreign-Capital Enterprises to become the legal foundation for foreign investment in the PRC. However, the Foreign Investment Law does not explicitly stipulate the contractual arrangements as a form of foreign investment. The Foreign Investment Law is formulated to establish regulatory principles to foreign investment within the PRC, aiming to further expand opening-up, vigorously promote foreign investment and protect the legitimate rights and interests of foreign investors. Much detailed laws, regulations and rules relating to foreign investments are to be enacted by relevant regulatory authorities. As such, there are uncertainties regarding the evolution of the regulatory regime and the interpretation and implementation of current and any future PRC laws and regulations applicable to the foreign investment.

Conducting operations through contractual arrangements has been adopted by many PRC-based companies, including us, to obtain and maintain necessary licenses and permits in the industries that are currently subject to foreign investment restrictions or prohibitions in China. The Foreign Investment Law stipulates that foreign investment includes foreign investors investing in China through any other methods under laws, administrative regulations, or provisions prescribed by the State Council. Therefore, there are possibilities that future laws, administrative regulations, or provisions of the State Council may stipulate contractual arrangements as a way of foreign investments, and then whether the contractual arrangements will be recognized as foreign investment, whether the contractual arrangements will be deemed to be in violation of the foreign investment access requirements and how the contractual arrangements will be handled are uncertain.

In the extreme case-scenario, we and the VIE may be required to unwind the contractual arrangements and/or dispose of the VIE, which could have a material and adverse effect on our and the VIE’s business, financial condition and result of operations. In the event that our Company no longer has a sustainable business after the aforementioned unwinding of the contractual arrangements or disposal or when such measures do not comply with the Listing Rules or applicable laws, the relevant regulators may take enforcement actions against us which may have a material adverse effect on the trading of our Shares or even result in delisting of our Company.

We may lose the ability to use and benefit from assets held by the VIE that are material to the operation of our business if the entity goes bankrupt or becomes subject to a dissolution or liquidation proceeding.

The VIE hold business license in China that are crucial for our operations in the broadcast. Under the contractual arrangements, the VIE may not and its shareholders may not cause it to, in any manner, sell, transfer, mortgage, or dispose of its assets or its legal or beneficial interests in the business without our prior consent. However, in the event that the shareholders of the VIE breach these contractual arrangements and voluntarily liquidate the VIE, or the VIE declare bankruptcy and all or part of its assets become subject to liens or rights of third-party creditors or are otherwise disposed of without our consent, we may be unable to continue some or all of our business activities or otherwise benefit from the assets held by the VIE, which could adversely affect our business, operating results and financial condition. If the VIE undergo a voluntary or involuntary liquidation proceeding, independent third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could adversely affect our business, operating results, and financial condition.

Unitrend is a holding company and may rely on dividends paid by its subsidiaries for its cash needs. Any limitation on the ability of Unitrend’s subsidiaries to make dividend payments to it, or any tax implications of making dividend payments to it, could limit Unitrend’s ability to pay dividends or the holding company expenses.

Unitrend is a holding company and conducts substantially all of its operations through its wholly owned subsidiaries and the VIE in the PRC. Unitrend may rely on dividends to be paid by the WFOE to fund its cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to its shareholders, to service any debt it may incur and to pay its holding company expenses. If WFOE, the VIE and/or the Operating Entities incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to Unitrend.

Under PRC laws and regulations, WFOE, which is a wholly foreign-owned enterprise in China, may pay dividends only out of its accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital.

WFOE generates primarily all of its revenue in Renminbi, which is not freely convertible into other currencies. As a result, any restriction on currency exchange may limit the ability of WFOE to use its Renminbi revenues to pay dividends to us. The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put forward by State Administration of Foreign Exchange (the “SAFE”) for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of WFOE to pay dividends or make other kinds of payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated. Any limitation on the ability of our PRC subsidiary to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Risks Related to Doing Business in China

There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value. In 1979, the PRC government began to promulgate a comprehensive system of laws, rules and regulations governing economic matters in general. The overall effect of legislation over the past four decades has significantly enhanced the protections afforded to various forms of foreign investment in China. However, China has not developed a fully integrated legal system, and recently enacted laws, rules and regulations may not sufficiently cover all aspects of economic activities in China or may be subject to various degrees of interpretation and discretion by PRC regulatory agencies. In particular, because these laws, rules and regulations are relatively new, and because of the limited number of published decisions and the nonbinding nature of such decisions, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and are not always uniform and predictable. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the PRC legal system is based in part on government policies and internal rules that may not published on a timely basis or have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the occurrence of the violation.

Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have different degrees of discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business, financial condition and results of operations.

The PRC government exerts substantial influence over the manner in which we conduct our business operations. It may influence or intervene in our operations at any time as part of its efforts to enforce PRC law, which could result in a material adverse change in our operations and the value of the securities we are offering.

The operations of the Company are located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, in addition to the general state of the PRC economy. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, cybersecurity, anti-monopoly, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things, and such change of rules and policies can happen quickly with little advance notice.

The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing since 2012. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, lead to reduction in demand for the Company’s services, which adversely affects our competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past, the Chinese government has implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and results of operations.

Furthermore, we and our China-based operating entities, as well as our investors, face uncertainty about future actions by the Chinese government that could significantly affect our financial performance and operations. Failure to take timely and appropriate measures to adapt to any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure and business operations.

Given recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and cause the value of our shares to significantly decline or be worthless.

A recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to companies with operations in emerging markets upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our continued listing or future offerings of our securities in the U.S.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or having substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of directors for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the Holding Foreign Companies Accountable Act. On December 18, 2020, the Holding Foreign Companies Accountable Act was signed into law.

On March 24, 2021, the SEC announced the adoption of interim final amendments to implement the submission and disclosure requirements of the Holding Foreign Companies Accountable Act. In the announcement, the SEC clarified that before any issuer will have to comply with the interim final amendments, the SEC must implement a process for identifying covered issuers. The announcement also stated that the SEC staff was actively assessing how best to implement the other requirements of the Holding Foreign Companies Accountable Act, including the identification process and the trading prohibition requirements.

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the Holding Foreign Companies Accountable Act from three years to two. On December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”), was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to HFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two.

On September 22, 2021, the PCAOB adopted a final rule implementing the Holding Foreign Companies Accountable Act, which provides a framework for the PCAOB to use when determining, as contemplated under the Holding Foreign Companies Accountable Act, whether the board of directors of a company is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the Holding Foreign Companies Accountable Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. The final amendments were effective on January 10, 2022. The SEC began to identify and list Commission-Identified Issuers on its website shortly after registrants began filing their annual reports for 2021.

On December 16, 2021, the PCAOB announced the PCAOB Holding Foreign Companies Accountable Act determinations (the “PCAOB determinations”) relating to the PCAOB’s inability to inspect or investigate completely registered public accounting firms headquartered in China of the PRC or Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in the PRC or Hong Kong.

On August 26, 2022, the PCAOB signed a Statement of Protocol with the CSRC and the Ministry of Finance of the People’s Republic of China governing inspections and investigations of audit firms based in China and Hong Kong.

On December 15, 2022, the PCAOB announced in the 2022 PCAOB determination its determination that the PCAOB was able to secure complete access to inspect and investigate accounting firms headquartered in mainland China and Hong Kong, and the PCAOB Board voted to vacate previous determinations to the contrary.

Should the PCAOB again encounter impediments to inspections and investigations in mainland China or Hong Kong as a result of positions taken by any authority in either jurisdiction, including by the CSRC or the MOF, the PCAOB will make determinations under the HFCAA as and when appropriate. The inability of the PCAOB to conduct inspections of auditors in PRC makes it more difficult to evaluate the effectiveness of these accounting firm’s audit procedures or quality control procedures as compared to auditors outside of PRC that are subject to the PCAOB inspections, which could cause investors and potential investors in our Class A ordinary shares to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Our auditor, Onestop Assurance PAC, is based in Singapore and, as PCAOB-registered public accounting firms, they are required to undergo regular inspections by the PCAOB to assess its compliance with the laws of the U.S. and professional standards. Onestop Assurance PAC has been subject to PCAOB inspections and is not among the PCAOB-registered public accounting firms headquartered in the PRC or Hong Kong that are subject to the PCAOB determination of having been unable to inspect or investigate completely. Notwithstanding the foregoing, if it is later determined that the PCAOB is unable to inspect or investigate our auditor completely, if there is any regulatory change or step taken by PRC regulators that does not permit our auditor to provide audit documentations located in China or Hong Kong to the PCAOB for inspection or investigation, or the PCAOB expands the scope of the PCAOB determination so that we are subject to the HFCAA, as the same may be amended, our Class A ordinary shares may be delisted from or prohibited from trading on a national securities exchange.

The recent developments would add uncertainties to our offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us. Furthermore, the Consolidated Appropriations Act reduces the period for foreign companies to comply with PCAOB audits to two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading, and this ultimately could result in our Class A ordinary shares being delisted by an exchange.

The approval or record filing of the CSRC under the M&A Rules, CAC, or other PRC government authorities may be required in connection with this offering and our future capital raising activities under the PRC laws.

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, or the MOFCOM, the State-Owned Assets Supervision and Administration Commission, the State Administration of Taxation, or the SAT, the State Administration for Industry and Commerce, currently known as the SAMR, the CSRC, and the State Administration of Foreign Exchange, or the SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the “M&A Rules”, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules include, among other things, provisions that purport to require that an offshore special purpose vehicle that is controlled by PRC domestic companies or individuals and that has been formed for the purpose of an overseas listing of securities through acquisitions of PRC domestic companies or assets to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.

While the application of the M&A Rules remains unclear, East & Concord Partners, our PRC counsel, has advised us that the CSRC approval under the M&A Rules is not required in the context of this offering because WFOE was incorporated as a FIE by means of foreign direct investment rather than by merger with or acquisition directly or indirectly of the equity interest or assets of any PRC domestic companies as defined under the M&A Rules, and no explicit provision in the M&A Rules clearly classified the contractual arrangement under the VIE Agreements as a type of transaction subject to the M&A Rules. There can be no assurance that the relevant PRC government agencies, including the CSRC, would reach the same conclusion as that of our PRC legal counsel. If the CSRC or other PRC regulatory body subsequently determines that we need to obtain the CSRC’s approval for this offering or if the CSRC or any other PRC government authorities promulgates any interpretation or implements rules before our listing that would require us to obtain CSRC or other governmental approvals for this offering, we may face adverse actions or sanctions by the CSRC or other PRC regulatory agencies. In any such event, these regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into the PRC or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as our ability to complete this offering. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the Class A ordinary shares offered by this prospectus. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that such settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring us to obtain their approvals for this offering, we may be unable to obtain waivers of such approval requirements. Any uncertainties and/or negative publicity regarding such approval requirements could have a material adverse effect on the trading price of the Class A ordinary shares.

Furthermore, the PRC government has also recently exerted more oversight and control over securities offerings and other capital markets activities that are conducted overseas and foreign investment in China-based companies like us. Such actions taken by the PRC government authorities may intervene in our operations at any time, which are beyond our control. For example, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued Opinions on Strictly Cracking Down on Illegal Securities Activities, or the July 6 Opinions, which were made available to the public on July 6, 2021. The July 6 Opinions emphasized the need to strengthen the administration and supervision over overseas-listed China-based companies, the need to revise the special provisions of the State Council on overseas issuance and listing of shares by such companies and the need to clarify the responsibilities of domestic industry competent authorities and regulatory authorities.

Following the July 6 Opinion, the CAC and other Chinese regulatory authorities have issued laws and regulations strengthening their administration on cybersecurity. For example, on November 14, 2021, the CAC commenced to publicly solicit comments on the Regulations on the Management of Network Data Security (Draft for Comments), or the Draft Regulations on MNDS, pursuant to which data processors shall apply for a cybersecurity review when carrying out certain specified types of activities. The Draft Regulations on MNDS provide the circumstances under which data processors shall apply for cybersecurity review, including, among others, when (i) merger, reorganization or spin-off of Internet platform operators that have acquired a large number of data resources related to national security, economic development or public interests affects or may affect national security; (ii) listing abroad of data processors processing over one million users’ personal information; (iii) listing in Hong Kong which affects or may affect national security; and (iv) other data processing activities that affect or may affect national security. Since the Draft Regulations on MNDS being drafted, it is uncertain how they will be enacted, interpreted or implemented and how they will affect us. Furthermore, the Draft Regulations on MNDS stipulate that data processors who handle important data or are listed overseas shall conduct annual data security assessments on their own or by entrusting data security service agencies and submit the data security assessment reports to local cyberspace administration authorities by January 31 of the following year. When data collected and generated within the PRC are provided by the data processors overseas, if such data includes important data, or if the relevant data processor is a CIIO or processes personal information of more than one million people, the data processor shall go through the security assessment of cross-border data transfer organized by the national cyberspace administration. As of the date of this prospectus, the Draft Regulations on MNDS have not been formally adopted. Nonetheless, the security assessment mechanism has already come into force since the CAC issued the Measures for the Security Assessment of Cross-border Data Transfer, or the Security Assessment Measures, which came into effect on September 1, 2022. It is uncertain when the final regulation will be issued and take effect, how it will be enacted, interpreted and implemented, and whether or to what extent it will affect us. The scope of business operations and financing activities that are subject to such draft regulations and the implementation thereof is not yet clear.

In addition, on December 28, 2021, the CAC, and several other administrations jointly promulgated the revised Cybersecurity Review Measures, which became effective on February 15, 2022 and supersede and replace the Cybersecurity Review Measures previously promulgated on April 13, 2020. The Cybersecurity Review Measures provide that (i) the purchase of network products and services by a CIIO and the data processing activities of a network platform operator that affects or may affect national security shall apply for a cybersecurity review, (ii) an application for cybersecurity review should be made by the internet platform operator holding personal information of more than one million users before such internet platform operator lists its securities in a foreign country, and (iii) the relevant PRC governmental authorities may initiate a cybersecurity review if they determine certain network products, services, or data processing activities affect or may affect national security. We believe that none of Unitrend, any of our PRC subsidiaries or the VIE qualifies as a critical information infrastructure operator. As of the date of this prospectus, we have not conducted any data processing activities that affected or may affect national security, nor do we hold personal information of more than one million customers.

On July 7, 2022, the CAC issued the Security Assessment Measures, which came into effect on September 1, 2022. The Security Assessment Measures provide that certain types of data processors transferring important data or personal information collected and generated during operations within the territory of the PRC to an overseas recipient must apply for security assessment of cross-border data transfer.

In addition, on September 28, 2023, CAC published the Provisions on Regulating and Promoting Cross-border Data Transfer (Draft for Comments), or the Cross-border Data Transfer Provisions. The Cross-border Data Transfer Provisions provide certain exemptions from obligations under the circumstances of cross-border data transfer, including, among others, the obligations for data security assessment, concluding a standard contract for provision of personal information abroad or passing the certification for personal information protection. However, the Cross-border Data Transfer Provisions were released for public comment only and their provisions and anticipated adoption date are subject to changes with substantial uncertainty, and their interpretation and implementation remain uncertain.

Moreover, the Chinese government has also reiterated its intention to oversight over the offshore listing activities of Chinese companies. On December 24, 2021, the CSRC published draft Administration Provisions and the draft Filing Measures for public comments. These Draft Regulations require “PRC domestic companies” that directly or indirectly issue or list their securities overseas to file with CSRC certain required documents. On February 17, 2023, the CSRC promulgated the Trial Measures, and the relevant five guidelines, which became effective on March 31, 2023. The Trial Measures will comprehensively improve and reform the existing regulatory regime for overseas offering and listing of PRC domestic companies’ securities and will regulate both direct and indirect overseas offering and listing of PRC domestic companies’ securities by adopting a filing-based regulatory regime. Pursuant to the Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. The Trial Measures provides that if the issuer meets both the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (i) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China. On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Filing Notice, which, among others, clarifies that (1) a six-month transition period will be granted to domestic companies which, prior to the effective date of the Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges, such as completion of registration in the market of the United States, but have not completed the overseas listing; and (2) domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges on or prior to the effective date of the Trial Measures, may reasonably arrange the timing for submitting their filing applications with the CSRC, and shall complete the filing before completion of their overseas offering and listing.

According to the Trial Measures, where a domestic company fails to fulfill filing procedure or in violation of the provisions as stipulated above, in respect of its overseas offering and listing, the CSRC shall order rectification, issue warnings to such domestic company, and impose a fine ranging from RMB1,000,000 to RMB10,000,000. Also the directly responsible person-in-charge and other directly responsible persons of such domestic company may be warned and imposed fines, and the controlling shareholders and the actual controllers of such domestic company that organize or instruct the aforementioned violations shall be imposed fines. However, since the Trial Measures were newly promulgated, its interpretation, application and enforcement remain unclear. In addition, the Trial Measures may subject us to additional compliance requirement in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the Trial Measures on a timely basis, or at all. Any failure of us to fully comply with the Trial Measures may significantly limit or completely hinder our ability to offer or continue to offer our Ordinary Shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our Ordinary Shares to significantly decline in value or become worthless.

On February 24, 2023, the CSRC, together with other PRC government authorities, released the Provisions on Strengthening the Confidentiality and Archives Administration Related to the Overseas Securities Offering and Listing by Domestic Enterprises, or the Confidentiality and Archives Administration Provisions, which came into effect on March 31, 2023. The Confidentiality and Archives Administration Provisions require, among others, that PRC domestic enterprises seeking to offer and list securities in overseas markets, either directly or indirectly, shall establish the confidentiality and archives system, and shall complete approval and filing procedures with competent authorities, if such PRC domestic enterprises or their overseas listing entities provide or publicly disclose documents or materials involving state secrets and work secrets of PRC government agencies to relevant securities companies, securities service institutions, overseas regulatory agencies and other entities and individuals. It further stipulates that providing or publicly disclosing by domestic companies, or providing or publicly disclosing through its overseas listing entities, to the relevant securities companies, securities service agencies, overseas regulatory authorities and other entities or individuals documents and materials that may adversely affect national security or public interests after leakage, the domestic enterprise shall strictly go through the corresponding procedures in accordance with relevant laws and regulations. Where a domestic company provides to the relevant securities companies, securities service institutions, overseas regulatory authorities and other entities or individuals, any accounting records or duplicates of such accounting records, it shall complete relevant procedures according to the relevant regulations. The Confidentiality and Archives Administration Provisions were also newly published, and there remains uncertainty as to their interpretation, application and implementation.

Furthermore, if the CSRC, CAC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals or complete the filing or reporting procedures for this offering or to maintain our listing status or for our future offshore securities offerings, we may be unable to obtain such approvals or complete such filing or reporting procedures in a timely manner, or at all, and such approvals may be rescinded even if obtained. Any such circumstance could significantly limit or completely hinder our ability to continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

As advised by East & Concord Partners, our PRC counsel, taking into consideration the above-mentioned criteria, this offering is an indirect offering under the Trial Measures, and we are subject to the filing requirements of the CSRC. We are required to fulfill the filing procedure with the CSRC in accordance with the Trial Measures. Accordingly, we had designated INHI as the liable entity and submitted initial documents in connection with this offering and our listing on the Nasdaq Capital Market to the CSRC on January 23, 2024. We have completed the filing with the CSRC in connection with this offering, and the CSRC published the notification of its approval of our completion of the required filing procedures on February 26, 2025. In accordance with the CSRC notification, we are required to report the offering and listing status to the CSRC within 15 business days from our completion of our offering. If we fail to complete this offering within 12 months from the issuance date of notification, and the offering is still under progress, we are required to update the filing materials with the CSRC. If the filing procedure with the CSRC under the Trial Measures is required for any future offerings or any other capital raising activities, we cannot assure you that we will be able to complete such filings in a timely manner, or even at all. Any failure by us to comply with such filing requirements under the Trial Measures may result in an order to rectify, warnings and fines against us and could materially hinder our ability to offer or to continue to offer our securities. In addition, changes in the legal, political and economic policies of the Chinese government, the relations between China and the United States, or Chinese or U.S. regulations may materially and adversely affect our business, financial condition and results of operations. Any such changes could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors, and could cause the value of our securities to significantly decline or become worthless.

Uncertainties with respect to the PRC legal system, including uncertainties regarding the interpretation and enforcement of laws, and sudden or unexpected changes of PRC laws and regulations with little advance notice could adversely affect us and limit the legal protections available to you and us, and the Chinese government may exert more oversight and control over offerings that are conducted overseas, which changes could materially hinder our ability to offer or continue to offer our securities, and cause the value of our securities to significantly decline or become worthless.

Our Operating Entitles and the VIE are incorporated under and governed by the laws of the PRC. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value.

In 1979, the Chinese government began to promulgate a comprehensive system of laws and regulations governing economic matters in general, such as foreign investment, corporate organization and governance, commerce, taxation and trade. As a significant part of our business is conducted in China, our operations are principally governed by PRC laws and regulations. However, since the PRC legal system continues to evolve rapidly, rules and regulations in China can change quickly with little advance notice. The interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws and regulations involve uncertainties, which may limit legal protections available to us. Uncertainties due to evolving laws and regulations could also impede the ability of a China-based company like us, to obtain or maintain permits or licenses required to conduct business in China. In the absence of required permits or licenses, governmental authorities could impose material sanctions or penalties on us. In addition, some regulatory requirements may not be consistently applied, thus making strict compliance with all regulatory requirements impractical, or in some circumstances impossible. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate or predict the outcome of administrative and court proceedings and the level of legal protection available to you and us than in more developed legal systems.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

On February 17, 2023, the CSRC promulgated the Trial Measures and five supporting guidelines, which became effective on March 31, 2023. According to the Trial Measures, among other requirements, any domestic companies that seek to offer or list securities overseas, including those indirect overseas offering and listing which meet certain conditions, should fulfil the filing procedures with the CSRC within three business days after the submission of the overseas offering and listing application. We submitted initial documents in connection with this offering and our listing on the Nasdaq Capital Market to the CSRC on January 23, 2024. We have completed the filing with the CSRC in connection with this offering, and the CSRC published the notification of its approval of our completion of the required filing procedures on February 26, 2025. In accordance with the CSRC notification, we are required to report the offering and listing status to the CSRC within 15 business days from our completion of our offering. If we fail to complete this offering within 12 months from the issuance date of notification, and the offering is still under progress, we are required to update the filing materials with the CSRC. If the filing procedure with the CSRC under the Trial Measures is required for any future offerings or any other capital raising activities, we cannot assure you that we will be able to complete such filings in a timely manner, or even at all. Any failure by us to comply with such filing requirements under the Trial Measures may result in an order to rectify, warnings and fines against us and could materially hinder our ability to offer or to continue to offer our securities. In addition, changes in the legal, political and economic policies of the Chinese government, the relations between China and the United States, or Chinese or U.S. regulations may materially and adversely affect our business, financial condition and results of operations. Any such changes could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors, and could cause the value of our securities to significantly decline or become worthless.

On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which clarifies that on or prior to the effective date of the Trial Measures, domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and must complete the filing before the completion of their overseas offering and listing. As the Trial Measures was newly published, there are substantial uncertainties as to the implementation and interpretation, and how they will affect this offering and future financing. Our offering will be contingent upon the approval of completion of the required filing procedures. We had designated INHI as the liable entity and submitted initial documents in connection with this offering and our listing on the Nasdaq Capital Market to the CSRC on January 23, 2024. We have completed the filing with the CSRC in connection with this offering, and the CSRC published the notification of its approval of our completion of the required filing procedures on February 26, 2025. In accordance with the CSRC notification, we are required to report the offering and listing status to the CSRC within 15 business days from our completion of our offering. If we fail to complete this offering within 12 months from the issuance date of notification, and the offering is still under progress, we are required to update the filing materials with the CSRC. If the filing procedure with the CSRC under the Trial Measures is required for any future offerings or any other capital raising activities, we cannot assure you that we will be able to complete such filings in a timely manner, or even at all. Any failure by us to comply with such filing requirements under the Trial Measures may result in an order to rectify, warnings and fines against us and could materially hinder our ability to offer or to continue to offer our securities. Given recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and cause the value of our shares to significantly decline or be worthless.

China’s Anti-Monopoly Law, M&A rules and certain other PRC laws and regulations also establish complex procedures for acquisitions conducted by foreign investors that could make it more difficult for us to grow through acquisitions in China.

A number of regulations also established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex. For example, the M&A rules require that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise if (i) any important industry is concerned, (ii) such transaction involves factors that have or may have impact on the national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand.

The approval from the MOFCOM shall be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. Mergers, acquisitions or contractual arrangements that allow one market player to take control of or to exert decisive impact on another market player must also be notified in advance to the anti-monopoly authority under the State Council when the threshold under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, or the Prior Notification Rules, issued by the State Council in August 2008 and amended in September 2018, is triggered. In addition, the Rules of the Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the Security Review Rule issued by the MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement.

Furthermore, on December 19, 2020, the National Development and Reform Commission, or the NDRC, and MOFCOM promulgated the Measures for Security Review of Foreign Investment, or the Foreign Investment Security Review Measures, which took effect on January 18, 2021. Under the Foreign Investment Security Review Measures, investment in certain key areas which results in acquiring the actual control of the assets is required to obtain approval from designated governmental authorities in advance. We may grow our business in part by acquiring other companies operating in our industry. Complying with the requirements of the new regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from the MOFCOM, the State Administration for Industry and Commerce and other governmental authorities, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share. It is unclear whether our business would be deemed to be in an industry that raises “national defense and security” or

“national security” concerns. However, MOFCOM or other government agencies may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in China may be closely scrutinized or prohibited. Our ability to expand our business or maintain or expand our market share through future acquisitions would as such be materially and adversely affected.

PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits.

PRC residents are subject to restrictions and filing requirements when investing in offshore companies. The SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Administration on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014. SAFE Circular 37 requires PRC residents to register with local branches of the SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” Pursuant to SAFE Circular 37, “control” refers to the act through which a PRC resident obtains the right to carry out business operations of, to gain proceeds from or to make decisions on a special purpose vehicle by means of, among others, shareholding entrustment arrangement. SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as change of shareholders of the special purpose vehicles, increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls. According to the Notice on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment released on February 13, 2015 by the SAFE, local banks will examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under SAFE Circular 37 from June 1, 2015.

As of the date of the prospectus, our beneficial owners who are PRC residents are in compliance with SAFE Circular 37 rules. However, in the future, we may not be aware of the identities of all of our beneficial owners who are PRC residents. We do not have control over our beneficial owners and there can be no assurance that all of our PRC-resident beneficial owners will comply with SAFE Circular 37 and subsequent implementation rules, and there is no assurance that the registration under SAFE Circular 37 and any amendment will be completed in a timely manner, or will be completed at all. The failure of our beneficial owners who are PRC residents to register or amend their foreign exchange registrations in a timely manner pursuant to SAFE Circular 37 and subsequent implementation rules, or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in SAFE Circular 37 and subsequent implementation rules, may subject such beneficial owners or our PRC subsidiaries to fines and legal sanctions. Failure to register or comply with relevant requirements may also limit our ability to contribute additional capital to our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to our company. These risks may have a material adverse effect on our business, financial condition and results of operations.

We are subject to restrictions on currency exchange.

All of our revenue is denominated in Renminbi. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but need to observe certain requirements if under the “capital account,” which includes foreign direct investment and loans, including loans we may secure from our PRC subsidiaries. Currently, our PRC subsidiaries and the VIE may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, by complying with certain procedural requirements. However, we cannot assure you that the relevant PRC governmental authorities will not limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, the SAFE and other relevant PRC governmental authorities. Since a significant amount of our future revenue and cash flow will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize cash generated in Renminbi to fund our business activities outside of the PRC or pay dividends in foreign currencies to our shareholders, including holders of our Class A ordinary shares, and may limit our ability to obtain foreign currency through debt or equity financing for our onshore subsidiaries.

Fluctuations in exchange rates could result in foreign currency exchange losses and could materially reduce the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and by China’s foreign exchange policies. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may impose controls on the convertibility of RMB into foreign currencies and the remittance of currency out of Mainland China. We mainly rely on dividend payments from our PRC subsidiaries to fund any additional cash and financing requirements we may have. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations.

We must remit the offering proceeds to the PRC before they may be used to benefit our business in the PRC, and this process may take a number of months.

The proceeds of this offering must be sent back to the PRC, and the process for sending such proceeds back to the PRC may take several months after the closing of this offering. We may be unable to use these proceeds to grow our business until we receive such proceeds in the PRC. In order to remit the offering proceeds to the PRC, we will take the following actions:

First, we will open a special foreign exchange account for capital account transactions. To open this account, we must submit to State Administration for Foreign Exchange (“SAFE”) certain application forms, identity documents, transaction documents, form of foreign exchange registration of overseas investments by domestic residents, and foreign exchange registration certificate of the invested company.

Second, we will remit the offering proceeds into this special foreign exchange account.

Third, we will apply for settlement of the foreign exchange. In order to do so, we must submit to SAFE certain application forms, identity documents, payment order to a designated person, and a tax certificate.

The timing of the process is difficult to estimate because the efficiencies of different SAFE branches can vary materially. Ordinarily, the process takes several months to complete but is required by law to be accomplished within 180 days of application. Until the abovementioned approvals, the proceeds of this offering will be maintained in an interest-bearing account maintained by us in the United States.

Our ability to transfer cash among Unitrend, our Subsidiaries, the VIE, and investors outside PRC or Hong Kong may be significantly restricted by the Chinese government.

We intend to keep any future earnings to re-invest in and finance the expansion of our business, and we do not anticipate that any cash dividends will be paid or any assets will be transferred in the foreseeable future. As of the date of this prospectus, no transfer of cash or other assets, distribution, or dividends payment has been made among the us, our Subsidiaries, the VIE, or the investors. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary, Charming Empire. Charming Empire is permitted under the laws of Hong Kong SAR to provide funds to us through dividend distribution out of profits available for distribution (that is, accumulated realized profits less accumulated realized losses) or other distributable reserves but not through share capital.

However, we, our Subsidiaries and the VIE’s abilities to use cash held in PRC or in a PRC entity through transfers, distributions, or dividends to fund operations or for other purposes outside of the PRC are subject to restrictions and limitations imposed by the PRC government. In addition, to the extent cash or assets in our business is in the PRC or Hong Kong or a PRC or Hong Kong entity, such cash or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to interventions in, or the imposition of restrictions and limitations on, the ability of our holding company, our subsidiaries in China, and/or the VIE by the PRC government to transfer cash or assets. Current PRC regulations permit our indirect PRC subsidiary to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our operating companies in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our Operating Entities in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we are unable to receive the revenues from our Operating Entities or the VIE through current VIE Agreements, we may be unable to pay dividends on our Ordinary Shares.

The Operating Entities and the VIE collect revenue in RMB; thus, foreign exchange shortages and foreign exchange control may limit our ability to pay dividends or other payments, or otherwise meet our obligations denominated in foreign currencies.

Furthermore, we may lose our ability to fund operations or for other uses outside of Hong Kong using cash in Hong Kong or a Hong Kong entity if, in the future, the PRC government expands its restrictions and limitations to include Hong Kong or Hong Kong entities.

Therefore, our ability to transfer cash between Unitrend, our Subsidiaries, the VIE, and investors for purposes including payment of dividends and fund operations may be significantly restricted.

Our Operating Entities in the PRC are subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements in the future.

We may need dividends and other distributions on equity from our Operating Entities in the PRC to satisfy our liquidity requirements. Current PRC regulations permit our Operating Entities in the PRC to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, such companies are required to set aside at least 10% of their accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. Our Operating Entities in the PRC may also, at the respective subsidiary’s discretion, allocate a portion of its after-tax profits based on its articles of association and PRC accounting standards to certain reserve funds. These reserves are not distributable as cash dividends. Furthermore, if our Operating Entities in the PRC incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of our Operating Entities in the PRC to distribute dividends or to make payments to us may restrict our ability to satisfy our future liquidity requirements.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by PRC companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated. If we are deemed by the PRC tax authorities as a PRC tax resident enterprise for tax purposes, any dividends we pay to our non-PRC resident shareholders may be regarded as China-sourced income and as a result, may be subject to PRC withholding tax at a rate of up to 10.0%. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be reduced to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC entity. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including, without limitation, that (a) the Hong Kong entity must be the beneficial owner of the relevant dividends; and (b) the Hong Kong entity must directly hold no less than 25% share ownership in the PRC entity during the 12 consecutive months preceding its receipt of the dividends. In practice, a Hong Kong entity must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot be certain that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to any dividends to be paid by our subsidiaries in mainland China to our Hong Kong subsidiary Charming Empire.

We can give no assurance that we will declare dividends of any amounts, at any rate or at all in the future. The declaration of future dividends, if any, will be at the discretion of our board of directors and will depend upon our future operations and earnings, capital requirements, general financial conditions, legal and contractual restrictions and other factors that our board of directors may deem relevant.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from making loans or additional capital contributions to our Operating Entities in the PRC, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

In utilizing the proceeds of this offering, we, as an offshore holding company, are permitted under PRC laws and regulations to provide funding to our Operating Entities in the PRC, which are treated as foreign-invested enterprises under PRC laws, through loans or capital contributions. However, loans by us to our Operating Entities to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE and capital contributions to our Operating Entities are subject to the requirement of making necessary filings or registrations through enterprise registration system with competent governmental authorities in China.

SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or Circular 19, effective on June 1, 2015, and last amended on March 23, 2023. According to Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of banks loans that have been transferred to a third-party. Although Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within the PRC, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 and Circular 16 could result in administrative penalties. Circular 19 and Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from this offering, to our Operating Entities, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

On October 23, 2019, SAFE promulgated the Circular of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-border Trade and Investment, or SAFE Circular 28, which permits non-investment foreign-invested enterprises to use their capital funds to make equity investments in China, with genuine investment projects and in compliance with effective foreign investment restrictions and other applicable laws.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans or future capital contributions by us to our Operating Entities. As a result, uncertainties exist as to our ability to provide prompt financial support to our Operating Entities when needed. If we fail to complete such registrations or obtain such approvals, our ability to use foreign currency, including the proceeds we received from this offering, and to capitalize or otherwise fund our Operating Entities may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.

Under the EIT Law and its implementing rules, enterprises established under the laws of jurisdictions outside of China with “de facto management bodies” located in China may be considered PRC tax resident enterprises for tax purposes and may be subject to the PRC enterprise income tax at the rate of 25% on their global income. “De facto management body” refers to a managing body that exercises substantial and overall management and control over the production and operations, personnel, accounting and assets of an enterprise. The SAT issued the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009, which was most recently amended on December 29, 2017. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by foreign enterprises or individuals, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or PRC enterprise groups. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management and the management department is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions and minutes, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC. If we were to be considered a PRC resident enterprise, we would be subject to PRC enterprise income tax at the rate of 25% on our global income. In such case, our profitability and cash flow may be materially reduced as a result of our global income being taxed under the Enterprise Income Tax Law. In addition, our shareholders may be subject to PRC tax, as described in “— Dividends paid to our foreign investors and gains on the sale or other disposition of the Ordinary Shares by our foreign investors may become subject to PRC tax” below. We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”

Dividends paid to our foreign investors and gains on the sale or other disposition of the Ordinary Shares by our foreign investors may become subject to PRC tax.

Under the Enterprise Income Tax Law and its implementation rules issued by the State Council, a 10% PRC withholding tax is applicable to dividends paid to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Any gain realized on the transfer of ordinary shares by such investors is also subject to PRC tax at a current rate of 10%, if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise (as discussed above under “— We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income”), dividends paid on our Ordinary Shares, and any gain realized from the transfer of our Ordinary Shares, would be treated as income derived from sources within the PRC and would as a result be subject to PRC taxation. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to individual investors who are non-PRC residents and any gain realized on the transfer of ordinary shares by such investors may be subject to PRC tax (which in the case of dividends may be withheld at source) at a rate of 20%. Any PRC tax liability may be reduced by an applicable tax treaty or under applicable tax arrangements between jurisdictions. However, if we or any of our subsidiaries established outside China are considered a PRC resident enterprise, it is unclear whether holders of the Ordinary Shares would be able to obtain the benefit of income tax treaties or agreements entered into between China and other countries or areas. If dividends paid to our non-PRC investors, or gains from the transfer of the Ordinary Shares by such investors, are deemed as income derived from sources within the PRC and thus are subject to PRC tax, the value of your investment in the Ordinary Shares may decline significantly.

The ability of U.S. authorities to bring actions for violations of U.S. securities law and regulations against us, our directors, executive officers or the expert named in this prospectus may be limited. Therefore, you may not be afforded the same protection as provided to investors in U.S. domestic companies.

The SEC, the U.S. Department of Justice, or the DOJ, and other U.S. authorities often have substantial difficulties in bringing and enforcing actions against non-U.S. companies such as us, and non-U.S. persons, such as our directors and executive officers in China. Due to jurisdictional limitations, matters of comity and various other factors, the SEC, the DOJ and other U.S. authorities may be limited in their ability to pursue bad actors, including in instances of fraud, in emerging markets such as China. We conduct our operations mainly in China and our assets are mainly located in China. In addition, all of our directors and executive officers reside within China. There are significant legal and other obstacles for U.S. authorities to obtain information needed for investigations or litigation against us or our directors, executive officers or other gatekeepers in case we or any of these individuals engage in fraud or other wrongdoing. In addition, local authorities in China may be constrained in their ability to assist U.S. authorities and overseas investors in connection with legal proceedings. As a result, if we, our directors, executive officers or other gatekeepers commit any securities law violation, fraud or other financial misconduct, the U.S. authorities may not be able to conduct effective investigations or bring and enforce actions against us, our directors, executive officers or other gatekeepers. Therefore, you may not be able to enjoy the same protection provided by various U.S. authorities as it is provided to investors in U.S. domestic companies.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China, based on United States or other foreign laws, against us, our directors, executive officers or the expert named in this prospectus. Therefore, you may not be able to enjoy the protection of such laws in an effective manner.

As a company incorporated under the laws of Cayman Islands, we conduct a majority of our operations in China. In addition, all of our senior executive officers reside within China for a significant portion of the time and are PRC nationals. As a result, it may be difficult for you to effect service of process upon those persons inside mainland China. It may be difficult for you to enforce judgements obtained in U.S. courts based on civil liability provisions of the U.S. federal securities laws against us and our officers and directors, as none of them currently resides in the U.S. or has substantial assets in the U.S. In addition, there is uncertainty as to whether the courts of Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the U.S. or any state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Mainland PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the mainland PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a mainland PRC court would enforce a judgment rendered by a court in the United States. See “Enforceability of Civil Liabilities.”

It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China. For example, in China, there are significant legal and other obstacles to obtaining information, documents, and materials needed for regulatory investigations or litigation outside China. Although the authorities in China may establish a regulatory cooperation mechanism with its counterparts of another country or region to monitor and oversee cross border securities activities, such regulatory cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or “Article 177,” which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Article 177 further provides that Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to foreign agencies without prior consent from the securities regulatory authority of the PRC State Council and the competent departments of the PRC State Council. In addition, aiming to further strengthen confidentiality and archives administration concerning overseas securities offering and listing by domestic companies, on February 24, 2023, the CSRC, Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China promulgated the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, or the Archives Rules, which became effective on March 31, 2023. Pursuant to the Archives Rules, domestic companies, including the domestic entities of overseas listed companies, that seek for overseas offering and listing shall strictly abide by applicable laws and regulations of the PRC and the Archives Rules, enhance legal awareness of keeping state secrets and strengthening archives administration, institute a sound confidentiality and archives administration system, and take necessary measures to fulfill confidentiality and archives administration obligations.

Risks Related to Our Class A Ordinary Shares and This Offering

Our offering would not be completed if our listing application is not approved by Nasdaq. Further, an active trading market for our Class A ordinary shares may not develop and the trading price for our Class A ordinary shares may fluctuate significantly.

We have applied to list our Class A ordinary shares on the Nasdaq. At this time, Nasdaq has not yet approved our application to list our Class A ordinary shares. There is no assurance that such application will be approved, and if our application is not approved by Nasdaq, this offering would not be completed. Prior to the completion of this offering, there has been no public market for our Class A ordinary shares, and we cannot assure you that a liquid public market for our Class A ordinary shares will develop. If an active public market for our Class A ordinary shares does not develop following the completion of this offering, the market price and liquidity of our Class A ordinary shares may be materially and adversely affected. The initial public offering price for our Class A ordinary shares will be determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of our Class A ordinary shares after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their investment.

The trading price of our Class A ordinary shares is likely to be volatile, which could result in substantial losses to investors.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A ordinary shares.

Moreover, the volatility and fluctuation of the trading price of our Class A ordinary shares may happen because of broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. A number of Chinese companies have listed or are in the process of listing their securities on U.S. stock markets. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performances of these Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the U.S. in general and consequently may impact the trading performance of our Class A ordinary shares, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume for our Class A ordinary shares may be highly volatile for factors specific to our own operations, including the following:

•        variations in our income, earnings and cash flow;

•        announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•        announcements of new services and expansions by us or our competitors;

•        changes in financial estimates by securities analysts;

•        detrimental adverse publicity about us, our services or our industry;

•        additions or departures of key personnel;

•        release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

•        potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which our Class A ordinary shares will trade. Furthermore, the stock market in general experiences price and volume fluctuations that are often unrelated or disproportionate to the operating performance of companies like us. These broad market and industry fluctuations may adversely affect the market price of our Class A ordinary shares.

Besides, if the trading volumes of our Class A ordinary shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Class A ordinary shares. This low volume of trades could also cause the price of our Class A ordinary shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A ordinary shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. If a large spread between the bid and ask prices of our Class A ordinary shares exist at the time of a purchase, the shares would have to appreciate substantially on a relative percentage basis for an investor to recoup their investment. A decline in the market price of our Class A ordinary shares also could adversely affect our ability to issue additional Class A ordinary shares or other of our securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Class A ordinary shares will develop or be sustained. If an active market does not develop, holders of our Class A ordinary shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

The dual-class structure of our share capital has the effect of concentrating voting power with the holder of Class B ordinary shares, which will limit your ability to influence the outcome of important transactions, including a change in control.

On March 28, 2025, the Company’s articles of association were amended to increase the number of votes each holder of Class B Ordinary Shares shall be entitled to on a poll from ten (10) votes to thirty (30) votes per Class B Ordinary Share held. Each Class B ordinary share shall entitle the holder thereof to thirty (30) votes on all matters subject to vote by way of a poll at general meetings of our Company, and each Class A ordinary share shall entitle the holder thereof to one (1) vote on all matters subject to vote by way of a poll at general meetings of our Company. All shareholders will be entitled to one vote for any vote conducted by way of a show of hands at general meeting. Upon the completion of this offering, our founder and chief executive officer Mr. Bin Feng will beneficially own all of our then-issued and outstanding Class B ordinary shares, representing 21.11% of our total issued and outstanding Ordinary Shares, which represent 88.92% of our total voting power, assuming that the underwriters do not exercise their option to purchase additional Class A ordinary shares, or 88.81% of our total voting power assuming that the option to purchase additional Class A ordinary shares is exercised by the underwriters in full. As a result, we will be a “controlled company” as defined under Nasdaq Stock Market Rules because Mr. Bin Feng will hold more than 50% of the voting power for the election of directors. Mr. Bin Feng will have the ability to control or significantly influence the outcome of most (or all, as applicable) matters requiring approval by shareholders after the offering. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. We do not currently plan to utilize the exemptions from certain corporate governance rules available for controlled companies after we complete this offering. If we rely on these exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. See “Principal Shareholders” and “— Risks Relating to Our Business and Industry — We will be a ‘controlled company’ within the meaning of the Nasdaq Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.”

As a result of the dual-class share structure and the concentration of ownership, Mr. Bin Feng, the ultimate beneficial owner of all issued and outstanding Class B ordinary shares, will have considerable influence over matters such as decisions regarding mergers and consolidations, election of directors and other significant corporate actions, and he may vote in a way with which you disagree and which may be adverse to your interests. This concentrated voting power may have the ultimate effect of delaying, preventing or deterring a change in control of our Company, could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our Company and might ultimately materially and adversely affect the market price of our Class A ordinary shares. Future transfers by the holder of Class B ordinary shares may result in those shares converting into Class A ordinary shares. Each Class B ordinary share is convertible into one Class A ordinary share at any time at the option of the holder, but Class A ordinary shares shall not be convertible into Class B ordinary shares under any circumstances. However, following this offering, as long as the current issued and outstanding Class B ordinary shares remain issued and outstanding, the holder of our Class B ordinary shares will hold a majority of the issued and outstanding voting power and will continue to control the outcome of matters submitted to shareholders approval, assuming the underwriters do not exercise their option to purchase additional Class A ordinary shares and without giving effect to any future issuances. Our amended and restated memorandum and articles of association generally does not prohibit us from issuing additional Class B ordinary shares, and any future issuances of Class B ordinary shares may be dilutive to holders of Class A ordinary shares. For more information about our dual-class structure, see “Description of Share Capital.”

The dual-class structure of our share capital may adversely affect the trading market for our Class A ordinary shares.

We cannot predict whether our dual-class structure will result in a lower or more volatile market price of our Class A ordinary shares or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on companies with dual-class or multi-class share structures in their indices. In July 2017, S&P Dow Jones and FTSE Russell announced changes to their eligibility criteria for the inclusion of shares of public companies on certain indices, including the Russell 2000, the S&P 500, the S&P MidCap 400 and the S&P SmallCap 600, to exclude companies with multiple classes of shares from being added to these indices. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. As a result, our dual-class structure would make us ineligible for inclusion in any of these indices, and mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not be investing in our Class A ordinary shares. These policies are still relatively new and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Furthermore, we cannot assure you that other stock indices will not take a similar approach to S&P Dow Jones or FTSE Russell in the future. Exclusion from indices could make our Class A ordinary shares less attractive to investors and, as a result, the market price of our Class A ordinary shares could be adversely affected.

Our founder and chief executive officer, Bin Feng, has significant voting power and may take actions that may not be in the best interests of our other shareholders.

Upon the completion of this offering, our founder and chief executive officer, Bin Feng, will beneficially own all of our then-issued and outstanding Class B ordinary shares, representing 87.48% of our total voting power assuming that the underwriters do not exercise their option to purchase additional Class A ordinary shares, or 87.16% of our total voting power assuming that the option to purchase additional Class A ordinary shares is exercised by the underwriters in full. As a result, Mr. Feng will be able to control the business and affairs of our Company and will have considerable influence over matters such as decisions regarding mergers and consolidations, election of directors and other significant corporate actions. The interests of Mr. Feng may not be the same as or may even conflict with your interests. For example, Mr. Feng may attempt to delay or prevent a change in control of our Company, even if such change in control would benefit our other shareholders, which could have the effect of depriving our shareholders of an opportunity to receive a premium for their Class A ordinary shares as part of a sale of our Company, and might affect the prevailing market price of our Class A ordinary shares due to investors’ perceptions that conflicts of interest may exist or arise. As a result, this concentration of ownership will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares may view as beneficial.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Class A ordinary shares, the market price for our Class A ordinary shares and trading volume could decline.

The trading market for our Class A ordinary shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our Class A ordinary shares, the market price for our Class A ordinary shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our Class A ordinary shares to decline.

We have broad discretion to determine how to use the net proceeds from this offering and may use them in ways that may not enhance our results of operations or the price of the Class A ordinary shares.

Although we currently intend to use the net proceeds from this offering in the manner described in the section titled “Use of proceeds” in this prospectus supplement, our management will have broad discretion over the use of net proceeds from this offering, and we could spend the net proceeds from this offering in ways the holders of the Class A ordinary shares may not agree with or that do not yield a favorable return. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, our use of these proceeds may differ substantially from our current plans. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. You will not have the opportunity, as part of your investment decision, to assess whether the net proceeds from this offering are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering.

The sale or availability for sale of substantial amounts of our Class A ordinary shares could adversely affect their market price.

Sales of substantial amounts of our Class A ordinary shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our Class A ordinary shares and could materially impair our ability to raise capital through equity offerings in the future. The Class A ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. There will be 16,764,150 Class A ordinary shares outstanding immediately after this offering, or 16,951,650 Class A ordinary shares assuming the full exercise of the over-allotment option by the underwriters. In connection with this offering, we and any successors of us, our directors, officers, and holders of our outstanding shares as of the effective date of this registration statement will enter into customary “lock-up” agreements in favor of the underwriters, subject to certain exceptions, not to (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any capital shares or any securities convertible into or exercisable or exchangeable for capital shares; or (b) file or caused to be filed any registration statement with the SEC relating to the offering of any capital shares or any securities convertible into or exercisable or exchangeable for capital shares for a period of six (6) months, with respects to us and any successors of us, and six (6) months, with respect to our directors, officers, and holders of our outstanding shares, from the date of commencement of sales of this offering. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our Class A ordinary shares. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

Techniques employed by short sellers may drive down the market price of the Class A ordinary shares.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Public companies that have substantially all of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity have centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

It is not clear what effect such negative publicity could have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations, and any investment in the Class A ordinary shares could be greatly reduced or even rendered worthless.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our Class A ordinary shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our Class A ordinary shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiary, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Class A ordinary shares will likely depend entirely upon any future price appreciation of our Class A ordinary shares. There is no guarantee that our Class A ordinary shares will appreciate in value after this offering or even maintain the price at which you purchased the Class A ordinary shares. You may not realize a return on your investment in our Class A ordinary shares and you may even lose your entire investment in our Class A ordinary shares.

Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Class A ordinary shares in this offering, you will pay more for each ordinary share than the corresponding amount paid by existing shareholders for their Class A ordinary shares. As a result, you will experience immediate and substantial dilution of approximately US$2.80 per Class A ordinary share. This number represents the difference between (1) our pro forma net tangible book value per Class A ordinary share of US$1.20, after giving effect to this offering and (2) the assumed initial public offering price of US$4.00 per Class A ordinary share, the higher end of the estimated initial public offering price range set forth on the front cover of this prospectus. See “Dilution” for a more complete description of how the value of your investment in our Class A ordinary shares will be diluted upon the completion of this offering.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could subject U.S. investors in our Class A ordinary shares to significant adverse U.S. federal income tax consequences.

We will be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year if either (a) 75% or more of our gross income for such year consists of certain types of “passive” income or (b) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year produce or are held for the production of passive income (the “asset test”). We will be treated as owning our proportionate share of the assets and earnings of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock. Based upon our current and expected income and assets, including goodwill and other unbooked intangibles not reflected on our balance sheet (taking into account the expected proceeds from this offering) and projections as to the market price of our Class A ordinary shares immediately following the offering, we do not expect to be classified as a PFIC for the current taxable year or the foreseeable future.

While we do not expect to be classified as a PFIC, because the value of our assets for purposes of the asset test may be determined by reference to the market price of our Class A ordinary shares, fluctuations in the market price of our Class A ordinary shares may cause us to be classified as a PFIC for the current or subsequent taxable years. The determination of whether we will be classified as a PFIC will also depend, in part, on the composition of our income and assets. In addition, the composition of our income and assets will also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. If we determine not to deploy significant amounts of cash for active purposes, our risk of being a PFIC may substantially increase. It is also possible that the U.S. Internal Revenue Service, or the IRS, could challenge our classification of certain income and assets as non-passive, which could result in our Company being or becoming a PFIC for the current or future taxable years. Because PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

If we are a PFIC in any taxable year, a U.S. Holder (as defined in “Taxation — United States Federal Income Taxation”) may incur significantly increased U.S. income tax on gain recognized on the sale or other disposition of the Class A ordinary shares and on the receipt of distributions on the Class A ordinary shares to the extent such distribution is treated as an “excess distribution” under the U.S. federal income tax rules, and such U.S. Holder may be subject to burdensome reporting requirements. Further, if we are a PFIC for any year during which a U.S. Holder holds our Class A ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our Class A ordinary shares, unless we were to cease to be a PFIC and the U.S. Holder were to make a “deemed sale” election with respect to the Class A ordinary shares.

Our amended and restated memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our Class A ordinary shares.

Some provisions of our amended and restated memorandum and articles may discourage, delay or prevent a change in control of our Company or management that shareholders may consider unfavorable. Our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our Class A ordinary shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our Company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our Class A ordinary shares may fall and the voting and other rights of the holders of our Class A ordinary shares may be materially and adversely affected. Under the Companies Act (Revised) of the Cayman Islands, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company and for a proper purpose.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Companies Act (Revised) of the Cayman Islands, which we refer to as the Companies Act, and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the U.S. In particular, the Cayman Islands has a less developed body of securities laws than the U.S. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the U.S.

Shareholders of Cayman Islands exempted companies like us have limited rights under Cayman Islands law to inspect corporate records (other than copies of our amended and restated memorandum and articles of association, register of mortgages and charges, and any special resolutions passed by our shareholders) or to obtain copies of lists of shareholders of these companies. Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies of the Cayman Islands. Our directors have discretion under our amended and restated memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, unless shareholders otherwise resolve by way of ordinary resolution. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the U.S. Currently, we do not plan to rely on home country practice with respect to any corporate governance matter. However, if we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the U. S. For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in the U.S. and their shareholders, see “Description of Share Capital — Differences in Corporate Law.”

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and substantially all of our assets are located outside of the U.S. Substantially all of our current operations are conducted in China. In addition, a majority of our current directors and officers are nationals and residents of countries and regions other than the U.S., including China and Hong Kong. Substantially all of the assets of these persons are located outside the U.S. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the U.S. in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, China and Hong Kong may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands, China and Hong Kong, see “Enforcement of Civil Liabilities.”

We will incur increased costs as a result of being a public company.

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Nasdaq, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. For example, we expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

Following this offering, we will be a “controlled company” within the meaning of the Nasdaq Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

Following this offering, we will be a “controlled company” as defined under Nasdaq Stock Market Rules because one of our principal shareholders, Mr. Bin Feng, will beneficially own more than 50% of voting power for the election of directors. For so long as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

•        an exemption from the rule that a majority of our board of directors must be independent directors;

•        an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

•        an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the U.S. that are applicable to U.S. domestic issuers, including:

•        the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely than that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We are an emerging growth company, and the reduced disclosure requirements applicable to emerging growth companies may make our Class A ordinary shares less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act, and may remain an emerging growth company until the last day of the fiscal year following the fifth anniversary of the completion of this offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. We have taken advantage of reduced reporting burdens in this prospectus. In particular, in this prospectus, we have provided only two years of audited combined financial statements and have not included all of the executive compensation related information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our Class A ordinary shares less attractive if we rely on these exemptions. If some investors find our Class A ordinary shares less attractive as a result, there may be a less active trading market for our Class A ordinary shares and the trading price of our Class A ordinary shares may be reduced or more volatile.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies.

USE OF PROCEEDS

We estimate that we will receive net proceeds from the sale of Class A ordinary shares of approximately $11,432,136 (or approximately $13,490,886 if the underwriters’ over-allotment option is exercised in full), based upon an assumed initial public offering price of $4.00 per Class A ordinary share, the lower end of the range set forth on the cover page of this registration statement, and after deducting estimated underwriting discounts, the non-accountable expense allowance, and estimated offering expenses payable by us.

We plan to use the net proceeds we receive from this offering, assuming the underwriters do not exercise their over-allotment option, for the following purposes:

Purposes	Percentage	Amount of Net Proceeds
Artificial Intelligence-Enhanced Online Trading Platform Development	20%	$2,286,427
Advertisement Agency	10%	$1,143,214
TV Programs Production	30%	$3,429,641
TV Series Distribution	40%	$4,572,854
Total	100%	$11,432,136

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

DIVIDEND POLICY

Subject to the provisions of the Companies Act and any rights attaching to any class or classes of shares under and in accordance with our amended and restated articles of association: (a) the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and (b) our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Pursuant to the laws of the Cayman Islands, a Cayman Islands company may only pay dividends out of profits or (subject to the requirements of the Companies Act (Revised) of the Cayman Islands regarding the application of our share premium account and with the sanction of an ordinary resolution) share premium account, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay our debts as they fall due in the ordinary course of business. Even if we decide to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We have never declared or paid cash dividends on our shares. We do not have any present plan to pay any cash dividends on our Class A ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and grow our business.

We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. For example, under PRC laws and regulations, we are permitted to use the net proceeds of this offering to provide funding to our PRC Subsidiaries only through loans or capital contributions. Subject to satisfaction of necessary registrations with government authorities and required governmental approvals, we may extend inter-company loans or make additional capital contributions to our PRC Subsidiaries. We cannot assure you that we will be able to make such registrations or obtain such approvals in a timely manner, or at all. See “Risk Factors — Risks Relating to Doing Business in China.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2025:

•        on an actual basis; and

•        on a pro forma basis to give effect to the sale of 3,750,000 Class A ordinary shares by us in this offering at the assumed initial public offering price of $4.00 per Class A ordinary share, the lower end of the range set forth on the cover page of this registration statement, and to reflect the application of the proceeds after deducting the underwriting discounts and offering expenses payable by us.

You should read this capitalization table together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus, “Use of Proceeds” and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information included elsewhere in this prospectus.

	June 30, 2025
	Actual	As adjusted (without over-allotment)(1)	As adjusted (with over-allotment exercised in full)(1)
	$	$	$
Cash and cash equivalents	$1,244,115	$12,676,251	$14,735,001
Shareholders’ Equity:

Ordinary shares, par value $0.0000002 per share, 250,000,000,000 ordinary shares are authorized. 20,000,000 Ordinary Shares, including 15,514,150 Class A ordinary shares and 4,485,850 Class B ordinary shares, issued and outstanding, actual; 23,750,000 Ordinary Shares, including 19,264,150 Class A ordinary shares (without over-allotment) and 4,485,850 Class B ordinary shares, issued and outstanding, as adjusted; 24,312,500 Ordinary Shares, including 19,826,650 Class A ordinary shares (with over-allotment) and 4,485,850 Class B ordinary shares, issued and outstanding, as adjusted

Class A ordinary share	$3	$4	$4
Class B ordinary share	$1	$1	$1
Additional paid-in capital	$7,664,285	$19,096,420	$21,155,170
Statutory reserve	$750,768	$750,768	$750,768
Retained earnings	$11,629,611	$11,629,611	$11,629,611
Accumulated other comprehensive loss	$(911,806)	$(911,806)	$(911,806)
Total Company’s shareholders’ equity	$19,132,862	$30,564,998	$32,623,748

____________

(1)      Reflects the sale of Class A ordinary shares in this offering at an assumed initial public offering price of $4.00 per share, the lower end of the range set forth on the cover page of this registration statement, and after deducting the estimated underwriting discounts and offering expenses including out-of-pocket expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts, and estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $11,432,136 without over-allotment option or $13,490,886 with over-allotment option.

A $1.00 increase (decrease) in the assumed initial public offering price of $4.00 per Class A ordinary share would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by $3,431,250, assuming the number of Ordinary Share offered by us without over-allotment option, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts, and estimated expenses payable by us.

DILUTION

If you invest in our Class A ordinary shares, your interest will be diluted for each Class A ordinary share you purchase to the extent of the difference between the initial public offering price per Class A ordinary share and our net tangible book value per Class A ordinary share after this offering. Dilution results from the fact that the initial public offering price per Class A ordinary share is substantially in excess of the net tangible book value per Class A ordinary share attributable to the existing shareholders for our presently outstanding Class A ordinary shares.

Our net tangible book value as of June 30, 2025 was approximately $17,163,222. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the net tangible book value per Class A ordinary share (as adjusted for the offering) from the initial public offering price per Class A ordinary share and after deducting the estimated underwriting discounts, and the estimated offering expenses payable by us.

After giving effect to our sale of 3,750,000 Class A ordinary shares offered in this offering based on the initial public offering price of $4.00 per Class A ordinary share, the lower end of the range set forth on the cover page of this registration statement, after deduction of the estimated underwriting discounts and the estimated offering expenses including out-of-pocket expense including out-of-pocket expense payable by us, our as adjusted net tangible book value as of June 30, 2025, would be approximately $28,595,358, or $1.20 per outstanding Class A ordinary share. This represents an immediate increase in net tangible book value of $0.34 per Class A ordinary share to the existing shareholders, and an immediate dilution in net tangible book value of $2.80 per Class A ordinary share to investors purchasing Class A ordinary shares in this offering. The as adjusted information discussed above is illustrative only.

The following table illustrates such dilution:

	Without Over-Allotment	With Over-Allotment Exercised in Full
Assumed Initial public offering price per Class A ordinary share	$4.00	$4.00
Net tangible book value per Ordinary Share as of June 30, 2025	$0.86	$0.86
As adjusted net tangible book value per Class A ordinary share attributable to existing shareholders from this offering	$0.34	$0.40
Pro forma net tangible book value per Class A ordinary share immediately after this offering	$1.20	$1.26
Amount of dilution in net tangible book value per Class A ordinary share to new investors in the offering	$2.80	$2.74

The following charts illustrate our pro forma proportionate ownership as of June 30, 2025, upon completion of this offering by existing shareholders and investors in this offering, compared to the relative amounts paid by each group. The charts reflect payment by existing shareholders as of the date the consideration was received and by investors in this offering at the assumed offering price without deduction of commissions or expenses. The chart further assumes no changes in net tangible book value other than those resulting from the offering and the over-allotment option is not exercised.

Without Over-Allotment

	Class A and Class B Ordinary Shares purchased		Total consideration		Average price per Class A Ordinary Share
	Number	Percent	Amount ($ in thousands)	Percent
Existing shareholders	20,000,000	84.21%	$7,664	33.82%	$0.38
New investors	3,750,000	15.79%	$15,000	66.18%	$4.00
Total	23,750,000	100.00%	$22,664	100.00%	$0.95

With Over-Allotment Exercised in Full

	Class A and Class B Ordinary Shares purchased		Total consideration		Average price per Class A Ordinary Share
	Number	Percent	Amount ($ in thousands)	Percent
Existing shareholders	20,000,000	82.26%	$7,664	30.76%	$0.38
New investors	4,312,500	17.74%	$17,250	69.24%	$4.00
Total	24,312,500	100.00%	$24,914	100.00%	$1.02

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Class A ordinary shares and other terms of this offering determined at pricing.

EXCHANGE RATE INFORMATION

Our business is primarily conducted in China. Substantially all of our revenues are received and denominated in RMB. Substantially all our costs are paid and denominated in RMB and general administration costs are paid and denominated in RMB. Capital accounts of our condensed financial statements are translated into United States dollars from RMB at their historical exchange rates quoted by the People’s Bank of China when the capital transactions occurred. Assets and liabilities are translated at the exchange rates as of the balance sheet date. Income and expenditures are translated at the average exchange rate of the period. RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into United States dollars at the rates used in translation.

The exchange rates used to translate amounts in RMB to USD for the purposes of preparing the prospectus were as follows:

	June 30, 2025	December 31, 2024	December 31, 2023
Period-end date USD: RMB exchange rate	7.1672	7.2985	7.0999
Average USD for the reporting period: RMB exchange rate	7.2524	7.1887	7.0896

ENFORCEABILITY OF CIVIL LIABILITIES

We are organized under the laws of the state of Cayman Islands. Substantially all of our assets are located outside the United States. In addition, most of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the New York in the County of New York under the securities laws of New York.

In Hong Kong, foreign judgments can be enforced under statute under the Foreign Judgments (Reciprocal Enforcement) Ordinance or under common law. The Foreign Judgments (Reciprocal Enforcement) Ordinance is a registration scheme for the recognition and enforcement of foreign judgments based on reciprocity but the United States is not a designated country under the Foreign Judgments (Reciprocal Enforcement) Ordinance. As a result, a judgment rendered by a court in the United States, including as a result of administrative actions brought by regulatory authorities, such as the SEC, and other actions, will not be enforced by the Hong Kong courts under the statutory regime. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

East & Concord Partners, our counsel with respect to the PRC laws, has advised us that there is uncertainty as to whether Chinese courts would (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in China against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. Furthermore, East & Concord Partners has advised us that, as of the date of this prospectus, no treaty or other form of reciprocity exists between the United States and China governing the recognition and enforcement of judgments.

East & Concord Partners has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. East & Concord Partners has advised us further that under Chinese law, courts in China will not recognize or enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of Chinese law or national sovereignty, security or social public interest. As there exists no treaty or other form of reciprocity between China and the United States governing the recognition and enforcement of judgments as of the date of this prospectus, including those predicated upon the liability provisions of the United States federal securities laws, there is uncertainty whether and on what basis a Chinese court would enforce judgments rendered by United States courts.

Furthermore, foreign judgments of United States courts will not be directly enforced in Hong Kong as there are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor. As a result, subject to the conditions with regard to enforcement of judgments of United States courts being met, including but not limited to the above, a foreign judgment of United States of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States could be enforceable in Hong Kong.

We have been advised by our Cayman Islands legal counsel, Ogier (Cayman) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us, judgments of courts of the United States obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments obtained in the United States. The courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands. Furthermore, it is uncertain that Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Ogier has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal, punitive in nature. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

CORPORATE HISTORY AND STRUCTURE

Unitrend Entertainment Group Limited (“Unitrend”) is an exempted company with limited liability incorporated under the laws of Cayman Islands on March 23, 2022. Unitrend was incorporated as the offshore holding company to facilitate offshore financing. As a holding company with no material operations of its own, Unitrend conducts substantially all of the operations through the Operating Entities and the VIE in the PRC.

Unitrend wholly owns Infinity Soul Limited (“Infinity Soul”), which was incorporated in the British Virgin Islands on January 25, 2022. Infinity Soul wholly owns Charming Empire Limited (“Charming Empire”), which was incorporated in Hong Kong on April 1, 2022. Charming Empire wholly owns Beijing Heli Fashion Technology Co. Ltd. (“WFOE”), which was established in PRC pursuant to PRC laws on August 4, 2022.

On January 3, 2024, WFOE acquired 100% of the equity interests of Beijing INHI Culture Media Co., Ltd. (“INHI”), which was established on November 26, 2010, in PRC pursuant to PRC laws, through the purchase of registered capital issued by INHI. INHI holds the equity interests of a total of five (5) subsidiaries, (1) Beijing Zhongxi Culture Co., Ltd. (“Zhongxi Culture”), which was established on June 5, 2014, in PRC pursuant to PRC laws and is wholly owned by INHI; (2) Shanghai Kexi Film and Television Culture Co., Ltd. (“Shanghai Kexi”), which was established on June 29, 2016, in PRC pursuant to PRC laws and is wholly owned by INHI; (3) Horgos Kexi Culture Media Co., Ltd. (“Horgos Kexi”), which was established on March 19, 2019, in PRC pursuant to PRC laws and is wholly owned by INHI; (4) Beijing Zhongxi Culture Media Co., Ltd. Hangzhou Branch (“Zhongxi Culture Hangzhou”), which was established on August 25, 2016, in PRC pursuant to PRC laws and is wholly owned by Zhongxi Culture; and (5) Hangzhou Deep Immersion Culture Communication Co., Ltd. (“Deep Immersion”), which was established on March 5, 2021, in PRC pursuant to PRC laws and is majority owned by Zhongxi Culture.

On December 20, 2022, WFOE entered into a series of contractual arrangements with certain shareholders of Beijing Hexi Weiye Culture Media Co., Ltd. (“VIE”). These agreements include Exclusive Operating and Consulting Service Agreement, Exclusive Option Agreements, Equity Interest Pledge Agreements and Entrustment Agreements (collectively the “Contractual Arrangements”). Pursuant to the Contractual Arrangements, WFOE has the exclusive right to provide to the VIE consulting and all the technical support services related to business operations including technology and management consulting services. The VIE was incorporated on November 2, 2022 in PRC for the purpose of expanding the business and market of distribution rights of TV series and shows.

Collectively, INHI and the five (5) subsidiaries owned by INHI are referred to as the “Operating Entities.” Unitrend holds the equity interests in the INHI and the five (5) subsidiaries of INHI through the direct equity ownership of Infinity Soul, the subsidiary incorporated in BVI, and Charming Empire, the subsidiary incorporated in Hong Kong, and WFOE, the subsidiary incorporated in PRC. Unitrend receives economic benefits from the VIE through the Contractual Arrangements with the VIE and its shareholders for accounting purposes only and only to the extent that we have satisfied the requirements for consolidation of the VIE under U.S. GAAP.

The following chart illustrates our corporate structure, as of the date of this prospectus.

Note: the English names of our PRC business entities are directly translated from Chinese and may be different from their names shown on their respective records filed with relevant PRC authorities.

On March 28, 2025, the Company consolidated its authorized and issued share capital, at a ratio of 2:1. As a result, the authorized share capital of the Company was consolidated from US$50,000 divided into 450,000,000 Class A Ordinary Shares of US$0.0001 each and 50,000,000 Class B Ordinary Shares of US$0.0001 each to US$50,000 divided into 225,000,000 Class A Ordinary Shares of US$0.0002 each and 25,000,000 Class B Ordinary Shares of US$0.0002.

On April 24, 2025, the Company, pursuant to an ordinary resolution passed by its shareholders, subdivided the Company’s authorized share capital on a 1:1,000 basis (the “Share Split”) such that the Company’s authorized share capital was amended from US$50,000 divided into 225,000,000 Class A Ordinary Shares of par value US$0.0002 each and 25,000,000 Class B Ordinary Shares of par value US$0.0002 to US$50,000 divided into 225,000,000,000 Class A Ordinary Shares of par value US$0.0000002 each and 25,000,000,000 Class B Ordinary Shares of par value US$0.0000002.

The Company, through a special resolution by the shareholders, adopted amended and restated memorandum of association to reflect the Share Split; and with effect immediately following the Share Split, each shareholder surrendered such number of shares as required to leave each shareholder holding the same number of Class A Ordinary Shares and Class B Ordinary Shares after the Share Split as they held before the Share Split.

For details of our principal shareholders’ ownership, please refer to the beneficial ownership table in the section captioned “Principal Shareholders.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

This management’s discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with those statements. You should read the following discussion in conjunction with “Selected Historical Financial and Other Data” and our financial statements and related notes which are included elsewhere in this prospectus. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, those described under “Risk Factors”, and included in other portions of this prospectus.

Forward-Looking Statements

This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties, and assumptions about us that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other Securities and Exchange Commission (“SEC”) filings. References to “we”, “us”, “our Company,” “or the “Company” are to Unitrend Entertainment Group Limited and its Subsidiaries and the VIE, except where the context requires otherwise.

Overview

Unitrend Entertainment Group Limited (“Unitrend”) is an exempted company with limited liability incorporated under the laws of Cayman Islands on March 23, 2022. Unitrend was incorporated as the offshore holding company to facilitate offshore financing. As a holding company with no material operations of its own, Unitrend conducts substantially all of the operations through the Operating Entities (as defined below) in mainland China of People’s Republic of China (“PRC” or “China”) through both (1) the direct ownership of Beijing INHI Culture Media Co., Ltd. (“INHI”) and its subsidiaries, collectively, the “Operating Entities” and (2) the contractual arrangements (the “Contractual Arrangements”) among Beijing Heli Fashion Technology Co., Ltd. (“WFOE”), with Beijing Hexi Weiye Culture Media Co., Ltd. which is a variable interest entity (“Hexi Weiye” or the “VIE”) and the VIE’s shareholders. The Operating Entities and the VIE are mainly engaged in advertising agency, TV series production and distribution businesses.

We are a company that possesses a wealth of experience and abundant resources within the cultural media sector. Our business serves as the bridge between television production companies, TV stations and media platforms, advertisement agencies, and prominent multinational brands. After several years of growth and development in the media industry, we have transformed into a comprehensive media and communications agency that offers a range of services, including television drama investment and production, TV variety show production, television copyright transactions, and advertising media representation, among others. As for now, we have developed multiple monetization methods to capture entertainment market opportunities in mainland China.

Within the entertainment industry, individual television producers face the challenge of fixating stable avenues to distribute their works. Our business eliminates this major hurdle of profit generation for such television producers by purchasing distribution rights from them. By providing a strong economic incentive for television producers, our business hoards up a wide selection of television works.

Meanwhile, TV stations and media platforms are primarily concerned with rendering appropriate content based on their target audience. Our accumulated inventory of television productions allows us to efficaciously provide the content that matches the need of our partnering TV stations and media platforms. Simultaneously, our business facilitates the TV stations and media platforms with securing advertising opportunities and sponsorships by introducing and arranging the relevant advertising agencies and renowned multinational brands for the corresponding content and optimal airtime slots. Our business creates the opportunity to connect advertising agencies and well-known brands with national TV stations and media platforms, solidifying a steady revenue stream for all participants within this process. The customized selections of television production also aid to drive higher viewership on the TV station, further strengthening the collaboration between the advertisers and the TV stations and media platforms.

As an esteemed participant in the industry, we generate revenue through various means. On the one hand, we work with television producers by collecting fixed distribution fees or sharing profits according to agreed-upon percentages. On the other hand, we sell the distribution rights to TV stations and media platforms and expedite the partnership between numerous brands, advertising agencies and national TV stations by selling and allocating advertising spaces, profiting from commissions. We have worked with distinguished clients including local and national television channels, globally known soft drink company, internationally recognized personal care brand, and eminent building material manufacturing e-commerce company.

Key Factors that Affect Our Results of Operations

•        Our TV content business success is largely dependent on a limited number of shows releases each year and factors in the entertainment industry that are difficult to predict. We distribute a limited number of shows, the success or failure of a small number of these shows could have a significant impact on our business, financial condition and results of operations in both the year of release and in the future.

•        Due to the risks inherent in producing and distributing shows, we may be unable to recoup advances paid for or investments in shows. Our most significant costs and cash expenditures relate to acquiring show distribution rights and investing in shows for which we also secure distribution rights. Many of our agreements to acquire distribution rights require up-front payments. The production and distribution of shows are subject to a number of uncertainties, including delays and increased expenditures due to creative differences among key cast members and other key creative personnel or other disruptions or events beyond our control. In China, directors tend to hold substantial control over the production of shows, and this may aggravate our ability to control the production schedule and budget.

•        The production and distribution of shows are capital-intensive processes, and our capacity to generate cash or obtain financing on favorable terms may be insufficient to meet our anticipated cash requirements. We are required to fund our costs for show-related activities and other commitments with cash retained from operations, including the proceeds of shows that generate revenue from TV satellite stations and online channels, as well as from bank and other borrowing and participation by other investors. If our shows fail to perform, we may be forced to seek substantial sources of outside financing. Such financing may not be available in sufficient amounts for us to continue to make substantial investments in the production of new shows or may be available only on terms that are disadvantageous to us, either of which could have a material adverse effect on our growth or our business. Moreover, the costs of producing and distributing shows have increased in recent years and may further increase in the future, which may make it more difficult for a show we distribute or have invested in to generate a profit or compete against other shows.

•        The production and distribution of television programs is regulated extensively in China, and our production and distribution of Television Series are subject to various PRC laws, rules and regulations. We rely on the business licenses, entertainment and media business permit and certification and any lack of requisite approvals, licenses or permits applicable to our business may have a material adverse effect on our business and results of operations.

Selected Income Statement Items

Total Revenues

We derive our revenues from (i) advertising agency services, (ii) content assets revenue, and (iii) co-production content.

The following table presents our revenue by stream and as percentages of our total revenues for the six months ended June 30, 2025 and 2024, respectively:

	For the Six Months Ended June 30,
	2025		2024		Variance
	Amount	Percent	Amount	Percent	Amount	Percent
Advertising agency service	$1,092,735	6.52%	$1,368,539	12.47%	$(275,804)	(20.15)%
Content assets revenue	8,691,273	51.86%	9,610,498	87.53%	(919,225)	(9.56)%
Self-produced content	2,276,421	13.58%	4,862,869	44.29%	(2,586,448)	(53.19)%
Licensed content	6,414,852	38.28%	4,747,629	43.24%	1,667,223	35.12%
Co-production content	6,975,605	41.62%	—	—%	6,975,605	100.00%
Total revenue	$16,759,613	100.00%	$10,979,037	100.00%	$5,780,576	52.65%

Advertising Agency Revenue

The Company purchases advertising time slots of space from the media and broadcasting companies (mostly the TV stations and over-the-top (“OTT”) streaming service providers) and resells them to merchants or parties who wish to post an advertisement in the media channel. Revenue from advertising agency revenue accounted for 6.52% and 12.47% of total revenue for the six months ended June 30, 2025 and 2024, respectively. Revenue from advertising agency decreased by 275,804, or 20.15%, from $1,368,539 for the six months ended June 30, 2024 to $1,092,735 for the six months ended June 30, 2025. The decrease in revenue was mainly due to decreased advertising demands from our customers during the six months ended June 30, 2025.

Content Assets Revenue

The Company signs a fixed-price contract with broadcasting company and OTT media service provider for broadcasting in their media platform for the Company’s content assets such as TV series or shows which is either produced or licensed by the Company. Revenue from content assets accounted for 51.86% and 87.53% of total revenue for the six months ended June 30, 2025 and 2024, respectively. Revenue from content assets revenue decreased by $919,225, or 9.56%, from $9,610,498 for the six months ended June 30, 2024 to $8,691,273 for the six months ended June 30, 2025. The decrease in revenue was mainly due to decreased revenue from self-produced content of $2,586,448, which was partially offset by the increased revenue from licensed content of $1,667,223.

The decrease in revenue from self-produced content was mainly due to the decreased revenue from the self-produced TV series “The Good Days”, which we sold the broadcast right to TV station for three years starting from the first showing in June 2021. However, revenue from “The Good Days” decreased during the six months ended June 30, 2025 as compared to the same period last year, as the broadcast right ended in May 2024, no revenue was recognized during the six months ended June 30, 2025. The decrease was partially offset by the recognition of revenue from one new TV variety show “No.17 Live House (Season 2)” and three new short video programs (“Let’s Go, Maritime Silk Road”, “Beyond Qing Yun” and “Let’s ‘Kong”), which were played on TikTok during the second quarter of fiscal year 2024, and six months’ revenue was recognized during the six months ended June 30, 2025. We recognize revenue from broadcast right over the duration of the license period if it is unlimited showing during the license period. The increase in licensed content is mainly a result of acquisition and distribution of one TV variety show “Youth Periplous (Season 5)” and one new TV series (“Family”) during the six months ended June 30, 2025.

Co-production content Revenue

The Company enters into co-production contracts with the main producers of TV series or shows, and the main producer is responsible for all works related to produce and distribute the contents. The Company only acts as the investor and share revenue based on the percentage of its investment over the total production costs. Revenue from co-production content assets accounted for 41.62% and nil of total revenue for the six months ended June 30, 2025 and 2024, respectively, representing an increase of $6,975,605, or 100%. The increase was primarily attributed to the Company’s strategic expansion into the new business model, and co-produced a TV series “The Story of Pearl Girl”, which significantly contributed to our revenue growth during the six months ended June 30, 2025.

The following table presents our revenue by stream and as percentages of our total revenues for the years ended December 31, 2024 and 2023, respectively:

	For the Years Ended December 31,
	2024		2023		Variance
	Amount	Percent	Amount	Percent	Amount	Percent
Advertising agency service	$2,236,907	10.84%	$1,743,582	8.29%	$493,325	28.29%
Content assets revenue	18,394,354	89.16%	18,859,582	89.66%	(465,228)	(2.47)%
Self-produced content	7,167,357	34.74%	10,807,673	51.38%	(3,640,316)	(33.68)%
Licensed content	11,226,997	54.42%	8,051,909	38.28%	3,175,088	39.43%
Post-production service and others	—	—	429,808	2.05%	(429,808)	(100.00)%
Total revenue	$20,631,261	100.00%	$21,032,972	100.00%	$(401,711)	(1.91)%

Advertising Agency Revenue

The Company purchased advertising time slot of space from the media and broadcasting company (mostly the TV stations and over-the-top (“OTT”) streaming service provider) and resell it to merchants or parties who wish to post an advertisement in the media channel. Revenue from advertising agency revenue accounted for 10.84% and 8.29% of total revenue for the years ended December 31, 2024 and 2023, respectively. Revenue from advertising agency revenue increased by 493,325, or 28.29%, from $1,743,582 for the year ended December 31, 2023 to $2,236,907 for the year ended December 31, 2024. The increase in revenue was mainly due to increased advertising demands from our customers during the year ended December 31, 2024.

Content Assets Revenue

The Company signs a fixed-price contract with broadcasting company and OTT media service provider for broadcasting in their media platform for the Company’s content assets such as TV series or shows which is either produced or licensed by the Company. Revenue from content assets revenue accounted for 89.16% and 89.66% of total revenue for the years ended December 31, 2024 and 2023, respectively. Revenue from content assets revenue decreased by $465,228, or 2.47%, from $18,859,582 for the year ended December 31, 2023 to $18,394,354 for the year ended December 31, 2024. The decrease in revenue was mainly due to decreased revenue from self-produced content of $3,640,316, which was partially offset by the increased revenue from licensed content of $3,175,088.

The decrease in revenue from self-produced content was mainly due to the decreased revenue from the self-produced TV series “The Good Days”, which we sold the broadcast right to TV station for three years starting from the first showing in June 2021. However, revenue from “The Good Days” decreased during the year ended December 31, 2024 as compared to the same period last year, as the broadcast right ended in May 2024, and only five months revenue was recognized during the year ended December 31, 2024. The decrease was partially offset by the recognition of revenue from one new TV variety show “No.17 Live House (Season 2)” and three new short video programs (“Let’s Go, Maritime Silk Road”, “Beyond Qing Yun” and “Let’s ‘Kong”), which was played on TikTok during the first half of fiscal year 2024, and no such revenue was recognized during the year ended December 31, 2023. We recognize revenue from broadcast right over the duration of the license period if it is unlimited showing during the license period. The increase in licensed content is a result of acquisition and distribution of two new TV series (“Imagination Season” and “Family”) and one TV variety show “Youth Periplous (Season 5)” during the year ended December 31, 2024. The increase in licensed content is also attributable to the twelve months revenue recognized for three TV series (“The Starry Love”, “New Vanity Fair” and “Sweet and Cold”) and one TV variety show “Youth Periplous (Season 4)” during the year ended December 31, 2024, and such these TV series and TV variety show were played in fiscal year 2023.

Post-production and Others Revenue

The Company provides post-production services for the TV episodes or shows that are not produced by the Company. Post-production includes post editing, production, and program packing production such as special effects packaging or letter/caption design. The Company also provides other services such as prop design and game planning services for TV variety shows. Revenue from post-production revenue and others accounted for nil and 2.05% of total revenue for the years ended December 31, 2024 and 2023, respectively. The $429,808 decrease in revenue from post-production and others is a result of prop and game planning services we provided for TV variety shows “Ace VS Ace” and “Keep Running” during the year ended December 31, 2023, and no such revenue was generated during the year ended December 31, 2024.

Costs of Revenue

Our cost of revenue mainly consists of content costs and others. Content costs mainly consist of costs for original content, which includes amortization and impairment of capitalized produced content and expenses recorded when production costs exceed the total revenues to be earned; licensed content, which includes amortization and impairment of licensed copyrights; and investment cost in co-production contents. We expect that our cost of revenues as a percentage of total revenues will continue to improve going forward benefiting from the improvement in operating efficiency, the content production infrastructure we have developed, and the better supply and demand dynamics.

We derive our costs from (i) advertising agency services, (ii) content assets revenue related costs, and (iii) co-production content.

The following table presents our cost by revenue stream and as percentages of our total costs for the six months ended June 30, 2025 and 2024, respectively:

	For the Six Months Ended June 30,
	2025		2024		Variance
	Amount	Percent	Amount	Percent	Amount	Percent
Advertising agency service	$11,889	0.09%	$23,060	0.31%	$(11,171)	(48.44)%
Content assets	6,416,933	50.63%	7,384,252	99.69%	(967,319)	(13.10)%
Self-produced content	1,818,969	14.35%	4,046,089	54.62%	(2,227,120)	(55.04)%
Licensed content	4,597,964	36.28%	3,338,163	45.07%	1,259,801	37.74%
Co-production content	6,244,086	49.28%	—	—%	6,244,086	100.00%
Total cost of revenue	$12,672,908	100.00%	$7,407,312	100.00%	$5,265,596	71.09%

Advertising Agency Cost of Revenue

Cost of revenues for advertising agency service decreased by $11,171, or 48.44%, from $23,060 for the six months ended June 30, 2024 to $11,889 for the six months ended June 30, 2025. Our cost of revenues of advertising agency service primarily consists of sales tax and additional taxes, such as stamp duty, culture undertaking construction tax, etc. The decrease in cost of revenues for advertising agency service was mainly due to decreased culture undertaking construction tax during the six months ended June 30, 2025.

Content Assets Cost of Revenue

Cost of revenues from content assets revenue decreased by $967,319, or 13.10%, from $7,384,252 for the six months ended June 30, 2024 to $6,416,933 for the six months ended June 30, 2025. The decrease in cost of revenue was mainly due to decreased cost of revenue from self-produced content of $2,227,120, which was partially offset by the increased cost of revenue from licensed content of $1,259,801.

Our cost of revenues of self-produced content primarily consists of amortization and impairment of capitalized produced content. The costs for self-produced show include director, producer, and actor’s compensation cost, crew production service costs, lighting and equipment costs, props and costumes costs, location and venue rental costs, staff’s travel, accommodation, and catering costs, post-production costs, advertising and promotion costs, and other miscellaneous expenses that are directly related to the TV series. We capitalize these costs as content assets and amortize over the shorter of each show’s contractual window of availability or estimated period of use, beginning with the month of first availability, on a straight-line basis. The decrease in self-produced content was mainly due to the decreased cost of revenue from the self-produced TV series “The Good Days”. The broadcast right of the “The Good Days” ended in May 2024, and no cost of revenue was recognized during the six months ended June 30, 2025. The decrease was partially offset by the increased cost of revenue from one new TV variety show “No.17 Live House (Season 2)” and three new short video programs (“Let’s Go, Maritime Silk Road”, “Beyond Qing Yun” and “Let’s ‘Kong”) played on TikTok during the second quarter of fiscal year 2024 as mentioned above, and six months’ cost of revenue was recognized during the six months ended June 30, 2025.

Our cost of revenues of licensed content assets primarily consists of copyright cost associated with acquiring the right to use or distribute the intellectual property for a period of time. The increase in cost of revenues for licensed content assets was mainly due to increased revenue recognized for one TV variety show “Youth Periplous (Season 5)”, as well as acquisition and distribution of one new TV series “Family” during the six months ended June 30, 2025 as mentioned above. We amortize the licensed content assets over the shorter of each show’s contractual window of availability or estimated period of use, beginning with the month of first availability on a straight-line basis.

Co-production Content Cost of Revenue

Cost of revenues for co-production increased by $6,244,086, or 100.00%, from $nil for the six months ended June 30, 2024 to $6,244,086 for the six months ended June 30, 2025. Our cost of revenues of co-production content primarily consists of investment cost in co-production content. The increase in cost of revenues for co-production content was mainly due to cost related to our co-produced TV series “The Story of Pearl Girl” during the six months ended June 30, 2025, and no such cost of revenue was recognized during the six months ended June 30, 2024.

The following table presents our cost by revenue stream and as percentages of our total costs for the years ended December 31, 2024 and 2023, respectively:

	For the Years Ended December 31,
	2024		2023		Variance
	Amount	Percent	Amount	Percent	Amount	Percent
Advertising agency service	$40,777	0.29%	$64,562	0.43%	$(23,785)	(36.84)%
Content assets	13,881,653	99.71%	14,948,288	99.14%	(1,066,635)	(7.14)%
Self-produced content	5,884,913	42.27%	9,470,845	62.81%	(3,585,932)	(37.86)%
Licensed content	7,996,740	57.44%	5,477,443	36.33%	2,519,297	45.99%
Post-production service and others	—	—	64,971	0.43%	(64,971)	(100.00)%
Total cost of revenue	$13,922,430	100.00%	$15,077,821	100.00%	$(1,155,391)	(7.66)%

Advertising Agency Cost of Revenue

Cost of revenues for advertising agency service decreased by $23,785, or 36.84%, from $64,562 for the year ended December 31, 2023 to $40,777 for the year ended December 31, 2024. Our cost of revenues of advertising agency service primarily consists of sales tax and additional, such as stamp duty, culture undertaking construction tax, etc. The decrease in cost of revenues for advertising agency service was mainly due to decreased culture undertaking construction tax during the year ended December 31, 2024.

Content Assets Cost of Revenue

Cost of revenues from content assets revenue decreased by $1,066,635, or 7.14%, from $14,948,288 for the year ended December 31, 2023 to $13,881,653 for the year ended December 31, 2024. The decrease in cost of revenue was mainly due to decreased cost of revenue from self-produced content of $3,585,932, which was partially offset by the increased cost of revenue from licensed content of $2,519,297.

Our cost of revenues of self-produced content primarily consists of amortization and impairment of capitalized produced content. The costs for self-produced show include director, producer, and actor’s compensation cost, crew production service costs, lighting and equipment costs, props and costumes costs, location and venue rental costs, staff’s travel, accommodation, and catering costs, post-production costs, advertising and promotion costs, and other miscellaneous expenses that are directly related to the TV series. We capitalize these costs as content assets and amortize over the shorter of each show’s contractual window of availability or estimated period of use, beginning with the month of first availability, on a straight-line basis. The decrease in self-produced content was mainly due to the decreased cost of revenue from the self-produced TV series “The Good Days”. The broadcast right of the “The Good Days” ended in May 2024, and only five months cost of revenue was recognized during the year ended December 31, 2024. The decrease was partially offset by the increased cost of revenue from one new TV variety show “No.17 Live House (Season 2)” and three new short video programs (“Let’s Go, Maritime Silk Road”, “Beyond Qing Yun” and “Let’s ‘Kong”) played on TikTok during the first half of fiscal year 2024 as mentioned above, and no such cost of revenue was recognized during the year ended December 31, 2023.

Our cost of revenues of licensed content assets primarily consists of copyright cost associated with acquiring the right to use or distribute the intellectual property for a period of time. The increase in cost of revenues for licensed content assets was mainly due to increased revenue recognized for three TV series (“The Starry Love”, “New Vanity Fair” and “Sweet and Cold”) and one TV variety show “Youth Periplous (Season 4)”, as well as acquisition and distribution of two new TV series (“Imagination Season” and “Family”) and one TV variety show “Youth Periplous (Season 5) during the year ended December 31, 2024 as mentioned above. We amortize the licensed content assets over the shorter of each show’s contractual window of availability or estimated period of use, beginning with the month of first availability on a straight-line basis.

Post-production and Others Cost of Revenue

Cost of revenues for post-production service and others decreased by $64,971, or 100.00%, from $64,971 for the year ended December 31, 2023 to $nil for the year ended December 31, 2024. Our cost of revenues of post-production and others primarily consists of post-production staff salaries, editing services, sound design and mixing, color correction and grading, subtitling and captioning, mastering and deliverables and equipment and technology. The decrease in cost of revenues for post-production service and others was mainly due to prop and game planning services we provided for TV variety shows during the year ended December 31, 2023, and no such cost of revenue was recognized during the year ended December 31, 2024.

Selling, General and Administrative Expenses

Our selling expenses primarily consist of promotional and marketing expenses for the TV series and shows, and compensation for our sales and marketing personnel. Although, our selling and marketing expenses as a percentage of total revenues decreased during the six months ended June 30, 2025 as compared to the same period last year, which was mainly resulted from the less advertising expenditures. However, we expect our selling and marketing expenses as a percentage of total revenues to modestly increase in the foreseeable future to achieve high-quality growth.

Our general and administrative expenses primarily consist of salaries and employee welfare benefits for our general and administrative personnel, and fees and expenses for legal, accounting and other professional services. We expect our general and administrative expenses as a percentage of total revenues to decrease in the foreseeable future as we continue to enhance overall cost control to improve operating margin.

Results of operations

Comparison of the six months ended June 30, 2025 and 2024

The following table summarizes our consolidated results of operations and as percentages of our total revenues for the periods presented.

	For the Six Months Ended June 30,
	2025		2024		Variance
	Amount	% of revenue	Amount	% of revenue	Amount	Percent
Revenue	$16,759,613	100.00%	$10,979,037	100.00%	$5,780,576	52.65%
Cost of revenue	12,672,908	75.62%	7,407,312	67.47%	5,265,596	71.09%
Gross profit	4,086,705	24.38%	3,571,725	32.53%	514,980	14.42%
Selling expenses	170,027	1.01%	175,698	1.60%	(5,671)	(3.23)%
General and administrative expenses	857,775	5.12%	840,967	7.66%	16,808	2.00%
Allowance for (net recovery of) credit losses	7,720	0.05%	(628,721)	(5.73)%	636,441	(101.23)%
Total operating expenses	1,035,522	6.18%	387,944	3.53%	647,578	166.93%
Income from operations	3,051,183	18.21%	3,183,781	29.00%	(132,598)	(4.16)%
Total non-operating income (expense), net	347	—%	(97,397)	(0.89)%	97,744	(100.36)%
Income before income taxes	3,051,530	18.21%	3,086,384	28.11%	(34,854)	(1.13)%
Income tax expense	693,876	4.14%	670,782	6.11%	23,094	3.44%
Income before non-controlling interest	2,357,654	14.07%	2,415,602	22.00%	(57,948)	(2.40)%
Less: loss attribute to non-controlling interest	(18,532)	(0.11)%	(73,979)	(0.67)%	55,447	(74.95)%
Net income to the Company	$2,376,186	14.18%	$2,489,581	22.68%	$(113,395)	(4.55)%

Revenues

Revenue for the six months ended June 30, 2025 and 2024 were $16,759,613 and $10,979,037, respectively, an increase of $5,780,576, or 52.65%. The increase of revenue in the six months ended June 30, 2025 was primarily attributed to increased co-production content revenue by $6,975,605 and licensed content revenue by $1,667,223, which was partly offset by decreased self-produced content assets revenue by $2,586,448 and decreased advertising agency service revenue by $275,804.

Cost of revenues

	For the Six Months Ended June 30,		Variance
	2025	2024	Amount	Percentage
Cost of revenues	$12,672,908	$7,407,312	$5,265,596	71.09%
As a percentage of revenues	75.62%	67.47%

Cost of revenues for the six months ended June 30, 2025 and 2024 was $12,672,908 and $7,407,312, respectively, an increase of $5,265,596, or 71.09%. The increase of cost of revenue in the six months ended June 30, 2025 was primarily attributed to increased cost of revenue for co-production content assets by $6,244,086, licensed content by $1,259,801, which was partly offset by decreased cost of revenue for self-produced content by $2,227,120 and advertising agency service by $11,171.

Gross profit and gross margin

	For the Six Months Ended June 30,
	2025		2024		Variance
	Amount	Profit Margin	Amount	Profit Margin	Amount	Percent
Advertising agency service	$1,080,846	98.91%	$1,345,479	98.31%	$(264,633)	(19.67)%
Content assets revenue	2,274,340	26.17%	2,226,246	23.16%	48,094	2.16%
Self-produced content	457,452	20.10%	816,780	16.80%	(359,328)	(43.99)%
Licensed content	1,816,888	28.32%	1,409,466	29.69%	407,422	28.91%
Co-production content	731,519	10.49%	—	—%	731,519	—%
Total gross profit and gross margin	$4,086,705	24.38%	$3,571,725	32.53%	$514,980	14.42%

The gross profit for the six months ended June 30, 2025 and 2024 was $4,086,705 and $3,571,725, respectively, an increase of $514,980, or 14.42%. The blended gross profit margin was 24.38% for the six months ended June 30, 2025 compared to 32.53% for the six months ended June 30, 2024. The decrease in blended gross profit margin was primarily attributed to the increased revenue from co-production content which has relatively lower gross margin.

Selling Expense

The following table sets forth the breakdown of our selling expenses for the six months ended June 30, 2025 and 2024:

	For the Six Months Ended June 30,		Variance
	2025	2024	Amount	Percentage
Advertising expense	$1,301	$12,731	$(11,430)	(89.78)%
Payroll and related welfare expense	109,068	104,894	4,174	3.98%
Other expense	59,658	58,073	1,585	2.73%
Total selling expense	$170,027	$175,698	$(5,671)	(3.23)%
As a percentage of revenues	1.01%	1.60%

Selling expenses mainly consisted of payroll and related welfare expense for employees, meal and entertainment expense, travel expense, advertising expense and other expense. Our selling expenses amounted to $170,027 for the six months ended June 30, 2025, as compared to $175,698 for the six months ended June 30, 2024, representing a decrease of $5,671, or 3.23%. The decrease in the selling expenses was attributable to a decrease in advertising expense of $11,430, which was mainly due to the termination of Escape Room Project, and no costs related to this project was recorded during the six months ended June 30, 2025. The decrease in the selling expense was partially offset by an increase in payroll and related welfare expense of $4,174 as well as an increase in other expenses of $1,585 during the six months ended June 30, 2025.

General and Administrative Expenses

The following table sets forth the breakdown of our general and administrative expenses for the six months ended June 30, 2025 and 2024:

	For the Six Months Ended June 30,		Variance
	2025	2024	Amount	Percentage
Professional and consulting expenses	$347,904	$152,412	$195,492	128.27%
Rent expense	76,570	178,364	(101,794)	(57.07)%
Payroll and related welfare expense	371,150	420,077	(48,927)	(11.65)%
Leasehold improvement	17,235	32,533	(15,298)	(47.02)%
Other expense	44,916	57,581	(12,665)	(22.00)%
Total expense	$857,775	$840,967	$16,808	2.00%
As a percentage of revenues	5.12%	7.66%

General and administrative expenses mainly consisted of salaries and employee welfare benefits expenses for administrative personnel, professional and consulting expenses relating to public offering and others, office lease and utilities, leasehold improvement expense, and other expenses. Our general and administrative expenses were $857,775 for the six months ended June 30, 2025, as compared to $840,967 for the six months ended June 30, 2024, reflecting an increase of $16,808, or 2.00%. The increase in general and administrative expenses is mainly attributable to (1) an increase in professional and consulting expenses of $195,492, which was mainly due to our efforts made towards preparation of our initial public offering during the six months ended June 30, 2025; (2) the decrease in rental expense of $101,794, as we moved to a new place with lower annual rental charged in the six months ended June 30, 2025; (3) the decrease in payroll and related welfare expense of $48,927, which was resulted from the decreased number of staff; and (4) the decrease in leasehold improvement of $15,298 and the decrease in other expense of $12,665 during the six months ended June 30, 2025.

Allowance for (net recovery of) credit losses

Allowance for credit losses was $7,720 for the six months ended June 30, 2025, compared to net recovery of credit losses of $628,721 for the six months ended June 30, 2024. We have undertaken appropriate measures to resolve accounts receivable collection issues through strengthened monitoring of the uncollected receivable balance, which caused a net recovery of allowance for credit losses for the six months ended June 30, 2024. Our management will continue monitoring and putting effort in collection of receivables to maintain the allowance at a low level.

Non-operating income (expenses), net

Non-operating income was $347 for the six months ended June 30, 2025, compared to non-operating expenses of $97,397 for the six months ended June 3, 2024. For the six months ended June 30, 2025, non-operating income mainly consisted of other expenses of $82 and interest income of $429. For the six months ended June 30, 2024, non-operating expenses mainly consisted of other expenses of $112,176, other income of $12,653 and interest income of $2,126.

Income tax expense

Income tax expense was $693,876 for the six months ended June 30, 2025, representing an increase of $23,094, or 3.44% from income tax expense of $670,782 for the six months ended June 30, 2024. The increase was primarily due to our increased taxable income for the six months ended June 30, 2025.

Net income to the Company

We had a net income to the Company of $2,376,186 for the six months ended June 30, 2025, compared to $2,489,581 for the six months ended June 30, 2024, a decrease of $113,395, or 4.55%. The decrease was mainly due to decreased gross profit, and decreased net recovery of allowance for credit losses, which was partially offset by the increased non-operating income as described above.

Comparison of the years ended December 31, 2024 and 2023

The following table summarizes our consolidated results of operations and as percentages of our total revenues for the periods presented.

	For the Years Ended December 31,
	2024		2023		Variance
	Amount	% of revenue	Amount	% of revenue	Amount	Percent
Revenue	$20,631,261	100.00%	$21,032,972	100.00%	$(401,711)	(1.91)%
Cost of revenue	13,922,430	67.48%	15,077,821	71.69%	(1,155,391)	(7.66)%
Gross profit	6,708,831	32.52%	5,955,151	28.31%	753,680	12.66%
Selling expenses	339,107	1.64%	531,452	2.53%	(192,345)	(36.19)%
General and administrative expenses	1,888,218	9.15%	2,151,581	10.23%	(263,363)	(12.24)%
Allowance for (net recovery of) credit losses	(472,941)	(2.29)%	252,386	1.20%	(725,327)	(287.39)%
Total operating expenses	1,754,384	8.50%	2,935,419	13.96%	(1,181,035)	(40.23)%
Income from operations	4,954,447	24.01%	3,019,732	14.36%	1,934,715	64.07%
Total non-operating income, net	42,270	0.20%	114,328	0.54%	(72,058)	(63.03)%
Income before income taxes	4,996,717	24.22%	3,134,060	14.90%	1,862,657	59.43%
Income tax expense	934,285	4.53%	185,294	0.88%	748,991	404.22%
Income before non-controlling interest	4,062,432	19.69%	2,948,766	14.02%	1,113,666	37.77%
Less: loss attribute to non-controlling interest	(125,733)	(0.61)%	(327,572)	(1.56)%	201,839	(61.62)%
Net income to the Company	$4,188,165	20.30%	$3,276,338	15.58%	$911,827	27.83%

Revenues

Revenue for the years ended December 31, 2024 and 2023 were $20,631,261 and $21,032,972, respectively, a decrease of $401,711, or 1.91%. The decrease of revenue in year ended December 31, 2024 was primarily attributed to decreased content assets revenue by $465,228 and post-production service and others revenue by $429,808, which was partly offset by increased advertising agency service revenue by $493,325.

Cost of revenues

	For the Years Ended December 31,		Variance
	2024	2023	Amount	Percentage
Cost of revenues	$13,922,430	$15,077,821	$(1,155,391)	(7.66)%
As a percentage of revenues	67.48%	71.69%

Cost of revenues for the years ended December 31, 2024 and 2023 was $13,922,430 and $15,077,821, respectively, a decrease of $1,155,391, or 7.66%. The decrease of cost of revenue in the year ended December 31, 2024 was primarily attributed to decreased cost of revenue for content assets by $1,066,635, post-production services and others by $64,971, and advertising agency service by $23,785.

Gross profit and gross margin

	For the Years Ended December 31,
	2024		2023		Variance
	Amount	Profit Margin	Amount	Profit Margin	Amount	Percent
Advertising agency service	$2,196,130	98.18%	$1,679,020	96.30%	$517,110	30.80%
Content assets revenue	4,512,701	24.53%	3,911,294	20.74%	601,407	15.38%
Self-produced content	1,282,444	17.89%	1,336,828	12.37%	(54,384)	(4.07)%
Licensed content	3,230,257	28.77%	2,574,466	31.97%	655,791	25.47%
Post-production service and others	—	—	364,837	84.88%	(364,837)	(100.00)%
Total gross profit and gross margin	$6,708,831	32.52%	$5,955,151	28.31%	$753,680	12.66%

The gross profit for the years ended December 31, 2024 and 2023 was $6,708,831 and $5,955,151, respectively, an increase of $753,680, or 12.66%. The blended gross profit margin was 32.52% for year ended December 31, 2024 compared to 28.31% for year ended December 31, 2023. The increase in blended gross profit margin was primarily attributed to increased gross profit margin of self-produced content resulting from the higher gross profit margin contributed from our new TV variety show and short video programs during the year ended December 31, 2024, as well as the increased gross profit margin of advertising agency services resulting from decreased culture undertaking construction tax. The increase was partially offset by the decreased gross profit margin of licensed content resulting from the lower gross profit margin contributed from our new licensed content in the year ended December 31, 2024.

Selling Expense

The following table sets forth the breakdown of our selling expenses for the years ended December 31, 2024 and 2023:

	For the Years Ended December 31,		Variance
	2024	2023	Amount	Percentage
Advertising expense	$17,372	$135,933	$(118,561)	(87.22)%
Travel expense	22,379	71,370	(48,991)	(68.64)%
Payroll and related welfare expense	210,430	$221,263	(10,833)	(4.90)%
Meal and entertainment	28,937	35,279	(6,342)	(17.98)%
Other expense	59,989	67,607	(7,618)	(11.27)%
Total selling expense	$339,107	$531,452	$(192,345)	(36.19)%
As a percentage of revenues	1.64%	2.53%

Selling expenses mainly consisted of payroll and related welfare expense for employee, advertising expense, travel expense, meal and entertainment expense and other expense. Our selling expenses amounted to $339,107 for the year ended December 31, 2024, as compared to $531,452 for the year ended December 31, 2023, showing decrease of $192,345, or 36.19%. The decrease in the selling expenses was attributable to: a decrease in advertising expense of $118,561, which was mainly due to the termination of Escape Room Project. The business operation of our Escape Room Project was negatively affected by the Covid-19 pandemic, and with the tightened government restrictions and fire inspection regulations, we terminated the Escape Room Project due to its low profitability during the year ended December 31, 2023; a decrease in travel expense of $48,991 and meal and entertainment expenses of $6,342, after China announced a nationwide loosening of its zero-covid policy, and most of the travel restrictions and quarantine requirements were lifted in December 2022. We have resumed our travel in order to promote our new programs and contents and actively look for new business opportunities. Travel and meal and entertainment expenses decreased during the year ended December 31, 2024 as we have established stable relationship our customers, and less travels and entertainment activities were required during the year ended December 31, 2024; and a decrease in payroll and related welfare expense of $10,833, which was mainly due to the decreased number of staff resulted from the termination of Escape Room Project as mentioned above.

General and Administrative Expenses

The following table sets forth the breakdown of our general and administrative expenses for the years ended December 31, 2024 and 2023:

	For the Years Ended December 31,		Variance
	2024	2023	Amount	Percentage
Leasehold improvement	$83,944	$288,702	$(204,758)	(70.92)%
Rent expense	291,098	440,361	(149,263)	(33.90)%
Payroll and related welfare expense	842,552	967,382	(124,830)	(12.90)%
Professional and consulting expenses	545,278	344,100	201,178	58.46%
Other expense	125,346	111,036	14,310	12.89%
Total expense	$1,888,218	$2,151,581	$(263,363)	(12.24)%
As a percentage of revenues	9.15%	10.23%

General and administrative expenses mainly consisted of salaries and employee welfare benefits expenses for administrative personnel, professional and consulting expenses in relating to public offering and others, office lease and utilities, leasehold improvement expense, and other expenses. Our general and administrative expenses were $1,888,218 for the year ended December 31, 2024, as compared to $2,151,581 for the year ended December 31, 2023, reflecting a decrease of $263,363, or 12.24%. The decrease in general and administrative expenses is mainly attributable to: a decrease in leasehold improvement of $204,758 and a decrease in rental expense of $149,263, mainly due to the termination of Escape Room Project as mentioned above, as leasehold improvement expense previously capitalized were fully expensed off last year, hence, no leasehold improvement expense relating to Escape Room Project was recorded during the year ended December 31, 2024. Meanwhile, after the termination of the project, we moved to a new place with lower annual rental charged in the year ended December 31, 2024; a decrease in payroll and related welfare expense of $124,830 as compared to the same period in 2023. The decrease was resulted from the decreased number of staff due to the termination of Escape Room Project during the year ended December 31, 2023, as well as the retirement of our senior management personnel; and an increase in professional and consulting expenses of $201,178 which was mainly due to our effort made towards preparation of our initial public offering during the year ended December 31, 2024.

Allowance for (net recovery of) credit losses

Net recovery of credit losses was $472,941 for the year ended December 31, 2024, compared to allowance for credit losses of $252,386 for the year ended December 31, 2023. The decrease was mainly due to the recovery of general economy in China, and we have undertaken appropriate measures to resolve accounts receivable collection issues through strengthened monitoring of the uncollected receivable balance, which causing a reduced allowance for credit losses for the year ended December 31, 2024.

Non-operating income, net

Non-operating income was $42,270 for the year ended December 31, 2024, compared to non-operating income of $114,328 for the year ended December 31, 2023. For the year ended December 31, 2024, non-operating income mainly consisted of other income of $39,264 and interest income of $3,006. For the year ended December 31, 2023, non-operating income mainly consisted of other income of $112,323 and interest income of $2,005.

Income tax expense

Income tax expense was $934,285 for the year ended December 31, 2024, representing an increase of $748,991, or 404.22% from income tax expense of $185,294 for the year ended December 31, 2023. The increase was primarily due to our increased taxable income as well as the increased tax rate for our subsidiary Horgos Kexi, as it enjoyed 0% corporate income tax rate for the year ended December 31, 2023, but the rate changed to 15% for the year ended December 31, 2024.

Net income to the Company

We had a net income to the Company of $4,188,165 for the year ended December 31, 2024, compared to $3,276,338 for the year ended December 31, 2023, an increase of $911,827, or 27.83%. The increase was mainly due to increased gross profit, and decreased allowance for credit losses, which was partially offset by the increased income tax provision as described above.

Liquidity and Capital Resources

In assessing its liquidity, management monitors and analyzes the Company’s cash on-hand, its ability to generate sufficient revenue sources in the future, and its operating and capital expenditure commitments. We have funded our working capital, operations and other capital requirements in the past primarily by equity contributions from shareholders, cash flow from operations, government grants, and bank loans. Cash is required to pay purchase costs for contents, rental expenses, salaries, income taxes, other operating expenses and to repay debts. Our ability to repay our current expenses and obligations will depend on the future realization of our current assets. Management has considered the historical experience, the economy, trends in the media industry, the expected collectability of our accounts receivable and the realization of the content assets as of June 30, 2025 and December 31, 2024. Our ability to continue to fund these items may be affected by general economic, competitive, and other factors, many of which are outside of our control.

We plan to increase our TV series and TV program production and distribution, develop artificial intelligence-enhanced online trading platform for film and TV series distribution rights, and expand our advertising agency business. To accomplish such expansion plan, we estimate the total related capital investment and expenditures to be approximately $9 million.

We believe that our current cash and cash flows provided by operating activities will be sufficient to meet our working capital needs for our existing business in the next 12 months from the date of the issuance date of the financial statements. However, we plan to use part of the proceeds from this offering to support our business expansion described above. We may also seek additional financing, to the extent needed, and there can be no assurance that such financing will be available on favorable terms, or at all. Such financing may include the use of additional debt or the sale of additional equity securities. Any financing which involves the sale of equity securities or instruments that are convertible into equity securities could result in immediate and possibly significant dilution to our existing shareholders. If it is determined that the cash requirements exceed the Company’s amounts of cash on hand, the Company may also seek to issue additional debt or obtain financial support from shareholders. The principal shareholders of the Company have made a commitment to provide financial support to the Company whenever necessary and will continue to provide support following the consummation of this offering.

Substantially all of our current operations are conducted in China and all of our revenue, expenses, cash are denominated in RMB. Current foreign exchange and other regulations in the PRC may restrict our PRC entities in their ability to transfer their net assets to us. However, we have no present plans to declare a dividend and we plan to retain our retained earnings to continue to grow our business. In addition, these restrictions had no impact on our ability to meet cash obligations as all of current cash obligations are due within the PRC.

As of June 30, 2025, we had cash and equivalents of $1,244,115, other current assets of $43,549,270, current liabilities of $24,977,166, working capital of $19,816,219, and a current ratio of 1.79:1. As of December 31, 2024, we had cash and equivalents of $1,263,896, other current assets of $42,949,179, current liabilities of $25,977,932, working capital of $18,235,143, and a current ratio of 1.70:1.

The following is a summary of cash provided by or used in each of the indicated types of activities during the six months ended June 30, 2025 and 2024, respectively.

	For the Six Months Ended June 30,
	2025	2024
Net cash provided by operating activities	$203,151	$3,413,665
Net cash used in financing activities	(244,973)	(4,822,404)
Effect of exchange rate change on cash and cash equivalents	22,041	(81,647)
Net decrease in cash and cash equivalents	(19,781)	(1,490,386)
Cash and cash equivalents, beginning of period	1,263,896	2,368,712
Cash and cash equivalents, end of period	$1,244,115	$878,326

Operating Activities

Net cash provided by operating activities was $203,151 for the six months ended June 30, 2025, mainly derived from (i) net income of $2.4 million adjusted for non-cash activities including amortization of content assets of $12.6 million, and ii) net changes in operating assets and liabilities, principally comprising of a) an increase in accounts payable of $2.1 million, b) an increase in tax payable of $0.7 million, which was partially offset by a) an increase in prepayments of filming of documentary and TV series of $5.2 million, b) a decrease in advances from customers of $8.8 million, and c) an increase in accounts receivable of $2.9 million.

Net cash provided by operating activities was $3,413,665 for the six months ended June 30, 2024, mainly derived from (i) net income of $2.4 million adjusted for non-cash activities including: a) amortization of operating lease right-of-use assets of $0.2 million, b) net recovery of credit losses of $0.6 million, c) amortization of content assets of $7.3 million, which was partly offset by additions to content assets of $12.3 million; (ii) net changes in operating assets and liabilities, principally comprising of a) a decrease in accounts receivables of $1.5 million, b) a decrease in prepaid expense and other current assets of $1.4 million, c) an increase in outstanding account payable of $1.2 million, and d) an increase in advances from customers of $6.2 million, which was partially offset by a) an increase in prepayments of filming of documentary and TV series of $3.9 million, and e) an increase in advance to vendor — related party of $0.6 million.

Financing Activities

Net cash used in financing activities was $244,973 for the six months ended June 30, 2025, mainly derived from payments made for deferred offering costs of $230,770, and payments made to related parties of $14,203.

Net cash used in financing activities was $4,822,404 for the six months ended June 30, 2024, mainly derived from payments made to shareholders upon reorganization, net of $4,340,079, and payments made for deferred offering costs of $500,459.

The following is a summary of cash provided by or used in each of the indicated types of activities during the years ended December 31, 2024 and 2023, respectively.

	For the Years Ended December 31,
	2024	2023
Net cash provided by (used in) operating activities	$(576,257)	$2,869,190
Net cash used in investing activities	—	(42,316)
Net cash used in financing activities	(481,304)	(836,377)
Effect of exchange rate change on cash and cash equivalents	(47,255)	(10,291)
Net increase (decrease) in cash and cash equivalents	(1,104,816)	1,980,206
Cash and cash equivalents, beginning of year	2,368,712	388,506
Cash and cash equivalents, end of year	$1,263,896	$2,368,712

Operating Activities

Net cash used in operating activities was $576,257 for the year ended December 31, 2024, mainly derived from (i) net income of $4.1 million adjusted for non-cash activities include: a) amortization of content assets of $13.8 million, which was partly offset by b) additions to content assets of $19.9 million, and c) net recovery of credit losses of $0.5 million; (ii) net changes in operating assets and liabilities, principally comprising of a) a decrease in prepaid expense and other current assets of $1.1 million, and b) an increase in advances from customers of $6.7 million, which was partially offset by c) an increase in prepayments of filming of documentary and TV series of $4.6 million, d) a decrease in outstanding account payable of $0.8 million, and e) a decrease in taxes payable of $0.4 million.

Net cash provided by operating activities was $2,869,190 for the year ended December 31, 2023, mainly derived from (i) net income of $3.0 million adjusted for non-cash activities include: a) amortization of operating lease right-of-use assets of $0.4 million, b) allowance for credit losses of $0.3 million, c) amortization of content assets of $13.5 million, which was partly offset by additions to content assets of $12.5 million; (ii) net changes in operating assets and liabilities, principally comprising of a) a decrease in due from related parties of $4.7 million, and b) a decrease in refundable prepayments of copyright and filming of TV series of $14.3 million, which was partly offset by c) an increase in prepayments of filming of TV series of $10.4 million, d) a decrease in outstanding account payable of $9.2 million, e) an increase in outstanding account receivable of $0.8 million, and f) a decrease in prepaid expense and other current assets of $0.4 million.

Investing Activity

Net cash used in investing activity was $nil for the year ended December 31, 2024.

Net cash used in investing activities was $42,316 for the year ended December 31, 2023, mainly derived from purchase fixed assets of $42,316.

Financing Activities

Net cash used in financing activities was $481,304 for the year ended December 31, 2024, mainly derived from payments made for deferred offering costs of $606,659, partially offset by proceeds from amount due to a related party of $124,019.

Net cash used in financing activities was $836,377 for the year ended December 31, 2023, mainly derived from payments made for deferred offering costs of $931,036, partially offset by proceeds from amount due to a related party of $94,659.

Contractual Obligations

The Company’s contractual obligations as of June 30, 2025 are as follows:

Contractual Obligation	1 year or Less	1-2 years	2-3 years	Total
Operating lease liabilities	$128,949	$99,063	$46,044	$274,056
Content obligations	348,813	—	—	348,813
Total	$477,762	$99,063	$46,044	$622,869

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of June 30, 2025 and December 31, 2024.

Trend Information

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments, or events that are reasonably likely to have a material effect on our revenue, income from operations, net income, liquidity, or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

Inflation

Inflation does not materially affect our business or the results of our operations.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements and unaudited condensed consolidated financial statements. These financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”), which requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities and revenue and expenses, to disclose contingent assets and liabilities on the date of the consolidated financial statements and unaudited condensed consolidated financial statements, and to disclose the reported amounts of revenue and expenses incurred during the financial reporting period. We continue to evaluate these estimates and assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We believe that the critical accounting policies as disclosed in this prospectus reflect the more significant judgments and estimates used in preparation of our consolidated financial statements and unaudited condensed consolidated financial statements. Further, as an emerging growth company, we elected to use the extended transition period for complying with new or revised accounting standards that have different effective dates for emerging growth companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements and contained in our subsequent filings with the SEC may not be comparable to other public companies.

The following critical accounting policies rely upon assumptions and estimates and were used in the preparation of our consolidated financial statements and unaudited condensed consolidated financial statements:

Use of Estimates

The preparation of consolidated financial statements and unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include the content asset amortization policy and the recognition and measurement of income tax assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. On an ongoing basis, we evaluate these assumptions, judgments and estimates. Actual results may differ from these estimates.

Content

We acquire, license and produce content, including original programming. The content licenses are for a fixed fee and specific windows of availability. Payment terms for certain content licenses and the production of content require more upfront cash payments relative to the amortization expense. Payments for content, including additions to content assets and the changes in related liabilities, are classified within “Net cash provided by (used in) operating activities” on the consolidated statements of cash flows and unaudited condensed consolidated statements of cash flows.

We recognize content assets (licensed and produced) as “content assets, net” on the consolidated balance sheets and unaudited condensed consolidated balance sheets. For licensed content, we capitalize the fee per title and records a corresponding liability at the gross amount of the liability when the license period begins, the cost of the title is known, and the title is accepted and available for showing. For produced content, we capitalize costs associated with the production, including development costs, direct costs, and production overhead. Participations and residuals are expensed in line with the amortization of production costs.

Based on factors including historical and estimated viewing patterns, we amortize the content assets (licensed and produced) in “cost of revenues” on the consolidated statements of operations over the shorter of each title’s contractual window of availability or estimated period of use, beginning with the month of first availability. The amortization is on a straight-line basis. We do not expect material replay rate after first and second showing, which is included in the title’s contractual window with the TV station. We review factors impacting the amortization of the content assets on a regular basis. Our estimates related to these factors require considerable management judgment.

Content assets (licensed and produced) are reviewed when an event or change in circumstances indicates a change in the expected usefulness of the content or that the fair value may be less than unamortized cost. If we identified such changes, these content assets will be stated at the lower of unamortized cost or fair value. In addition, unamortized costs for assets that have been, or are expected to be, abandoned are written off.

Revenue Recognition

We follow Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (ASC 606).

The core principle underlying FASB ASC 606 is that we will recognize revenue to represent the transfer of goods and services to customers in an amount that reflects the consideration to which we expect to be entitled in such exchange. This will require us to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer. Our revenue streams are identified when possession of goods and services is transferred to a customer.

FASB ASC Topic 606 requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies each performance obligation.

Advertising Agency Revenue

We purchase advertising space from the media and broadcasting company (mostly the TV stations and over-the-top (“OTT”) streaming service provider) and resell it to merchants or parties who wish to post an advertisement in the media channel. We sign an Advertising Contract with the media or broadcasting companies for purchasing an advertising time slot for a certain period of time at a fixed price; we also sign a fixed price Advertising Contract with merchant customers for posting and airing their advertisements in their target media channels for a specific time slot for a certain period of time. Our only performance obligation is to ensure that the customer’s advertisements are aired promptly in the customer’s target TV station, in full accordance with the terms of the contract provided. We charge our merchant customer at a mark-up based on the advertainment cost it will pay to the TV station company; the advertisement cost that we pay to the media company is set by the media company. We are acting as an agent in these transactions, as it earns a fixed fee or fixed percentage of the consideration for each advertising project, a fixed commission limits the benefit we can receive from the transaction; and we are not responsible for fulfilling the promise to provide customers with the specified services and deliverables, the contract price is allocated to this single performance obligation upon the advertisements have been aired. Advertising agency service revenue is recognized at a point when the advertisements have been aired.

Content Assets Revenue

We sign a fixed-price contract with broadcasting company and OTT media service provider for broadcasting in their media platform for our content assets such as TV series or shows which is either produced or licensed by us. Our only performance obligations include distributing the rights of TV series or shows by providing the master tape in a required form and format to media companies for them to broadcast and disseminate on various platforms. We allocate the contract price to this single performance obligation when the services are rendered and the photograph, video, audio recording and products are delivered to media companies. We recognize the revenue from broadcasting the content assets over the duration of the license period if it is unlimited showing or based on the number of episodes played during the period, whichever is more reasonable.

Co-production Content Revenue

We also enter into co-production contracts with the main producers of TV series or shows, and the main producer is responsible for all works related to produce and distribute the contents. We only act as the investor and share revenue based on the percentage of its investment over the total production costs. Co-production content revenue is recognized at a point after the TV series or shows were broadcasted.

All the revenue is recognized as net of value-added tax charged to customers.

The following table shows our revenue by revenue stream:

	For the Six Months Ended June 30,
	2025	2024
Advertising agency service	$1,092,735	$1,368,539
Content assets revenue
Self-produced content	2,276,421	4,862,869
Licensed content	6,414,852	4,747,629
Co-production content	6,975,605	—
Total Revenue	$16,759,613	$10,979,037
	For the Years Ended December 31,
	2024	2023
Advertising agency service	$2,236,907	$1,743,582
Content assets revenue
Self-produced content	7,167,357	10,807,673
Licensed content	11,226,997	8,051,909
Post-production service and others	—	429,808
Total Revenue	$20,631,261	$21,032,972

Accounts Receivable, Net

Accounts receivable consist primarily of amounts related to the money owed to us by our customers. Accounts receivable are recorded at net realizable value, consisting of the carrying amount less an allowance for credit losses, as necessary. Accounts are written off against the allowance after efforts at collection prove unsuccessful. As of June 30, 2025 and December 31, 2024, the allowance for credit losses was $876,155 and $852,722, respectively.

Credit Losses

On January 1, 2023, we adopted Accounting Standards Update 2016-13 “Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments,” which replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology. The adoption of the credit loss accounting standard has no material impact on our consolidated financial statements as of January 1, 2023.

Our account receivables, third party loans and other receivable which is included in prepaid expenses and other current assets line item in the balance sheet are within the scope of ASC Topic 326. As we have limited customers and debtors, we use the loss-rate method to evaluate the expected credit losses on an individual basis. When establishing the loss rate, we make the assessment on various factors, including historical experience, credit-worthiness of customers and debtors, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect its ability to collect from the customers and debtors. We also provide specific provisions for allowance when facts and circumstances indicate that the receivable is unlikely to be collected.

Expected credit losses are recorded as allowance for credit losses on the consolidated statements of operations and comprehensive income and unaudited condensed consolidated statements of operations and comprehensive income. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. In the event we recover amounts previously reserved for, we will reduce the specific allowance for credit losses.

Impairment of Long-lived Assets

Long-lived assets with finite lives, primarily content assets, property and equipment and operating lease right-of-use assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated future undiscounted cash flows from the use of the asset and its eventual disposition are below the asset’s carrying value, the asset is deemed to be impaired and written down to its fair value. There were no impairments of these assets for the six months ended June 30, 2025 and 2024.

Income Taxes

We use the asset and liability method of accounting for income taxes in accordance with FASB ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current period and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets also include the prior years’ net operating losses carried forward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

We follow FASB ASC Topic 740, which prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FASB ASC Topic 740 also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures.

Under the provisions of FASB ASC Topic 740, when tax returns are filed, it is likely some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statement of income. At June 30, 2025 and December 31, 2024, we did not take any uncertain positions that would necessitate recording a tax related liability. We file a PRC income tax return. We use calendar year-end for our PRC income tax return filing, PRC income tax returns filed for the years ending on December 31, 2020 and thereafter are subject to examination by the relevant taxing authorities.

Recent Accounting Pronouncements

In November 2024, the FASB issued ASU No. 2024-03, “Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures. This ASU requires entities to 1. disclose amounts of (a) purchase of inventory, (b) employee compensation, (c) depreciation, (d) intangible asset amortization, and, (e) depreciation, depletion, and amortization recognized as part of oil-and gas-producing activities, 2. include certain amounts that are already required to be disclosed under current Generally Accepted Accounting Principles in the same disclosures as other disaggregation requirements, 3. disclose a qualitative description of the amounts remaining in relevant expense captions that are not necessarily disaggregated quantitatively, and 4. disclose the total amount of selling expenses, in annual reporting periods, an entity’s definition of selling expense. The ASU is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. Additionally, in January 2025, the FASB issued ASU No. 2025-01 to clarify the effective date of ASU 2024-03. The standard provides guidance to expand disclosures related to the disaggregation of income statement expenses. The standard requires, in the notes to the financial statements, disclosure of specified information about certain costs and expenses which includes purchases of inventory, employee compensation, depreciation, and intangible asset amortization included in each relevant expense caption. This guidance is effective for fiscal years beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027, on a retrospective or prospective basis, with early adoption permitted. We are currently evaluating this ASU to determine its impact on our disclosures. We plan to adopt this guidance effective January 1, 2027 and we are currently evaluating the impact of adopting this ASU on our consolidated and unaudited condensed consolidated financial statement presentation or disclosures.

In May 2025, the FASB issued ASU No. 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810): Accounting Acquirer in a Business Combination Involving a Variable Interest Entity. This ASU clarifies that when a business that is a VIE is acquired primarily with equity interests, the determination of the accounting acquirer should follow ASC 805 rather than defaulting to the primary beneficiary under ASC 810. The standard is effective for fiscal years beginning after December 15, 2026, including interim periods within those fiscal years. Early adoption is permitted. We plan to adopt this guidance effective January 1, 2027 and the Company is currently evaluating the impact of adopting this ASU on our consolidated and unaudited condensed consolidated financial statement presentation or disclosures.

In July 2025, the FASB issued ASU No. 2025 05, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. This ASU provides a practical expedient for all entities related to the estimation of expected credit losses for current accounts receivable and current contract assets that arise from transactions accounted for under Topic 606. The standard is effective for annual periods beginning after December 15, 2025. Early adoption of ASU 2025-05 is permitted and should be applied prospectively. We plan to adopt this guidance effective January 1, 2026 and are currently evaluating the impact of adopting this ASU on our consolidated and unaudited condensed consolidated financial statement presentation or disclosures.

The Company’s management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

INDUSTRY

Certain information, including statistics and estimates, set forth in this section and elsewhere in this prospectus has been derived from an industry report commissioned by us and independently prepared by Frost & Sullivan in connection with this offering. All the information and data presented in this section has been derived from Frost & Sullivan’s industry report unless otherwise noted. Frost & Sullivan has advised us that the statistical and graphical information contained herein is drawn from its database and other sources. However, neither we nor any other party involved in this offering has independently verified such information, and neither we nor any other party involved in this offering makes any representation as to the accuracy or completeness of such information. Therefore, investors are cautioned not to place any undue reliance on the information, including statistics and estimates, set forth in this section or similar information included elsewhere in this prospectus.

Overview of China’s Drama Series Distribution Market

The industry value chain of drama series distribution can be divided into three main streams. In the upstream stream, the focus is on IP development, which serves as the foundation for drama series production. Companies with strong original IP reserves have an advantage in producing premium original drama series. In the middle stream, content production and distribution company plays a vital role. There are two types of distribution for drama series companies: independent distribution and commissioned distribution. Commissioned distribution, in turn, has two modes of operation: sell-out and agency. Self-distribution is the first choice for most production companies as it can maximize profits; commissioned distribution is common among small-scale or newly established production companies, and most dramas series produced in the market belong to second and third grades. Stronger production companies often distribute on their own, while smaller ones usually adopt commissioned distribution methods. Downstream demand for dramas series comes from TV channels, Online Video Platforms, OTT and IPTV.

The National Radio and Television Administration implements a licensing system for the distribution of domestic drama series. Only after obtained TV drama distribution licenses issued by the provincial-level or above administrative departments of radio and television, companies are permitted to engage in drama series distribution.

The market size of drama series distribution witnessed a slight increase from RMB 38.6 billion in 2020 to RMB 46.1 billion in 2024, with a CAGR of 4.6%. Over the past three years, the film and television industry has encountered numerous challenges due to the impact of COVID-19. The key focus for its development has shifted towards reducing quantity, enhancing quality, minimizing costs, and improving efficiency. In the short term, these measures exacerbate the difficult situation of insufficient capital and a sharp decline in output on the upstream supply side; however, they ultimately contribute to fostering a healthy and sustainable growth trajectory for the film and television industry. Under such circumstances, the market size of drama series distribution is expected to grow steadily and reach RMB 69.8 billion in 2029, representing a CAGR of 8.6% from 2024.

Market Size of Drama Series Distribution (by revenue), China, 2020-2029E

Source: Frost & Sullivan

Competitive Landscape of China’s Drama Series Distribution Market

Typically, the main players in China’s drama series distribution market include drama series distribution companies, online video platforms and TV stations, and independent drama series distributors. Drama series distribution companies normally distribute drama series and generate revenues by selling the broadcasting rights to online video platforms and TV stations. Besides, there are also some independent drama series distributors who are responsible for distributing drama series produced by drama series producers, and recognize the commission service fee as main revenues. In terms of revenue from drama series distribution in 2024, INHI ranked 7th among all drama series distributors in China.

Top 10 Drama Series Distributors (by revenues), China, 2024

Source: Frost & Sullivan

Overview of China’s Advertising Market

The industry value chain of the advertising market usually consists of advertisers, sales and marketing service providers, and consumers. Sales and marketing services providers generally provide their competitive mix of tactics, methods, channels, media, and activities based on their resources or brand owners and distributors’ requirements, so that all work together as a unified force. It is a process designed to ensure that all strategies are consistent across all channels and are centered on the customer in order to achieve the purposes that brand owners/distributors set in advance.

In 2024, the market size of China‘s advertising reached RMB 1,600.6 billion, with a CAGR of 14.4% from 2020 to 2024, and its growth was mainly due to the increase in the market size of the Internet advertising. The upgrading of Internet technology and the empowerment of technology to the advertising market will promote the vigorous development of the advertising market, which is expected to grow at a CAGR of 9.0% from 2024 to 2029, reaching RMB 2,457.4 billion in 2029.

Market Size of Advertising (by channels), China, 2020-2029E

Source: Frost & Sullivan

BUSINESS

Mission

Our mission is to transcend conventional distribution and advertising services, establishing ourselves as the center point of popular media content and advertisements on TV channels. We achieve this by building dynamic collaborations among production companies, TV stations, media platforms, and multinational brands, optimizing content presentation and driving viewership.

Overview

Our business serves as the bridge between television production companies, TV stations and media platforms, advertisement agencies, and prominent multinational brands. Our core operation involves (i) television program distribution, where we acquire distribution rights of drama series from television producers and then resell such rights to TV stations and media platforms, and (ii) ad placement, where we secure advertising sponsorship for TV stations and online media platforms through introducing brand owners to airtime slots that are optimal for presenting their products and services.

Within the entertainment industry, individual television producers face the challenge of fixating stable avenues to distribute their works. Our business establishes an outstanding reputation among the producers through a track record of fair dealing, which enables us to hoard up a wide selection of high quality television works. Meanwhile, TV stations and media platforms are primarily concerned with rendering appropriate content based on their target audience. Our inventory of television productions allows us to efficaciously provide the content that matches the need of our partnering TV stations and media platforms.

We also facilitate the sales of advertisement slots of the TV stations to the advertising agencies and renowned multinational brands by placing their ads in appropriate airtime slots that fit the ad content and are most viewed by their targeted consumers. Our business creates the opportunity to connect advertising agencies and well-known brands with national TV stations, solidifying a steady revenue stream for all participants within this process. The customized selections of television production also aid to drive higher viewership on the TV stations, further strengthening the collaboration between the advertisers and the TV stations. This streamlined and mutually beneficial relationship is further enhanced through our years of experience in the industry and ever-growing webs of vast networks among different players.

In addition to the traditional ad placement on TV channels, we act as the agent for the sales of advertisement space on the Lebocast screen mirroring application in response to the media industry’s digitalization. Through providing robust SDK-level solutions at the receiving end (such as smart TVs, automobile big screens, projectors, or set-top boxes) and the sending end (such as smartphones or tablets), Lebocast has established a complete screen mirroring infrastructure and has already been used on more than 400 million big-screen terminals and gained 1.3 billion mobile phones. When users begin or end projecting the content on their mobile devices onto larger screens using Lebocast, as well as under certain other circumstances, they will be presented with brief advertisements, which constitute valuable advertising slots. We collaborate with multinational brands to leverage such advertising slots to reach broader and targeted audience.

As an esteemed participant in the industry, we generate revenue through various means. On the one hand, we work with television producers to sell the distribution rights to TV stations and media platforms and collect fixed distribution fees or share profits according to agreed-upon percentages. On the other hand, we expedite the partnership between numerous brands, advertising agencies, and national TV stations and online media platforms by selling and allocating advertising spaces, profiting from commissions.

We are committed to setting ourselves as a leading firm in the cultural media industry. The most important aspect is enhancing our brand awareness and presence among the key participants in the industry and the audience whom the broader entertainment industry serves. We believe that the Offering will provide us with the capital necessary to grow our operations and transform us into a major player in global media as we work to create a data — driven and collaborative media ecosystem for all types of enterprises. Our main effort on this front is to develop an online trading platform, which will be an interface that will help its users decide what kind of content to develop and guide them as they develop and monetize advertisements. We believe the platform will allow television to reach and engage with a wider range of potential clients.

Our Products and Services

Our business serves as a vital link connecting television production companies, TV stations, media platforms, advertising agencies, and multinational brands, facilitating advertising sponsorships and tailored content placement. In the television program distribution realm, we specialize in acquiring distribution rights of drama series from producers, subsequently selling these rights to TV stations and platforms. On the advertising front, we collaborate with agencies and brands to strategically place advertisements on optimal platforms at the right time.

Our track record in television program distribution positions us as a favored partner for producers and content creators, enabling us to supply stations and platforms with sought-after content. As TV channels secured viewership from the high-quality content we provide, we also connect them with advertisers and brands for sponsorships. Our ability to offer bundle packages allows TV channels to acquire content and secure suitable sponsors, making us their preferred partner when sourcing content and sponsorships. Through revenue-sharing models and sales of advertising space, our business thrives, serving esteemed clients, including national TV channels and globally recognized brands across various industries.

To build on our achievements in the media industry, we have expanded our business beyond television program distribution to encompass culture media experiences. Our expansion includes planned venues where individuals can enjoy watching movies, playing video games, and other social and entertainment activities.

Television Program Distribution

Our television program distribution process currently involves acquiring distribution rights of drama series from a diverse range of sources, including production studios, filmmakers, and content creators. We have extensive industry experience in negotiating and securing agreements with TV channels for the distribution of content across various television platforms. Over the years, our team has amassed a wealth of experience in the industry, establishing a robust track record of successful content distribution. This proven track record has allowed us to gain familiarity and confidence from studios and content producers within the industry, positioning us as a trusted and reliable partner for content distribution.

We work in close collaboration with our partnered TV stations and media platforms to acquire tailored content from drama series producers, meeting the specific needs of these platforms. Leveraging our expansive network within content production teams and studios, we are aware of available market content and can secure distribution rights from producers efficiently. Our long-term relationship with content producers allows us to source content that precisely aligns with the unique preferences of our partnered TV stations and media platforms. We serve clients on both sides of the television program distribution process by facilitating successful content distribution during the production stage, ensuring the delivery of content that seamlessly caters to the distinct audiences and programming requirements of our TV channel clients.

In addition to content distribution, we offer advisory services to our clients regarding compliance with regulatory bodies such as the National Radio and Television Administration and regional Radio and Television Administrations. This guidance provides value to our clients by helping them to understand and adhere to the necessary guidelines and requirements set forth by these regulatory entities.

Our track record of content distribution includes the following popular television and digital media content:

《神奇伙伴在哪里》 “Where is the Wonderful Partner” Average Viewership Rating: 0.478% CSM52 Urban Network Ranking: 2 Broadcast Time: September 9, 2018 Broadcast Platform: Zhejiang Satellite TV

《挑战者联盟》

“Challenger Alliance” Season 1, 2, and 3

Average Viewership Rating: 1.736%,

CSM52 Urban Network Ranking: 2

Broadcast Time: 2015-2017

Broadcast Platform: Zhejiang Satellite TV, iQiyi, Tencent, Sohu, PPTV, PPTV, PPTV, LeTV

《乔安你好》 “Hello Joan” Viewership Rating: 1.270%, CSM52 Urban Network Ranking: 3 Broadcast Time: November 21, 2019 Broadcasting Platform: Zhejiang Satellite TV, Jiangsu Satellite TV, Mango TV

《推手》

“Pusher”

Viewership Rating: 0.963%

CSM52 Urban Network Ranking: 1

Broadcast Time: March 26, 2019

Broadcasting Platform: Zhejiang Satellite TV, Jiangsu Satellite TV, iQiyi, Youku, Tencent, PPTV, ASUS, Mango TV

《美好的日子》

“Beautiful Days”

Viewership Rating: 2.111%

CSM52 Urban Network Ranking: 2

Jiangsu Satellite TV ratings: 8

Broadcast Time: June 3, 2021

Broadcast Platform: Zhejiang Satellite TV, Jiangsu Satellite TV, iQiyi, Tencent, Youku.

《匆匆的青春》 “Hurried Youth” Viewership Rating: 0.427% CSM52 Urban Network Ranking: 2 Broadcast Platform: July 8, 2022 Broadcast Platform: Zhejiang Satellite TV, Jiangsu Satellite TV, Mango TV
《甜小姐与冷先生》 “Sweet and Cold” Viewership Rating: 0.227% Broadcast Time: May 8, 2023 Broadcast Platform: Zhejiang Satellite TV, Youku

《出发吧!探行海丝路》 “Let’s go! Explore the Maritime Silk Road” Broadcast Time: September 19, 2023 Broadcast Platform: TikTok
《青云之外》 “Beyond Qing Yun” Broadcast Time: January 26, 2024 Broadcast Platform: TikTok
《17号音乐仓库第二季》 “No. 17 Live House” Broadcast Time: February 16, 2024 Broadcast Platform: Zhejiang Satellite TV, Youku, iQiyi, Tencent, Mango TV, ZTV
《创想季》 “Imagination Season” Viewership Rating: 0.243% Broadcast Time: February 21, 2024 Broadcast Platform: Zhejiang Satellite TV, Youku, iQiyi, Tencent, LeTV

《我同你“港”》 “I’ll ‘Talk’ with You about Hong Kong” Broadcast Time: May 20, 2024 Broadcast Platform: TikTok
《上有老下有小》 “Family” Broadcast Time: June 26, 2024 Broadcast Platform: Zhejiang Satellite TV, Youku, iQiyi, Tencent
《青春环游记5》 “Youth Periplous 5” Broadcast Time: May 18, 2024 Broadcast Platform: Zhejiang Satellite TV, Youku, iQiyi, Tencent, ZTV

Advertising Placement

(a) Traditional advertising placement

We have a track record of collaborating with multinational consumer brands to strategically place advertisements on various TV channels. With over a decade of experience, we have established strong connections and business relationships with major international brands seeking to advertise on Chinese media platforms. We also assist domestic brands to identify and connect with the TV channels that best fit their marketing needs. Leveraging our team’s deep-rooted expertise in the advertising industry and comprehensive understanding of their marketing needs, we offer invaluable advice on optimal advertisement placement.

We generate revenue by charging our client a premium between the rates charged by TV stations to advertisers and our own fees. Pricing structures across different TV stations vary, often based on audience size and ratings. Some networks determine prices primarily by audience size, while others follow unique pricing models. We have established a pricing model that integrates industry insights with data analytics. Ahead of each TV show’s premier, we review and refine our algorithms tailored to forecast ratings for individual episodes. These precise rating predictions allow us to accurately estimate potential advertising revenue, fostering a more stable income stream amid market fluctuations.

Our pricing model is effective when TV stations determine compensation based on ratings, which causes inherent risks for us to be charged a higher advertising price by the TV stations than our price to our clients, potentially resulting in revenue loss for us. INHI Group has established a specialized team dedicated to data analysis and predictive modeling. Our pricing strategy, informed by thorough data research and analytics, serves as a reliable mechanism for consistent revenue generation.

We have been able to connect these brands with popular, high-viewership TV channels catering to their advertising and distribution objectives. Our ability to meet the specific needs of multinational consumer brands has allowed us to cultivate strong connections with many more brands and advertisers. As a result, TV channels are more inclined to collaborate with us efficiently in identifying suitable sponsors. We have established partnerships with several of China’s premier satellite channels, including Beijing Satellite TV, Jiangsu Satellite TV, Shenzhen Satellite TV, Zhejiang TV, and Jilin Satellite TV.

(b) Digital advertising placement

In addition to the traditional ad placement on TV channels, we act as the agent for the sales of advertisement space on the Lebocast screen mirroring application in response to the media industry’s digitalization. Through providing robust SDK-level solutions at the receiving end (such as smart TVs, automobile big screens, projectors, or set-top boxes) and the sending end (such as smartphones or tablets), Lebocast has established a complete screen mirroring infrastructure and has already been used on covered more than 400 million big-screen terminals and gained 1.3 billion mobile phones users. When users begin or end projecting the content on their mobile devices onto larger screens using Lebocast, as well as under certain other circumstances, they will be presented with brief advertisements, which constitute valuable advertising slots. We collaborate with multinational brands to leverage such advertising slots to reach broader and targeted audience.

Competitive Strengths

Established Industry Network and Trusted Partnerships

Our established network within the entertainment and media industry positions us as a key intermediary between television producers, TV stations, media platforms, advertising agencies, and multinational brands. With a proven track record of successful collaborations, we have built strong relationships with major television content providers and advertisers. This reputation enables us to access high-quality programming, secure premium advertisement slots, and facilitate seamless transactions, making us the preferred choice for both content distribution and advertising placement.

Industry Expertise and Advertising Optimization

Leveraging our experience and analytics, we optimize content distribution and advertisement placement to maximize viewership and revenue generation. Advertisers trust our expertise and insights to strategically allocate budgets for maximum impact. Additionally, we continuously analyze audience demographics, viewing habits, and engagement trends to align TV stations and media platforms with the most suitable content and sponsorship opportunities. We combine the information we collect with our industry expertise to optimize content distribution and advertising placement, allows higher advertising effectiveness, greater audience reach, and sustained profitability for clients.

Diversified Media Channels and Digital Expansion

In response to the evolving digital landscape, we have expanded beyond traditional television advertising to include digital placements on platforms like Lebocast. Our ability to offer advertising solutions across multiple channels, ranging from national TV networks to smart TVs, projectors, and mobile applications, enhances our reach and relevance in the changing market. By integrating new technologies with our expertise in traditional media, we offer advertisers unparalleled access to both traditional and digital audiences, reinforcing our position as a leader in the cultural media industry.

Our Opportunity

The traditional media advertising model has experienced significant challenges recently, given the growth of social media platforms and the Chinese government’s emphasis on jumpstarting China’s digital economy. Our core advertising partners have been shifting their advertising budgets from traditional media channels to emerging digital media channels, working to develop their presences on platforms like WeChat and TikTok. We are also facing competition from Multi-Channel Networks (MCNs), companies that work with brands and content creators to help them achieve success on social media platforms. Despite these challenges, we have found ways to thrive, carving out a significant niche for ourselves in Smart TV digital screen advertising sector even as we continue to explore other opportunities in the digital economy.

Growth Strategies

Developing an Online Trading Platform

We are seeking opportunities beyond our foundational television distributions and advertising services to transform our business into a central hub for popular media content and advertisements. We plan to develop an online trading platform that allows content production companies to list their content online if it has not been distributed to a specific platform. We intend to develop a catalog listing the shows for which we hold distribution rights but have not yet sold to any satellite stations on our platform. We will actively encourage TV satellite stations to browse the contents available on this platform. Should they express interest in airing any of the TV drama series we offer, they can contact us to discuss pricing and terms. We can also connect advertisers to the platform, enabling media platforms seeking content and sponsorship from advertisers to access and purchase content. By linking our long-term partners to the platform, we will provide them with full access to our resources. This fosters strong relationships with customers involved in content production, advertising, and TV stations seeking content. Connecting these brands with popular, high-viewership TV channels aligns with their advertising and distribution objectives more effectively. Our services will allow for better viewership of television series, as well as more targeted marketing and efficient advertising.

We also expect to enhance the platform’s operations by integrating big data analysis and artificial intelligence to build a collaborative and data-driven ecosystem for the cultural media sector. By tailoring our services to meet the specific requirements of individual advertisers, we can amplify the impact of their advertising budgets and offer increased value to their businesses. Similarly, customizing our programming to suit the diverse needs of various media outlets allows us to boost their popularity and expand their audience base. Employing big data analysis enables us to plan, develop, and produce television content while providing proactive guidance on crucial aspects like optimal broadcast times, preferred directors, producers, and artists that are gaining popularity.

Our goal is to build a more user-friendly algorithmic system that can be effortlessly accessed and implemented by our business partners. This system will integrate real-time data, empowering advertisers with more accurate viewership predictions and enabling them to strategize and place their advertisements more effectively. By striving to bring enhanced value to cultural media institutions, practitioners, and advertisers, we aim to establish a foundation for a cultural media trading platform, positioning ourselves as a frontrunner in the cultural media industry.

Establishing Center for Culture Media Experience

We plan to establish a flagship location in Hangzhou, China. We have secured a space spanning approximately 1,000 square meters, which will function as a 24-hour service center where clients can watch movies, play video games, and read books. We will also offer space for various other activities, such as live broadcasts showcasing products and games, artist training, TV script and novel writing, TV series launches, animation training sessions, and batch creation services. Additionally, we plan to offer an array of popular cultural amenities such as co-working spaces, gyms, dance studios, children’s entertainment venues, facilities for television investment and production, pet shelters, and dining options.

This physical space enables us to establish direct and tangible connections with both our clients within the industry and the end-users — the audience consuming media content showcased on TV channels. Our presence here provides an opportunity for valuable interactions, fostering relationships, and comprehending the needs and preferences of both our clients and end-users alike.

Employees

As of June 30, 2025, we had 30 employees. The following table sets forth the number of our employees by function:

Number of Employees
Management	3
Financial and Accounting	7
Human Resources	3
Media, Distribution, and Marketing	4
Sales	7
General Administrative	6
Total	30

We typically enter into standard employment agreements with our senior management and core personnel. These contracts include a standard non-compete covenant that prohibits the employee from competing with us, directly or indirectly, during his or her employment and for two years after termination of his or her employment.

In general, we maintain a good working relationship with our employees, and we have not experienced any material labor disputes. We value our employees the most and are constantly encouraging innovation, efficiency, and teamwork in the Company.

Intellectual Property

Our brand, trade names, trademarks, copyrights, trade secrets and other intellectual property rights distinguish our business platform, services and products from those of our competitors and contribute to our competitive advantage in the professional entertainment and media sector. To protect our intellectual property, we primarily rely on a combination of trademark, copyright and trade secret laws. As of the date of this prospectus, we did not have confidentiality agreements with our employees, sales agents, or partners, though we intend to enter into agreements with such provisions in the future.

Registered Copyright

We currently have 1 registered copyright in China as follows:

Copyright	Publication Date	Registration Date	Registration Number
亲爱的, 我没电了	March 21, 2019	April 26, 2019	国作登字-2019-A-00752537

Registered Trademark

We currently have 3 registered trademarks in China as follows:

Trademark	Category	Registration Date	Registration Number	Expiration Date
	11	December 7, 2018	26032100	December 6, 2028
	28	June 21, 2019	26032103	June 20, 2029
	28	November 21, 2017	21419480	November 21, 2027

Facilities

Our headquarters are located in Beijing with an aggregate leased space of 290.49 square meters (approximately 3,127 square feet). The current lease expires on September 2, 2026. The monthly rent is RMB 65,000 (approximately USD 9,700).

We have offices in Hangzhou, Shanghai and Xinjiang. Our leased office space consists of approximately 2,203 square meters (approximately 23,712 square feet). All lease terms are for a period of one or two years. We lease our premises under operating lease agreements from independent third parties. We believe that our existing facilities are generally adequate to meet our current needs, but we expect to seek additional space as needed to accommodate future growth.

Legal Proceedings

On February 24, 2023, Beijing Arbitration Commission found that Dongyang Pinge Media Co., Ltd. (“Dongyang”) breached its agreement with Beijing Zhongxi and failed to pay Beijing Zhongxi its share of the distribution profits. Beijing Arbitration Commission granted Beijing Zhongxi an award of RMB 6.28 million to be paid by Dongyang to cover 1) the distribution profits of RMB 6,100,280, 2) late fee of RMB 1,037,023 up to June 30, 2022 and late fee calculated at the daily rate of 0.03% from July 1, 2022 to the payment date, 3) Beijing Zhongxi’s attorney fee of RMB 70,000, and 4) the arbitration expenses of RMB 116,360.

On August 24, 2023, the Intermediate People’s Court of Jinhua City, Zhejiang Province issued a compulsory execution against Dongyang to pay Beijing Zhongxi RMB 7,323,663.87 and interest. Minimal property in the name of Dongyang and the execution proceeding was terminated. We may in the future decide to commence another execution proceeding against Dongyang.

On November 18, 2022, Horgos Kexi filed a complaint against Shanghai Youshu Culture Group Col., Ltd. (“Youshu”) for breach of its agreement with Horgos Kexi and failed to pay Horgos Kexi profits on investments. Horgos Kexi sought damages against Youshu for 1) the investment profits of RMB 2,000,000, 2) late fee calculated at the daily rate of 0.08% from from November 1, 2022, 3) Horgos Kexi’s incurred and expected attorney fees of RMB 100,000. As of the date of this prospectus, the proceeding is ongoing.

From time to time, we are involved in litigation or other legal proceedings incidental to our business. However, we do not believe that our business or operations would be materially and adversely affected by any pending or threatened litigation or other pending or threatened legal proceedings.

REGULATIONS

This section sets forth a summary of the principal PRC laws and regulations relevant to our business and operations in China.

Regulations Relating to Foreign Exchange

General Administration of Foreign Exchange

According to the Regulations on the Control of Foreign Exchange, which were promulgated by the State Council on January 29, 1996, came into effect on April 1, 1996, and were amended on January 14, 1997, and August 5, 2008, payments for transactions that take place within the PRC must be made in RMB. RMB is convertible into other currencies for current account items, such as trade-related receipts and payments and payment of interest and dividends. The conversion of RMB into other currencies and remittance of the converted foreign currency outside the PRC for capital account items, such as direct equity investments, loans and repatriation of investment, requires the prior approval from the SAFE or its local office.

SAFE Circular No. 59

Pursuant to the Circular of the SAFE on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, promulgated by SAFE on November 19, 2012, which became effective on December 17, 2012, and was further amended on May 4, 2015, approval is not required for opening a foreign exchange account and depositing foreign exchange into the accounts relating to the direct investments. SAFE Circular No. 59 also simplified foreign exchange-related registration required for the foreign investors to acquire the equity interests of Chinese companies and further improve the administration on foreign exchange settlement for FIEs.

SAFE Circular No. 13

Pursuant to the Circular on Further Simplifying and Improving the Foreign Currency Management Policy on Direct Investment, effective from June 1, 2015, which cancels the administrative approvals of foreign exchange registration of direct domestic investment and direct overseas investment and simplifies the procedure of foreign exchange-related registration, the investors shall register with banks for direct domestic investment and direct overseas investment.

SAFE Circular No. 19

The Notice of the State Administration of Foreign Exchange on Reforming the Mode of Management of Settlement of Foreign Exchange Capital of Foreign-Funded Enterprises, or the SAFE Circular No.19, which was promulgated by the SAFE on March 30, 2015, and became effective on June 1, 2015, provides that a foreign-invested enterprise may, according to its actual business needs, settle with a bank the portion of the foreign exchange capital in its capital account for which the relevant foreign exchange administration has confirmed monetary capital contribution rights and interests (or for which the bank has registered the injection of the monetary capital contribution into the account). Pursuant to the SAFE Circular No.19, for the time being, FIEs are allowed to settle 100% of their foreign exchange capitals on a discretionary basis; a foreign-invested enterprise shall truthfully use its capital for its own operational purposes within the scope of business; where an ordinary foreign-invested enterprise makes domestic equity investment with the amount of foreign exchanges settled, the invested enterprise shall first go through domestic re-investment registration and open a corresponding account for foreign exchange settlement pending payment with the foreign exchange administration or the bank at the place where it is registered.

Based on the foregoing, when setting up a new foreign-invested enterprise, the foreign invested enterprise shall register with the bank located at its registered place after obtaining the business license, and if there is any change in capital or other changes relating to the basic information of the foreign-invested enterprise, including without limitation any increase in its registered capital or total investment, the foreign invested enterprise shall register such changes with the bank located at its registered place after obtaining the approval from or completing the filing with competent authorities. Pursuant to the relevant foreign exchange laws and regulations, the above-mentioned foreign exchange registration with the banks will typically take less than four weeks upon the acceptance of the registration application. If we intend to provide funding to WFOE through capital injection at or after their establishment, we shall register the establishment of and any follow-on capital increase in our wholly foreign owned subsidiaries with the State Administration for Industry and Commerce or its local counterparts, file such and register such with the local banks for the foreign exchange related matters.

Offshore Investment

Under the Circular of the State Administration of Foreign Exchange on Issues Concerning the Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or the SAFE Circular 37, issued by the SAFE and effective on July 4, 2014, PRC residents are required to register with the local SAFE branch prior to the establishment or control of an offshore special purpose vehicle, or SPV, which is defined as offshore enterprises directly established or indirectly controlled by PRC residents for offshore equity financing of the enterprise assets or interests they hold in China. An amendment to registration or subsequent filing with the local SAFE branch by such PRC resident is also required if there is any change in basic information of the offshore company or any material change with respect to the capital of the offshore company. At the same time, the SAFE has issued the Operation Guidance for the Issues Concerning Foreign Exchange Administration over Round-trip Investment regarding the procedures for SAFE registration under the SAFE Circular 37, which became effective on July 4, 2014, as an attachment of Circular 37.

Under the relevant rules, any failure by any of our shareholders who is a PRC resident, or is controlled by a PRC resident, to comply with relevant requirements under these regulations could subject our SPV to restrictions imposed on foreign exchange activities, including restrictions on its ability to receive registered capital as well as additional capital from PRC resident shareholders, and contribute registered capital as well as additional capital to WFOE. If WFOE fails to obtain necessary registered capital within the approved business time limit, the industries and commercial administrative authorities might revoke its business license. Due to the failure by shareholders to complete the registration, WFOE’s ability to pay dividends or make distributions to our SPV is also restricted, and repatriation of profits and dividends derived from SPV by PRC residents to China are illegal. The offshore financing funds are also not allowed to be used in China. In addition, the failure of the PRC resident shareholders to complete the registration may subject the shareholders to fines less than RMB 50,000, and the enterprises to fines less than RMB 300,000. All the Chinese individual shareholders (directly of indirectly) of Unitrend, to our knowledge, are subject to the SAFE Circular 37 and have filed the necessary documents to apply for the registrations.

Regulations on Intellectual Property Rights

Regulations on Trademarks

According to the current Chinese trademark law and regulations, a trademark which has been approved and registered by the trademark office is a registered trademark, including a trademark of goods, services, collective trademark and certification trademark. The trademark registrant shall enjoy the exclusive right to use the trademark and the protections afforded by law. The trademark law also specifies the scope of registered trademarks, procedures for registration of trademarks and the rights and obligations of trademark owners. As of the date of this prospectus, we have completed trademark registration of four trademarks in China and own the exclusive right to use such trademark.

Regulations on Domain Names

The Ministry of Industry and Information Technology of the PRC, or the MIIT, promulgated the Measures on Administration of Internet Domain Names, or the Domain Name Measures, on August 24, 2017, which took effect on November 1, 2017 and replaced the Administrative Measures on China Internet Domain Name promulgated by the MIIT on November 5, 2004. According to the Domain Name Measures, the MIIT is in charge of the administration of PRC internet domain names. The domain name registration follows a first-to-file principle. Applicants for registration of domain names shall provide true, accurate and complete information of their identities to the domain name registration service institutions. The applicant will become the holder of such domain names upon completion of the registration procedure.

Regulations on Employment and Social Welfare

Labor Contract Law

The Labor Contract Law of the PRC, or the Labor Contract Law, which was promulgated on June 29, 2007 and amended on December 28, 2012, is primarily aimed at regulating the rights and obligations of employers and employees, including the establishment, performance and termination of such relationship. Pursuant to the Labor Contract Law, labor contracts shall be concluded in writing if labor relationships are to be or have been established between employers and the employees. Employers are prohibited from forcing employees to work above certain time limit and employers shall pay employees for overtime work in accordance with certain national regulations. In addition, employee wages shall be no lower than local standards on minimum wages and shall be paid to employees timely.

Social Insurance and Housing Fund

Under the Social Insurance Law of the PRC that was promulgated by the SCNPC on October 28, 2010, and came into force as of July 1, 2011, and most recently amended on December 29, 2018, together with other laws and regulations, employers are required to pay basic pension insurance, unemployment insurance, basic medical insurance, employment injury insurance, maternity insurance, and other social insurance for its employees at specified percentages of the salaries of the employees, up to a maximum amount specified by the local government regulations from time to time. When an employer fails to pay social insurance premiums in full, relevant social insurance collection agency shall order it to make up for any shortfall within a prescribed time limit, and may impose a late payment fee at the rate of 0.05% per day of the outstanding amount from the due date. If such employer still fails to make up for the shortfalls within the prescribed time limit, the relevant administrative authorities shall impose a fine of one to three times the outstanding amount upon such employer.

In accordance with the Regulations on the Management of Housing Fund which was promulgated by the State Council in April 3, 1999 and recently amended in March 24, 2019, employers must register at the designated administrative centers and open bank accounts for depositing employees’ housing funds. Employer and employee are also required to pay and deposit housing funds, with an amount no less than 5% of the monthly average salary of the employee in the preceding year in full and on time.

Under the Administrative Measures on Housing Provident Fund, orders to make full contributions within a prescribed time may be imposed on us for not making housing provident funds contributions for employees in a timely manner. We have not been subject to any such orders; however, failure to comply may lead the relevant housing provident fund authorities to apply to a PRC court for an order of mandatory payment. Besides, the relevant housing provident fund authorities may order certain of our PRC subsidiaries to make contribution registration of housing provident fund within a prescribed time limit. If we fail to do so, we may be subject to a fine ranging from RMB10,000 to RMB50,000. If the relevant PRC authorities determine that we are subject to fines and legal sanctions in relation to social insurance and housing provident fund contributions, our business, financial condition and results of operations may be adversely affected.

However, we cannot assure you that our employment practices will be deemed to be in compliance with labor-related laws and regulations in China due to interpretation and implementation uncertainties related to the evolving labor laws and regulations, which may subject us to labor disputes or government investigations. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations could be materially and adversely affected.

Employment relationship between Operating Entities and their Full-Time Employees

As of the date hereof, each of the Operating Entities has paid social insurance for most of the full-time employees that have established work relationships via labor contracts with Operating Entities.

On November 16, 2018, the State Administration of Taxation issued the Notice of the State Administration of Taxation on Implementing the Several Measures for Further Supporting and Serving the Development of Private Economy (No. 174 [2018], SAT), which specifies that tax authorities at all levels are required to ensure a stable payment method during the reform of the social security fee collection and management system, and are not allowed to independently organize and perform centralized clearing of fees from previous years from tax payers including private enterprises. As of the date of this prospectus, Beijing Hexi has not received any administrative punishments for violating relevant provisions on Social Insurance nor Housing Provident Fund.

Regulations on Tax

Corporate Income Tax

Pursuant to the EIT Law of the PRC effective on January 1, 2008 and amended on December 29, 2018 and the Regulation on the Implementation of the EIT Law of the PRC effective on April 23, 2019, companies are classified into resident companies and non-resident companies. Corporate Income Tax rate is 25%, or 20% for non-resident company which hasn’t set up an organization or an operating site, or its income from established organization or operating side is not connected to such organization or site, judging by the source of its income within the PRC territory. High and new technology companies encouraged by the government shall be accorded with 15% income tax.

Pursuant to the Announcement on Issues Regarding Implementation of Preferential Income Tax Policy for High and New Technology Companies released on June 19, 2017 by State Administration of Taxation or the SAT, company qualified as high or new technology company shall enjoy preferential tax from the year indicated on the certificate for high and new technology company, and file for registration with taxation agency of jurisdiction according to relevant provisions. On expiration of the qualification as high and new technology company, income tax shall be temporarily levied pursuant to a preferential tax rate of 15% before renewal of the qualification; if such qualification is not obtained before the end of the year, the difference between the preferential tax rate and the regular tax rate should be paid according to applicable provisions.

Withholding Income Tax

Pursuant to the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with Respect to Taxes on Income (the “Double Tax Avoidance Arrangement”) promulgated on August 21, 2006 and last amended on December 6, 2019, where a Hong Kong resident enterprise that holds more than a 25% equity interest in a PRC resident enterprise at any time within 12 consecutive months before receiving the dividend, the competent PRC tax authority may determine the Hong Kong resident enterprise to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement, and the withholding tax rate on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5% from 10% applicable under the EIT Law.

Value-Added Tax

Pursuant to the Provisional Regulations on Value-Added Tax of the PRC last amended on November 19, 2017, and its Implementation Rules promulgated by the Ministry of Finance, or the MOF and last amended on October 28, 2011, tax payers engaging in sale of goods, provision of processing services, repairs and replacement services, sales of services, intangible assets or real property, or importation of goods within the territory of the PRC shall pay value-added tax, or the VAT.

On November 16, 2011, the MOF and the SAT jointly promulgated the Pilot Plan for Levying Value-Added Tax in lieu of Business Tax. Starting from January 1, 2012, the PRC government has been gradually implementing a pilot program in certain provinces and municipalities, to levy a 6% VAT on revenue generated from modern service industries in lieu of the business tax.

The Measures for the Exemption of Value-Added Tax from Cross-Border Taxable Activities in the Collection of Value-Added Tax in Lieu of Business Tax (for Trial Implementation), which was promulgated on May 6, 2016 by the SAT, and revised according to the Notice of State Administration of Taxation on Revising Some Normative Documents on Taxation on June 15, 2018, provides that if a domestic enterprise provides cross-border taxable activities such as professional technology services, technology transfer, software service etc., the above mentioned cross-border taxable activities shall be exempted from the VAT.

On March 23, 2016, the MOF and the SAT jointly issued the Notice of Implementing the Pilot Program of Replacing Business Tax with Value-Added Tax in an All-round Manner which confirms that business tax will be completely replaced by the VAT from May 1, 2016.

Pursuant to the Announcement No. 39 (2019) jointly issued by the Ministry of Finance, the State Administration of Taxation, and the General Administration of Customs, effective on April 1, 2019, the applicable VAT for VAT-taxable sales activities and imported goods are adjusted respectively from 16% to 13% and from 10% to 9%, respectively.

Regulation on Data Protection and Cybersecurity

Scope of Personal Information

According to the Personal Information Protection Law of PRC, sensitive personal information means the personal information of which the leakage or illegal use could easily lead to the violation of the personal dignity of a natural person or harm to personal or property safety, including information on biometric identification, religious beliefs, specific identity, health care, financial accounts, and personal whereabouts, and personal information of minors under the age of fourteen.

Cybersecurity Law

According to the Article 42 of Cybersecurity Law of the People’s Republic of China, which came into force as of June 1, 2017, the network operators must not disclose, distort or damage personal information they collect, without the agreement of the person whose information is collected, and personal information may not be provided to others, except where it has been processed in such a manner that it is impossible to distinguish a particular individual’s information and it cannot be retraced.

Data Security Law

According to the Article 31 of Data Security Law of the People’s Republic of China, which came into force on September 1, 2021, specifies that the provisions of the cybersecurity law of the PRC apply to the outbound security management of important data collected or produced by critical information infrastructure operators operating within the territory of the PRC. Outbound security management measures for other data processors collecting or producing important data within the territory of the PRC are to be jointly formulated by the national cyberspace administration and relevant departments of the State Council.

When a network operator needs to transfer such data overseas, it must demonstrate the necessity of data export and conduct a self-security assessment or submit to an official security assessment when a threshold test is met. Whether the transfer is “lawful, legitimate and necessary” is a threshold requirement under which the relevant authorities evaluate the risks associated with the transfer by examining both the nature of the data being transferred and the likelihood of security breaches involving such data and the level of the impact of such incidents.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the commencement of trading of our Class A ordinary shares.

Name	Age	Position
Bin Feng	53	Founder, Chief Executive Officer and Chairman of the Board of Directors
Xiaoyun He	47	Executive Director
Yachun Wang	40	Chief Financial Officer
Jason Chia-Lun Wang*	49	Independent Director and member of the Audit Committee
Shui Yeung Wong*	54	Independent Director and member of the Nominating and Corporate Governance Committee
Haining Wang*	41	Independent Director and member of the Compensation Committee

____________

Note:

*        Jason Chia-Lun Wang, Shui Yeung Wong and Haining Wang have accepted appointments as our directors, effective upon the commencement of trading of our Class A ordinary shares.

Mr. Bin Feng is our founder, Chief Executive Officer and Chairman of the Board of Directors. Mr. Feng has 30 years of experience in the media and entertainment industry. Since November 2010, Mr. Feng has served as the Chairman of INHI, overseeing advertising representation and the production and distribution of television. Mr. Feng leads strategic planning and manages the overall operations of the company. From September 2005 to November 2010, Mr. Feng served as the General Manager at Beijing Dayou Tonghe Advertising Co., Ltd., where he managed the business operations and strategic planning. From 1999 to 2005, Mr. Feng served as the Sales Director at Joyful Media Co., Ltd. and oversees sales strategies and management of the advertising operations. Mr. Feng began his career at Dami Gao Advertising Co., Ltd., in July 1994 specializing in media purchasing and laid the foundation for his endeavors in the advertising and media sector. Mr. Feng received a Bachelor’s degree in animation design from Guizhou Minzu University in 2016.

Ms. Xiaoyun He has served as an Executive Director of the Company since January 12, 2024. Ms. He has been serving as the general manager of INHI where she oversees daily operations in finance, human resources, and marketing. Before this role, Ms. He manages strategies as the Director of Beijing Dayou Era Advertising Co., Ltd. and led cultural initiatives at Hangzhou Zhige Cultural Planning Co., Ltd as an Art Director. Her career began at Zhejiang Television Station, fostering skills in project planning and filming. Noteworthy contributions include leading shows like “Brave Heart,” “Challengers Alliance,” and “Where is the Wonderful Partner,” and participating in TV dramas like “Hello Joan” and “Beautiful Days.” These projects reflect their enduring impact in the film and television landscape. Ms. He received a Bachelor’s degree in Broadcasting and Television Journalism from the Communication University of China.

Ms. Yachun Wang is the Chief Financial Officer of the Company. Since January 2019, Ms. Wang has served as the founding partner at Jiangsu Zhengzhe Financial Management & Consulting Co., Ltd., a consulting company whose services include U.S. IPO consulting and financial services, M&A financial consulting, and audit and tax services. From 2012 to 2018, Ms. Wang worked at Brook & Partners CPAs LLP (Beijing office) (“B&P”), an UK-based consulting firm, where she first served as the project manager until 2014 and later as a partner until 2018. Prior to that, Ms. Wang was a project manager at the consulting division of Ruihua CPA from January 2011 to December 2011, and an audit project manager at Mazars (Shanghai) Co., Ltd. (Beijing branch), a branch of Mazars Group, an international audit, tax and advisory firm from June 2008 to December 2010. Ms. Wang received her bachelor’s degree in accounting from Hunan Agricultural University in 2008 in China.

Mr. Jason Chia-Lun Wang will serve as an independent director of our Company and a member of the Audit Committee. Mr. Wang has also served as an independent director of Prime Acquisition Corp., a blank check company, since its inception in February 2011. From December 2007 until joining AutoChina, Mr. Wang served as Director of Research and Analytics at Private Equity Management Group Inc. where he was responsible for analysis of prospective investments, credit and cash flow analysis, and valuations. From July 2005 until December 2007, Mr. Wang worked at QUALCOMM Inc., a developer and innovator of advanced wireless technologies, products and services, where his responsibilities included all phases of venture capital investing, from target company identification to portfolio management. From July 2004 until July 2005, Mr. Wang was an investment banking associate at Relational Advisors LLC, where he specialized in mergers and acquisitions and debt and equity fundraising. From March 2000 until July 2002, Mr. Wang was the Director of Corporate Development and Planning at 24/7 Real Media Inc., a global digital marketing company. Prior to that, Mr. Wang was an investment banking analyst in the Global Mergers and Acquisitions Group at Chase Securities Inc. Mr. Wang received his MBA from the UCLA Anderson School of Management in June 2004 and bachelor degrees from both the Wharton School and the School of Engineering and Applied Science at the University of Pennsylvania in May 1998.

Mr. Shui Yeung Wong will serve as an independent director of our Company and a member of the Nominating and Corporate Governance Committee. Mr. Wong is currently the director of Full Wealth Consultancy Limited. He is a practicing member and fellow of Hong Kong Institute of Certified Public Accountants and a member of Hong Kong Securities and Investment Institute. Mr. Wong currently sits on the boards of multiple public companies. Mr. Wong has served as a director of Alset Capital Acquisition Corp. (Nasdaq: ACAX) and Alset Inc. (Nasdaq: AEI) since January 2022 and November 2021, respectively. Mr. Wong has served as a director of DSS, Inc. (NYSE American: DSS) since July 2022, and has served as a director of Value Exchange International, Inc. since April 2022, the shares of which are listed on the OTCQB. Mr. Wong has also been an independent non-executive director of Alset International Limited since June 2017, the shares of which are listed on the Catalist Board of Singapore Stock Exchange. Mr. Wong was an independent non-executive director of SMI Holdings Group Limited (HKEX: 0198) from April 2017 to December 2020 and was an independent non-executive director of SMI Culture & Travel Group Holdings Limited (HKEX: 2366) from December 2019 to November 2020. Mr. Wong received his Bachelor of Business Administration degree from Hong Kong Baptist University in 1993.

Ms. Haining Wang will serve as an independent director of our Company and a member of the Compensation Committee upon the commencement of trading of our Class A ordinary shares. From 2016 to present, Ms. Wang serves as the Vice President of Edgar Agents LLC Financial Printer. Before joining Edgar Agents LLC, Ms. Wang worked as director of both department of investor relations and department of international trade at Shengtai Holding Inc. Before working in businesses, Ms. Wang worked as a lecturer at Zhonglu Industry & Commercial College School of Foreign Languages. Ms. Wang received a Bachelor’s Degree in English Education from Linyi University in 2005.

Family Relationships

None of the directors or executive officers have a family relationship as defined in Item 401 of Regulation S-K.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board of Directors

All directors hold office until the next annual general meeting of shareholders and until their successors have been duly elected and qualified. Directors may also be appointed by resolution of the board of directors with such appointed directors to serve only until the next annual general meeting, at which they will be eligible for re-election. Directors are elected at the annual general meetings to serve for one-year terms. Officers are elected by, and serve at the discretion of, the board of directors.

The board of directors has determined to comply with the Nasdaq Listing Rules with respect to certain corporate governance matters. As a smaller reporting company, under the Nasdaq rules we are only required to maintain a board of directors composed of at least 50% independent directors, and an audit committee of at least two members, composed solely of independent directors who also meet the requirements of Rule 10A-3 under the Securities Exchange Act of 1934.

Director Independence

The board of directors has reviewed the independence of our directors, applying the NASDAQ independence standards. Based on this review, the board of directors determined that each of Jason Chia-Lun Wang, Shui Yeung Wong and Haining Wang are independent within the meaning of the Nasdaq rules. In making this determination, our board of directors considered the relationships that each of these non-employee directors has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence. As required under applicable Nasdaq rules, we anticipate that our independent directors will meet on a regular basis as often as necessary to fulfill their responsibilities, including at least annually in executive session without the presence of non-independent directors and management.

Duties of Directors

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

1.      duty to act in good faith in what the director believes to be in the best interests of the company as a whole;

2.      duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

3.      directors should not properly fetter the exercise of future discretion;

4.      duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

5.      duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in our amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

Terms of Directors and Executive Officers

Each of our directors holds office until a successor has been duly elected and qualified unless the director was appointed by the board of directors, in which case such director holds office until the next following annual meeting of shareholders at which time such director is eligible for reelection. All of our executive officers are appointed by and serve at the discretion of our board of directors. There is currently no shareholding qualification for directors.

Employment Agreements with our Executive Officers and Directors and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate an executive officer’s employment without cause upon advance written notice. In such case of termination by us, we will provide severance payments to the executive officer as expressly required by applicable law of the jurisdiction where the executive officer is based. The executive officer may resign at any time with an advance written notice.

Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective clients, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice during the executive officer’s employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for two years following the last date of employment. Specifically, each executive officer has agreed not to (i) approach our suppliers, clients, customers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (iii) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of the executive officer’s termination, or in the year preceding such termination, without our express consent.

We will also enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being our director or officer.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2022, we paid an aggregate of $198,440 (RMB 1.27 million) as compensation to our executive officers and directors. For the fiscal year ended December 31, 2023, we paid an aggregate of $198,440 (RMB 1.27 million) as compensation to our executive officers and directors. For the fiscal year ended December 31, 2024, we paid an aggregate of $218,954 (RMB 1.57 million) as compensation to our executive officers and directors. We have not set aside or accrued any amount to provide pension, retirement, or other similar benefits to our directors and executive officers. Our PRC subsidiaries and the VIE are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance, and other statutory benefits and a housing provident fund.

Insider Participation Concerning Executive Compensation

Our Founder, CEO, and Chairman of the Board of Directors, Mr. Bin Feng, has been making all determinations regarding executive officer compensation from the inception of the Company. When our Compensation Committee is set up, it will make all determinations regarding executive officer compensation.

Compensation of Directors

For the fiscal years ended 2024 and 2023, we did not compensate our independent director nominees for their services as they had not become the independent directors in the years of 2024 and 2023.

Board Committees

Upon the commencement of trading of our Class A ordinary shares, we will establish three committees under the board of directors: the audit committee, the compensation committee and the corporate governance and nominating committee, and adopt a charter for each of the committees. Each committee’s members and functions are described below.

Audit Committee.    Our audit committee will consist of Jason Chia-Lun Wang, Shui Yeung Wong and Haining Wang with Jason Chia-Lun Wang as the chairman of our audit committee. We have determined that each member of the Audit Committee will satisfy the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Securities Exchange Act. Our board also has determined that Jason Chia-Lun Wang qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq Listing Rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•        selecting the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•        reviewing with the independent auditors any audit problems or difficulties and management’s response;

•        reviewing and approving all proposed related-party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•        discussing the annual audited financial statements with management and the independent auditors;

•        reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

•        annually reviewing and reassessing the adequacy of our audit committee charter;

•        such other matters that are specifically delegated to our audit committee by our board of directors from time to time;

•        meeting separately and periodically with management and the independent auditors; and

•        reporting regularly to the full board of directors.

Compensation Committee.    Our compensation committee will consist of Jason Chia-Lun Wang, Shui Yeung Wong and Haining Wang upon the commencement of trading of our Class A ordinary shares, with Haining Wang serving as the chair of our compensation committee. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•        reviewing and recommending to the board with respect to the total compensation package for our chief executive officer;

•        approving and overseeing the total compensation package for our executives other than the chief executive officer;

•        reviewing and making recommendations to the board with respect to the compensation of our directors; and

•        reviewing periodically and approving any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee will consist of Jason Chia-Lun Wang, Shui Yeung Wong and Haining Wang upon the commencement of trading of our Class A ordinary shares. Mr. Shui Yeung Wong will be the chairperson of our nominating and corporate governance committee. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•        identifying and recommending to the board nominees for election or re-election to the board, or for appointment to fill any vacancy;

•        reviewing annually with the board the current composition of the board in light of the characteristics of independence, skills, experience and availability of service to us;

•        identifying and recommending to the board the names of directors to serve as members of the audit committee and the compensation committee, as well as the corporate governance and nominating committee itself;

•        advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any corrective action to be taken; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Oversight of Cybersecurity Risks

Our board of directors plays an active role in monitoring cybersecurity risks and is committed to the prevention, timely detection, and mitigation of the effects of any such incidents on our operations. In addition to regular reports from each of the board’s committees, the board receives regular reports from our management on material cybersecurity risks and the degree of our exposure to those risks, from cyber-attacks to infrastructure vulnerabilities. While the board oversees our cybersecurity risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing our cybersecurity risks.

Board of Directors Diversity

Our nominating and governance committee will be responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills, and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including but not limited to the following:

•        personal and professional integrity;

•        ethics and values;

•        experience in corporate management, such as serving as an officer or former officer of a publicly-held company;

•        professional and academic experience relevant to our industry;

•        experience as a board member of another public-held company;

•        strength of leadership skills;

•        experience in finance and accounting and/or executive compensation practices;

•        ability to devote the time required for preparation, participating and attendance at board of directors meetings and committee meetings, if applicable;

•        cultural background, gender, age, and ethnicity; conflicts of interests; and ability to make mature business judgements.

Our board of directors will evaluate each individual in the context of the board of directors as a whole, with the objective of ensuring that the board of directors, as a whole, has the necessary tools to perform its oversight function effectively in light of our business and structure.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics, which is applicable to all of our directors, officers and employees. We will make our code of business conduct and ethics publicly available on our website prior to the initial closing of this offering.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our Class A ordinary shares, as of the date of this prospectus, by:

•        each of our directors and executive officers who beneficially own our Class A ordinary shares;

•        all of our directors and executive officers as a group; and

•        each person known to us to own beneficially more than 5% of our Class A ordinary shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Class A ordinary shares and Class B ordinary shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 20,000,000 Ordinary Shares issued and outstanding, none of which are held by listed person in U.S.

The number and percentage of Ordinary Shares beneficially owned after the offering are based on 23,750,000 Ordinary Shares, which include (1) 20,000,000 Ordinary Shares issued and outstanding prior to this offering, which include 15,514,150 Class A ordinary shares and 4,485,850 Class B ordinary shares; and (2) sale of 3,750,000 Class A ordinary shares, assuming no exercise of the over-allotment option, in this initial offering. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of 5% or more of our Class A ordinary shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Ordinary Shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. As of the date of this prospectus, we have three shareholders of record, none of whom are located in the United States. Unless otherwise indicated in the footnotes, the address for each principal shareholder is in the care of our Company at Suite 1508, Tower B, Wentelai Center, 1 Xidawang Road, Chaoyang District, Beijing 100026, China. We will be required to have at least 400 public shareholders at closing in order to satisfy the listing rules of Nasdaq.

	Ordinary Share Beneficially Owned Prior to this Offering**				Ordinary Share Beneficially Owned Immediately after this Offering**
Directors And Executive Officers*	Class A Ordinary Share Number	Class B Ordinary Share Number	Ownership Percentage (%)	Voting Power Percentage (%)	Class A Ordinary Share Number	Class B Ordinary Share Number	Ownership Percentage (%)	Voting Power Percentage (%)†
Bin Feng	—	4,485,850	22.43%	89.66%	—	4,485,850	18.89%	87.48%
Xiaoyun He	2,266,650	—	11.33%	1.51%	2,266,650	—	9.54%	1.47%
Yachun Wang	—	—	—	—	—	—
Jason Chia-Lun Wang	—	—	—	—	—	—
Shui Yeung Wong	—	—	—	—	—	—
Haining Wang	—	—	—	—	—	—
Directors (including the director nominees) and Executive Officers as a group	2,266,650	4,485,850	33.76%	91.17%	2,266,650	4,485,850	28.43%	88.95%
Principal Shareholders (5% or more)
Sun Knight Limited(1)	—	4,485,850	22.43%	89.66%	—	4,485,850	18.89%	87.48%
MTN Entertainment Limited(2)	2,266,650	—	11.33%	1.51%	2,266,650	—	9.54%	1.47%
Jetsen Holdings Ltd.(3)	6,570,000	—	32.85%	4.38%	6,570,000	—	27.66%	4.27%

____________

*        Except as otherwise indicated below, the business address of our directors and executive officers is Suite 1508, Tower B, Wentelai Center, 1 Xidawang Road, Chaoyang District, Beijing 100026, China.

**      Beneficial ownership information disclosed herein represents direct and indirect holdings of entities owned, controlled or otherwise affiliated with the applicable holder as determined in accordance with the rules and regulations of the SEC.

†        For each person or group included in this column, percentage of total voting power represents voting power based on both Class A ordinary shares and Class B ordinary shares held by such person or group with respect to all issued and outstanding Class A ordinary shares and Class B ordinary shares voting as a single class. On a poll taken at a general meeting of shareholders, shareholders will be entitled to one (1) vote for each Class A ordinary share they hold and thirty (30) votes for each Class B ordinary share they hold. Each Class B Ordinary Share is convertible at the discretion of the holder into one Class A ordinary share, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

(1)      Represents 4,485,850 Class B ordinary shares held of record by Sun Knight Limited, a British Virgin Island company controlled by Bin Feng. The registered address of Sun Knight Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(2)      Represents 2,266,650 Class A ordinary shares held of record by MTN Entertainment Limited, a British Virgin Island company controlled by Xiaoyun He. The registered address of MTN Entertainment Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(3)      Represents 6,570,000 Class A ordinary shares held of record by Jetsen Holdings Ltd., a British Virgin Island company with a registered address at Start Chambers, Wickham’s Cay II, P. O. Box 2221, Road Town, Tortola, British Virgin Islands. Jetsen Holdings Ltd. is 100% owned by Beijing Jiecheng Hechuang Technology Co., Ltd, which is a corporation incorporated under the laws of the PRC with a registered address at Suite 312, Floor 3, Building 1, Yard 21, Zhongxing Road, Changping District, Beijing, PRC. Jetsen Holdings Ltd. is managed by Lei Shi, its sole director.

RELATED PARTY TRANSACTIONS

In addition to the executive officer compensation arrangements discussed in “Executive Compensation,” below we describe the transactions during the six months ended June 30, 2025 and 2024, and the years ended December 31, 2024 and 2023, to which we have been a participant, in which the amount involved in the transaction is material to our company and in which any of the following is a party: (a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, our Company; (b) associates; (c) individuals owning, directly or indirectly, an interest in the voting power of our Company that gives them significant influence over our Company, and close members of any such individual’s family; (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of our Company, including directors and senior management of companies and close members of such individuals’ families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence.

Due to related parties

Due to related parties consisted of the following as of June 30, 2025, December 31, 2024 and 2023:

Name	Relationship	June 30, 2025	December 31, 2024	December 31, 2023
Hangzhou Shendu Film and Television Culture Co., Ltd	One of the Company’s senior officers controls this entity	$6,977	$7,263	$94,522
Bin Feng	Chief Executive Officer and Chairman of the Board of Directors	196,047	210,000	—
Due to related parties		$203,024	$217,263	$94,522

Amounts due to related parties are advances from related parties for working capital during the Company’s normal course of business. These advances are unsecured, non-interest bearing and due on demand.

Purchase from a related party

The Company made purchase of $606,296 and $nil from its related party, Hangzhou Shendu Film and Television Culture Co., Ltd, for the years ended December 31, 2024 and 2023, respectively. No purchase was made from the Company’s related parties for the six months ended June 30, 2025 and 2024.

DESCRIPTION OF SECURITIES

The following description summarizes important terms of our securities. For a complete description, you should refer to our amended and restated memorandum and articles of association, the form of which is incorporated by reference to the exhibits to the registration statement of which this prospectus is a part, as well as the relevant portions of the Cayman Islands law.

General

We are authorized to issue 225,000,000,000 Class A ordinary shares with a par value of US$0.0000002 each and 25,000,000,000 Class B ordinary shares with a par value of US$0.0000002 each. As of the date of this prospectus, 15,514,150 Class A ordinary shares and 4,485,850 Class B ordinary shares were issued and outstanding.

Ordinary Shares

On a poll taken at a general meeting of shareholders, shareholders will be entitled to one (1) vote for each Class A ordinary share they hold and thirty (30) votes for each Class B Ordinary Share they hold on any and all matters submitted to a vote of the shareholders, including the election of directors. Holders of Ordinary Shares representing not less than one-third of the issued and outstanding Ordinary Shares carrying the right to vote at a general meeting, represented in person or by proxy, are necessary to constitute a quorum at any general meeting of our shareholders. Our amended and restated articles of association do not provide for cumulative voting in the election of directors. Class A ordinary shares carry no pre-emptive rights, redemption rights or conversion rights. Each Class B ordinary share is convertible at the discretion of the holder into one Class A ordinary share. The conversion of Class B ordinary shares shall be effected by way of redemption or repurchase by us of the relevant Class B ordinary shares and the simultaneous issue of Class A ordinary shares in consideration for such redemption or repurchase. Class B ordinary shares otherwise carry no pre-emptive rights, redemption rights or conversion rights.

On March 28, 2025, the Company’s articles of association were amended to increase the number of votes each holder of Class B Ordinary Shares shall be entitled to on a poll from ten (10) votes to thirty (30) votes per Class B Ordinary Share held.

On April 24, 2025, the Company, pursuant to an ordinary resolution passed by its shareholders, subdivided the Company’s authorized share capital on a 1:1,000 basis (the “Share Split”) such that the Company’s authorized share capital was amended from US$50,000 divided into 225,000,000 Class A Ordinary Shares of par value US$0.0002 each and 25,000,000 Class B Ordinary Shares of par value US$0.0002 to US$50,000 divided into 225,000,000,000 Class A Ordinary Shares of par value US$0.0000002 each and 25,000,000,000 Class B Ordinary Shares of par value US$0.0000002.

The Company, through a special resolution passed by its shareholders, adopted amended and restated memorandum of association to reflect the Share Split; and with effect immediately following the Share Split, each shareholder surrendered such number of shares as required to leave each shareholder holding the same number of Class A Ordinary Shares and Class B Ordinary Shares after the Share Split as they held before the Share Split.

Non-Cumulative Voting

Holders of our Ordinary Shares do not have cumulative voting rights; meaning that the holders of Class A ordinary shares and Class B ordinary shares carrying the right to cast 50.1% of votes eligible to be cast for the election of directors, can elect all of the directors to be elected, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to shareholders. Subject to the provisions of the Companies Act and any rights attaching to any class or classes of shares under and in accordance with our amended and restated articles of association: (a) the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose at the discretion of the directors; and (b) our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Exchange Listing

We have applied to list our Class A ordinary shares on the Nasdaq Capital Market under the trading symbol “INHI.” This offering will occur only if our listing application is approved.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A ordinary shares is Vstock Transfer, LLC, with an address at 18 Lafayette Place, Woodmere, New York 11598, telephone number is +1 (212) 828-8436.

Indemnification of Officers and Directors

Pursuant to our amended and restated articles of association, we shall indemnify each existing or former director (including alternate director), secretary and other officer of ours (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of the our business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and

(b) without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers, or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Variation of Rights of Shares

Whenever our share capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

History of Share Issuances

The following is a summary of our share issuances since incorporation.

On March 23, 2022 one subscriber share was issued to Quality Corporate Services Ltd. which was then transferred to Sun Knight Limited on the same day and we further issued 6,030 ordinary shares, par value $0.0001 per share, to Sun Knight Limited, and 3,969 ordinary shares, par value $0.0001 per share, to MTN Entertainment Limited.

On December 26, 2023, our shareholders and directors unanimously resolved to (a) increase our authorized share capital from US$30,300 divided into 300,000,000 ordinary shares of a par value of US$0.0001 each and 3,000,000 preference shares of a par value of US$0.0001 each to US$50,000 divided into 450,000,000 ordinary shares of a par value of US$0.0001 each and 50,000,000 preference shares of a par value of US$0.0001 each (the Share Capital Increase); and (b) immediately following the Share Capital Increase being effected, re-designate and re-classify our authorized share capital as follows (i) each authorized ordinary share, whether in issue or not, immediately following the Share Capital Increase was re designated and re-classified into one Class A ordinary share of par value

US$0.0001 each and (ii) each authorized preference share, whether in issue or not, immediately following the Share Capital Increase was re designated and re-classified into one Class B ordinary share of par value US$0.0001 each (the Share Capital Reorganization).

On December 26, 2023 and immediately following the Share Capital Reorganization, Sun Knight Limited voluntarily surrendered to the us for nil consideration 6,031 Class A ordinary shares (the Surrender). We accepted the Surrender and immediately cancelled the shares.

On December 26, 2023, we issued 8,971,700 Class B ordinary shares to Sun Knight Limited.

On December 26, 2023, we issued 4,529,331 Class A ordinary shares to MTN Entertainment Limited.

On December 26, 2023, we issued 1,825,000 Class A ordinary shares to CHARMWELL INVESTMENT HOLDING LIMITED.

On December 26, 2023, we issued 13,140,000 Class A ordinary shares to Jetsen Holding Ltd.

On December 26, 2023, we issued 1,806,750 Class A ordinary shares to YL Management Limited.

On December 26, 2023, we issued 821,250 Class A ordinary shares to GJJ Management Limited.

On December 26, 2023, we issued 1,799,450 Class A ordinary shares to WC Management Limited.

On December 26, 2023, we issued 1,814,050 Class A ordinary shares to HLLJ International Holding Limited.

On December 26, 2023, we issued 1,788,500 Class A ordinary shares to HYJ Management Limited.

On December 26, 2023, we issued 400,000 Class A ordinary shares to Mercurity Fintech Holding Inc.

On December 26, 2023, we issued 600,000 Class A ordinary shares to ICMT Inc.

On December 26, 2023, we issued 1,100,000 Class A ordinary shares to Kai ELECTRONIC ENTERPRISE, INC.

On December 26, 2023, we issued 168,000 Class A ordinary shares to Meet Fresh Inc.

On December 26, 2023, we issued 1,232,000 Class A ordinary shares to SUNRISE COMMERCIAL TRADING, INC.

You can find more detailed information regarding the share issuances in Share Issuances in December 2023.

Share Issuances in December 2023

On December 26, 2023, we issued the following Class A ordinary shares and Class B ordinary shares, par value $0.0001 per share, to certain founding shareholders of Unitrend Entertainment Group Limited.

Purchaser	Number of Ordinary Shares	Consideration
Sun Knight Limited	8,971,700 Class B ordinary shares	US$	3,952,551.00
MTN Entertainment Limited	4,529,331 Class A ordinary shares	US$	951,739.00
CHARMWELL INVESTMENT HOLDING LIMITED	1,825,000 Class A ordinary shares	US$	182.50
Jetsen Holdings Ltd.	13,140,000 Class A ordinary shares	US$	2,758,663.00
YL Management Limited	1,806,750 Class A ordinary shares	US$	180.68
GJJ Management Limited	821,250 Class A ordinary shares	US$	82.13
WC Management Limited	1,799,450 Class A ordinary shares	US$	179.95
HLLJ International Holding Limited	1,814,050 Class A ordinary shares	US$	181.41
HYJ Management Limited	1,788,500 Class A ordinary shares	US$	178.85
Mercurity Fintech Holding Inc.	400,000 Class A ordinary shares	US$	40.00
IMCT Inc.	600,000 Class A ordinary shares	US$	60.00
Kai Electronic Enterprise, Inc.	1,100,000 Class A ordinary shares	US$	110.00
Meet Fresh Inc.	168,000 Class A ordinary shares	US$	16.80
Sunrise Commercial Trading, Inc.	1,232,000 Class A ordinary shares	US$	123.20

Share Consolidation in March 2025

On March 28, 2025, the Company consolidated its authorized and issued share capital, at a ratio of 2:1. As a result, the authorized share capital of the Company was consolidated from US$50,000 divided into 450,000,000 Class A Ordinary Shares of US$0.0001 each and 50,000,000 Class B Ordinary Shares of US$0.0001 each to US$50,000 divided into 225,000,000 Class A Ordinary Shares of US$0.0002 each and 25,000,000 Class B Ordinary Shares of US$0.0002.

Following the shareholder consolidation, the ownership of the Company’s current shareholders has been adjusted as follows:

Shareholders	Number of Ordinary Shares
Sun Knight Limited	4,485,850 Class B ordinary shares
MTN Entertainment Limited	2,266,650 Class A ordinary shares
CHARMWELL INVESTMENT HOLDING LIMITED	912,500 Class A ordinary shares
Jetsen Holdings Ltd.	6,570,000 Class A ordinary shares
YL Management Limited	903,375 Class A ordinary shares
GJJ Management Limited	410,625 Class A ordinary shares
WC Management Limited	899,725 Class A ordinary shares
HLLJ International Holding Limited	907,025 Class A ordinary shares
HYJ Management Limited	894,250 Class A ordinary shares
Mercurity Fintech Holding Inc.	200,000 Class A ordinary shares
IMCT Inc.	300,000 Class A ordinary shares
Kai Electronic Enterprise, Inc.	550,000 Class A ordinary shares
Meet Fresh Inc.	84,000 Class A ordinary shares
Sunrise Commercial Trading, Inc.	616,000 Class A ordinary shares

Share Split and Share Surrender in April 2025

On April 24, 2025, the Company, through an ordinary resolution passed by its shareholders, subdivided the Company’s authorized share capital on a 1:1,000 basis (the “Share Split”) such that the Company’s authorized share capital was amended from US$50,000 divided into 225,000,000 Class A Ordinary Shares of par value US$0.0002 each and 25,000,000 Class B Ordinary Shares of par value US$0.0002 to US$50,000 divided into 225,000,000,000 Class A Ordinary Shares of par value US$0.0000002 each and 25,000,000,000 Class B Ordinary Shares of par value US$0.0000002.

The Company, through a special resolution passed by its shareholders, adopted amended and restated memorandum of association to reflect the Share Split; and with effect immediately following the Share Split, each shareholder surrendered such number of shares as required to leave each shareholder holding the same number of Class A Ordinary Shares and Class B Ordinary Shares after the Share Split as they held before the Share Split.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has not been a public market for our Class A ordinary shares. We have applied to list our Class A ordinary shares on the Nasdaq Capital Market under the symbol “INHI”. Future sales of substantial amounts of our Class A ordinary shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our Class A ordinary shares to fall or impair our ability to raise equity capital in the future. Upon completion of this offering, assuming no exercise of the underwriters’ over-allotment option, we will have 23,750,000 issued and outstanding Ordinary Shares, including (i) 3,750,000 Class A ordinary shares offered in this offering, or approximately 15.79% of our total issued and outstanding Ordinary Shares if the Class A ordinary shares are offered and sold at the maximum offering amount; (ii) 15,514,150 Class A ordinary shares issued and outstanding immediately prior to the completion of this offering, or approximately 65.32% of our total issued and outstanding Ordinary Shares; and (iii) 4,485,850 Class B ordinary shares issued and outstanding immediately prior to the completion of this offering, or approximately 18.89% of our total issued and outstanding Ordinary Shares.

All of the Class A ordinary share sold in this offering will be freely transferable by persons other than our affiliates without restriction or further registration under the Securities Act.

Rule 144

All of our Class A ordinary shares outstanding prior to this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective prospectus under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

•        1% of the number of Class A ordinary shares then outstanding, in the form of Class A ordinary shares or otherwise, which will equal approximately shares immediately after this offering; or

•        the average weekly trading volume of the Class A ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. In addition, in each case, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants, or advisors who purchases our Class A ordinary shares from us in connection with a compensatory share plan or other written agreement executed prior to the completion of this offering is eligible to resell those Ordinary Share in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the lock-up arrangements are not part of the Rule 701.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

Lock-up Agreements

We have agreed not to, for a period of 90 days from the closing of the offering, offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of, except in this offering, any of our Class A ordinary shares or securities that are substantially similar to our Class A ordinary shares, including but not limited to any options or warrants to purchase our Class A ordinary shares, or any securities that are convertible into or exchangeable for, or that represent the right to receive, our Class A ordinary shares or any such substantially similar securities (other than pursuant to employee share option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the representative.

Furthermore, each of our directors, executive officers, and principal shareholders (5% or more shareholders of our Class A ordinary shares) has also entered into a similar lock-up agreement for a period of 180 days from the closing of the offering, subject to certain exceptions, with respect to our Class A ordinary shares and securities that are substantially similar to our Class A ordinary shares.

Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our Class A ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our Class A ordinary shares may dispose of significant numbers of our Class A ordinary shares in the future. We cannot predict what effect, if any, future sales of our Class A ordinary shares, or the availability of Class A ordinary shares for future sale, will have on the trading price of our Class A ordinary shares from time to time. Sales of substantial amounts of our Class A ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Class A ordinary shares.

Registration Rights

As of the date of this prospectus, we do not have registration rights arrangements with the holders of our Ordinary Shares or their transferees, but we may enter into registration rights agreements with certain holders of our Ordinary Shares or their transferees in the future, under which they will be entitled to request that we register their Ordinary Shares for resale under the Securities Act upon completion of this offering and following the expiration of the lock-up agreements described above.

TAXATION

The following summary of certain Cayman Islands, PRC, and U.S. federal income tax consequences of the acquisition, ownership and disposition of our Class A ordinary shares is based on laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Ogier, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of East & Concord Partners, our Chinese counsel. Please note that this summary should not be considered a comprehensive description of all the tax considerations that may be relevant to the decision to purchase our Class A ordinary shares, such as tax considerations under the tax laws of jurisdictions other than the Cayman Islands, the People’s Republic of China, and the United States.

Cayman Islands Taxation

The following is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

People’s Republic of China Enterprise Taxation

The following brief description of Chinese enterprise laws is designed to highlight the enterprise-level taxation on our earnings, which will affect the amount of dividends, if any, we may pay to our shareholders. See “Dividend Policy.”

We are a holding company incorporated in the Cayman Islands and we gain substantial income by way of dividends paid to us from our PRC subsidiaries. The EIT Law and its implementation rules provide that China sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its equity holders that are non-resident enterprises, will normally be subject to mainland PRC withholding tax at a rate of 10%, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential tax rate or a tax exemption.

Under the EIT Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” which means that it is treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. Although the implementation rules of the EIT Law define “de facto management body” as a managing body that actually, comprehensively manage and control the production and operation, staff, accounting, property and other aspects of an enterprise, the only official guidance for this definition currently available is set forth in SAT Notice 82 (which issued by the China State Administration of Taxation on April 22, 2009), which provides guidance on the determination of the tax residence status of a Chinese-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder. Although the Company, or Unitrend, does not have a PRC enterprise or enterprise group as our primary controlling shareholder and is therefore not a Chinese-controlled offshore incorporated enterprise within the meaning of SAT Notice 82, in the absence of guidance specifically applicable to us, we have applied the guidance set forth in SAT Notice 82 to evaluate the tax residence status of the Company and its subsidiaries organized outside the PRC.

According to SAT Notice 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met: (i) the places where senior management and senior management departments that are responsible for daily production, operation and management of the enterprise perform their duties are mainly located within the territory of China; (ii) financial decisions (such as money borrowing, lending, financing and financial risk management) and personnel decisions (such as appointment, dismissal and salary and wages) are decided or need to be decided by organizations or persons located within the territory of China; (iii) main property, accounting books, corporate seal, the board of directors and files of the minutes of shareholders’ meetings of the enterprise are located or preserved within the territory of China; and (iv) one half (or more) of the directors or senior management staff having the right to vote habitually reside within the territory of China.

We believe that we do not meet some of the conditions outlined in the immediately preceding paragraph. For example, as a holding company, the key assets and records of the Company, including the resolutions and meeting minutes of our board of directors and the resolutions and meeting minutes of our shareholders, are located and maintained outside the PRC. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities. Accordingly, we believe that the Company and its offshore subsidiaries should not be treated as a “resident enterprise” for PRC tax purposes if the criteria for “de facto management body” as set forth in SAT Notice 82 were deemed applicable to us. However, as the tax residency status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” as applicable to our offshore entities, we will continue to monitor our tax status.

The regulations promulgated under the EIT Law provide that, (i) if the enterprise that distributes dividends is domiciled in the PRC or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or gains are treated as China sourced income. It is not clear how “domicile” may be interpreted under the EIT Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered as a PRC tax resident enterprise for PRC tax purposes, any dividends we pay to our overseas shareholders which are non-resident enterprises as well as gains realized by such shareholders from the transfer of our shares may be regarded as China sourced income and as a result become subject to mainland PRC withholding tax at a rate of up to 10%. We are unable to provide a “will” opinion because East & Concord Partners, our mainland PRC counsel, believes that it is more likely than not that the Company and its offshore subsidiaries would be treated as a non-resident enterprise for PRC tax purposes because they do not meet some of the conditions out lined in SAT Notice. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities as of the date of the prospectus. Therefore we believe that it is possible but highly unlikely that the income received by our overseas shareholders will be regarded as China sourced income.

See “Risk Factors — Risks Related to Doing Business in China — Under the PRC Enterprise Income Tax Law, or the EIT Law, we may be classified as a “resident enterprise” of China, which could result in unfavorable tax consequences to us and our non-PRC shareholders.”

Beijing Hexi pays its EIT at a flat rate of 25% on its net income. The EIT is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards. If the PRC tax authorities determine that Unitrend a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders may be subject to a 10% PRC withholding tax on gains realized on the sale or other disposition of our Class A ordinary shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to dividends or gains realized by non-PRC individuals, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether non-PRC shareholders of the Company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that the Company is treated as a PRC resident enterprise. There is no guidance from the PRC government to indicate whether or not any tax treaties between the PRC and other countries would apply in circumstances where a non-PRC company was deemed to be a PRC tax resident, and thus there is no basis for expecting how tax treaty between the PRC and other countries may impact non-resident enterprises.

United States Federal Income Taxation

WE URGE POTENTIAL PURCHASERS OF OUR ORDINARY SHARE TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAXCONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR CLASS A ORDINARY SHARE.

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

•        banks;

•        financial institutions;

•        insurance companies;

•        regulated investment companies;

•        real estate investment trusts;

•        broker-dealers;

•        persons that elect to mark their securities to market;

•        U.S. expatriates or former long-term residents of the U.S.;

•        governments or agencies or instrumentalities thereof;

•        tax-exempt entities;

•        persons liable for alternative minimum tax;

•        persons holding our Class A ordinary shares as part of a straddle, hedging, conversion or integrated transaction;

•        persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Class A ordinary shares);

•        persons who acquired our Class A ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation; or

•        persons holding our Class A ordinary shares through partnerships or other pass-through entities.

The discussion set forth below is addressed only to U.S. Holders that purchase Ordinary Share in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Class A ordinary share.

Material Tax Consequences Applicable to U.S. Holders of Our Class A Ordinary Share

The following sets forth the material U.S. federal income tax consequences related to the ownership and disposition of our Class A ordinary shares. It is directed to U.S. Holders (as defined below) of our Class A ordinary shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to ownership and disposition of our Class A ordinary shares or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non-U.S. tax laws, state, local and other tax laws.

The following brief description applies only to U.S. Holders (defined below) that hold Ordinary Share as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Ordinary Share and you are, for U.S. federal income tax purposes,

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Taxation of Dividends and Other Distributions on Our Class A Ordinary Share

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us with respect to our Class A ordinary shares (including the amount of non-U.S. taxes withheld therefrom, if any) generally will be includible as dividend income in a U.S. Holder’s gross income in the year received, to the extent such distributions are paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions will be reported as dividends for U.S. federal income tax purposes. Such dividends will not be eligible for the dividends-received deduction allowed to U.S. corporations with respect to dividends received from other U.S. corporations.

Dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that (1) our Class A ordinary shares are readily tradable on an established securities market in the United States, (2) we are neither a passive foreign investment company (as discussed below) nor treated as such with respect to the U.S. Holder for our taxable year in which the dividend is paid or the preceding taxable year, (3) the U.S. Holder satisfies certain holding period requirements, and (4) the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Under IRS authority, Ordinary Share generally is considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on Nasdaq, as our Class A ordinary shares are expected to be. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to our Class A ordinary share.

The amount of any distribution paid in foreign currency will be equal to the U.S. dollar value of such currency, translated at the spot rate of exchange on the date such distribution is actually or constructively received by the U.S. Holder, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder generally should not recognize any foreign currency gain or loss in respect of such distribution if such foreign currency is converted into U.S. dollars on the date received by the U.S. Holder. Any further gain or loss on a subsequent conversion or other disposition of the currency for a different U.S. dollar amount will be U.S. source ordinary income or loss.

Dividends on our Class A ordinary shares generally will constitute foreign source income for foreign tax credit limitation purposes. Subject to certain complex conditions and limitations, non-U.S. taxes withheld, if any, on any distributions on our Class A ordinary shares may be eligible for credit against a U.S. Holder’s U.S. federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Class A ordinary shares will generally constitute “passive category income.” The U.S. federal income tax rules relating to foreign tax credits are complex, and U.S. Holders should consult their tax advisors regarding the availability of a foreign tax credit in their particular circumstances and the possibility of claiming an itemized deduction (in lieu of the foreign tax credit) for any foreign taxes paid or withheld.

Taxation of Dispositions of Ordinary Share

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Ordinary Share. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Ordinary

Share for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

Information Reporting and Backup Withholding

Dividend payments with respect to our Class A ordinary share and proceeds from the sale, exchange or redemption of our Class A ordinary shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Certain U.S. Holders are required to report information relating to our Class A ordinary shares, subject to certain exceptions (including an exception for Ordinary Share held in accounts maintained by certain financial institutions), by filing Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Ordinary Share. Whether Form 8938 must be filed depends on a number of factors, such as whether you are an individual or a corporation, your marital status (if an individual), the amount of your foreign financial asset holdings, and other factors, and you are urged to consult with your own tax advisor about the need to file this form.

UNDERWRITING

In connection with this offering, we will enter into an underwriting agreement with Cathay Securities, Inc., as representative (the “representative”) of the underwriters (collectively referred to as “underwriters”), in this offering. The underwriters may retain other brokers or dealers to act as sub-agents on its behalf in connection with this offering and may pay any sub-agent a solicitation fee with respect to any securities placed by it. The underwriters have agreed to purchase, and we have agreed to sell to the underwriters, the number of shares indicated below:

Name	Number of Ordinary Share
Cathay Securities, Inc.
Revere Securities, LLC
Total

The underwriters are committed to purchase all the Class A ordinary shares offered by this prospectus if they purchase any Class A ordinary shares. The underwriters are not obligated to purchase the Class A ordinary shares covered by the underwriters’ over-allotment option to purchase Class A ordinary shares as described below. The underwriters are offering the Class A ordinary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the Underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Pricing of this Offering

Prior to this offering, there has been no public market for our Class A ordinary shares. The initial public offering price for our Class A ordinary shares will be determined through negotiations between us and the representative. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the representative believe to be comparable to us, estimate of our business potential and earning prospects, the present state of our development and other factors deemed relevant. The initial public offering price of our Class A ordinary shares in this offering does not necessarily bear any direct relationship to the assets, operations, book value or other established criteria of value of our company.

Over-Allotment Option

We have granted to the underwriters a 45-day option to purchase up to an aggregate of additional Class A ordinary shares (equal to 15% of the number of Class A ordinary shares sold in the offering), at the offering price per Ordinary Share less underwriting discounts. The underwriters may exercise this option for 45 days from the date of closing of this offering solely to cover sales of Ordinary Shares by the underwriters in excess of the total number of Ordinary Shares set forth in the table above. If any of the additional Ordinary Shares are purchased, the underwriters will offer the additional Ordinary Shares at the offering price of each Ordinary Share.

Discounts and Expenses

The underwriting discounts for the shares and the over-allotment shares are equal to 7.5% of the initial public offering price.

The following table shows the price per share and total initial public offering price, underwriting discounts, and proceeds before expenses to us. The total amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	Total
	Per Class A Ordinary Share		Total Without Over-Allotment Option		Total With Over-Allotment Option
Initial public offering price(1)	US$	4.00	US$	15,000,000	US$	17,250,000
Underwriting discount(2)	US$	0.30	US$	1,125,000	US$	1,293,750
Proceeds to us before expenses(3)	US$	3.70	US$	13,875,000	US$	15,956,250

We have agreed to reimburse the underwriters up to a maximum of US$300,000 for out-of-pocket accountable expenses (including the legal fees and other disbursements as disclosed below). As of the date of this prospectus, we have paid US$34,500 to the representative as an advance against out-of-pocket accountable expenses. Any expenses advancement will be returned to us to the extent the representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We have also agreed to pay to the underwriters by deduction from the net proceeds of the offering contemplated herein, a non-accountable expense allowance equal to one percent (1.0%) of the gross proceeds received by us from the sale of the shares, including any shares issued pursuant to the exercise of the underwriters’ over-allotment option.

We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts and non-accountable expense allowance, will be approximately $1,992,864.

Underwriter Warrant

We have agreed to grant to the underwriters warrants covering a number of Class A ordinary shares equal to 5% of the aggregate number of the Class A ordinary shares sold in the offering upon closing of the offering, excluding shares sold under the over-allotment option. Such warrants shall be exercisable at any time, and from time to time, in whole or in part, commencing from the date of issuance and expiring on the three year anniversary of the commencement of sales of the Offering. Such warrants will be exercisable at a price equal to 120% of the public offering price of the Class A ordinary shares. We will register the shares underlying the warrants and will file all necessary undertakings in connection therewith. Such warrants shall not be sold during the offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days from the closing of the offering, to any member participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction for the remainder of the time period.

Lock-Up Agreements

Our directors, executive officers and principal shareholders (defined as owners of 5% or more of our Ordinary Shares) have agreed, subject to limited exceptions, not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Ordinary Shares or such other securities for a period of 180 days from the closing of the offering, without the prior written consent of the representative.

No Sales of Similar Securities

We have agreed not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Ordinary Shares, whether any such transaction is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise, without the prior written consent of the representative, for a period of 90 days from the closing of the offering.

Foreign Regulatory Restrictions on Purchase of our Ordinary Shares

We have not taken any action to permit a public offering of our Class A ordinary shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of our Ordinary Shares and the distribution of this prospectus outside the United States.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering arising under the Securities Act and the Exchange Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement and to contribute to payments that the underwriters may be required to make for these liabilities.

Application for Listing

Prior to this offering, there has been no public market for our Class A ordinary shares. We have applied to list our Class A ordinary shares on Nasdaq Capital Market under the symbol “INHI”. There can be no assurance that we will be successful in listing our Class A ordinary shares on Nasdaq Capital Market or another national exchange and if such listing is not obtained then this offering will be terminated.

Electronic Offer, Sale and Distribution of Ordinary Share

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters or selling group members, if any, or by their affiliates, and the underwriters may distribute prospectus electronically. The underwriters may agree to allocate a number of Ordinary Shares to selling group members for sale to their online brokerage account holders. The Ordinary Shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on, or that can be accessed through, these websites and any information contained in any other website maintained by these entities is not part of, and is not incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters, and should not be relied upon by investors.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Passive Market Making

Any underwriter who is a qualified market maker on Nasdaq may engage in passive market making transactions on Nasdaq, in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. Passive market makers must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the Ordinary Shares offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our Class A ordinary shares. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain, or otherwise affect the price of our Class A ordinary shares. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•        Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

•        Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our shares than they purchase from us in this offering. In order to cover the resulting short position, the managing underwriter may exercise the over-allotment option described above and/or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will deliver a prospectus in connection with any such short sales. Purchasers of shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

•        Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the underwriters.

•        A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the ordinary shares originally sold by the underwriter were later repurchased by the managing underwriter and therefore were not effectively sold to the public by such underwriter.

Stabilization, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Ordinary Shares or preventing or delaying a decline in the market price of our Ordinary Shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our ordinary shares. These transactions may on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Selling Restrictions

Other than in the United States, no action may be taken, and no action has been taken, by us or the underwriters that would permit a public offering of the Class A ordinary shares offered by, or the possession, circulation, or distribution of, this prospectus in any jurisdiction where action for that purpose is required. The Class A ordinary shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Class A ordinary shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

In addition to the offering of the Ordinary Shares in the United States, the underwriters may, subject to applicable foreign laws, also offer the ordinary shares in certain countries.

Notice to Prospective Investors in Hong Kong

The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) our Class A ordinary shares may not be offered or sold in

Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Notice to Prospective Investors in the People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and the Class A ordinary shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Notice to Prospective Investors in Taiwan, the Republic of China

The Class A ordinary shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China, pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan.

Notice to Prospective Investors in the Cayman Islands

The Class A ordinary shares are not being and may not be offered to the public or to any person in the Cayman Islands for purchase or subscription by us or on our behalf. The Class A ordinary shares may be offered to exempted companies incorporated under the Companies Act (as amended) (each a “Cayman Islands Company”), but only where the offer will be made to, and received by, the relevant Cayman Islands Company entirely outside of the Cayman Islands.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding the underwriting discounts and non-accountable expense allowance, that we expect to incur in connection with this offering.

Securities and Exchange Commission Registration Fee	$2,507
Exchange Listing Fee	$5,000
FINRA Fee	$3,888
Legal Fees and Expenses	$530,526
Accounting Fees and Expenses	$1,271,379
Printing and Engraving Expenses	$25,000
Miscellaneous Expenses	$154,564
Total Expenses	$1,992,864

These expenses will be borne by us. Underwriting discounts will be borne by us in proportion to the number of Ordinary Share sold in the offering.

LEGAL MATTERS

The validity of the Class A ordinary shares and certain other legal matters as to United States Federal and New York State law will be passed upon for us by VCL Law LLP. The underwriters are represented by Loeb & Loeb LLP with respect to legal matters of United States federal and New York state law. The validity of the Ordinary Shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Ogier (Cayman) LLP (“Ogier”), our counsel as to Cayman Islands law. Legal matters as to PRC law will be passed upon for us by East & Concord Partners, and for the underwriters by PacGate Law Group. VCL Law LLP may rely upon Ogier with respect to matters governed by Cayman Islands law and East & Concord Partners with respect to matters governed by PRC law. Loeb & Loeb LLP may rely upon PacGate Law Group with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements for the fiscal years ended on December 31, 2024 and 2023 have been so included in reliance on the report of Onestop Assurance PAC (“Onestop”), Professional Corporation, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of Onestop, Professional Corporation is located in Singapore.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the Ordinary Share offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our Class A ordinary share, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the SEC at 100 F Street, N. E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the public reference room of the SEC at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments thereto, has been filed electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, we file annual reports containing financial statements audited by an independent registered public accounting firm, quarterly reports containing unaudited financial data, current reports and other reports and information with the SEC. You may inspect and copy each of our periodic reports, proxy statements and other information at the SEC’s public reference room, and at the web site of the SEC referred to above.

UNITREND ENTERTAINMENT GROUP LIMITED

UNITREND ENTERTAINMENT GROUP LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

	June 30, 2025	DECEMBER 31, 2024

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,244,115	$1,263,896
Accounts receivable, net	15,719,546	12,530,108
Prepayments of filming of documentary and TV series	13,533,953	8,083,897
Refundable prepayments of copyright and filming of TV series	—	—
Content assets, net	9,793,354	18,435,006
Prepaid expenses and other current assets, net	4,502,417	3,900,168
Total current assets	44,793,385	44,213,075

NON-CURRENT ASSETS
Property and equipment, net	27,565	32,104
Operating lease right-of-use assets, net	295,271	388,943
Content assets, net	5,742,944	9,760,786
Deferred tax asset, net	207,930	212,193
Total non-current assets	6,273,710	10,394,026
TOTAL ASSETS	$51,067,095	$54,607,101

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$9,794,639	$7,527,578
Advances from customers	12,792,492	16,030,112
Taxes payable	1,580,574	1,110,109
Due to related parties	203,024	217,263
Accrued liabilities and other payables	79,869	137,821
Content liability	348,813	753,584
Operating lease liabilities	177,755	201,465
Total current liabilities	24,977,166	25,977,932

NON-CURRENT LIABILITIES
Advances from customers	7,394,482	12,561,884
Operating lease liabilities	88,705	138,580
Total non-current liabilities	7,483,187	12,700,464
TOTAL LIABILITIES	32,460,353	38,678,396

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Class A ordinary shares, par value $0.0000002 per share, 225,000,000,000 shares authorized; 15,514,150 shares issued and outstanding*	3	3
Class B ordinary shares, par value $0.0000002 per share, 25,000,000,000 shares authorized; 4,485,850 shares issued and outstanding*	1	1
Additional paid-in capital	7,664,285	7,664,285
Statutory reserve	750,768	600,595
Retained earnings	11,629,611	9,403,598
Accumulated other comprehensive loss	(911,806)	(1,241,537)
Total Company’s shareholders’ equity	19,132,862	16,426,945
Non-controlling interests	(526,120)	(498,240)
Total shareholders’ equity	18,606,742	15,928,705
TOTAL LIABILITIES AND EQUITY	$51,067,095	$54,607,101

____________

*        Retrospectively restated for effect of share reorganization, share consolidation and share split.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

UNITREND ENTERTAINMENT GROUP LIMITED

UNAUDITED CONDENSED OF OPERATIONS AND COMPREHENSIVE INCOME

	SIX MONTHS ENDED JUNE 30,
	2025	2024
Revenue	$16,759,613	$10,979,037
Cost of revenues	12,672,908	7,407,312
Gross profit	4,086,705	3,571,725

Operating costs and expenses
Selling expenses	170,027	175,698
General and administrative expenses	857,775	840,967
Allowance for (net recovery of) credit losses	7,720	(628,721)
Total operating expenses	1,035,522	387,944
Income from operations	3,051,183	3,183,781

Non-operating income
Interest income	429	2,126
Other income	—	12,653
Other expenses	(82)	(112,176)
Total non-operating income (expenses), net	347	(97,397)
Income before income tax	3,051,530	3,086,384
Income tax expense	693,876	670,782
Income before non-controlling interests	2,357,654	2,415,602
Less: loss attributable to non-controlling interests	(18,532)	(73,979)
Net income to the Company	$2,376,186	$2,489,581

Other comprehensive item
Foreign currency translation gain (loss) attributable to the Company	329,731	(314,650)
Foreign currency translation gain (loss) attributable to non-controlling interests	(9,348)	9,556
Comprehensive income attributable to the company	$2,705,917	$2,174,931
Comprehensive loss attributable to non-controlling interests	$(27,880)	$(64,423)
Net income per common share – basic and diluted	$0.12	$0.12
Weighted average number of common shares outstanding – basic and diluted *	20,000,000	20,000,000

____________

*        Retrospectively restated for effect of share reorganization, share consolidation and share split.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

UNITREND ENTERTAINMENT GROUP LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
SIX MONTHS ENDED JUNE 30, 2025 AND 2024

	Class A common stock		Class B common stock		Additional paid-in capital	Subscription receivable	Statutory Reserves	Retained Earnings	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity	Non- controlling Interest	Total Shareholders’ Equity
	Shares*	Amount	Shares*	Amount
Balance at December 31, 2023	15,514,150	$3	4,485,850	$1	$7,664,285	$(1,336)	$490,264	$5,325,764	$(834,070)	$12,644,911	$(384,869)	$12,260,042
Issuance of Class A Ordinary Share	—	—	—	—	—	1,336	—	—	—	1,336	—	1,336
Capital contribution due from shareholders upon reorganization	—	—	—	—	—	(6,610,476)	—	—	—	(6,610,476)	—	(6,610,476)
Net income (loss) for the year	—	—	—	—	—	—	—	2,489,581	—	2,489,581	(73,979)	2,415,602
Transfer to statutory reserves	—	—	—	—	—	—	83,475	(83,475)	—	—	—	—
Foreign currency translation gain (loss)	—	—	—	—	—	—	—	—	(314,650)	(314,650)	9,556	(305,094)
Balance at June 30, 2024	15,514,150	$3	4,485,850	$1	$7,664,285	$(6,610,476)	$573,739	$7,731,870	$(1,148,720)	$8,210,702	$(449,292)	$7,761,410

Balance at December 31, 2024	15,514,150	$3	4,485,850	$1	$7,664,285	$—	$600,595	$9,403,598	$(1,241,537)	$16,426,945	$(498,240)	$15,928,705
Net income (loss) for the year	—	—	—	—	—	—	—	2,376,186	—	2,376,186	(18,532)	2,357,654
Transfer to statutory reserves	—	—	—	—	—	—	150,173	(150,173)	—	—	—	—
Foreign currency translation gain (loss)	—	—	—	—	—	—	—	—	329,731	329,731	(9,348)	320,383
Balance at June 30, 2025	15,514,150	$3	4,485,850	$1	$7,664,285	$—	$750,768	$11,629,611	$(911,806)	$19,132,862	$(526,120)	$18,606,742

____________

*        Retrospectively restated for effect of share reorganization, share consolidation and share split (see Note 13).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

UNITREND ENTERTAINMENT GROUP LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	SIX MONTHS ENDED JUNE 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,357,654	$2,415,602
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	5,067	37,636
Allowance for (net recovery of) credit losses	7,720	(628,721)
Reduction (additions) to content assets	—	(12,260,667)
Change in content liability	(413,658)	(138,881)
Amortization of content assets	12,646,601	7,338,078
Written off of content assets	—	—
Amortization of operating lease right-of-use assets	99,612	193,485
Change in deferred tax asset	8,054	133,375
Increase (decrease) in assets
Accounts receivable	(2,932,837)	1,486,141
Advance to vendors – a related party	—	(633,723)
Prepayments of filming of documentary and TV series	(5,239,671)	(3,865,052)
Refundable prepayments of copyright and filming of TV series	—	209,631
Prepaid expenses and other current assets	(135,682)	1,394,469
Long-term prepaid expenses	—	12,731
Increase (decrease) in liabilities:
Accounts payable	2,104,144	1,160,687
Advances from customers	(8,823,919)	6,183,330
Taxes payable	658,709	542,173
Accrued liabilities and other payables	(59,766)	34,340
Operating lease liabilities	(78,877)	(200,969)
Net cash provided by operating activities	203,151	3,413,665

CASH FLOWS FROM INVESTING ACTIVITY:
Proceeds from sale of fixed assets	—	—
Purchase of fixed assets	—	—
Net cash provided by investing activity	—	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Advance from (payments made to) related parties	(14,203)	16,798
Proceeds from issuance of Class A Ordinary Share	—	1,336
Payments made to shareholders upon reorganization, net	—	(4,340,079)
Payments made for deferred offering costs	(230,770)	(500,459)
Net cash used in financing activities	(244,973)	(4,822,404)
EFFECT OF EXCHANGE RATE CHANGE ON CASH & CASH EQUIVALENTS	22,041	(81,647)
NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	(19,781)	(1,490,386)
CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	1,263,896	2,368,712
CASH & CASH EQUIVALENTS, END OF PERIOD	$1,244,115	$878,326

Supplemental Cash flow data:
Income tax paid	$34,378	$—

Supplemental non-cash financing activity:
Right of use assets obtained in exchange for operating lease liabilities	$—	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Unitrend Entertainment Group Limited (“Unitrend”, or the “Company”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands on March 23, 2022. The Company was incorporated as an offshore holding company for the purpose of facilitate offshore financing activities. As a holding company with no material operations of its own, Unitrend conducts substantially all of the operations in mainland China of People’s Republic of China (“PRC” or “China”) through both 1) the direct ownership of Beijing INHI Culture Media Co., Ltd. (“INHI”) and its subsidiaries, collectively, the “Operating Entities” and 2) the contractual arrangements (the “Contractual Arrangements”), with Beijing Hexi Weiye Culture Media Co., Ltd. (“Hexi Weiye”), which is a variable interest entity (the “VIE”). The Operating Entities and the VIE are mainly engaged in filming, production and acquiring of TV series and shows, selling the rights of such TV series and shows to TV stations and media platforms, and facilitating TV stations and media platforms with securing advertising sponsorship and revenues through tailored content and airtime slot.

Unitrend acquired 100% equity interests of Infinity Soul Limited (“Infinity Soul”) for $2,000 on May 7, 2022; Infinity Soul was incorporated in the British Virgin Islands on January 25, 2022. Infinity Soul acquired 100% equity interest of Charming Empire Limited (“Charming Empire”) for HKD 1 ($0.13) on August 30, 2022; Charming Empire was incorporated in Hong Kong on April 1, 2022. Charming Empire incorporated Beijing Heli Fashion Technology Co. Ltd. (“Heli Fashion” or “WFOE”) on August 4, 2022 in PRC. Infinity Soul, Charming Empire, and Heli Fashion are currently not engaging in any active business operations and merely acting as holding companies.

WFOE wholly owns Beijing INHI Culture Media Co., Ltd. (“INHI”), which was established on November 26, 2010, in PRC pursuant to PRC laws.

Reorganization

A reorganization of the Company’s legal structure (“Reorganization”) was completed in January 2024. The Reorganization involved the 1) acquisition of INHI and its subsidiaries, and 2) execution of a series of contractual agreements among WFOE, VIE and certain shareholders of the VIE.

Acquisition of INHI

On January 3, 2024, Heli Fashion or WFOE, entered into an Equity Transfer Agreement (the “Transfer Agreement”) with INHI and its three shareholders. Pursuant to the Transfer Agreement, Heli Fashion agreed to purchase all of the outstanding equity of INHI for an aggregate purchase price of RMB 50,000,000, or approximately $7.66 million (“Transfer Price”), which is the registered capital of INHI. The major shareholders of INHI are also the major shareholders of Unitrend, who ultimately owns 100% equity interest of WFOE. The acquisitions were accounted for as acquisitions of entities under common control under ASC 805-50-15-6, and the assets and liabilities acquired was measured and recorded at the carrying amount under ASC 805-50-30-5.

Execution of contractual agreements

On December 20, 2022, Heli Fashion or WFOE entered into a series of contractual arrangements with certain shareholders of Hexi Weiye. These agreements include Exclusive Operating and Consulting Service Agreement, Exclusive Option Agreements, Equity Interest Pledge Agreements and Entrustment Agreements (collectively the “Contractual Arrangements”). Pursuant to the Contractual Arrangements, Heli Fashion has the exclusive right to provide Hexi Weiye consulting and all the technical support services related to business operations including technology and management consulting services. Hexi Weiye was incorporated on November 2, 2022 in PRC for the purpose of expanding the business and market of distribution rights of TV series and TV shows.

As a result of the Contractual Arrangements entered among Heli Fashion, Hexi Weiye and certain shareholders of Hexi Weiye, Hexi Weiye is considered as VIE under the Statement of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810 Consolidation. Consequently, Unitrend, through the Heli Fashion, obtains the power to direct the activities that will significantly affect the economic performance of Hexi Weiye and

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF BUSINESS (cont.)

receives the economic benefits that could be significant to Hexi Weiye, and became the primary beneficiary of Hexi Weiye. The Company treats its VIE as the consolidated entities under Generally Accepted Accounting Principles in the United States of America (“U.S. GAAP”).

The Company, together with its wholly owned subsidiaries and its VIE, is effectively controlled by the same majority shareholders group who act in concert before and after the Reorganization, and therefore the Reorganization is considered as a reorganization of entities under common control. The consolidation of the Company, its subsidiaries, and the VIE has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

As of June 30, 2025, the consolidated financial statements of the Company include the following entities:

Name of entities	Place and date of incorporation	% of ownership		Principal Activities
		Direct	Indirect
Parent company
Unitrend Entertainment Group Limited	Cayman Island/March 23, 2022	Parent		Investment holding
Wholly owned subsidiaries of Unitrend
Infinity Soul Limited (“Infinity Soul”)	BVI/January 25, 2022	100%		Investment holding
Charming Empire Limited (“Charming Empire”)	PRC — Hong Kong/ April 1, 2022	100%		Investment holding
Beijing Heli Fashion Technology Co., Ltd. (“Heli Fashion” or “WFOE”)	PRC — Mainland China/August 4, 2022	100%		Organizing cultural and artistic exchange events such as filming and production of TV series and shows, agency services, advertising design, technology development and consulting
Beijing INHI Culture Media Co., Ltd. (“INHI”)	PRC — Mainland China/November 26, 2010	100%		Organizing cultural and artistic exchange events such as filming and production of TV series and shows, agency services, advertising design
Shanghai Kexi Film and Television Culture Co., Ltd. (“Shanghai Kexi”)	PRC — Mainland China/June 29, 2016	100%		Animation and game development, technology development, software development, agency services, advertising design
Horgos Kexi Culture Media Co., Ltd. (“Horgos Kexi”)	PRC — Mainland China/March 19, 2019	100%		Television planning and development, copyright buying and selling, artist management, photography and videography service, agency services, advertising design
Beijing Zhongxi Culture Co., Ltd. (“Zhongxi Culture”)	PRC — Mainland China/June 5, 2014	100%		Agency services, advertising design
Beijing Zhongxi Culture Co., Ltd. — Hangzhou Branch (“Zhongxi Culture Hangzhou”)	PRC — Mainland China/August 25, 2016	100%		Advertising business

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF BUSINESS (cont.)

Name of entities	Place and date of incorporation	% of ownership		Principal Activities
		Direct	Indirect
Hangzhou Deep Immersion Culture Communication Co., Ltd. (“Deep Immersion”)	PRC — Mainland China/March 5, 2021	60%(1)		Business management and consulting services, marketing planning, advertising design
VIE
Beijing Hexi Weiye Culture Media Co., Ltd. (“Hexi Weiye” or “VIE”)	PRC — Mainland China/November 2, 2022		VIE

Organizing cultural and artistic exchange events such as filming, production and distribution of TV series and shows, agency services, advertising design, production, and distribution, technology development and consulting

____________

(1)      Deep Immersion was 55% owned by Zhongxi Culture, on April 14, 2023, Zhongxi Culture increased its ownership in Deep Immersion to 60%.

The Contractual Arrangements

A VIE is an entity which has a total equity investment that is insufficient to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest, such as through voting rights, right to receive the expected residual returns of the entity or obligation to absorb the expected losses of the entity. The variable interest holder, if any, that has a controlling financial interest in a VIE is deemed to be the primary beneficiary of, and must consolidate, the VIE.

Heli Fashion or WFOE is deemed to have a controlling financial interest in and be the primary beneficiary of the PRC Operating Entities and the VIE because it has both of the following characteristics:

•        The power to direct activities of the PRC Operating Entities and the VIE that most significantly impact such entities’ economic performance, and

•        The obligation to absorb losses of, and the right to receive benefits from, the Operating Entities and the VIE that could potentially be significant to such entities.

The following is a brief description of the Contractual Arrangements entered into on December 20, 2022, between WFOE, VIE, and certain shareholders of VIE:

Exclusive Operations and Consulting Services Agreement

Pursuant to the exclusive operations and consulting services agreement between WFOE and VIE, WFOE has the exclusive right to provide VIE with support services, consulting services and other services necessary for VIE’s operation, business management consulting, grant use rights of intellectual property rights, provide system integration service, research and development of software and system maintenance, provide labor support and to develop the related technologies based on VIE’s needs. In exchange, WFOE is entitled to a service fee that equates to all of the consolidated net income after offsetting previous year’s loss (if any) of VIE. The service fees may be adjusted based on the actual scope of services rendered by WFOE and the operational needs of VIE.

Pursuant to the exclusive operations and consulting services agreement, WFOE has the unilateral right to adjust the service fee at any time, and VIE has no right to adjust the service fee. The Company believes that such conditions under which the service fee may be adjusted will be primarily based on the needs of VIE to operate and develop its business in the online trademark identifier industry. For example, if VIE needs to expand its business, increase research investment or consummate mergers or acquisitions in the future, WFOE has the right to decrease the amount of the service fee, which would allow VIE to have additional capital to operate and develop its business.

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF BUSINESS (cont.)

The exclusive operations and consulting services agreement remains in effect until WFOE terminates the agreement.

Exclusive Option Agreements

Pursuant to the exclusive option agreements, among WFOE, VIE and the shareholders who collectively owned all of VIE, such shareholders jointly and severally grant WFOE an option to purchase their equity interests in VIE. The purchase price shall be the lowest price then permitted under applicable PRC laws. WFOE or its designated person may exercise such option at any time to purchase all or part of the equity interests in VIE until it has acquired all equity interests of VIE, which is irrevocable during the term of the agreements.

The exclusive option agreements remain in effect until WFOE terminates these agreements.

Equity Interest Pledge Agreements

Pursuant to the equity interest pledge agreements, among the shareholders who collectively owned all of VIE, such shareholders pledge all of the equity interests in VIE to WFOE as collateral to secure the obligations of VIE under the exclusive operations and consulting services agreement and exclusive option agreements. These shareholders are prohibited or may not transfer the pledged equity interests without prior consent of WFOE unless transferring the equity interests to WFOE or its designated person in accordance with the exclusive option agreements.

The equity interest pledge agreement will take effect from the date of signing, that is, on December 20, 2022, and after the agreement is signed, the share pledge will be recorded under the VIE shareholder register.

The equity interest pledge agreements remain in effect for until WFOE terminates these agreements.

Entrustment Agreements

Pursuant to the entrustment agreements, the shareholders of VIE give WFOE an irrevocable proxy to act on their behalf on all matters pertaining to VIE and to exercise all of their rights as shareholders of VIE, including the right to attend shareholders meetings, to exercise voting rights and all of the other rights, and to sign transfer documents and any other documents in relation to the fulfillment of the obligations under the exclusive option agreements and the equity interest pledge agreements.

The shareholders powers of attorney remain in effect until shareholders of VIE terminate these agreements.

Risks associated with the VIE structure

The Company believes that the Contractual Arrangements with the VIE and the shareholders of the VIE are in compliance with PRC laws and regulations and are legally enforceable. However, due to uncertainties regarding the interpretation and application of relevant PRC laws and regulations in connection with the VIE structure or VIE Agreements, our ability to enforce the Contractual Arrangements could be substantially hampered. If the legal structure and Contractual Arrangements were found to be in violation of PRC laws and regulations, the relevant governmental authorities may take a number of administrative measures or impose penalties in dealing with such violations, including, without limitation:

•        revoking the agreements constituting the Contractual Arrangements;

•        revoking the business licenses and/or operating licenses of such entities;

•        discontinuing or placing restrictions or onerous conditions on its operations;

•        requiring it to restructure the operations in such a way as to compel it to establish a new enterprise, re-apply for the necessary licenses or relocate its businesses, staff and assets related to its value-added telecommunications services business;

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF BUSINESS (cont.)

•        imposing fines on it or confiscating any of our income that they deem to have been obtained through illegal operations;

•        imposing conditions or requirements with which the Company or the VIE may not be able to comply;

•        requiring the Company or the VIE to restructure the relevant ownership structure or operations;

•        restricting or prohibiting its use of the proceeds from the initial public offering or other of its financing activities to finance the business and operations of the VIE; or

•        taking other regulatory or enforcement actions that could be harmful to its business.

The Company’s ability to conduct its businesses may be negatively affected if the PRC regulatory authorities were to carry out of any of the aforementioned actions. As a result, the Company may not be able to consolidate its VIE in its consolidated financial statements as it may lose the ability to exert effective control over the operations of the VIE and their shareholders and it may lose the ability to receive economic benefits from the VIE. The Company, however, does not believe such actions would result in the liquidation or dissolution of the Company, its PRC subsidiaries and its VIE.

The Company, Infinity Soul, Charming Empire and Heli Fashion are essentially holding companies and do not have active operations as of June 30, 2025 and December 31, 2024. The Company has not provided any financial support to the VIE for the six months ended June 30, 2025 and 2024. The following financial statement amounts and balances of the VIE were included in the accompanying consolidated financial statements after elimination of intercompany transactions and balances:

	June 30, 2025	December 31, 2024
Current assets	$17,856,490	$18,267,362
Non-current assets	5,752,128	9,073,497
Total assets	$23,608,618	$27,340,859
Current liabilities	$9,847,677	$10,742,766
Non-current liabilities	7,319,454	11,561,543
Total liabilities	$17,167,131	$22,304,309
	For the Six Months Ended June 30,
	2025	2024
Net revenue	$4,513,738	$1,468,013
Net income (loss)	$807,092	$34,408
	For the Six Months Ended June 30,
	2025	2024
Net cash used in operating activities	$(183,561)	$(914,277)
Net cash provided by investing activities	$—	$—
Net cash provided by financing activities	—	—

There are no pledge or collateralization of the VIE’s assets that can only be used to settled obligations of the VIE, except for the restricted net assets disclosed in Note 14. Relevant PRC laws and regulations restrict the VIE from transferring a portion of its net assets to the Company in the form of loans and advances or cash dividends.

As the VIE is incorporated as limited liability company under the PRC Company Law, creditors of the VIE do not have recourse to the general credit of the Company for any of the liabilities of the VIE in normal course of business.

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with the U.S. GAAP and with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for financial information.

Basis of Consolidation

These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the fiscal years ended December 31, 2024 and 2023. Operating results for the six-month period ended June 30, 2025 are not necessarily indicative of the results that may be expected for the year ending December 31, 2025. The unaudited condensed consolidated financial statements of the Company include the financial statements of the Company, its subsidiaries, and VIE in which the Company is the primary beneficiary. The results of the subsidiaries are consolidated from the date on which the Company obtained control and continues to be consolidated until the date that such control ceases. A controlling financial interest is typically determined when a company holds a majority of the voting equity interest in an entity. However, if the Company demonstrates its ability to control the VIE through power to govern the activities which most significantly impact VIE’s economic performance and is obligated to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE, then the entity is consolidated. All intercompany transactions and balances among the Company, its subsidiaries, the VIE have been eliminated upon consolidation.

Emerging Growth Company

The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with the U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include the content asset amortization policy and the recognition and measurement of income tax assets and liabilities. The Company bases its estimates on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances. On an ongoing basis, the Company evaluates these assumptions, judgments and estimates. Actual results may differ from these estimates.

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand deposits and short-term cash investments that are highly liquid in nature and have original maturities when purchased of three months or less.

Content

The Company acquires, licenses and produces content, including original programming. The content licenses are for a fixed fee and specific windows of availability. Payment terms for certain content licenses and the production of content require more upfront cash payments relative to the amortization expense. Payments for content, including additions to content assets and the changes in related liabilities, are classified within “Net cash provided by (used in) operating activities” on the unaudited condensed consolidated statements of cash flows.

The Company recognizes content assets (licensed and produced) as “content assets, net” on the unaudited condensed consolidated balance sheets. For licensed content, the Company capitalizes the fee per title and records a corresponding liability at the gross amount of the liability when the license period begins, the cost of the title is known, and the title is accepted and available for showing. For produced content, the Company capitalizes costs associated with the production, including development costs, direct costs, and production overhead. Participations and residuals are expensed in line with the amortization of production costs.

Based on factors including historical and estimated viewing patterns, the Company amortizes the content assets (licensed and produced) in “cost of revenues” on the unaudited condensed consolidated statements of operations over the shorter of each title’s contractual window of availability or estimated period of use, beginning with the month of first availability. The amortization is on a straight-line basis. The Company does not expect material replay rate after the first and second showing, which is included in the title’s contractual window with the TV station. The Company reviews factors impacting the amortization of the content assets on a regular basis. The Company’s estimates related to these factors require considerable management judgment.

Content assets (licensed and produced) are reviewed when an event or change in circumstances indicates a change in the expected usefulness of the content or that the fair value may be less than unamortized cost. If the Company identified such changes, these content assets will be stated at the lower of unamortized cost or fair value. In addition, unamortized costs for assets that have been, or are expected to be, abandoned are written off.

Accounts Receivable, Net

Accounts receivable consist primarily of amounts related to the money owed to the Company by its customers. Accounts receivable are recorded at net realizable value, consisting of the carrying amount less an allowance for credit losses, as necessary. Accounts are written off against the allowance after efforts at collection prove unsuccessful. As of June 30, 2025 and December 31, 2024, the allowance for credit losses was $876,155 and $852,722, respectively.

Credit Losses

On January 1, 2023, the Company adopted Accounting Standards Update 2016-13 “Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments,” which replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology. The adoption of the credit loss accounting standard has no material impact on the Company’s consolidated financial statements as of January 1, 2023.

The Company’s account receivables, third party loans and other receivable which is included in prepaid expenses and other current assets line item in the balance sheet are within the scope of ASC Topic 326. As the Company has limited customers and debtors, the Company uses the loss-rate method to evaluate the expected credit losses on an individual basis. When establishing the loss rate, the Company makes the assessment on various factors, including historical experience, credit-worthiness of customers and debtors, current economic conditions, reasonable and supportable

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

forecasts of future economic conditions, and other factors that may affect its ability to collect from the customers and debtors. The Company also provides specific provisions for allowance when facts and circumstances indicate that the receivable is unlikely to be collected.

Expected credit losses are recorded as allowance for (net recovery of) credit losses on the unaudited condensed consolidated statements of operations and comprehensive income. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. In the event the Company recovers amounts previously reserved for, the Company will reduce the specific allowance for credit losses.

Property and Equipment, Net

Property and equipment are stated at cost, less accumulated depreciation, and impairment losses, if any. Major repairs and betterments that significantly extend original useful lives or improve productivity are capitalized and depreciated over the period benefited. Maintenance and repairs are expensed as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets as follows:

Estimated useful lives
Furniture and fixtures	3 – 5 years
Office equipment	3 – 5 years
Vehicles	5 years
Leasehold improvement	Lesser of useful life and lease term

Impairment of Long-Lived Assets

Long-lived assets with finite lives, primarily content assets, property and equipment and operating lease right-of-use assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated future undiscounted cash flows from the use of the asset and its eventual disposition are below the asset’s carrying value, the asset is deemed to be impaired and written down to its fair value. There were no impairments of these assets for the six months ended June 30, 2025 and 2024.

Fair Value (“FV”) of Financial Instruments

Certain of the Company’s financial instruments, including cash and equivalents, accrued liabilities and accounts payable, carrying amounts approximate their FV due to their short maturities. FASB ASC Topic 825, “Financial Instruments,” requires disclosure of the FV of financial instruments held by the Company. The carrying amounts reported in the balance sheets for current liabilities each qualify as financial instruments and are a reasonable estimate of their FV because of the short period of time between the origination of such instruments and their expected realization and the current market rate of interest.

Fair Value Measurements and Disclosures

ASC Topic 820, “Fair Value Measurements and Disclosures,” defines FV, and establishes a three-level valuation hierarchy for disclosures of FV measurement that enhances disclosure requirements for FV measures. The three levels are defined as follow:

•        Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•        Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•        Level 3 inputs to the valuation methodology are unobservable and significant to the FV measurement.

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

As of June 30, 2025 and December 31, 2024, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at FV. The carrying value of cash and cash equivalents, accounts receivable, net, prepayments of filming of documentary and TV series, prepaid expenses and other current asset, net, accounts payable, advances from customers, taxes payable, due to related parties, accrued liabilities and other payables approximate estimated fair values because of their short maturities.

Value Added Taxes (“VAT”)

The Company’s PRC subsidiaries and VIE are subject to value added tax (“VAT”) and related surcharges based on gross sales or service price depending on the type of services provided in the PRC (“output VAT”), and the VAT may be offset by VAT paid by the Company on service purchases (“input VAT”). The applicable rate of output VAT or input VAT for the Company is 6%. Gross sales or service price charged to customers is subject to output VAT and subsequently paid to PRC tax authorities after netting input VAT on purchases incurred during the period. The Company’s revenues are presented net of VAT collected on behalf of PRC tax authorities and its related surcharges; the VAT is not included in the unaudited condensed consolidated statements of operations and comprehensive income. All of the VAT returns filed by the Company’s Operating Entities and the VIE, have been and remain subject to examination by the tax authorities for five years from the date of this report.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with FASB ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current period and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets also include the prior years’ net operating losses carried forward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

The Company follows FASB ASC Topic 740, which prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FASB ASC Topic 740 also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures.

Under the provisions of FASB ASC Topic 740, when tax returns are filed, it is likely some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statement of income. At June 30, 2025 and December 31, 2024, the Company did not take any uncertain positions that would necessitate recording a tax related liability. The Company files a PRC income tax return. The Company uses calendar year-end for its PRC income tax return filing, PRC income tax returns filed for the years ending on December 31, 2020 and thereafter are subject to examination by the relevant taxing authorities.

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Leases

The Company determines if an arrangement is a lease at inception under FASB ASC Topic 842. Right of Use Assets (“ROU”) and lease liabilities are recognized at commencement date based on the present value of remaining lease payments over the lease term. For this purpose, the Company considers only payments that are fixed and determinable at the time of commencement. As most of its leases do not provide an implicit rate, it uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company’s incremental borrowing rate is a hypothetical rate based on its understanding of what its credit rating would be. The ROU assets include adjustments for prepayments and accrued lease payments. The ROU asset also includes any lease payments made prior to commencement and is recorded net of any lease incentives received. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that it will exercise such options.

ROU assets are reviewed for impairment when indicators of impairment are present. ROU assets from operating and finance leases are subject to the impairment guidance in ASC 360, Property, Plant, and Equipment, as ROU assets are long-lived nonfinancial assets.

ROU assets are tested for impairment individually or as part of an asset group if the cash flows related to the ROU asset are not independent from the cash flows of other assets and liabilities. An asset group is the unit of accounting for long-lived assets to be held and used, which represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. There was no impairment for operating lease right-of-use lease assets for the six months ended June 30, 2025 and 2024.

Deferred Initial Public Offering (“IPO”) Costs

The Company complies with the requirement of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the intended IPO. Deferred offering costs will be charged to shareholders’ equity upon the completion of the IPO. Should the IPO prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to the statement of comprehensive income. As of June 30, 2025 and December 31, 2024, deferred IPO costs were $1,761,710 and $1,503,341, respectively.

Revenue Recognition

The Company follows Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC 606”).

The core principle underlying FASB ASC 606 is that the Company will recognize revenue to represent the transfer of goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer. The Company’s revenue streams are identified when possession of goods and services is transferred to a customer.

FASB ASC Topic 606 requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies each performance obligation.

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Advertising Agency Revenue

The Company purchases advertising space from the media and broadcasting company (mostly the TV stations and over-the-top (“OTT”) streaming service provider) and resells it to merchants or parties who wish to post an advertisement in the media channel. The Company signs an Advertising Contract with the media or broadcasting companies for purchasing an advertising time slot for a certain period of time at a fixed price; the Company also signs a fixed price Advertising Contract with merchant customers for posting and airing their advertisements in their target media channels for a specific time slot for a certain period of time. The Company’s only performance obligation is to ensure that the customer’s advertisements are aired promptly in the customer’s target TV station, in full accordance with the terms of the contract provided. The Company charges its merchant customer at a mark-up based on the advertainment cost it will pay to the TV station company; the advertisement cost that the Company pays to media company is set by the media company. The Company is acting as an agent in these transactions, as it earns a fixed fee or fixed percentage of the consideration for each advertising project, a fixed commission limits the benefit the Company can receive from the transaction; and the Company is not responsible for fulfilling the promise to provide customers the specified services and deliverables, the contract price is allocated to this single performance obligation upon the advertisements have been aired. Advertising agency service revenue is recognized at a point when the advertisements has been aired.

Content Assets Revenue

The Company signs a fixed-price contract with broadcasting company and OTT media service provider for broadcasting in their media platform for the Company’s content assets such as TV series or shows which is either produced or licensed by the Company. The Company’s only performance obligations include distributing the rights of TV series or shows by providing the master tape in a required form and format to media companies for them to broadcast and disseminate on various platforms. The Company allocates the contract price to this single performance obligation when the services are rendered and the photograph, video, audio recording and products are delivered to media companies. The Company recognizes the revenue from broadcasting the content assets over the duration of the license period if it is unlimited showing, or based on the number of episodes played during the period, whichever is more reasonable.

Co-production content Revenue

The Company enters into co-production contracts with the main producers of TV series or shows, and the main producers is responsible for all works related to produce and distribute the contents. The Company only acts as the investor and share revenue based on the percentage of its investment over the total production costs. Co-production content revenue is recognized at a point after the TV series or shows were broadcasted.

All the revenue is recognized as net of value-added tax charged to customers.

The following table shows the Company’s revenue by revenue stream:

	For the Six Months Ended June 30,
	2025	2024
Advertising agency service	$1,092,735	$1,368,539
Content assets revenue
Self-produced content	2,276,421	4,862,869
Licensed content	6,414,852	4,747,629
Co-production content	6,975,605	—
Total Revenue	$16,759,613	$10,979,037

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cost of Revenues

Cost of revenues primarily consists of content costs and others. Content costs mainly consist of costs for self-produced content, which includes amortization and impairment of capitalized produced content and expenses recorded when production costs exceed the total revenues to be earned; licensed content, which includes amortization and impairment of licensed copyrights; and investment cost in co-production contents.

Advances from Customers

The Company records payments received in advance from its customers for the Company’s content asset use right or advertising agency service as advance from customers, mainly consisting of deposits or prepayments for use of content assets from the Company’s customers. These orders normally are delivered based upon contract terms, and the Company will recognize it as revenue when possession of goods and services is provided or performed to the customers.

Segment Reporting

On January 1, 2024, the Company adopted Accounting Standards Update (“ASU”) ASC 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This standard enhances the disclosure of segment expenses and the measures used by the Chief Operating Decision Maker (“CODM”) in evaluating performance. The adoption of this ASU did not have any material impact on the Company’s unaudited condensed consolidated financial statements and disclosure. Financial results for the Company’s reportable segment have been prepared using a management approach, which is consistent with the basis and manner in which financial information is evaluated by the Company’s CODM in allocating resources and in assessing performance. The Company’s CODM is the Chief Executive Officer. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manners in which management disaggregates a company. Management determining the Company’s current operations constitutes a single reportable segment in accordance with ASC 280. The Company’s only business and industry segment is media industry, mainly includes three revenue streams: 1) sell advertising spot of media 2) sell content assets use right to media company such as broadcasting company and OTT streaming service provider; content assets include self-produced content and purchase of licensed content, and 3) generate revenue from co-production content.

All of the Company’s customers are in the PRC and all revenues for the six months ended June 30, 2025 and 2024 were generated from the PRC. All identifiable assets of the Company are in the PRC. Accordingly, no geographical segments are presented.

Non-controlling Interests

The Company follows FASB ASC Topic 810, “Consolidation,” governing the accounting for and reporting of non-controlling interests (“NCI”) in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Certain provisions of this standard indicate, among other things, that NCI (previously referred to as minority interests) be treated as a separate component of equity, not as a liability, that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions rather than as step acquisitions or dilution gains or losses, and that losses of a partially-owned consolidated subsidiary be allocated to non-controlling interests even when such allocation might result in a deficit balance.

The net loss attributed to NCI was separately designated in the accompanying statements of operations and comprehensive income. Losses attributable to NCI in a subsidiary may exceed a NCI’s interests in the subsidiary’s equity. The excess attributable to NCI is attributed to those interests. NCIs shall continue to be attributed their share of losses even if that attribution results in a deficit NCIs balance.

As of June 30, 2025 and December 31, 2024, the Company had NCIs of $(526,120) and $(498,240), which represents the 40% equity ownership of Deep Immersion.

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risk

The Company maintains cash in accounts with state-owned banks within the PRC. Cash in state-owned banks less than RMB500,000 (approximately $69,673) is covered by insurance. Should any institution holding the Company’s cash become insolvent, or if the Company is unable to withdraw funds for any reason, the Company could lose the cash on deposit with that institution. Cash denominated in RMB with a U.S. dollar equivalent of $1,224,120 and $1,135,557 as of June 30,2025 and December 31, 2024, respectively, of which, $868,475 and $814,544 was not covered by such insurance, respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in these bank accounts. Cash was held in accounts at financial institutions located in the PRC‚ which is not freely convertible into foreign currencies.

As of June 30, 2025 and December 31, 2024, $1,187 and $1,716 of the Company’s cash was on deposit at financial institutions in Hong Kong, respectively, which were insured by the Hong Kong Deposit Protection Board for compensation up to a limit of HK$500,000 (approximately $63,695) if the bank with which an individual/a company hold its eligible deposit fails.

As of June 30, 2025 and December 31, 2024, $1,308 and $85,459 of the Company’s cash was on deposit at financial institutions in the United States which were insured by the Federal Deposit Insurance Corporation for compensation up to a limit of $250,000 if the bank with which an individual/a company hold its eligible deposit fails. Financial instruments that potentially subject the Company to credit risk consist primarily of accounts and other receivables. The Company does not require collateral or other security to support these receivables. The Company conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.

For the six months ended June 30, 2025, the Company had three major customers accounted for 37.0%, 20.8% and 11.9% of the Company’s total sales, respectively. For the six months ended June 30, 2024, the Company had three major customers accounted for 30.2%, 11.9%, and 11.4% of the Company’s total sales, respectively.

As of June 30, 2025, four customers accounted for 38.9%, 23.3%, 22.5%, and 11.6% of the outstanding accounts receivable, respectively. As of December 31, 2024, four customers accounted for 43.7%, 21.0%, 15.0% and 11.7% of the outstanding accounts receivable, respectively.

For the six months ended June 30, 2025, three suppliers accounted for 30.3%, 30.3% and 26.6% of the Company’s total purchases. For the six months ended June 30, 2024, two suppliers accounted for 45.9% and 29.3% of the Company’s total purchases.

As of June 30, 2025, two suppliers accounted for 63.5%, and 22.7% of the outstanding accounts payable, respectively. As of December 31, 2024, two suppliers accounted for 49.0% and 28.7% of the outstanding accounts payable, respectively.

Foreign Currency Translation and Comprehensive Income

The accounts of the Company’s PRC entities are maintained in RMB and the accounts of the Company’s Hong Kong entity are maintained in Hong Kong dollar (“HK$”). The accounts of the PRC and Hong Kong entities were translated into USD in accordance with FASB ASC Topic 830 “Foreign Currency Matters.” All assets and liabilities were translated at the exchange rate on the balance sheet date; shareholders’ equity is translated at historical rates and the statements of operations and cash flows are translated at the weighted average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income (loss) in accordance with FASB ASC Topic 220, “Comprehensive Income (Loss).” Gains and losses resulting from foreign currency transactions are reflected in the statements of operations.

The Company follows FASB ASC Topic 220-10, “Comprehensive Income (Loss).” Comprehensive income (loss) comprises net income and all changes to the statements of changes in shareholders’ equity, except those due to investments by shareholders, changes in additional paid-in capital and distributions to shareholders.

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The exchange rates used to translate amounts in RMB and HK$ to USD for the purposes of preparing the CFS were as follows:

	For the Six Months Ended June 30,		For the Year Ended December 31, 2024
	2025	2024
Period/Year-end spot rate: RMB exchange rate	US$1 = RMB7.1672	US$1 = RMB7.2675	US$1 = RMB7.2985
Average USD for the reporting period: RMB exchange rate	US$1 = RMB7.2524	US$1 = RMB7.2004	USD1 = RMB7.188
Period/Year-end spot rate: HKD exchange rate	US$1 = HKD7.8499	—	USD1 = HK$7.7658
Average USD for the reporting period: HKD exchange rate	US$1 = HKD7.7923	—	USD1 = HK$7.8028

Statement of Cash Flows

In accordance with ASC 230, “Statement of Cash Flows,” cash flows from the Company’s operations are formulated based upon the local currencies using the average exchange rate in the period. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Earnings per Share

Basic earnings per ordinary share is computed by dividing net income attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the period. Diluted earnings per share is computed by dividing net income attributable to ordinary shareholders by the sum of the weighted average number of ordinary share outstanding and of potential ordinary share (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary share that has an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted earnings per share. For the six months ended June 30, 2025 and 2024, the Company had no dilutive stocks.

Related Parties and Transactions

The Company identifies related parties, and accounts for, discloses related party transactions in accordance with ASC 850, “Related Party Disclosures” and other relevant ASC standards.

Parties, which can be a corporation or individual, are related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence. Transactions between related parties commonly occurring in the normal course of business are related party transactions. Transactions between related parties are also considered to be related party transactions even though they may not be given accounting recognition. While ASC does not provide accounting or measurement guidance for such transactions, it nonetheless requires their disclosure.

Currency Convertibility Risk

Substantially all of the Company’s operating activities are settled in RMB, which is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other Company foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Commitments and Contingencies

Certain conditions may exist as of the date the unaudited condensed consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s unaudited condensed consolidated financial statements.

If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed. As of June 30, 2025 and December 31, 2024, the Company has no such contingencies.

New Accounting Pronouncements

In November 2024, the FASB issued ASU No. 2024-03, “Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures. This ASU requires entities to 1. disclose amounts of (a) purchase of inventory, (b) employee compensation, (c) depreciation, (d) intangible asset amortization, and, (e) depreciation, depletion, and amortization recognized as part of oil-and gas-producing activities, 2. include certain amounts that are already required to be disclosed under current Generally Accepted Accounting Principles in the same disclosures as other disaggregation requirements, 3. disclose a qualitative description of the amounts remaining in relevant expense captions that are not necessarily disaggregated quantitatively, and 4. disclose the total amount of selling expenses, in annual reporting periods, an entity’s definition of selling expense. The ASU is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. Additionally, in January 2025, the FASB issued ASU No. 2025-01 to clarify the effective date of ASU 2024-03. The standard provides guidance to expand disclosures related to the disaggregation of income statement expenses. The standard requires, in the notes to the financial statements, disclosure of specified information about certain costs and expenses which includes purchases of inventory, employee compensation, depreciation, and intangible asset amortization included in each relevant expense caption. This guidance is effective for fiscal years beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027, on a retrospective or prospective basis, with early adoption permitted. The Company plans to adopt this guidance effective January 1, 2027 and the Company is currently evaluating the impact of adopting this ASU on its unaudited condensed financial statements.

In May 2025, the FASB issued ASU No. 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810): Accounting Acquirer in a Business Combination Involving a Variable Interest Entity. This ASU clarifies that when a business that is a VIE is acquired primarily with equity interests, the determination of the accounting acquirer should follow ASC 805 rather than defaulting to the primary beneficiary under ASC 810. The standard is effective for fiscal years beginning after December 15, 2026, including interim periods within those fiscal years. Early adoption is permitted. The Company plans to adopt this guidance effective January 1, 2027 and the Company is currently evaluating the impact of adopting this ASU on its unaudited condensed financial statements.

In July 2025, the FASB issued ASU No. 2025-05, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. This ASU provides a practical expedient for all entities related to the estimation of expected credit losses for current accounts receivable and current contract assets that arise from transactions accounted for under Topic 606. The standard is effective for annual periods beginning after December 15, 2025. Early adoption of ASU 2025-05 is permitted and should be applied prospectively. The Company plans to adopt this guidance effective January 1, 2026 and the Company is currently evaluating the impact of adopting this ASU on its unaudited condensed financial statements.

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company’s management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

3. ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following as of June 30, 2025 and December 31, 2024:

	June 30, 2025	December 31, 2024
Accounts receivable	$16,595,701	$13,382,830
Less: allowance for credit losses	(876,155)	(852,722)
Accounts receivable, net	$15,719,546	$12,530,108

Movement of allowance for credit losses is as follows:

	June 30, 2025	December 31, 2024
Beginning balance	$852,722	$1,344,716
Additions (Reductions)	7,720	(462,362)
Foreign currency translation adjustments	15,713	(29,632)
Ending balance	$876,155	$852,722

The following table summarizes the Company’s outstanding accounts receivable as of June 30, 2025 and subsequent collection by aging bucket:

	June 30, 2025	Subsequent collection	% of collection
Accounts receivable aged less than 6 months	$13,874,958	$3,899,372	28.10%
Accounts receivable aged from 7 to 12 months	2,720,743	2,720,743	100.00%
Accounts receivable	$16,595,701	$6,620,115	39.89%

4. PREPAYMENTS OF FILMING OF DOCUMENTARY AND TV SERIES

The Company entered into certain contracts with third parties to invest in filming of documentary and TV series which are currently in production. As of June 30, 2025 and December 31, 2024, prepayments of filming of documentary and TV series is as follows:

	June 30, 2025	December 31, 2024
Journey into Nature III(1)	$5,441,486	$5,343,593
The Water Dragon Chant(2)	2,790,506	2,740,304
Jinglanyue(3)	5,301,961	—
Prepayments of filming of documentary and TV series	$13,533,953	$8,083,897

____________

(1)      The Company entered into an agreement with a third party to invest in a total of RMB 39,000,000 ($5,441,486) for filming of documentary series “Comfortable Bus”, formerly named as “My Hometown”. The Company made prepayment of RMB 13,000,000 ($1,813,829) during the year ended December 31, 2023, then prepaid the remaining balance of RMB 26,000,000 ($3,627,657) during the year ended December 31, 2024. As a result, the total contract amount was fully prepaid by the Company as of June 30, 2025. The parties entered into a project amendment agreement on March 27, 2025, pursuant to which the original project was terminated and the project was changed to “Journey into Nature III” with the same contract amount; and

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4. PREPAYMENTS OF FILMING OF DOCUMENTARY AND TV SERIES (cont.)

(2)      The Company entered into an agreement with a third party to invest in a total of RMB 20,000,000 ($2,790,506) for filming of TV series “The Water Dragon Chant”. The Company made prepayment of RMB 18,820,000 ($2,625,866) during the year ended December 31, 2023, then prepaid the remaining balance of RMB 1,180,000 ($164,640) during the year ended December 31, 2024. As a result, the total contract amount was fully prepaid by the Company as of June 30, 2025; and

(3)      The Company entered into agreements with a third party to invest in a total of RMB 38,000,000 ($5,301,961) for filming of TV series “Jinglanyue”. The total contract amount was fully prepaid by the Company as of June 30, 2025.

5. PREPAID EXPENSES AND OTHER CURRENT ASSETS, NET

Prepaid expense and other current assets consisted of the following as of June 30, 2025 and December 31, 2024:

	June 30, 2025	December 31, 2024
Tax receivable, net	$1,662,375	$1,885,349
Business advances to employees	4,590	12,133
Prepaid expenses(1)	1,050,094	460,818
Security deposit	21,069	33,612
Deferred initial public offering costs	1,761,710	1,503,341
Others	4,700	6,998
Subtotal	4,504,538	3,902,251
Less: allowance for credit losses	(2,121)	(2,083)
Prepaid expenses and other current assets, net	$4,502,417	$3,900,168

____________

(1)      Prepaid expenses mainly consisted of prepaid advertising expense, prepaid rent expense and property management fee and other prepaid expenses.

6. RELATED PARTY BALANCES

(a) Due to related parties

Due to related parties consisted of the following as of June 30, 2025 and December 31, 2024:

Name	Relationship	June 30, 2025	December 31, 2024
Hangzhou Shendu Film and Television Culture Co., Ltd	One of the Company’s senior officers controls this entity	$6,977	$7,263
Bin Feng	Chief Executive Officer and Chairman of the Board of Directors	196,047	210,000
Due to related parties		$203,024	$217,263

Amounts due to related parties are advances from related parties for working capital during the Company’s normal course of business. These advances are unsecured, non-interest bearing and due on demand.

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

7. PROPERTY AND EQUIPMENT, NET

Property and equipment are summarized as follows as of June 30, 2025 and December 31, 2024:

	June 30, 2025	December 31, 2024
Furniture and fixtures	$167,946	$164,925
Vehicle	43,177	42,401
Leasehold improvement	127,131	124,844
Office equipment	240,115	235,794
Subtotal	578,369	567,964
Less: accumulated depreciation	(550,804)	(535,860)
Property and equipment, net	$27,565	$32,104

Depreciation expenses for the six months ended June 30, 2025 and 2024 were $5,067 and $37,636, respectively.

8. CONTENT ASSETS, NET

Content assets, net consisted of the following as of June 30, 2025 and December 31, 2024:

	June 30, 2025	December 31, 2024
Licensed content	$32,160,670	$31,582,097
Produced content	34,826,628	40,776,824
Subtotal	66,987,298	72,358,921
Less: accumulated amortization	(51,451,000)	(44,163,129)
Content assets, net	$15,536,298	$28,195,792
Less: content assets, net – current	9,793,354	18,435,006
Content assets, net – non-current	$5,742,944	$9,760,786

The following table represents the amortization of content assets:

	For the Six Months Ended June 30,
	2025	2024
Licensed content	$4,583,734	$3,307,688
Produced content	8,062,867	4,030,390
Total	$12,646,601	$7,338,078

Estimated future amortization cost of content assets is as follows:

12 Months Ending June 30,
2026	$9,793,354
2027	5,742,944
Total	$15,536,298

9. ACCRUED LIABILITIES AND OTHER PAYABLES

Accrued liabilities and other payables consisted of the following as of June 30, 2025 and December 31, 2024:

	June 30, 2025	December 31, 2024
Salary payable – employees	$76,477	$136,194
Others	3,392	1,627
Accrued liabilities and other payables	$79,869	$137,821

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10. CONTENT LIABILITY

Content obligations include amounts related to the licensing content. Obligations that are in non-U.S. dollar currencies are translated to the U.S. dollar at period end rates. An obligation for the licensing of content is incurred at the time the Company enters into an agreement to obtain future titles. As of June 30, 2025 and December 31, 2024, total content liability was $348,813 and $753,584, respectively.

11. INCOME TAXES

(a) Corporate Income Taxes (“CIT”)

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

British Virgin Islands

Under the current and applicable laws of BVI, Infinity Soul is not subject to tax on income or capital gains.

Hong Kong

Charming Empire is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate for the first HKD$2 million of assessable profits is 8.25% and assessable profits above HKD$2 million will continue to be subject to the rate of 16.5% for corporations in Hong Kong, effective from the year of assessment 2018/2019. Charming Empire did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. Under Hong Kong tax laws, Charming Empire is exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends. Charming Empire did not have any operations yet as of this report date.

PRC

Under the Enterprise Income Tax (“EIT”) Law of the PRC, domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% EIT rate while preferential tax rates, tax holidays, and even tax exemption may be granted on case-by-case basis. From January 1, 2023 to December 31, 2027, small and low-profit enterprises with annual taxable income exceeding RMB 1 million but not more than RMB 3 million, the actual income to be taxed will be further lowered at 25% of annual taxable income, and the corporate income tax is paid at the rate of 20%. Deep Immersion was small and low-profit enterprises for the six months ended June 30, 2025 and 2024.

In addition, the PRC government provided tax holiday to companies that are incorporated and located in the Special Economic Development Zone in Xinjiang Uygur Autonomous Region (“Xinjiang”) for promoting Xinjiang’s economic development and maintaining long-term peace and stability, accordingly, Horgos Kexi enjoyed 0% corporate income for year 2019 through 2023, 15% for year 2024 through 2028, and 25% for years thereafter.

The current PRC EIT Law imposes a 10% withholding income tax for dividends distributed by foreign invested enterprises to their immediate holding companies outside the PRC. A lower withholding tax rate will be applied if there is a tax treaty arrangement between the PRC and the jurisdiction of the foreign holding company. Distributions to holding companies in Hong Kong that satisfy certain requirements specified by the PRC tax authorities, for example, will be subject to a 5% withholding tax rate.

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

11. INCOME TAXES (cont.)

The major components of income tax expense recognized in profit consisted of the following:

	For the Six Months Ended June 30,
	2025	2024
Current income tax expense	$685,822	$537,407
Deferred income tax expense	8,054	133,375
Total income tax expense recognized in profit	$693,876	$670,782

A reconciliation of the consolidated federal statutory income tax rate and the effective income tax rate as a percentage of income before income taxes for the six months ended June 30, 2025 and 2024 is as follows:

	For the Six Months Ended June 30,
	2025	2024
China statutory income tax expense rate	25.0%	25.0%
Tax holiday	(5.1)%	(7.1)%
Permanent difference	0.2%	0.2%
Change in tax rate	—%	14.4%
Change in valuation allowance	2.6%	(10.8)%
Effective income tax rate	22.7%	21.7%

Certain subsidiaries in China are subject to different favorable tax rates for the six months ended June 30, 2025 and 2024. For the six months ended June 30, 2025 and 2024, the tax saving as the result of the favorable tax rate amounted to $155,628 and $219,133, respectively, and per share effect of the favorable tax rate was $0.01 for each period.

(b) Deferred tax assets

Components of the Company’s deferred tax assets as of June 30, 2025 and December 31, 2024 are as follows:

	June 30, 2025	December 31, 2024
Net deferred tax assets:
Allowance for credit loss	$209,465	$388,104
ROU, net of lease liability	(6,889)	(7,600)
Expected income tax benefit from NOL carry-forwards	1,394,548	1,116,611
Subtotal	1,597,124	1,497,115
Less: valuation allowance	(1,389,194)	(1,284,922)
Deferred tax assets, net	$207,930	$212,193

Movement of the valuation allowance:

	June 30, 2025	December 31, 2024
Beginning balance	$1,284,922	$1,366,843
Current year addition (reduction)	79,784	(45,418)
Exchange difference	24,488	(36,503)
Ending balance	$1,389,194	$1,284,922

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

11. INCOME TAXES (cont.)

(c) Taxes payable

Taxes payable consisted of the following as of June 30, 2025 and December 31, 2024:

	June 30, 2025	December 31, 2024
Income tax payable	$1,424,165	$963,332
Value added tax payable	150,856	142,384
Other tax payables	5,553	4,393
Tax payable	$1,580,574	$1,110,109

12. LEASES

Operating Leases — Office Leases

In August, 2022, the Company entered into a lease for apartment in Beijing, China for two years from August 24, 2022 through September 2, 2024. The quarterly rent is RMB 195,000 ($27,207) from August 24, 2022 through March 2, 2023, and for the remaining lease term, the quarterly rent is RMB 259,706 ($36,236). The Company extended the lease for another two years upon the expiration of the previous lease agreement, from September 3, 2024 through September 2, 2026, and the annual rent is RMB 780,000 ($108,830).

In September, 2022, the Company entered into a lease for an office in Hangzhou City, China for two years from September 8, 2022 through September 7, 2024, with an annual rent of RMB 1,667,495 ($232,658) from September 8, 2022 through September 7, 2023, and for the remaining lease term, the annual rent is RMB 1,750,870 ($244,291).

In August, 2024, the Company entered into a lease for an office in Hangzhou City, China for four years from August 10, 2024 through August 9, 2028, with an annual rent of RMB 300,000 ($ 41,858) for the first year, and an increment of RMB 10,000 ($1,395) for each following year.

In March, 2023, the Company entered into a lease for an office in Shanghai City, China for three years from March 8, 2023 through March 7, 2026, with an annual rent of RMB 427,050 ($59,584) from March 8, 2023 through March 7, 2025, and for the remaining lease term, the annual rent is RMB 448,403 ($62,564).

The table below presents the operating lease related assets and liabilities recorded on the balance sheets.

	June 30, 2025	December 31, 2024
Operating lease right-of-use lease assets	$295,271	$388,943
Operating lease liabilities – current	$177,755	$201,465
Operating lease liabilities – non-current	88,705	138,580
Total operating lease liabilities	$266,460	$340,045

The weighted average remaining lease terms and discount rates for all of operating leases were as follows as of June 30, 2025 and December 31, 2024:

	June 30, 2025	December 31, 2024
Weighted average remaining lease term (years)	1.94	2.30
Weighted average discount rate	3.91%	3.93%

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12. LEASES (cont.)

During the six months ended June 30, 2025 and 2024, the Company incurred total operating lease expenses of $105,425 and $207,296, respectively.

The following is a schedule, by years, of maturities of the operating lease liabilities as of June 30, 2025:

Minimum Lease Payment
Remainder of 2025	$128,949
2026	99,063
2027	46,044
Total undiscounted cash flows	274,056
Less: imputed interest	(7,596)
Present value of lease liabilities	$266,460

13. SHAREHOLDERS’ EQUITY

Ordinary Shares

On December 26, 2023, all the shareholders and directors of the Company approved to:

(a)     immediately increase the Company’s authorized share capital from US$30,300 divided into 300,000,000 ordinary shares of a par value of US$0.0001 each and 3,000,000 preference shares of a par value of US$0.0001 each to US$50,000 divided into 450,000,000 ordinary shares of a par value of US$0.0001 each and 50,000,000 preference shares of a par value of US$0.0001 each (the “Share Capital Increase”); and

(b)    immediately following the Share Capital Increase being effected, re-designate and re-classify its authorized share capital as follows (the “Share Capital Reorganization”):

(i)     each authorized ordinary share, whether in issue or not, immediately following the Share Capital Increase was re-designated and re-classified into one Class A ordinary share of par value US$0.0001 each, each Class A ordinary shares being entitled to one vote per share and having the rights, privileges and limitations set out in our amended and restated memorandum and articles of association; and

(ii)    each authorized preference share, whether in issue or not, immediately following the Share Capital Increase was re-designated and re-classified into one Class B ordinary share of par value US$0.0001 each (Class B Ordinary Shares), each Class B ordinary shares being entitled to ten vote per share and having the rights, privileges and limitations set out in our amended and restated memorandum and articles of association.

On December 26, 2023, all the directors of the Company approved to issue an additional 31,024,331 Class A Ordinary Shares of par value US$0.0001 and 8,971,700 Class B ordinary shares of par value US$0.0001, subject to the Company receiving the subscription prices of $7,664,289 including 1) $7,662,953 (RMB 50 million) in aggregate from the Sun

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13. SHAREHOLDERS’ EQUITY (cont.)

Knight Limited, MTN Entertainment Limited and Jetsen Holdings Ltd. (the “Selling Shareholders”) for 17,669,331 Class A ordinary shares of par value US$0.0001 and 8,971,700 Class B ordinary shares of par value US$0.0001 in aggregate, and 2) $1,336 from other shareholders for 13,355,000 Class A ordinary shares of par value US$0.0001. Each of the above-mentioned share issuance is specified in the table below:

Purchaser	Number of Ordinary Shares	Consideration
Sun Knight Limited	8,971,700 Class B ordinary shares	US$	3,952,551.00
MTN Entertainment Limited	4,529,331 Class A ordinary shares	US$	951,739.00
CHARMWELL INVESTMENT HOLDING LIMITED	1,825,000 Class A ordinary shares	US$	182.50
Jetsen Holdings Ltd.	13,140,000 Class A ordinary shares	US$	2,758,663.00
YL Management Limited	1,806,750 Class A ordinary shares	US$	180.68
GJJ Management Limited	821,250 Class A ordinary shares	US$	82.13
WC Management Limited	1,799,450 Class A ordinary shares	US$	179.95
HLLJ International Holding Limited	1,814,050 Class A ordinary shares	US$	181.41
HYJ Management Limited	1,788,500 Class A ordinary shares	US$	178.85
Mercurity Fintech Holding Inc.	400,000 Class A ordinary shares	US$	40.00
IMCT Inc.	600,000 Class A ordinary shares	US$	60.00
Kai Electronic Enterprise, Inc.	1,100,000 Class A ordinary shares	US$	110.00
Meet Fresh Inc.	168,000 Class A ordinary shares	US$	16.80
Sunrise Commercial Trading, Inc.	1,232,000 Class A ordinary shares	US$	123.20

The WFOE agreed to purchase all of the outstanding equity of INHI for an aggregate purchase price of RMB 50,000,000 (the registered capital of INHI), payable to the 100% Selling Shareholders of INHI, the $7,662,953 was originally offset among the subscription price receivable from the Selling Shareholders of INHI and acquisition price of INHI payable to the Selling Shareholders as of December 31, 2023. However, due to administrative procedures required by relevant Chinese authorities, the WOFE is required to pay the Selling Shareholders of INHI the aggregate purchase price of RMB 50,000,000, and the Selling Shareholders of INHI is required to pay the Company the subscription prices of $7,662,953 (RMB 50 million), and these amounts were paid by both parties during the year ended December 31, 2024. The Company also recorded $1,336 subscription receivable from the existing shareholders for the issuance of 13,355,000 Class A ordinary shares as of December 31, 2023, and the amount was fully received during the year ended December 31, 2024. The Company considers the insurance of the 39,900,000 Ordinary Shares to form part of the Company’s broader pre-IPO share capital reorganization, which included the Share Capital Increase and Share Capital Reorganization and resulted in 40,000,000 Ordinary Shares being issued and outstanding prior to completion of this public offering.

On March 28, 2025, the Company’s shareholders approved a consolidation (“Share Consolidation”) of the Company’s authorized and issued share capital, at a ratio of 2:1. As a result of the Share Consolidation, the authorized share capital of the Company was amended from US$50,000 divided into 450,000,000 Class A Ordinary Shares of US$0.0001 each and 50,000,000 Class B Ordinary Shares of US$0.0001 each to US$50,000 divided into 225,000,000 Class A Ordinary Shares of US$0.0002 each and 25,000,000 Class B Ordinary Shares of US$0.0002.

On April 24, 2025, the Company’s shareholders approved a share split (“Share Split”) of the Company’s authorized and issued share capital, at a ratio of 1:1,000. As a result of the Share Split, the authorized share capital of the Company was amended from US$50,000 divided into 225,000,000 Class A Ordinary Shares of US$0.0002 each and 25,000,000 Class B Ordinary Shares of US$0.0002 each to US$50,000 divided into 225,000,000,000 Class A Ordinary Shares of US$0.0000002 each and 25,000,000,000 Class B Ordinary Shares of US$0.0000002. With effect immediately following the Share Split, each shareholder surrendered such number of shares as required to leave each shareholder holding the same number of Class A Ordinary Shares and Class B Ordinary Shares after the Share Split as they held before the Share Split.

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13. SHAREHOLDERS’ EQUITY (cont.)

The Company believes it is appropriate to reflect such changes in share structure and Share Consolidation on a retroactive basis pursuant to ASC 260. The Company has retroactively restated all shares and per share data for all periods presented. As a result, the Company had 250,000,000,000 authorized Ordinary Shares (225,000,000,000 Class A ordinary shares and 25,000,000,000 Class B Ordinary shares), of which, 20,000,000 shares (15,514,150 Class A ordinary shares and 4,485,850 Class B ordinary shares) were issued and outstanding as of June 30, 2025 and December 31, 2024, respectively.

Statutory Reserve

Pursuant to the PRC corporate law, the Company is required to maintain one statutory reserve by appropriating from its after-tax profit before declaration or payment of dividends. The statutory reserve represents restricted retained earnings.

Surplus reserve fund

The Company is required to transfer 10% of its net income, as determined under PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital. During the six months ended June 30, 2025 and 2024, the Company made $150,173 and $83,475 contribution to statutory reserve fund, respectively.

The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Common welfare fund

Common welfare fund is a voluntary fund to which the Company can elect to transfer 5% to 10% of its net income, as determined under PRC accounting rules and regulations. The Company did not make any contribution to this fund during the six months ended June 30, 2025 and 2024.

This fund can only be utilized on capital items for the collective benefit of the Company’s employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation.

14. RESTRICTED NET ASSETS

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by the Company’s operating entities only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the unaudited condensed consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s Operating Entities, and the VIE. Foreign exchange and other regulations in the PRC may further restrict the Operating Entities and the VIE from transferring funds to the Company in the form of dividends, loans and advances. Amounts restricted include paid-in capital and statutory reserves of the Operating Entities and the VIE as determined pursuant to PRC generally accepted accounting principles. As of June 30, 2025 and December 31, 2024, the Company had $8.4 million and $8.3 million restricted net assets, respectively.

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

15. OPERATING CONTINGENCIES

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company’s sales, purchases and expenses are denominated in RMB and all of the Company’s assets and liabilities are also denominated in RMB. The RMB is not freely convertible into foreign currencies under the current law. In China, foreign exchange transactions are required by law to be transacted only by authorized financial institutions. Remittances in currencies other than RMB may require certain supporting documentation to affect the remittance.

16. SEGMENT REPORTING

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, and is identified on the basis of the internal financial reports that are provided to and regularly reviewed by the Company’s chief operating decision maker in order to allocate resources and assess performance of the segment.

The Company derives revenue in PRC and manages the business activities on a consolidated basis. The management of the Company concludes that it has only one reporting segment. The Company’s only business and industry segment is media industry, mainly includes three revenue streams: 1) sell advertising spot of media 2) sell content assets use right to media company such as broadcasting company and OTT streaming service provider; content assets include self-produced content and purchase of licensed content, and 3) generate revenue from co-production content.

The Company’s CODM has been identified as the Chief Executive Officer. The CODM assesses performance for the media industry segment and decides how to allocate resources based on net income attributable to the Company that is reported on the unaudited condensed consolidated statements of operations and comprehensive income. The measure of segment assets is reported on the unaudited condensed consolidated balance sheet as total consolidated assets, and strategic decisions related to headcount and other expenditures are also reviewed on a consolidated basis. As the Company has one reportable segment, sales, cost of sales, selling expenses, and general and administrative expenses are equal to consolidated results. The accounting policies of the Company’s media industry segment are also the same as those described in the summary of significant accounting policies.

17. SUBSEQUENT EVENTS

The Company follows the guidance in FASB ASC 855-10 for the disclosure of subsequent events. The Company evaluated the subsequent events through the date of this report, and determined no subsequent events that need to be disclosed.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of Unitrend Entertainment Group Limited:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Unitrend Entertainment Group Limited (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations and comprehensive income, changes in equity, and cash flows, for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2024 and 2023, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Onestop Assurance PAC

We have served as the Company’s auditor since 2023.

Singapore

March 31, 2025
PCAOB ID Number 6732

UNITREND ENTERTAINMENT GROUP LIMITED

CONSOLIDATED BALANCE SHEETS

	DECEMBER 31, 2024	DECEMBER 31, 2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,263,896	$2,368,712
Accounts receivable, net	12,530,108	12,169,138
Prepayments of filming of documentary and TV series	8,083,897	10,431,133
Refundable prepayments of copyright and filming of TV series	—	212,599
Content assets, net	18,435,006	9,686,290
Prepaid expenses and other current assets, net	3,900,168	3,289,363
Total current assets	44,213,075	38,157,235

NON-CURRENT ASSETS
Property and equipment, net	32,104	98,695
Operating lease right-of-use assets, net	388,943	352,455
Content assets, net	9,760,786	6,333,430
Deferred tax asset, net	212,193	253,692
Long-term prepaid expenses	—	13,693
Total non-current assets	10,394,026	7,051,965
TOTAL ASSETS	$54,607,101	$45,209,200

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$7,527,578	$8,563,464
Advances from customers	16,030,112	13,581,302
Taxes payable	1,110,109	360,881
Due to related parties	217,263	94,522
Accrued liabilities and other payables	137,821	83,278
Content liability	753,584	—
Operating lease liabilities	201,465	232,137
Total current liabilities	25,977,932	22,915,584

NON-CURRENT LIABILITIES
Content liability	—	985,929
Advances from customers	12,561,884	8,986,125
Operating lease liabilities	138,580	61,520
Total non-current liabilities	12,700,464	10,033,574
TOTAL LIABILITIES	38,678,396	32,949,158

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Class A ordinary shares, par value $0.0000002 per share, 225,000,000,000 shares authorized; 15,514,150 shares issued and outstanding*	3	3
Class B ordinary shares, par value $0.0000002 per share, 25,000,000,000 shares authorized; 4,485,850 shares issued and outstanding*	1	1
Additional paid-in capital	7,664,285	7,664,285
Subscription receivable	—	(1,336)
Statutory reserve	600,595	490,264
Retained earnings	9,403,598	5,325,764
Accumulated other comprehensive loss	(1,241,537)	(834,070)
Total Company’s shareholders’ equity	16,426,945	12,644,911
Non-controlling interests	(498,240)	(384,869)
Total shareholders’ equity	15,928,705	12,260,042
TOTAL LIABILITIES AND EQUITY	$54,607,101	$45,209,200

____________

*        Retrospectively restated for effect of share reorganization, share consolidation and share split (see Note 14).

The accompanying notes are an integral part of these consolidated financial statements.

UNITREND ENTERTAINMENT GROUP LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	YEARS ENDED DECEMBER 31,
	2024	2023
Revenue	$20,631,261	$21,032,972
Cost of revenues	13,922,430	15,077,821
Gross profit	6,708,831	5,955,151

Operating costs and expenses
Selling expenses	339,107	531,452
General and administrative expenses	1,888,218	2,151,581
Allowance for (net recovery of) credit losses	(472,941)	252,386
Total operating expenses	1,754,384	2,935,419
Income from operations	4,954,447	3,019,732

Non-operating income
Interest income	3,006	2,005
Other income	39,264	112,323
Total non-operating income, net	42,270	114,328
Income before income tax	4,996,717	3,134,060
Income tax expense	934,285	185,294
Income before non-controlling interests	4,062,432	2,948,766
Less: loss attributable to non-controlling interests	(125,733)	(327,572)
Net income to the Company	$4,188,165	$3,276,338

Other comprehensive item
Foreign currency translation loss attributable to the Company	(407,467)	(186,847)
Foreign currency translation gain attributable to non-controlling interests	12,362	1,596
Comprehensive income attributable to the company	$3,780,698	$3,089,491
Comprehensive loss attributable to non-controlling interests	$(113,371)	$(325,976)

Net income per common share – basic and diluted	$0.21	$0.16
Weighted average number of common shares outstanding – basic and diluted*	20,000,000	20,000,000

____________

*        Retrospectively restated for effect of share reorganization, share consolidation and share split (see Note 14).

The accompanying notes are an integral part of these consolidated financial statements.

UNITREND ENTERTAINMENT GROUP LIMITED

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2024 AND 2023

	Class A common stock		Class B common stock		Additional paid-in capital	Subscription receivable	Statutory Reserves	Retained Earnings	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity	Non- controlling Interest	Total Shareholders’ Equity
	Shares*	Amount	Shares*	Amount
Balance at December 31, 2022	15,514,150	$3	4,485,850	$1	$7,664,285	$(1,336)	$390,985	$2,148,705	$(647,223)	$9,555,420	$(58,893)	$9,496,527
Net income (loss) for the year	—	—	—	—	—	—	—	3,276,338	—	3,276,338	(327,572)	2,948,766
Transfer to statutory reserves	—	—	—	—	—	—	99,279	(99,279)	—	—	—	—
Foreign currency translation gain (loss)	—	—	—	—	—	—	—	—	(186,847)	(186,847)	1,596	(185,251)
Balance at December 31, 2023	15,514,150	$3	4,485,850	$1	$7,664,285	$(1,336)	$490,264	$5,325,764	$(834,070)	$12,644,911	$(384,869)	$12,260,042

Issuance of Class A Ordinary Share	—	—	—	—	—	1,336	—	—	—	1,336	—	1,336
Net income (loss) for the year	—	—	—	—	—	—	—	4,188,165	—	4,188,165	(125,733)	4,062,432
Transfer to statutory reserves	—	—	—	—	—	—	110,331	(110,331)	—	—	—	—
Foreign currency translation gain (loss)	—	—	—	—	—	—	—	—	(407,467)	(407,467)	12,362	(395,105)
Balance at December 31, 2024	15,514,150	$3	4,485,850	$1	$7,664,285	$—	$600,595	$9,403,598	$(1,241,537)	$16,426,945	$(498,240)	$15,928,705

____________

*        Retrospectively restated for effect of share reorganization, share consolidation and share split (see Note 14).

The accompanying notes are an integral part of these consolidated financial statements.

UNITREND ENTERTAINMENT GROUP LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEARS ENDED DECEMBER 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,062,432	$2,948,766
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	64,881	83,467
Allowance for (net recovery of) credit losses	(472,941)	252,386
Additions to content assets	(19,936,379)	(12,522,462)
Change in content liability	(208,660)	—
Amortization of content assets	13,809,080	13,502,058
Amortization of operating lease right-of-use assets	329,428	390,072
Change in deferred tax asset	35,125	(79,863)
Increase (decrease) in assets
Accounts receivable	(240,242)	(761,914)
Due from related parties	—	4,739,531
Prepayments of filming of documentary and TV series	(4,582,178)	(10,446,288)
Refundable prepayments of copyright and filming of TV series	209,973	14,304,770
Prepaid expenses and other current assets	1,059,635	(432,285)
Long-term prepaid expenses	13,524	361,817
Increase (decrease) in liabilities:
Accounts payable	(815,167)	(9,181,345)
Advances from customers	6,739,872	(253,924)
Taxes payable	(381,316)	357,952
Accrued liabilities and other payables	57,676	(3,498)
Operating lease liabilities	(321,000)	(390,050)
Net cash provided by (used in) operating activities	(576,257)	2,869,190

CASH FLOWS FROM INVESTING ACTIVITY:
Purchase of fixed assets	—	(42,316)
Net cash used in investing activity	—	(42,316)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from amount due to a related party	124,019	94,659
Proceeds from issuance of Class A Ordinary Share	1,336	—
Payments made for deferred offering costs	(606,659)	(931,036)
Net cash used in financing activities	(481,304)	(836,377)

EFFECT OF EXCHANGE RATE CHANGE ON CASH & CASH EQUIVALENTS	(47,255)	(10,291)
NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	(1,104,816)	1,980,206
CASH & CASH EQUIVALENTS, BEGINNING OF YEAR	2,368,712	388,506
CASH & CASH EQUIVALENTS, END OF YEAR	$1,263,896	$2,368,712

Supplemental Cash flow data:
Income tax paid	$1,334,572	$—

Supplemental non-cash financing activity:
Right of use assets obtained in exchange for operating lease liabilities	$376,208	$223,279

The accompanying notes are an integral part of these consolidated financial statements.

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2024 AND 2023

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Unitrend Entertainment Group Limited (“Unitrend”, or the “Company” or “We”) is an exempted company with limited liability incorporated under the laws of Cayman Islands on March 23, 2022. We incorporated as our offshore holding company to facilitate offshore financing. As a holding company with no material operations of its own, Unitrend conducts substantially all of the operations in mainland China of People’s Republic of China (“PRC” or “China”) through both 1) the direct ownership of Beijing INHI Culture Media Co., Ltd. (“INHI”) and its subsidiaries, collectively, the “Operating Entities” and 2) the contractual arrangements (the “Contractual Arrangements”), with Beijing Hexi Weiye Culture Media Co., Ltd. (“Hexi Weiye”), which is a variable interest entity (the “VIE”). The Operating Entities and the VIE are mainly engaged in filming, production and acquiring of TV series and shows, selling the rights of such TV series and shows to TV stations and media platforms, and facilitating TV stations and media platforms with securing advertising sponsorship and revenues through tailored content and airtime slot.

Unitrend acquired 100% equity interests of Infinity Soul Limited (“Infinity Soul”) for $2,000 on May 7, 2022; Infinity Soul was incorporated in the British Virgin Islands on January 25, 2022. Infinity Soul acquired 100% equity interest of Charming Empire Limited (“Charming Empire”) for HKD 1 ($0.13) on August 30, 2022; Charming Empire was incorporated in Hong Kong on April 1, 2022. Charming Empire incorporated Beijing Heli Fashion Technology Co. Ltd. (“Heli Fashion” or “WFOE”) on August 4, 2022 in PRC. Infinity Soul, Charming Empire, and Heli Fashion are currently not engaging in any active business operations and merely acting as holding companies.

WFOE wholly owns Beijing INHI Culture Media Co., Ltd. (“INHI”), which was established on November 26, 2010, in PRC pursuant to PRC laws.

Reorganization

A reorganization of the Company’s legal structure (“Reorganization”) was completed in January 2024. The Reorganization involved the 1) acquisition of INHI and its subsidiaries, and 2) execution of a series of contractual agreements among WFOE, VIE and certain shareholders of the VIE.

Acquisition of INHI

On January 3, 2024, Heli Fashion or WFOE, entered into an Equity Transfer Agreement (the “Transfer Agreement”) with INHI and its three shareholders. Pursuant to the Transfer Agreement, Heli Fashion agreed to purchase all of the outstanding equity of INHI for an aggregate purchase price of RMB 50,000,000, or approximately $7.66 million (“Transfer Price”), which is the registered capital of INHI. The major shareholders of INHI are also the major shareholders of Unitrend, who ultimately owns 100% equity interest of WFOE. The acquisitions were accounted for as acquisitions of entities under common control under ASC 805-50-15-6, and the assets and liabilities acquired was measured and recorded at the carrying amount under ASC 805-50-30-5.

Execution of contracture agreements

On December 20, 2022, Heli Fashion or WFOE entered into a series of contractual arrangements with certain shareholders of Hexi Weiye. These agreements include Exclusive Operating and Consulting Service Agreement, Exclusive Option Agreements, Equity Interest Pledge Agreements and Entrustment Agreements (collectively the “Contractual Arrangements”). Pursuant to the Contractual Arrangements, Heli Fashion has the exclusive right to provide to Hexi Weiye consulting and all the technical support services related to business operations including technology and management consulting services. Hexi Wei was incorporated on November 2, 2022 in PRC for the purpose of expanding the business and market of distribution right of TV series and TV shows.

As a result of the Contractual Arrangements entered among Heli Fashion, Hexi Weiye and certain shareholders of Hexi Weiye, Hexi Weiye is considered as VIE under the Statement of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810 Consolidation. Consequently, Unitrend, through the Heli Fashion,

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2024 AND 2023

1. ORGANIZATION AND DESCRIPTION OF BUSINESS (cont.)

obtains the power to direct the activities that will significantly affect the economic performance of Hexi Weiye and receives the economic benefits that could be significant to Hexi Weiye, and became the primary beneficiary of Hexi Weiye. The Company treats its VIE as the consolidated entities under Generally Accepted Accounting Principles in the United States of America (“U.S. GAAP”).

The Company, together with its wholly owned subsidiaries and its VIE, is effectively controlled by the same majority shareholders group who act in concert before and after the Reorganization, and therefore the Reorganization is considered as a reorganization of entities under common control. The consolidation of the Company, its subsidiaries, and the VIE has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

As of December 31, 2024, the consolidated financial statements of the Company include the following entities:

Name of entities	Place and date of incorporation	% of ownership		Principal Activities
		Direct	Indirect
Parent company
Unitrend Entertainment Group Limited	Cayman Island/March 23, 2022	Parent		Investment holding
Wholly owned subsidiaries of Unitrend
Infinity Soul Limited (“Infinity Soul”)	BVI/January 25, 2022	100%		Investment holding
Charming Empire Limited (“Charming Empire”)	PRC — Hong Kong/ April 1, 2022	100%		Investment holding
Beijing Heli Fashion Technology Co., Ltd. (“Heli Fashion” or “WFOE)	PRC — Mainland China/August 4, 2022	100%		Organizing cultural and artistic exchange events such as filming and production of TV series and shows, agency services, advertising design, technology development and consulting
Beijing INHI Culture Media Co., Ltd. (“INHI”)	PRC — Mainland China/November 26, 2010	100%		Organizing cultural and artistic exchange events such as filming and production of TV series and shows, agency services, advertising design
Shanghai Kexi Film and Television Culture Co., Ltd. (“Shanghai Kexi”)	PRC — Mainland China/June 29, 2016	100%		Animation and game development, technology development, software development, agency services, advertising design
Horgos Kexi Culture Media Co., Ltd. (“Horgos Kexi”)	PRC — Mainland China/March 19, 2019	100%		Television planning and development, copyright buying and selling, artist management, photography and videography service, agency services, advertising design
Beijing Zhongxi Culture Co., Ltd. (“Zhongxi Culture”)	PRC — Mainland China/June 5, 2014	100%		Agency services, advertising design
Beijing Zhongxi Culture Co., Ltd. — Hangzhou Branch (“Zhongxi Culture Hangzhou”)	PRC — Mainland China/August 25, 2016	100%		Advertising business

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2024 AND 2023

1. ORGANIZATION AND DESCRIPTION OF BUSINESS (cont.)

Name of entities	Place and date of incorporation	% of ownership		Principal Activities
		Direct	Indirect
Hangzhou Deep Immersion Culture Communication Co., Ltd. (“Deep Immersion”)	PRC — Mainland China/March 5, 2021	60%(1)		Business management and consulting services, marketing planning, advertising design
VIE
Beijing Hexi Weiye Culture Media Co., Ltd. (“Hexi Weiye” or “VIE”)	PRC — Mainland China/November 2, 2022		VIE

Organizing cultural and artistic exchange events such as filming, production and distribution of TV series and shows, agency services, advertising design, production, and distribution, technology development and consulting

____________

(1)      Deep Immersion was 55% owned by Zhongxi Culture, on April 14, 2023, Zhongxi Culture increased its ownership in Deep Immersion to 60%.

The Contractual Arrangements

A VIE is an entity which has a total equity investment that is insufficient to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest, such as through voting rights, right to receive the expected residual returns of the entity or obligation to absorb the expected losses of the entity. The variable interest holder, if any, that has a controlling financial interest in a VIE is deemed to be the primary beneficiary of, and must consolidate, the VIE.

Heli Fashion or WFOE is deemed to have a controlling financial interest in and be the primary beneficiary of the PRC Operating Entities and the VIE because it has both of the following characteristics:

•        The power to direct activities of the PRC Operating Entities and the VIE that most significantly impact such entities’ economic performance, and

•        The obligation to absorb losses of, and the right to receive benefits from, the Operating Entities and the VIE that could potentially be significant to such entities.

The following is a brief description of the Contractual Arrangements entered into on December 20, 2022, between WFOE, VIE, and certain shareholders of VIE:

Exclusive Operations and Consulting Services Agreement

Pursuant to the exclusive operations and consulting services agreement between WFOE and VIE, WFOE has the exclusive right to provide VIE with support services, consulting services and other services necessary for VIE’s operation, business management consulting, grant use rights of intellectual property rights, provide system integration service, research and development of software and system maintenance, provide labor support and to develop the related technologies based on VIE’s needs. In exchange, WFOE is entitled to a service fee that equates to all of the consolidated net income after offsetting previous year’s loss (if any) of VIE. The service fees may be adjusted based on the actual scope of services rendered by WFOE and the operational needs of VIE.

Pursuant to the exclusive operations and consulting services agreement, WFOE has the unilateral right to adjust the service fee at any time, and VIE has no right to adjust the service fee. We believe that such conditions under which the service fee may be adjusted will be primarily based on the needs of VIE to operate and develop its business in the online trademark identifier industry. For example, if VIE needs to expand its business, increase research investment or consummate mergers or acquisitions in the future, WFOE has the right to decrease the amount of the service fee, which would allow VIE to have additional capital to operate and develop its business.

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2024 AND 2023

1. ORGANIZATION AND DESCRIPTION OF BUSINESS (cont.)

The exclusive operations and consulting services agreement remains in effect until WFOE terminates the agreement.

Exclusive Option Agreements

Pursuant to the exclusive option agreements, among WFOE, VIE and the shareholders who collectively owned all of VIE, such shareholders jointly and severally grant WFOE an option to purchase their equity interests in VIE. The purchase price shall be the lowest price then permitted under applicable PRC laws. WFOE or its designated person may exercise such option at any time to purchase all or part of the equity interests in VIE until it has acquired all equity interests of VIE, which is irrevocable during the term of the agreements.

The exclusive option agreements remain in effect until WFOE terminates these agreements.

Equity Interest Pledge Agreements

Pursuant to the equity interest pledge agreements, among the shareholders who collectively owned all of VIE, such shareholders pledge all of the equity interests in VIE to WFOE as collateral to secure the obligations of VIE under the exclusive operations and consulting services agreement and exclusive option agreements. These shareholders are prohibited or may not transfer the pledged equity interests without prior consent of WFOE unless transferring the equity interests to WFOE or its designated person in accordance with the exclusive option agreements.

The equity interest pledge agreement will take effect from the date of signing, that is, on December 20, 2022, and after the agreement is signed, the share pledge will be recorded under the VIE shareholder register.

The equity interest pledge agreements remain in effect for until WFOE terminates these agreements.

Entrustment Agreements

Pursuant to the entrustment agreements, the shareholders of VIE give WFOE an irrevocable proxy to act on their behalf on all matters pertaining to VIE and to exercise all of their rights as shareholders of VIE, including the right to attend shareholders meetings, to exercise voting rights and all of the other rights, and to sign transfer documents and any other documents in relation to the fulfillment of the obligations under the exclusive option agreements and the equity interest pledge agreements.

The shareholders powers of attorney remain in effect until shareholders of VIE terminate these agreements.

Risks associated with the VIE structure

The Company believes that the Contractual Arrangements with the VIE and the shareholders of the VIE are in compliance with PRC laws and regulations and are legally enforceable. However, due to uncertainties regarding the interpretation and application of relevant PRC laws and regulations in connection with the VIE structure or VIE Agreements, our ability to enforce the Contractual Arrangements could be substantially hampered. If the legal structure and Contractual Arrangements were found to be in violation of PRC laws and regulations, the relevant governmental authorities may take a number of administrative measures or impose penalties in dealing with such violations, including, without limitation:

•        revoking the agreements constituting the Contractual Arrangements;

•        revoking the business licenses and/or operating licenses of such entities;

•        discontinuing or placing restrictions or onerous conditions on its operations;

•        requiring it to restructure the operations in such a way as to compel it to establish a new enterprise, re-apply for the necessary licenses or relocate its businesses, staff and assets related to its value-added telecommunications services business;

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2024 AND 2023

1. ORGANIZATION AND DESCRIPTION OF BUSINESS (cont.)

•        imposing fines on it or confiscating any of our income that they deem to have been obtained through illegal operations;

•        imposing conditions or requirements with which the Company or the VIE may not be able to comply;

•        requiring the Company or the VIE to restructure the relevant ownership structure or operations;

•        restricting or prohibiting its use of the proceeds from the initial public offering or other of its financing activities to finance the business and operations of the VIE; or

•        taking other regulatory or enforcement actions that could be harmful to its business.

The Company’s ability to conduct its businesses may be negatively affected if the PRC regulatory authorities were to carry out of any of the aforementioned actions. As a result, the Company may not be able to consolidate its VIE in its consolidated financial statements as it may lose the ability to exert effective control over the operations of the VIE and their shareholders and it may lose the ability to receive economic benefits from the VIE. The Company, however, does not believe such actions would result in the liquidation or dissolution of the Company, its PRC subsidiaries and its VIE.

The Company, Infinity Soul BVI, Charming Empire HK and Heli Fashion WFOE are essentially holding companies and do not have active operations as of December 31, 2024 and 2023. The Company has not provided any financial support to the VIE for the years ended December 31, 2024 and 2023. The following financial statement amounts and balances of the VIE were included in the accompanying consolidated financial statements after elimination of intercompany transactions and balances:

	December 31, 2024	December 31, 2023
Current assets	$18,267,362	$718,584
Non-current assets	9,073,497	480,858
Total assets	$27,340,859	$1,199,442
Current liabilities	$10,742,766	$1,168,421
Non-current liabilities	11,561,543	916,640
Total liabilities	$22,304,309	$2,085,061
	For the Years Ended December 31,
	2024	2023
Net revenue	$6,024,100	$1,675,490
Net income (loss)	$1,122,156	$(84,505)
	For the Years Ended December 31,
	2024	2023
Net cash provided by (used in) operating activities	$(4,426,894)	$147,941
Net cash provided by investing activities	$—	$—
Net cash provided by financing activities	$—	$—

There are no pledge or collateralization of the VIE’s assets that can only be used to settled obligations of the VIE, except for the restricted net assets disclosed in Note 15. Relevant PRC laws and regulations restrict the VIE from transferring a portion of its net assets to the Company in the form of loans and advances or cash dividends.

As the VIE is incorporated as limited liability company under the PRC Company Law, creditors of the VIE do not have recourse to the general credit of the Company for any of the liabilities of the VIE in normal course of business.

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2024 AND 2023

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with the U.S. GAAP and with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for financial information.

Basis of Consolidation

The consolidated financial statements of the Company include the financial statements of the Company, its subsidiaries, and VIE in which the Company is the primary beneficiary. The results of the subsidiaries are consolidated from the date on which the Company obtained control and continues to be consolidated until the date that such control ceases. A controlling financial interest is typically determined when a company holds a majority of the voting equity interest in an entity. However, if the Company demonstrates its ability to control the VIE through power to govern the activities which most significantly impact VIE’s economic performance and is obligated to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE, then the entity is consolidated. All intercompany transactions and balances among the Company, its subsidiaries, the VIE have been eliminated upon consolidation.

Emerging Growth Company

The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of consolidated financial statements in conformity with the U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include the content asset amortization policy and the recognition and measurement of income tax assets and liabilities. The Company bases its estimates on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances. On an ongoing basis, the Company evaluates these assumptions, judgments and estimates. Actual results may differ from these estimates.

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2024 AND 2023

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand deposits and short-term cash investments that are highly liquid in nature and have original maturities when purchased of three months or less.

Content

The Company acquires, licenses and produces content, including original programming. The content licenses are for a fixed fee and specific windows of availability. Payment terms for certain content licenses and the production of content require more upfront cash payments relative to the amortization expense. Payments for content, including additions to content assets and the changes in related liabilities, are classified within “Net cash provided by (used in) operating activities” on the consolidated statements of cash flows.

The Company recognizes content assets (licensed and produced) as “content assets, net” on the consolidated balance sheets. For licensed content, the Company capitalizes the fee per title and records a corresponding liability at the gross amount of the liability when the license period begins, the cost of the title is known, and the title is accepted and available for showing. For produced content (including co-produced content), the Company capitalizes costs associated with the production, including development costs, direct costs, and production overhead. Participations and residuals are expensed in line with the amortization of production costs.

Based on factors including historical and estimated viewing patterns, the Company amortizes the content assets (licensed and produced) in “cost of revenues” on the consolidated statements of operations over the shorter of each title’s contractual window of availability or estimated period of use, beginning with the month of first availability. The amortization is on a straight-line basis. The Company does not expect material replay rate after first and second showing, which is included in the title’s contractual window with the TV station. The Company reviews factors impacting the amortization of the content assets on a regular basis. The Company’s estimates related to these factors require considerable management judgment.

Content assets (licensed and produced) are reviewed when an event or change in circumstances indicates a change in the expected usefulness of the content or that the fair value may be less than unamortized cost. If the Company identified such changes, these content assets will be stated at the lower of unamortized cost or fair value. In addition, unamortized costs for assets that have been, or are expected to be, abandoned are written off.

Accounts Receivable, Net

Accounts receivable consist primarily of amounts related to the money owed to the Company by its customers. Accounts receivable are recorded at net realizable value, consisting of the carrying amount less an allowance for credit losses, as necessary. Accounts are written off against the allowance after efforts at collection prove unsuccessful. As of December 31, 2024 and 2023, the allowance for credit losses was $852,722 and $1,344,716, respectively.

Credit Losses

On January 1, 2023, the Company adopted Accounting Standards Update 2016-13 “Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments,” which replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology. The adoption of the credit loss accounting standard has no material impact on the Company’s consolidated financial statements as of January 1, 2023.

The Company’s account receivables, third party loans and other receivable which is included in prepaid expenses and other current assets line item in the balance sheet are within the scope of ASC Topic 326. As the Company has limited customers and debtors, the Company uses the loss-rate method to evaluates the expected credit losses on an individual basis. When establishing the loss rate, the Company makes the assessment on various factors, including historical

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2024 AND 2023

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

experience, credit-worthiness of customers and debtors, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect its ability to collect from the customers and debtors. The Company also provides specific provisions for allowance when facts and circumstances indicate that the receivable is unlikely to be collected.

Expected credit losses are recorded as allowance for (net recovery of) credit losses on the consolidated statements of operations and comprehensive income. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. In the event the Company recovers amounts previously reserved for, the Company will reduce the specific allowance for credit losses.

Property and Equipment, Net

Property and equipment are stated at cost, less accumulated depreciation, and impairment losses, if any. Major repairs and betterments that significantly extend original useful lives or improve productivity are capitalized and depreciated over the period benefited. Maintenance and repairs are expensed as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets as follows:

Estimated useful lives
Furniture and fixtures	3 – 5 years
Office equipment	3 – 5 years
Vehicles	5 years
Leasehold improvement	Lesser of useful life and lease term

Long-lived assets with finite lives, primarily content assets, property and equipment and operating lease right-of-use assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated future undiscounted cash flows from the use of the asset and its eventual disposition are below the asset’s carrying value, the asset is deemed to be impaired and written down to its fair value. There were no impairments of these assets for the years ended December 31, 2024 and 2023.

Fair Value (“FV”) of Financial Instruments

Certain of the Company’s financial instruments, including cash and equivalents, accrued liabilities and accounts payable, carrying amounts approximate their FV due to their short maturities. FASB ASC Topic 825, “Financial Instruments,” requires disclosure of the FV of financial instruments held by the Company. The carrying amounts reported in the balance sheets for current liabilities each qualify as financial instruments and are a reasonable estimate of their FV because of the short period of time between the origination of such instruments and their expected realization and the current market rate of interest.

Fair Value Measurements and Disclosures

ASC Topic 820, “Fair Value Measurements and Disclosures,” defines FV, and establishes a three-level valuation hierarchy for disclosures of FV measurement that enhances disclosure requirements for FV measures. The three levels are defined as follow:

•        Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•        Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•        Level 3 inputs to the valuation methodology are unobservable and significant to the FV measurement.

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2024 AND 2023

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

As of December 31, 2024 and 2023, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at FV. The carrying value of cash and cash equivalents, accounts receivable, net, prepayments of filming of documentary and TV series, refundable prepayments of copyright and filming of TV series, prepaid expenses and other current asset, net, accounts payable, advances from customers, taxes payable, due to related parties, accrued liabilities and other payables approximate estimated fair values because of their short maturities.

Value Added Taxes (“VAT”)

The Company’s PRC subsidiaries and VIE are subject to value added tax (“VAT”) and related surcharges based on gross sales or service price depending on the type of services provided in the PRC (“output VAT”), and the VAT may be offset by VAT paid by the Company on service purchases (“input VAT”). The applicable rate of output VAT or input VAT for the Company is 6%. Gross sales or service price charged to customers is subject to output VAT and subsequently paid to PRC tax authorities after netting input VAT on purchases incurred during the period. The Company’s revenues are presented net of VAT collected on behalf of PRC tax authorities and its related surcharges; the VAT is not included in the consolidated statements of operations and comprehensive income. All of the VAT returns filed by the Company’s Operating Entities and the VIE, have been and remain subject to examination by the tax authorities for five years from the date of this report.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with FASB ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current period and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets also include the prior years’ net operating losses carried forward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

The Company follows FASB ASC Topic 740, which prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FASB ASC Topic 740 also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures.

Under the provisions of FASB ASC Topic 740, when tax returns are filed, it is likely some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statement of income. At December 31, 2024 and 2023, the Company did not take any uncertain positions that would necessitate recording a tax related liability. The Company files a PRC income tax return. The Company uses calendar year-end for its PRC income tax return filing, PRC income tax returns filed for the years ending on December 31, 2020 and thereafter are subject to examination by the relevant taxing authorities.

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2024 AND 2023

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Leases

The Company determines if an arrangement is a lease at inception under FASB ASC Topic 842. Right of Use Assets (“ROU”) and lease liabilities are recognized at commencement date based on the present value of remaining lease payments over the lease term. For this purpose, the Company considers only payments that are fixed and determinable at the time of commencement. As most of its leases do not provide an implicit rate, it uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company’s incremental borrowing rate is a hypothetical rate based on its understanding of what its credit rating would be. The ROU assets include adjustments for prepayments and accrued lease payments. The ROU asset also includes any lease payments made prior to commencement and is recorded net of any lease incentives received. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that it will exercise such options.

ROU assets are reviewed for impairment when indicators of impairment are present. ROU assets from operating and finance leases are subject to the impairment guidance in ASC 360, Property, Plant, and Equipment, as ROU assets are long-lived nonfinancial assets.

ROU assets are tested for impairment individually or as part of an asset group if the cash flows related to the ROU asset are not independent from the cash flows of other assets and liabilities. An asset group is the unit of accounting for long-lived assets to be held and used, which represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. There was no impairment for operating lease right-of-use lease assets for the years ended December 31, 2024 and 2023.

Deferred Initial Public Offering (“IPO”) Costs

The Company complies with the requirement of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the intended IPO. Deferred offering costs will be charged to shareholders’ equity upon the completion of the IPO. Should the IPO prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to the statement of comprehensive income. As of December 31, 2024 and 2023, deferred IPO costs were $1,503,341 and $929,686, respectively.

Revenue Recognition

The Company follows Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC 606”).

The core principle underlying FASB ASC 606 is that the Company will recognize revenue to represent the transfer of goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer. The Company’s revenue streams are identified when possession of goods and services is transferred to a customer.

FASB ASC Topic 606 requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies each performance obligation.

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2024 AND 2023

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Advertising Agency Revenue

The Company purchases advertising space from the media and broadcasting company (mostly the TV stations and over-the-top (“OTT”) streaming service provider) and resells it to merchants or parties who wish to post an advertisement in the media channel. The Company signs an Advertising Contract with the media or broadcasting companies for purchasing an adverting time slot for a certain period of time at a fixed price; the Company also signs a fixed price Advertising Contract with merchant customers for posting and airing their advertisements in their target media channels for a specific time slot for a certain period of time. The Company’s only performance obligation is to ensure that the customer’s advertisements are aired promptly in the customer’s target TV station, in full accordance with the terms of the contract provided. The Company charges its merchant customer at a mark-up based on the advertainment cost it will pay to the TV station company; the advertisement cost that the Company pays to media company is set by the media company. The Company is acting as an agent in these transactions, as it earns a fixed fee or fixed percentage of the consideration for each advertising project, a fixed commission limits the benefit the Company can receive from the transaction; and the Company is not responsible for fulfilling the promise to provide customers the specified services and deliverables, the contract price is allocated to this single performance obligation upon the advertisements have been aired. Advertising agency service revenue is recognized at a point when the advertisements has been aired.

Content Assets Revenue

The Company signs a fixed-price contract with broadcasting company and OTT media service provider for broadcasting in their media platform for the Company’s content assets such as TV series or shows which is either produced or licensed by the Company. The Company’s only performance obligations include distributing the rights of TV series or shows by providing the master tape in a required form and format to media companies for them to broadcast and disseminate on various platforms. The Company allocates the contract price to this single performance obligation when the services are rendered and the photograph, video, audio recording and products are delivered to media companies. The Company recognizes the revenue from broadcasting the content assets over the duration of the license period if it is unlimited showing, or based on the number of episodes played during the period, whichever is more reasonable.

Post-Production and Other Revenue

The Company also provides post-production services for the TV episodes or shows that are not produced by the Company. Post-production includes post editing, production, and program packing production such as special effects packaging or letter/caption design, which is considered as a single performance obligation. In addition, the Company also provides other services such as prop design and game planning services for TV variety shows. Post-production and other revenue is recognized when service is provided, usually within a short period of time.

All the revenue is recognized as net of value-added tax charged to customers.

The following table shows the Company’s revenue by revenue stream:

	For the Years Ended December 31,
	2024	2023
Advertising agency service	$2,236,907	$1,743,582
Content assets revenue
Self-produced content	7,167,357	10,807,673
Licensed content	11,226,997	8,051,909
Post-production service and others	—	429,808
Total Revenue	$20,631,261	$21,032,972

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2024 AND 2023

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cost of Revenues

Cost of revenues primarily consists of content costs and others. Content costs mainly consist of costs for self-produced content, which includes amortization and impairment of capitalized produced content and expenses recorded when production costs exceed the total revenues to be earned; licensed content, which includes amortization and impairment of licensed copyrights.

Advance from Customers

The Company records payments received in advance from its customers for the Company’s content asset use right or advertising agency service as advance from customers, mainly consisting of deposits or prepayments for use of content assets from the Company’s customers. These orders normally are delivered based upon contract terms, and the Company will recognize it as revenue when possession of goods and services is provided or performed to the customers.

Segment Reporting

On January 1, 2024, the Company adopted Accounting Standards Update (“ASU”) ASC 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This standard enhances the disclosure of segment expenses and the measures used by the Chief Operating Decision Maker (“CODM”) in evaluating performance. The adoption of this ASU did not have any material impact on the Company’s consolidated financial statements and disclosure. Financial results for the Company’s reportable segment have been prepared using a management approach, which is consistent with the basis and manner in which financial information is evaluated by the Company’s CODM in allocating resources and in assessing performance. The Company’s CODM is the Chief Executive Officer. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manners in which management disaggregates a company. Management determining the Company’s current operations constitutes a single reportable segment in accordance with ASC 280. The Company’s only business and industry segment is media industry, mainly includes three revenue streams 1) sell advertising spot of media 2) sell content assets use right to media company such as broadcasting company and OTT streaming service provider; content assets include self-produced content and purchase of licensed content, and 3) provide post-production services for non-self-produced contents.

All of the Company’s customers are in the PRC and all revenues for the years ended December 31, 2024 and 2023 were generated from the PRC. All identifiable assets of the Company are in the PRC. Accordingly, no geographical segments are presented.

Non-controlling Interests

The Company follows FASB ASC Topic 810, “Consolidation,” governing the accounting for and reporting of non-controlling interests (“NCI”) in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Certain provisions of this standard indicate, among other things, that NCI (previously referred to as minority interests) be treated as a separate component of equity, not as a liability, that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions rather than as step acquisitions or dilution gains or losses, and that losses of a partially-owned consolidated subsidiary be allocated to non-controlling interests even when such allocation might result in a deficit balance.

The net loss attributed to NCI was separately designated in the accompanying statements of operations and comprehensive income. Losses attributable to NCI in a subsidiary may exceed a NCI’s interests in the subsidiary’s equity. The excess attributable to NCI is attributed to those interests. NCIs shall continue to be attributed their share of losses even if that attribution results in a deficit NCIs balance.

As of December 31, 2024 and 2023, the Company had NCIs of $(498,240) and $(384,869), which represents the 40% equity ownership of Deep Immersion.

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2024 AND 2023

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risk

The Company maintains cash in accounts with state-owned banks within the PRC. Cash in state-owned banks less than RMB500,000 (approximately $69,000) is covered by insurance. Should any institution holding the Company’s cash become insolvent, or if the Company is unable to withdraw funds for any reason, the Company could lose the cash on deposit with that institution. Cash denominated in RMB with a U.S. dollar equivalent of $1,135,557 and $2,368,413 as of December 31, 2024 and 2023, respectively, of which, $814,544 and $2,065,310 was not covered by such insurance, respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in these bank accounts. Cash was held in accounts at financial institutions located in the PRC‚ which is not freely convertible into foreign currencies.

As of December 31, 2024 and 2023, $1,716 and $nil of the Company’s cash was on deposit at financial institutions in Hong Kong, respectively, which were insured by the Hong Kong Deposit Protection Board for compensation up to a limit of HK$500,000 (approximately $64,000) if the bank with which an individual/a company hold its eligible deposit fails.

As of December 31, 2024 and 2023, $85,459 and $nil of the Company’s cash was on deposit at financial institutions in the United States which were insured by the Federal Deposit Insurance Corporation for compensation up to a limit of $250,000 if the bank with which an individual/a company hold its eligible deposit fails. Financial instruments that potentially subject the Company to credit risk consist primarily of accounts and other receivables. The Company does not require collateral or other security to support these receivables. The Company conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.

For the year ended December 31, 2024, the Company had three major customers accounted for 25.9%, 19.6% and 10.3% of the Company’s total sales, respectively. For the year ended December 31, 2023, the Company had three major customers accounted for 32.0%, 14.6%, and 12.6% of the Company’s total sales, respectively.

As of December 31, 2024, four customers accounted for 43.7%, 21.0%, 15.0% and 11.7% of the outstanding accounts receivable, respectively. As of December 31, 2023, five customers accounted for 40.7%, 15.4%, 14.2%, 12.6% and 10.6% of the outstanding accounts receivable, respectively.

For the year ended December 31, 2024, three suppliers accounted for 28.3%, 23.9% and 18.1% of the Company’s total purchases. For the year ended December 31, 2023, one supplier accounted for 59.4% of the Company’s total purchases.

As of December 31, 2024, two suppliers accounted for 49.0% and 28.7% of the outstanding accounts payable, respectively. As of December 31, 2023, three suppliers accounted for 42.2%, 28.8% and 20.0% of the outstanding accounts payable, respectively.

Foreign Currency Translation and Comprehensive Income

The accounts of the Company’s PRC entities are maintained in RMB and the accounts of the Company’s Hong Kong entity are maintained in Hong Kong dollar (“HK$”). The accounts of the PRC and Hong Kong entities were translated into USD in accordance with FASB ASC Topic 830 “Foreign Currency Matters.” All assets and liabilities were translated at the exchange rate on the balance sheet date; shareholders’ equity is translated at historical rates and the statements of operations and cash flows are translated at the weighted average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income (loss) in accordance with FASB ASC Topic 220, “Comprehensive Income (Loss).” Gains and losses resulting from foreign currency transactions are reflected in the statements of operations.

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2024 AND 2023

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company follows FASB ASC Topic 220-10, “Comprehensive Income (Loss).” Comprehensive income (loss) comprises net income and all changes to the statements of changes in shareholders’ equity, except those due to investments by shareholders, changes in additional paid-in capital and distributions to shareholders.

The exchange rates used to translate amounts in RMB and HK$ to USD for the purposes of preparing the CFS were as follows:

		March 31, 2024		March 31, 2023
		Period-end spot rate	Average rate	Period-end spot rate	Average rate
USD	against RMB	USD1 = RMB 7.2985	USD1 = RMB 7.1887	USD1 = RMB 7.0999	USD1 = RMB 7.0896
	USD against HK$	USD1 = HK$ 7.7658	USD1 = HK$ 7.8028	—	—

Statement of Cash Flows

In accordance with ASC 230, “Statement of Cash Flows,” cash flows from the Company’s operations are formulated based upon the local currencies using the average exchange rate in the period. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Earnings per Share

Basic earnings per ordinary share is computed by dividing net income attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the period. Diluted earnings per share is computed by dividing net income attributable to ordinary shareholders by the sum of the weighted average number of ordinary share outstanding and of potential ordinary share (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary share that has an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted earnings per share. For the years ended December 31, 2024 and 2023, the Company had no dilutive stocks.

Related Parties and Transactions

The Company identifies related parties, and accounts for, discloses related party transactions in accordance with ASC 850, “Related Party Disclosures” and other relevant ASC standards.

Parties, which can be a corporation or individual, are related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence. Transactions between related parties commonly occurring in the normal course of business are related party transactions. Transactions between related parties are also considered to be related party transactions even though they may not be given accounting recognition. While ASC does not provide accounting or measurement guidance for such transactions, it nonetheless requires their disclosure.

Currency Convertibility Risk

Substantially all of the Company’s operating activities are settled in RMB, which is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other Company foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2024 AND 2023

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Commitments and Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s consolidated financial statements.

If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed. As of December 31, 2024 and 2023, the Company has no such contingencies.

Reclassifications

The Company reclassified certain prior year amounts to conform to the current year’s presentation in the Company’s consolidated balance sheets. The reclassification included reclassification of the current and non-current portion of content assets, net and advances from customers to distinguish the amounts to be amortized within one year and after one year. None of these reclassifications had an impact on reported consolidated statements of operations and comprehensive income for any of the periods presented.

	As previously reported at December 31, 2023	Adjustments Debit/(Credit)	As reclassed at December 31, 2023
Financial Statement caption
Content assets, net – current	$—	$9,686,290	$9,686,290
TOTAL CURRENT ASSETS	$28,470,945	$9,686,290	$38,157,235
Content assets, net – non-current	$16,019,720	$(9,686,290)	$6,333,430
TOTAL NON-CURRENT ASSETS	$16,738,255	$(9,686,290)	$7,051,965
TOTAL ASSETS	$45,209,200	$—	$45,209,200
Advances from customers – current	$22,567,427	$(8,986,125)	$13,581,302
TOTAL CURRENT LIABILITIES	$31,901,709	$(8,986,125)	$22,915,584
Advances from customers – non-current	$—	$8,986,125	$8,986,125
TOTAL NON-CURRENT LIABILITIES	$1,047,449	$8,986,125	$10,033,574
TOTAL LIABILITIES	$32,949,158	$—	$32,949,158

New Accounting Pronouncements

In December 2023, the FASB issued ASU No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”. This ASU requires additional quantitative and qualitative income tax disclosures to enable financial statements users better assess how an entity’s operations and related tax risks and tax planning and operational opportunities affect its tax rate and prospects for future cash flows. This ASU is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company adopted this guidance effective January 1, 2025, and the adoption of this ASU did not have on its consolidated financial statement presentation or disclosures.

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2024 AND 2023

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In November 2024, the FASB issued ASU No. 2024-03, “Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures. This ASU requires entities to 1. disclose amounts of (a) purchase of inventory, (b) employee compensation, (c) depreciation, (d) intangible asset amortization, and, (e) depreciation, depletion, and amortization recognized as part of oil-and gas-producing activities, 2. include certain amounts that are already required to be disclosed under current Generally Accepted Accounting Principles in the same disclosures as other disaggregation requirements, 3. disclose a qualitative description of the amounts remaining in relevant expense captions that are not necessarily disaggregated quantitatively, and 4. disclose the total amount of selling expenses, in annual reporting periods, an entity’s definition of selling expense. The ASU is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. Additionally, in January 2025, the FASB issued ASU No. 2025-01 to clarify the effective date of ASU 2024-03. The standard provides guidance to expand disclosures related to the disaggregation of income statement expenses. The standard requires, in the notes to the financial statements, disclosure of specified information about certain costs and expenses which includes purchases of inventory, employee compensation, depreciation, and intangible asset amortization included in each relevant expense caption. This guidance is effective for fiscal years beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027, on a retrospective or prospective basis, with early adoption permitted. We are currently evaluating this ASU to determine its impact on our disclosures. The Company plans to adopt this guidance effective January 1, 2027 and the Company is currently evaluating the impact of adopting this ASU on its financial statements.

The Company’s management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

3. ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following as of December 31, 2024 and 2023:

	December 31, 2024	December 31, 2023
Accounts receivable	$13,382,830	$13,513,854
Less: allowance for credit losses	(852,722)	(1,344,716)
Accounts receivable, net	$12,530,108	$12,169,138

Movement of allowance for credit losses is as follows:

	December 31, 2024	December 31, 2023
Beginning balance	$1,344,716	$3,799,892
Additions (Reductions)	(462,362)	278,647
Written off		(2,661,005)
Foreign currency translation adjustments	(29,632)	(72,818)
Ending balance	$852,722	$1,344,716

The following table summarizes the Company’s outstanding accounts receivable as of December 31, 2024 and subsequent collection by aging bucket:

	December 31, 2024	Subsequent collection	% of collection
Accounts receivable aged less than 6 months	$8,095,806	$543,192	6.71%
Accounts receivable aged from 7 to 12 months	5,287,024	—	—
Accounts receivable	$13,382,830	$543,192	4.06%

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2024 AND 2023

4. PREPAYMENTS OF FILMING OF DOCUMENTARY AND TV SERIES

The Company entered into certain contracts with third parties to invest in filming of documentary and TV series which are currently in production. As of December 31, 2024 and 2023, prepayments of filming of documentary and TV series is as follows:

	December 31, 2024	December 31, 2023
Comfortable Bus(1)	$5,343,593	$1,831,012
The Water Dragon Chant(2)	2,740,304	2,650,741
The Story of Pearl Girl(3)	—	5,949,380
Prepayments of filming of documentary and TV series	$8,083,897	$10,431,133

____________

(1)      The Company entered into an agreement with a third party to invest in a total of RMB 39,000,000 ($5,343,593) for filming of documentary series “Comfortable Bus”, formerly named as “My Hometown”. The Company made prepayment of RMB 13,000,000 ($1,831,012) during the year ended December 31, 2023, then prepaid the remaining balance of RMB 26,000,000 ($3,512,581) during the year ended December 31, 2024. As a result, the total contract amount was fully prepaid by the Company as of December 31, 2024;

(2)      The Company entered into an agreement with a third party to invest in a total of RMB 20,000,000 ($2,740,304) for filming of TV series “The Water Dragon Chant”. The Company made prepayment of RMB 18,820,000 ($2,650,741) during the year ended December 31, 2023, then prepaid the remaining balance of RMB 1,180,000 ($89,563) during the year ended December 31, 2024. As a result, the total contract amount was fully prepaid by the Company as of December 31, 2024; and

(3)      The Company entered into agreements with third parties to invest in a total of RMB 48,000,000 ($6,576,730) for filming of TV series “The Story of Pearl Girl”. The Company made prepayment of RMB 42,240,000 ($5,949,380) during the year ended December 31, 2023, then prepaid the remaining balance of RMB 5,760,000 ($627,350) during the year ended December 31, 2024. The TV series started to broadcast on TV and online media platforms in December 31, 2024.

5. REFUNDABLE PREPAYMENTS OF COPYRIGHT AND FILMING OF TV SERIES

The Company made prepayments of copyright and filming of TV series. However, due to the impact of Covid-19 epidemic, the purchasing the copyright of TV series and filming TV series were ceased, and the Company received the full refund of the prepayments as the date of this report.

As of December 31, 2024 and 2023, refundable prepayments for copyright and filming of TV series are as follows:

	December 31, 2024	December 31, 2023
The Capture Order(1)	$—	$212,599
Refundable prepayments of copyright and filming of TV series	$—	$212,599

____________

(1)      prepayment for joint filming of online movie “The Capture Order” of RMB 1,509,438 ($212,599). The Company received the full refund of the prepayments from the vendor on January 12, 2024.

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2024 AND 2023

6. PREPAID EXPENSES AND OTHER CURRENT ASSETS, NET

Prepaid expense and other current assets consisted of the following as of December 31, 2024 and 2023:

	December 31, 2024	December 31, 2023
Tax receivable, net	$1,885,349	$927,777
Business advances to employees	12,133	12,719
Third party loans(1)	—	140,847
Prepaid expenses(2)	460,818	1,208,053
Security deposit	33,612	76,461
Deferred initial public offering costs	1,503,341	929,686
Others	6,998	4,546
Subtotal	3,902,251	3,300,089
Less: allowance for credit losses	(2,083)	(10,726)
Prepaid expenses and other current assets, net	$3,900,168	$3,289,363

____________

(1)      Third party loans are mainly used for short-term funding to support the Company’s external business partners whom the Company has well-established business relationship with in filming of TV series and other projects. These loans were non-interest bearing and payable upon demand.

(2)      Prepaid expenses mainly consisted of prepaid advertising expense, prepaid rent expense and property management fee and other prepaid expenses.

7. RELATED PARTY BALANCES

(a) Due to related parties

Due to related parties consisted of the following as of December 31, 2024 and 2023:

Name	Relationship	December 31, 2024	December 31, 2023
Hangzhou Shendu Film and Television Culture Co., Ltd	One of the Company’s senior officers controls this entity	$7,263	$94,522
Bin Feng	Chief Executive Officer and Chairman of the Board of Directors	210,000	—
Due to related parties		$217,263	$94,522

Amounts due to related parties are advances from related parties for working capital during the Company’s normal course of business. These advances are unsecured, non-interest bearing and due on demand.

(b) Purchase from a related party

The Company made purchase of $606,296 and $nil from its related party, Hangzhou Shendu Film and Television Culture Co., Ltd, for the years ended December 31, 2024 and 2023, respectively.

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2024 AND 2023

8. PROPERTY AND EQUIPMENT, NET

Property and equipment are summarized as follows as of December 31, 2024 and 2023:

	December 31, 2024	December 31, 2023
Furniture and fixtures	$164,925	$169,537
Vehicle	42,401	43,587
Leasehold improvement	124,844	128,335
Office equipment	235,794	242,389
Subtotal	567,964	583,848
Less: accumulated depreciation	(535,860)	(485,153)
Property and equipment, net	$32,104	$98,695

Depreciation expenses for the years ended December 31, 2024 and 2023 was $64,881 and $83,467, respectively.

9. CONTENT ASSETS, NET

Content assets, net consisted of the following as of December 31, 2024 and 2023:

	December 31, 2024	December 31, 2023
Licensed content	$31,582,097	$23,427,728
Produced content	40,776,824	24,008,377
Subtotal	72,358,921	47,436,105
Less: accumulated amortization	(44,163,129)	(31,416,385)
Content assets, net	$28,195,792	$16,019,720
Less: content assets, net – current	18,435,006	9,686,290
Content assets, net – non-current	$9,760,786	$6,333,430

The following table represents the amortization of content assets:

	For the Years Ended December 31,
	2024	2023
Licensed content	$7,937,059	$5,487,639
Produced content	5,872,021	8,014,419
Total	$13,809,080	$13,502,058

Estimated future amortization cost of contract asset is as follows:

12 Months Ending December 31,
2025	$18,435,006
2026	7,393,928
2027	2,366,858
Total	$28,195,792

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2024 AND 2023

10. ACCRUED LIABILITIES AND OTHER PAYABLES

Accrued liabilities and other payables consisted of the following as of December 31, 2024 and 2023:

	December 31, 2024	December 31, 2023
Salary payable – employees	$136,194	$79,881
Other payable – third party	—	565
Others	1,627	2,832
Accrued liabilities and other payables	$137,821	$83,278

11. CONTENT LIABILITY

Content obligations include amounts related to the licensing content. Obligations that are in non-U.S. dollar currencies are translated to the U.S. dollar at period end rates. An obligation for the licensing of content is incurred at the time the Company enters into an agreement to obtain future titles. As of December 31, 2024 and 2023, total content liability was $753,584 and $985,929, respectively.

12. INCOME TAXES

(a) Corporate Income Taxes (“CIT”)

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

British Virgin Islands

Under the current and applicable laws of BVI, Infinity Soul BVI is not subject to tax on income or capital gains.

Hong Kong

Charming Empire HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate for the first HKD$2 million of assessable profits is 8.25% and assessable profits above HKD$2 million will continue to be subject to the rate of 16.5% for corporations in Hong Kong, effective from the year of assessment 2018/2019. Charming Empire HK did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. Under Hong Kong tax laws, Charming Empire HK is exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends. Charming Empire HK did not have any operations yet as of this report date.

PRC

Under the Enterprise Income Tax (“EIT”) Law of the PRC, domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% EIT rate while preferential tax rates, tax holidays, and even tax exemption may be granted on case-by-case basis. From January 1, 2023 to December 31, 2027, small and low-profit enterprises with annual taxable income exceeding RMB 1 million but not more than RMB 3 million, the actual income to be taxed will be further lowered at 25% of annual taxable income, and the corporate income tax is paid at the rate of 20%. Deep Immersion was small and low-profit enterprises for the years ended December 31, 2024 and 2023.

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2024 AND 2023

12. INCOME TAXES (cont.)

In addition, PRC government provided tax holiday to companies that are incorporated and located in the Special Economic Development Zone in Xinjiang Uygur Autonomous Region (“Xinjiang”) for promoting Xinjiang’s economic development and maintaining long-term peach and stability, accordingly, Horgos Kexi enjoyed 0% corporate income for year 2019 through 2023, 15% for year 2024 through 2028, and 25% for years thereafter.

The current PRC EIT Law imposes a 10% withholding income tax for dividends distributed by foreign invested enterprises to their immediate holding companies outside the PRC. A lower withholding tax rate will be applied if there is a tax treaty arrangement between the PRC and the jurisdiction of the foreign holding company. Distributions to holding companies in Hong Kong that satisfy certain requirements specified by the PRC tax authorities, for example, will be subject to a 5% withholding tax rate.

The provision for income tax consisted of the following:

	For the Years Ended December 31,
	2024	2023
Current income tax provision	$899,160	$265,157
Deferred income tax provision (benefit)	35,125	(79,863)
Total income tax provision	$934,285	$185,294

A reconciliation of the consolidated federal statutory income tax rate and the effective income tax rate as a percentage of income before income taxes for the years ended December 31, 2024 and 2023 is as follows:

	For the Years Ended December 31,
	2024	2023
China statutory income tax expense rate	25.0%	25.0%
Tax holiday	(5.9)%	(27.1)%
Permanent difference	0.2%	0.2%
Utilization of NOL	(4.7)%	(4.3)%
Change in valuation allowance	4.1%	12.1%
Effective income tax rate	18.7%	5.9%

Certain subsidiaries in China are subject to different favorable tax rates for the years ended December 31, 2024 and 2023. For the years ended December 31, 2024 and 2023, the tax saving as the result of the favorable tax rate amounted to $294,806 and $849,330, respectively, and per share effect of the favorable tax rate were $0.01 and $0.02 (after share reorganization), respectively.

(b) Deferred tax assets

Components of the Company’s deferred tax assets as of December 31, 2024 and 2023 are as follows:

	December 31, 2024	December 31, 2023
Net deferred tax assets:
Allowance for credit loss	$388,104	$923,233
ROU, net of lease liability	(7,600)	(7,262)
Expected income tax benefit from NOL carry-forwards	1,116,611	704,564
Subtotal	1,497,115	1,620,535
Less: valuation allowance	(1,284,922)	(1,366,843)
Deferred tax assets, net	$212,193	$253,692

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2024 AND 2023

12. INCOME TAXES (cont.)

Movement of the valuation allowance:

	December 31, 2024	December 31, 2023
Beginning balance	$1,366,843	$954,399
Current year (reduction) addition	(45,418)	431,256
Exchange difference	(36,503)	(18,812)
Ending balance	$1,284,922	$1,366,843

(c) Taxes payable

Taxes payable consisted of the following as of December 31, 2024 and 2023:

	December 31, 2024	December 31, 2023
Income tax payable	$963,332	$264,773
Value added tax payable	142,384	93,854
Other tax payables	4,393	2,254
Tax payable	$1,110,109	$360,881

13. LEASES

Operating Leases — Office Leases

In August, 2022, the Company entered into a lease for apartment in Beijing, China for two years from August 24, 2022 through September 2, 2024. The quarterly rent is RMB 195,000 ($26,718) from August 24, 2022 through March 2, 2023, and for the remaining lease term, the quarterly rent is RMB 259,706 ($35,584). The Company extended the lease for another two years upon the expiration of the pervious lease agreement, from September 3, 2024 through September 2, 2026, and the annual rent is RMB 780,000 ($106,872).

In September, 2022, the Company entered into a lease for an office in Hangzhou City, China for two years from September 8, 2022 through September 7, 2024, with an annual rent of RMB 1,667,495 ($228,472) from September 8, 2022 through September 7, 2023, and for the remaining lease term, the annual rent is RMB 1,750,870 ($239,896).

In August, 2024, the Company entered into a lease for an office in Hangzhou City, China for four years from August 10, 2024 through August 9, 2028, with an annual rent of RMB 300,000 ($41,105) for the first year, and an increment of RMB 10,000 ($1,370) for each following year.

In March, 2023, the Company entered into a lease for an office in Shanghai City, China for three years from March 8, 2023 through March 7, 2026, with an annual rent of RMB 427,050 ($58,512) from March 8, 2023 through March 7, 2025, and for the remaining lease term, the annual rent is RMB 448,403 ($61,438).

The table below presents the operating lease related assets and liabilities recorded on the balance sheets.

	December 31, 2024	December 31, 2023
Operating lease right-of-use lease assets	$388,943	$352,455
Operating lease liabilities – current	$201,465	$232,137
Operating lease liabilities – non-current	138,580	61,520
Total operating lease liabilities	$340,045	$293,657

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2024 AND 2023

13. LEASES (cont.)

The weighted average remaining lease terms and discount rates for all of operating leases were as follows as of December 31, 2024 and 2023:

	December 31, 2024	December 31, 2023
Weighted average remaining lease term (years)	2.30	1.20
Weighted average discount rate	3.93%	4.30%

During the years ended December 31, 2024 and 2023, the Company incurred total operating lease expenses of $349,548 and $504,765, respectively.

The following is a schedule, by years, of maturities of the operating lease liabilities as of December 31, 2024:

12 Months Ending December 31,	Minimum Lease Payment
2025	$210,785
2026	97,281
2027	45,214
Total undiscounted cash flows	353,280
Less: imputed interest	(13,235)
Present value of lease liabilities	$340,045

14. SHAREHOLDERS’ EQUITY

Ordinary Shares

On December 26, 2023, all the shareholders and directors of the Company approved to:

(a)     immediately increase the Company’s authorized share capital from US$30,300 divided into 300,000,000 ordinary shares of a par value of US$0.0001 each and 3,000,000 preference shares of a par value of US$0.0001 each to US$50,000 divided into 450,000,000 ordinary shares of a par value of US$0.0001 each and 50,000,000 preference shares of a par value of US$0.0001 each (the “Share Capital Increase”); and

(b)    immediately following the Share Capital Increase being effected, re-designate and re-classify its authorized share capital as follows (the “Share Capital Reorganization”):

(i)     each authorized ordinary share, whether in issue or not, immediately following the Share Capital Increase was re-designated and re-classified into one Class A ordinary share of par value US$0.0001 each, each Class A ordinary shares being entitled to one vote per share and having the rights, privileges and limitations set out in our amended and restated memorandum and articles of association; and

(ii)    each authorized preference share, whether in issue or not, immediately following the Share Capital Increase was re-designated and re-classified into one Class B ordinary share of par value US$0.0001 each (Class B Ordinary Shares), each Class B ordinary shares being entitled to ten vote per share and having the rights, privileges and limitations set out in our amended and restated memorandum and articles of association.

On December 26, 2023, all the directors of the Company approved to issue an additional 31,024,331 Class A Ordinary Shares of par value US$0.0001 and 8,971,700 Class B ordinary shares of par value US$0.0001, subject to the Company receiving the subscription prices of $7,664,289 including 1) $7,662,953 (RMB 50 million) in aggregate from the Sun

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2024 AND 2023

14. SHAREHOLDERS’ EQUITY (cont.)

Knight Limited, MTN Entertainment Limited and Jetsen Holdings Ltd. (the “Selling Shareholders”) for 17,669,331 Class A ordinary shares of par value US$0.0001 and 8,971,700 Class B ordinary shares of par value US$0.0001 in aggregate, and 2) $1,336 from other shareholders for 13,355,000 Class A ordinary shares of par value US$0.0001. Each of the above-mentioned share issuance is specified in the table below:

Purchaser	Number of Ordinary Shares	Consideration
Sun Knight Limited	8,971,700 Class B ordinary shares	US$	3,952,551.00
MTN Entertainment Limited	4,529,331 Class A ordinary shares	US$	951,739.00
CHARMWELL INVESTMENT HOLDING LIMITED	1,825,000 Class A ordinary shares	US$	182.50
Jetsen Holdings Ltd.	13,140,000 Class A ordinary shares	US$	2,758,663.00
YL Management Limited	1,806,750 Class A ordinary shares	US$	180.68
GJJ Management Limited	821,250 Class A ordinary shares	US$	82.13
WC Management Limited	1,799,450 Class A ordinary shares	US$	179.95
HLLJ International Holding Limited	1,814,050 Class A ordinary shares	US$	181.41
HYJ Management Limited	1,788,500 Class A ordinary shares	US$	178.85
Mercurity Fintech Holding Inc.	400,000 Class A ordinary shares	US$	40.00
IMCT Inc.	600,000 Class A ordinary shares	US$	60.00
Kai Electronic Enterprise, Inc.	1,100,000 Class A ordinary shares	US$	110.00
Meet Fresh Inc.	168,000 Class A ordinary shares	US$	16.80
Sunrise Commercial Trading, Inc.	1,232,000 Class A ordinary shares	US$	123.20

The WFOE agreed to purchase all of the outstanding equity of INHI for an aggregate purchase price of RMB 50,000,000 (the registered capital of INHI), payable to the 100% Selling Shareholders of INHI, the $7,662,953 was originally offset among the subscription price receivable from the Selling Shareholders of INHI and acquisition price of INHI payable to the Selling Shareholders as of December 31, 2023. However, due to administrative procedures required by relevant Chinese authorities, the WOFE is required to pay the Selling Shareholders of INHI the aggregate purchase price of RMB 50,000,000, and the Selling Shareholders of INHI is required to pay the Company the subscription prices of $7,662,953 (RMB 50 million), and these amounts were paid by both parties during the year ended December 31, 2024. The Company also recorded $1,336 subscription receivable from the existing shareholders for the issuance of 13,355,000 Class A ordinary shares as of December 31, 2023, and the amount was fully received during the year ended December 31, 2024. The Company considers the insurance of the 39,900,000 Ordinary Shares to form part of the Company’s broader pre-IPO share capital reorganization, which included the Share Capital Increase and Share Capital Reorganization and resulted in 40,000,000 Ordinary Shares being issued and outstanding prior to completion of this public offering.

On March 28, 2025, the Company’s shareholders approved a consolidation (“Share Consolidation”) of the Company’s authorized and issued share capital, at a ratio of 2:1. As a result of the Share Consolidation, the authorized share capital of the Company was amended from US$50,000 divided into 450,000,000 Class A Ordinary Shares of US$0.0001 each and 50,000,000 Class B Ordinary Shares of US$0.0001 each to US$50,000 divided into 225,000,000 Class A Ordinary Shares of US$0.0002 each and 25,000,000 Class B Ordinary Shares of US$0.0002.

On April 24, 2025, the Company’s shareholders approved a share split (“Share Split”) of the Company’s authorized and issued share capital, at a ratio of 1:1,000. As a result of the Share Split, the authorized share capital of the Company was amended from US$50,000 divided into 225,000,000 Class A Ordinary Shares of US$0.0002 each and 25,000,000 Class B Ordinary Shares of US$0.0002 each to US$50,000 divided into 225,000,000,000 Class A Ordinary Shares of US$0.0000002 each and 25,000,000,000 Class B Ordinary Shares of US$0.0000002. With effect immediately following the Share Split, each shareholder surrendered such number of shares as required to leave each shareholder holding the same number of Class A Ordinary Shares and Class B Ordinary Shares after the Share Split as they held before the Share Split.

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2024 AND 2023

14. SHAREHOLDERS’ EQUITY (cont.)

The Company believes it is appropriate to reflect such changes in share structure and Share Consolidation on a retroactive basis pursuant to ASC 260. The Company has retroactively restated all shares and per share data for all periods presented. As a result, the Company had 250,000,000,000 authorized Ordinary Shares (225,000,000,000 Class A ordinary shares and 25,000,000,000 Class B Ordinary shares), of which, 20,000,000 shares (15,514,150 Class A ordinary shares and 4,485,850 Class B ordinary shares) were issued and outstanding as of December 31, 2024 and 2023, respectively.

Statutory Reserve

Pursuant to the PRC corporate law, the Company is required to maintain one statutory reserve by appropriating from its after-tax profit before declaration or payment of dividends. The statutory reserve represents restricted retained earnings.

Surplus reserve fund

The Company is required to transfer 10% of its net income, as determined under PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital. During the years ended December 31, 2024 and 2023, the Company made $110,331 and $99,279 contribution to statutory reserve fund, respectively.

The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Common welfare fund

Common welfare fund is a voluntary fund to which the Company can elect to transfer 5% to 10% of its net income, as determined under PRC accounting rules and regulations. The Company did not make any contribution to this fund during the years ended December 31, 2024 and 2023.

This fund can only be utilized on capital items for the collective benefit of the Company’s employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation.

15. RESTRICTED NET ASSETS

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by the Company’s operating entities only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s Operating Entities, and the VIE. Foreign exchange and other regulations in the PRC may further restrict the Operating Entities and the VIE from transferring funds to the Company in the form of dividends, loans and advances. Amounts restricted include paid-in capital and statutory reserves of the Operating Entities and the VIE as determined pursuant to PRC generally accepted accounting principles. As of December 31, 2024 and 2023, the Company had $8.3 million and $8.2 million restricted net assets, respectively.

16. OPERATING CONTINGENCIES

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2024 AND 2023

16. OPERATING CONTINGENCIES (cont.)

The Company’s sales, purchases and expenses are denominated in RMB and all of the Company’s assets and liabilities are also denominated in RMB. The RMB is not freely convertible into foreign currencies under the current law. In China, foreign exchange transactions are required by law to be transacted only by authorized financial institutions. Remittances in currencies other than RMB may require certain supporting documentation to affect the remittance.

17. SEGMENT REPORTING

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, and is identified on the basis of the internal financial reports that are provided to and regularly reviewed by the Company’s chief operating decision maker in order to allocate resources and assess performance of the segment.

The Company derives revenue in PRC and manages the business activities on a consolidated basis. The management of the Company concludes that it has only one reporting segment. The Company’s only business and industry segment is media industry, mainly includes three revenue streams 1) sell advertising spot of media 2) sell content assets use right to media company such as broadcasting company and OTT streaming service provider; content assets include self-produced content and purchase of licensed content, and 3) provide post-production services for non-self-produced contents.

The Company’s CODM has been identified as the Chief Executive Officer. The CODM assesses performance for the media industry segment and decides how to allocate resources based on net income attributable to the Company that is reported on the consolidated statements of operations and comprehensive income. The measure of segment assets is reported on the consolidated balance sheet as total consolidated assets, and strategic decisions related to headcount and other expenditures are also reviewed on a consolidated basis. As the Company has one reportable segment, sales, cost of sales, selling expenses, and general and administrative expenses are equal to consolidated results. The accounting policies of the Company’s media industry segment are also the same as those described in the summary of significant accounting policies.

18. SUBSEQUENT EVENTS

The Company follows the guidance in FASB ASC 855-10 for the disclosure of subsequent events. The Company evaluated the subsequent events through the date of this report, and determined no subsequent events that need to be disclosed.

19. CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

The condensed financial information of the parent company has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company used the equity method to account for investment in its subsidiaries. Such investment is presented on the condensed balance sheets as “Investment in subsidiaries” and the respective profit or loss as “Equity in earnings of subsidiaries” on the condensed statements of income.

The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted.

As of December 31, 2024 and 2023, there were no material contingencies, significant provisions for long-term obligations, or guarantees of the Company, except for those which have been separately disclosed in the consolidated financial statements, if any.

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2024 AND 2023

19. CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

UNITREND ENTERTAINMENT GROUP LIMITED
PARENT COMPANY BALANCE SHEETS

	December 31, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$85,537	$—
Intercompany receivable	2,507,073	—
Prepaid expenses and other current assets, net	93,854	—
Total current assets	2,686,464	—

Non-current assets
Investment in subsidiaries	13,950,481	12,644,911
Total assets	$16,636,945	$12,644,911

Liabilities and shareholders’ equity
Liabilities
Due to a related party	$210,000	$—
Total liabilities	210,000	—

Shareholders’ equity
Class A ordinary shares, par value $0.0000002 per share, 225,000,000,000 shares authorized; 15,514,150 shares issued and outstanding*	3	3
Class B ordinary shares, par value $0.0000002 per share, 25,000,000,000 shares authorized; 4,485,850 shares issued and outstanding*	1	1
Additional paid-in capital	7,664,285	7,664,285
Subscription receivable	—	(1,336)
Statutory reserve	600,595	490,264
Retained earnings	9,403,598	5,325,764
Accumulated other comprehensive loss	(1,241,537)	(834,070)
Total Company’s shareholders’ equity	16,426,945	12,644,911
Total liabilities and shareholders’ equity	$16,636,945	$12,644,911

____________

*        Retrospectively restated for effect of share reorganization, share consolidation and share split (see Note 14).

UNITREND ENTERTAINMENT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2024 AND 2023

19. CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

UNITREND ENTERTAINMENT GROUP LIMITED
PARENT COMPANY STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For the Years Ended December 31,
	2024	2023
Operating costs and expenses
General and administrative expenses	$(27,748)	$—

Non-operating income
Interest income	6	—

Equity in earnings of subsidiaries	4,215,907	3,276,338

Net income	4,188,165	3,276,338
Foreign currency translation adjustment	(407,467)	(186,847)
Comprehensive income attribute to the Company	$3,780,698	$3,089,491

UNITREND ENTERTAINMENT GROUP LIMITED
PARENT COMPANY STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2024	2023
Cash flows from operating activities:
Net income	$4,188,165	$3,276,338
Adjustments to reconcile net cash flows from operating activities:
Equity in earnings of subsidiaries	(4,215,907)	(3,276,338)
Net cash used in operating activities	(27,742)	—

Cash flows from investing activity:
Cash lent to subsidiary	(4,203)	—
Net cash used in investing activity	(4,203)	—

Cash flows from financing activities:
Proceeds from amount due to a related party	210,000	—
Proceeds from issuance of Class A Ordinary Share	1,336	—
Payments made for deferred offering costs	(93,854)	—
Net cash provided by financing activities	117,482	—

Change in cash and cash equivalents	85,537	—
Cash and cash equivalents, beginning of year	—	—
Cash and cash equivalents, end of year	$85,537	$—

Unitrend Entertainment Group Limited

3,750,000 Class A Ordinary Shares

________________________

Prospectus

________________________

January 22, 2026

Until and including [•] (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealers, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

To the extent permitted by law, the company shall indemnify each existing or former director (including alternate director), secretary and other officer of the company (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)     all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of the company’s business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)    without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the company or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director, secretary or any of our officers in respect of any matter identified in above on condition that the director, secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director, secretary or that officer for those legal costs.

Pursuant to indemnification agreements, the form of which is filed as Exhibit 10.1 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Purchaser	Date of Issuance	Number of Ordinary Shares	Consideration
Sun Knight Limited	December 26, 2023	8,965,669 Class B ordinary shares	US$	3,952,551.00
MTN Entertainment Limited	December 26, 2023	4,529,331 Class A ordinary shares	US$	951,739.00
Charmwell Investment Holding Limited	December 26, 2023	1,825,000 Class A ordinary shares	US$	182.50
Jetsen Holdings Ltd.	December 26, 2023	13,140,000 Class A ordinary shares	US$	2,758,663.00
YL Management Limited	December 26, 2023	1,806,750 Class A ordinary shares	US$	180.68
GJJ Management Limited	December 26, 2023	821,250 Class A ordinary shares	US$	82.13
WC Management Limited	December 26, 2023	1,799,450 Class A ordinary shares	US$	179.95
HLLJ International Holding Limited	December 26, 2023	1,814,050 Class A ordinary shares	US$	181.41

Purchaser	Date of Issuance	Number of Ordinary Shares	Consideration
HYJ Management Limited	December 26, 2023	1,788,500 Class A ordinary shares	US$	178.85
Mercurity Fintech Holding Inc.	December 26, 2023	400,000 Class A ordinary shares	US$	40.00
IMCT Inc.	December 26, 2023	600,000 Class A ordinary shares	US$	60.00
Kai Electronic Enterprise, Inc.	December 26, 2023	1,100,000 Class A ordinary shares	US$	110.00
Meet Fresh Inc.	December 26, 2023	168,000 Class A ordinary shares	US$	16.80
Sunrise Commercial Trading, Inc.	December 26, 2023	1,232,000 Class A ordinary shares	US$	123.20

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)    Exhibits

See Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.    UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the offering price may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as of the date of those financial statements.

(5)    That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)    That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(8)    For the purposes of determining liability under the Securities Act of 1933 to any purchaser in the initial distributions of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(9)    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, People’s Republic of China, on January 22, 2026.

By:	/s/ Bin Feng
Name:	Bin Feng
Title:	Chief Executive Officer (Principal Executive Officer)
By:	/s/ Xiaoyun He
Name:	Xiaoyun He
Title:	Executive Director
By:	/s/ Yachun Wang
Name:	Yachun Wang
Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Bin Feng	Chief Executive Officer and Chairman of the Board	January 22, 2026
Bin Feng	(Principal Executive Officer)
/s/ Xiaoyun He	Executive Director	January 22, 2026
Xiaoyun He
/s/ Yachun Wang	Chief Financial Officer	January 22, 2026
Yachun Wang	(Principal Financial and Accounting Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, NY on January 22, 2026.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1*	Form of Underwriting Agreement
3.1*	Second Amended and Restated Memorandum and Articles of Association of the Registrant
3.2*	Amended and Restated Memorandum and Articles of Association of the Registrant, as adopted by special resolution on April 24, 2025
4.1*	Registrant’s Specimen Certificate for Class A ordinary share
4.2*	Form of Underwriters’ Warrant
5.1*	Form of Opinion of Ogier (Cayman) LLP regarding the validity of the Class A ordinary shares being registered
5.2*	Opinion of VCL Law LLP regarding the enforceability of Underwriters’ Warrants
8.1*	Opinion of Ogier (Cayman) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2*	Opinion of East & Concord Partners regarding certain PRC Tax matters
10.1*	Form of Employment Agreement between the Registrant and each of its executive officers
10.2*	Form of Director Agreement between the Registrant and each of its directors
10.3*	Form of Indemnification Agreement with the Registrant’s directors and officers
10.4*	Form of Director Offer Letter between the Registrant and each of its independent directors
10.5*	Exclusive Operations and Consulting Services Agreement, dated December 20, 2022, among WFOE, VIE, and Shareholders of the Company
10.6*	Exclusive Option Agreements, among WFOE, VIE, and Shareholders of the Company
10.7*	Equity Interest Pledge Agreements, dated December 12, 2022, among WFOE, VIE, and Shareholders of the Company
10.8*	Entrustment Agreement from each of the Individual Registered Shareholders
10.9*	Form of Distribution Agreement
21.1*	Principal subsidiaries and consolidated affiliated entities of the Registrant
23.1*	Consent of Onestop Assurance PAC, Independent Registered Public Accounting Firm
23.2*	Consent of Ogier (Cayman) LLP, Cayman Island counsel (included in Exhibit 5.1)
23.3*	Consent of East & Concord Partners, PRC counsel
24.1*	Power of Attorney (on page II-5)
99.1*	Code of Business Conduct and Ethics of the Registrant
99.2*	Consent of Frost & Sullivan
99.3*	Consent of Jason Chia-Lun Wang, independent director nominee
99.4*	Consent of Shui Yeung Wong, independent director nominee
99.5*	Consent of Haining Wang, independent director nominee
99.6*	Consent of Xiaoyun He, executive director nominee
107*	Filing Fee Table

____________

*        Filed herewithin.